As filed with the Securities and Exchange Commission on March 8, 2022

Registration No. 333-262643

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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HELIX ACQUISITION CORP.*
(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Cormorant Asset Management, LLP
200 Clarendon Street, FL 52
Boston, MA 02116
(857) 702-0370
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
+1 (302)-338-9130
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Joel L. Rubinstein Elliott Smith White & Case LLP 1221 Avenue of the Americas New York, NY 10020 (212) 819-8200	Matthew Gardner Michael Johns Maples and Calder P.O. Box 309, Ugland House, Grand Cayman Cayman Islands, KY1-1104 +1 (345) 949-8066	Ryan A. Murr Branden C. Berns Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105 (415) 393-8200

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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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*         All ordinary shares being registered for resale hereunder will be issued by Helix in connection with the business combination with MoonLake Immunotherapeutics AG. Upon the closing of the business combination, Helix will change its name to MoonLake Immunotherapeutics.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement registers the resale of up to 11,500,000 Class A Ordinary Shares (the “PIPE Shares”), par value $0.0001 per share, of Helix Acquisition Corp., a Cayman Islands exempted company (“Helix”), by the selling shareholders named in this prospectus (or their permitted transferees) (the “Selling Shareholders”). The Selling Shareholders are expected to be issued the PIPE Shares in private placements immediately prior to or substantially concurrently with the consummation of the proposed business combination (the “Business Combination”) by and among Helix, MoonLake Immunotherapeutics AG, a Swiss stock corporation (“MoonLake”), the existing securityholders of MoonLake (collectively, the “ML Parties”), Helix Holdings LLC, a Cayman Islands limited liability company and the sponsor of Helix, and the representative of the ML Parties.

The PIPE Shares will not be issued and outstanding at the time of the extraordinary general meeting of Helix’s shareholders relating to the Business Combination and, accordingly, will not be entitled to vote at the extraordinary general meeting and will not have redemption rights in connection therewith. Further, the holders of the PIPE Shares will not receive any proceeds from the trust account established in connection with Helix’s initial public offering in the event Helix does not consummate an initial business combination by the October 22, 2022 deadline set forth in its amended and restated memorandum and articles of association. In the event the Business Combination is not approved by Helix shareholders or the other conditions precedent to the consummation of the Business Combination are not met or waived, the PIPE Shares will not be issued and Helix will seek to withdraw this registration statement prior to its effectiveness.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 8, 2022

PRELIMINARY PROSPECTUS

HELIX ACQUISITION CORP.

11,500,000 Class A Ordinary Shares

This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus or their permitted transferees (collectively, the “Selling Shareholders”) of up to 11,500,000 Class A Ordinary Shares (the “PIPE Shares”), par value $0.0001 per share, of Helix Acquisition Corp., a Cayman Islands exempted company limited by shares (“Helix”), which are expected to be issued in private placements immediately prior to or substantially concurrently with the consummation of the proposed Business Combination (as defined below) pursuant to the terms of the Subscription Agreements (as defined below). If the Business Combination is not consummated, the PIPE Shares registered pursuant to this prospectus will not be issued.

We are registering the offer and sale by the Selling Shareholders named herein of the PIPE Shares to satisfy certain registration rights granted in favor of the Selling Shareholders in the Subscription Agreements. Our registration of the PIPE Shares covered by this prospectus does not mean that either we or the Selling Shareholders will offer or sell any of the PIPE Shares. The Selling Shareholders or their permitted transferees may offer, sell or distribute all or a portion of the PIPE Shares registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. See the section of this prospectus titled “Plan of Distribution” for more information. We will pay certain offering fees and expenses and fees in connection with the registration of the PIPE Shares and will not receive proceeds from the sale of the PIPE Shares by the Selling Shareholders. See the section of this prospectus titled “Use of Proceeds” for more information. The Selling Shareholders will pay any discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the PIPE Shares.

Our Class A Ordinary Shares are currently listed on the Capital Market of the Nasdaq Stock Market (“Nasdaq”) and trade under the symbol “HLXA”. We have applied to continue the listing of Class A Ordinary Shares on Nasdaq under the symbol “MLTX” upon the completion of the Business Combination. It is a condition to the completion of the Business Combination that the PIPE Shares, among other Class A Ordinary Shares to be issued in the Business Combination, be approved for listing on Nasdaq (subject only to official notice of issuance thereof), but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement and by each investor in the PIPE Shares pursuant to the terms of the Subscription Agreements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, issue, offer and sell, as applicable, any combination of the Class A Ordinary Shares described in this prospectus in one or more offerings from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of the Class A Ordinary Shares that the Selling Shareholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Ordinary Shares being offered and the terms of the offering.

A prospectus supplement may also add, update, or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared or authorized. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning MoonLake’s industry, business and the potential markets for its product candidate, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and competitive position data set forth in this prospectus from MoonLake’s internal estimates and research, as well as from academic and industry publications, research, surveys and studies conducted by third parties. MoonLake’s internal estimates are derived from publicly available information released by industry analysts and third-party sources, MoonLake’s internal research and industry experience, and are based on assumptions made by MoonLake based on such data and its knowledge of the industry and market, which Helix and MoonLake believe to be reasonable.

We believe that the third-party data set forth in this prospectus is reliable and based on reasonable assumptions. This information, to the extent it contains estimates or projections involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. The industry in which MoonLake operates is subject to risks and uncertainties and are subject to change based on various factors, including those set forth under the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus may contain references to trademarks, trade names or service marks of MoonLake and other entities. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

INTRODUCTORY NOTE REGARDING THE BUSINESS COMBINATION

On October 4, 2021, Helix entered into a Business Combination Agreement (as may be amended and restated from time to time, the “Business Combination Agreement”) with MoonLake Immunotherapeutics AG, a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zug, Switzerland under the number CHE-433.093.536 (“MoonLake”), the existing securityholders of MoonLake set forth on the signature pages thereto (each, an “ML Party” and collectively, the “ML Parties”), Helix Holdings LLC, a Cayman Islands limited liability company and the sponsor of Helix (the “Sponsor”), and the representative of the ML Parties (in such capacity, the “ML Parties’ Representative”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

Following completion (the “Closing” and the date of Closing, the “Closing Date”) of the Business Combination, (i) the existing securityholders of MoonLake (except as noted below with respect to the BVF Shareholders (as defined below)) will retain their equity interests in MoonLake and will receive a number of non-economic voting shares in Helix determined by multiplying the number of MoonLake Common Shares (as defined below) held by them immediately prior to the Closing by the Exchange Ratio (as defined below); (ii) the BVF Shareholders will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate number of Class A Ordinary Shares (as defined below) equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio; and (iii) Helix will receive a controlling equity interest in MoonLake in exchange for making the Cash Contribution (as defined below). The “Exchange Ratio” is the quotient obtained by dividing (a) 360,000,000 by (b) the fully diluted shares of MoonLake prior to the Closing by (c) 10. Substantially all of the assets and business of MoonLake and Helix will be held by MoonLake as the operating company following the Closing.

The ML Parties (other than the BVF Shareholders) will be issued, for nominal consideration, Class C Ordinary Shares (as defined below), with each ML Party (other than the BVF Shareholders) receiving a number of Class C Ordinary Shares equal to the number of MoonLake Common Shares it owns following the Restructuring (as defined below) multiplied by the Exchange Ratio. Beginning six months after the Closing Date, each ML Party (other than the BVF Shareholders) will have the option to exchange its MoonLake Common Shares for a number of Class A Ordinary Shares equal to the product of (i) the number of MoonLake Common Shares then held by (ii) the Exchange Ratio, and, upon such exchange, will surrender for no consideration a number of Class C Ordinary Shares equal to the number of Class A Ordinary Shares issued to the ML Party pursuant to the exchange.

In connection with the Business Combination, Helix entered into subscription agreements, each dated as of October 4, 2021 (the “Subscription Agreements”), with certain investors (collectively, the “PIPE Investors” which include an affiliate of the Sponsor and the BVF Shareholders and their affiliates), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for an aggregate of 11,500,000 PIPE Shares (as defined herein) at $10.00 per share, for an aggregate purchase price of $115,000,000 (the “PIPE”).

CERTAIN DEFINED TERMS

In this prospectus, unless otherwise stated or unless the context otherwise requires, the following terms shall have the following meanings:

“Ancillary Agreements” means the Proposed MAA, the Investment Agreement, the A&R Shareholders’ Agreement, the A&R Registration Rights Agreement and each other agreement, instrument and certificate required by, or contemplated in connection with, the Business Combination Agreement to be executed by any of the parties as contemplated by the Business Combination Agreement.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for redemptions by public shareholders and less the aggregate amount of unpaid transaction expenses incurred by Helix plus (b) the aggregate proceeds received by Helix from the PIPE to the extent consummated at, or prior to, the Closing.

“Board” and “Company’s Board” mean the post-closing Company’s board of directors.

“Business Combination” means the acquisitions and transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 4, 2021, by and among Helix, MoonLake, the ML Parties, the Sponsor and the ML Parties’ Representative.

“BVF Shares” means the 550,000 MoonLake Common Shares held by the BVF Shareholders immediately following the Restructuring.

“BVF Share Transfer” means, at the Closing following the Restructuring, the assignment of the BVF Shares by the BVF Shareholders to Helix in exchange for Helix’s issuance of, in the aggregate, a number of Class A Ordinary Shares equal to the product of (i) the aggregate number of BVF Shares and (ii) the Exchange Ratio, to the BVF Shareholders.

“BVF Shareholders” means the following ML Parties: Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P.

“Cash Contribution” means an amount of cash equal to the Available Closing Date Cash less the product of the MoonLake Preliminary Class V Voting Shares and CHF 0.01.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value $0.0001 per share.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value $0.0001 per share.

“Class C Ordinary Shares” means the Class C ordinary shares of the Company par value $0.0001 per share.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Company” refers (i) before the Business Combination, to Helix and (ii) immediately following the Business Combination, to the combined company that shall be renamed MoonLake Immunotherapeutics upon the Closing.

“Equity Securities” means, with respect to any person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such person, all of the warrants, options or other rights for the purchase or acquisition from such person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or acquisition from such person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing MAA” means the amended and restated memorandum and articles of association of Helix.

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“founder shares” means the Class B Ordinary Shares owned by the Sponsor and the following independent directors of Helix: Nancy Chang, Will Lewis and John Schmid.

“Fully Diluted Shares” means the total number of Equity Securities, as of immediately prior to the Closing (and prior to the BVF Share Transfer), expressed on a fully-diluted and as-converted to MoonLake Common Share basis, and including, without limitation or duplication, (a) the aggregate number of MoonLake Common Shares and any other shares of MoonLake that are issued (including treasury shares) after giving effect to the Restructuring, plus (b) the aggregate number of MoonLake Common Shares that are issuable upon the full exercise, exchange or conversion of MoonLake’s conditional share capital (whether or not then vested or exercisable).

“GAAP” means generally accepted accounting principles in the United States.

“Helix Board” means, at any time, the board of directors of Helix.

“Incentive Plan” means the MoonLake Immunotherapeutics 2022 Equity Incentive Plan.

“initial shareholders” means the Sponsor, Nancy Chang, Will Lewis and John Schmid.

“Insiders” means the initial shareholders together with Helix’s other officers and directors.

“IPO” means Helix’s initial public offering of Class A Ordinary Shares consummated on October 22, 2020.

“MHKDG” means Merck Healthcare KGaA, Darmstadt, Germany, an affiliate of Merck KGaA, Darmstadt, Germany.

“Minimum Cash Condition” means Available Closing Date Cash of at least $150 million.

“MKDG” means Merck KGaA, Darmstadt, Germany.

“MoonLake Class V Voting Shares” means the Class V Voting Shares of MoonLake, par value CHF 0.01 per share, each Class V Voting Share due to its lower par value having ten times the voting power of a MoonLake Common Share.

“MoonLake Common Shares” means the common shares of MoonLake with a par value CHF 0.10 per share.

“MoonLake Preliminary Class V Voting Shares” means the number of MoonLake Class V Voting Shares to be issued by MoonLake to Helix at the Closing, as estimated at least four business days prior to the Closing Date, which will be equal to (A) the Preliminary Investment Amount divided by (B) the Exchange Ratio.

“MoonLake Series A Preferred Shares” means the Series A preferred shares of MoonLake, par value of CHF 0.10 per share.

“PIPE Investors” means the subscribers that agreed to purchase Class A Ordinary Shares at the Closing pursuant to the Subscription Agreements.

“PIPE Shares” means the 11,500,000 Class A Ordinary Shares to be issued in the PIPE.

“Preliminary Investment Amount” means the Available Closing Date Cash estimated by MoonLake and Helix at least four business days prior to the Closing Date.

“private placement shares” means the 430,000 Class A Ordinary Shares purchased by the Sponsor, at a price of $10.00 per share, for an aggregate investment of $4.3 million, in a private placement simultaneously with the consummation of the IPO.

“Proposed MAA” means the second amended and restated memorandum and articles of association, as further amended, of the Company which, if approved, would take effect upon the Closing.

“public shareholder” means a holder of public shares.

“public shares” means the Class A Ordinary Shares initially sold by Helix in the IPO.

“Restructuring” means the restructuring to be effectuated at the Closing by the ML Parties and MoonLake of MoonLake’s share capital, pursuant to which (x) the existing MoonLake Series A Preferred Shares will be converted into an equal number of MoonLake Common Shares such that the ML Parties will hold a single class of MoonLake Common Shares as of immediately prior to the Closing and (y) MoonLake’s capital will increase for the issuance of MoonLake Class V Voting Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“SLK” means MoonLake’s novel tri-specific Nanobody, sonelokimab, also known as M1095/ALX 0761.

“Sponsor” means Helix’s sponsor, Helix Holdings, LLC.

“Sponsor Letters” means those certain letter agreements, each dated October 19, 2020, by and among Helix, Helix Holdings LLC and the Insiders party thereto, as amended by the Amended Sponsor Letters.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account established by Helix pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 19, 2020, by and between Helix and the Transfer Agent.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion, and effects of the Business Combination. You should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPAC IPOs and Liability Risk under the Securities Act,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor in connection with a SPAC merger. We have based these forward-looking statements contained in this prospectus on the current expectations and beliefs of management of Helix and MoonLake, and they are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•        the ability of Helix and MoonLake to meet the Closing conditions to the Business Combination, including approval of the proposals required to be approved by shareholders of Helix to consummate the Business Combination and the Minimum Cash Condition;

•        the ability of Helix and MoonLake prior to the Business Combination, and the Company following the Business Combination, to:

•        realize the benefits expected from the Business Combination; and

•        obtain and maintain the listing of the Class A Ordinary Shares on Nasdaq following the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•        factors relating to the business, operations and financial performance of MoonLake, including, but not limited to:

•        MoonLake’s limited operating history;

•        MoonLake has not initiated, conducted or completed any clinical trials, and has no products approved for commercial sale;

•        MoonLake has incurred significant losses since inception, and it expects to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future;

•        MoonLake requires substantial additional capital to finance its operations, and if it is unable to raise such capital when needed or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more of its development programs or future commercialization efforts;

•        MoonLake is substantially dependent on the success of SLK, which it licenses from MHKDG;

•        MoonLake’s ability to renew existing contracts;

•        MoonLake’s ability to obtain regulatory approval for its products, and any related restrictions or limitations of any approved products;

•        MoonLake’s ability to respond to general economic conditions;

•        MoonLake’s ability to manage its growth effectively;

•        the impact of the COVID-19 pandemic;

•        competition and competitive pressures from other companies worldwide in the industries in which MoonLake will operate;

•        litigation and the ability to adequately protect MoonLake’s intellectual property rights; and

•        other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Helix and MoonLake prior to the Business Combination, and the Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Helix or MoonLake assess the impact of all such risk factors on the business of Helix and MoonLake prior to the Business Combination, and the Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Helix or MoonLake or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Helix and MoonLake prior to the Business Combination, and the Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our Class A Ordinary Shares, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Helix Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “MoonLake Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Summary of the Business Combination

Summary of the Business Combination Agreement

Following the Closing of the Business Combination, the existing securityholders of MoonLake (except as noted below with respect to the BVF Shareholders) will retain their equity interests in MoonLake and will receive a number of non-economic voting shares in Helix determined by multiplying the number of MoonLake Common Shares held by them immediately prior to the Closing by the Exchange Ratio. The BVF Shareholders will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate number of Class A Ordinary Shares equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio. Helix will receive a controlling equity interest in MoonLake in exchange for making the Cash Contribution.

Assuming approval of the Business Combination by Helix’s shareholders and the satisfaction or waiver of the other closing conditions set forth in the Business Combination Agreement, the following transactions will occur:

(i)     At least four business days prior to the Closing Date, Helix and MoonLake will determine as of such date (x) the Preliminary Investment Amount, which will be equal to the cash in Helix’s Trust Account, less amounts required to satisfy any redemptions and less the aggregate amount of any unpaid Helix transaction expenses plus the aggregate proceeds actually received by Helix from any consummated PIPE as of such date, and (y) the number of MoonLake Preliminary Class V Voting Shares to be issued by MoonLake to Helix at the Closing, which will be equal to (A) the Preliminary Investment Amount divided by (B) the Exchange Ratio.

(ii)    At least three business days prior to the Closing Date, Helix will transfer an amount equal to the product of the MoonLake Preliminary Class V Voting Shares multiplied by CHF 0.01 (the nominal amount of each MoonLake Class V Voting Share) to a blocked Swiss bank account of MoonLake.

(iii)   One business day prior to the Closing Date, subject to approval by MoonLake’s shareholders and registration by the competent Swiss commercial register, the ML Parties and MoonLake will effectuate the Restructuring, to, among other things, (x) convert the existing MoonLake Series A Preferred Shares into an equal number of MoonLake Common Shares, such that the ML Parties will hold a single class of capital stock of MoonLake immediately prior to the Closing and (y) approve a capital increase for the issuance of MoonLake Class V Voting Shares, each Class V Voting Share due to its lower par value having ten times the voting power of a MoonLake Common Share.

(iv)   At the Closing, all then-outstanding Class B Ordinary Shares will be automatically converted into Class A Ordinary Shares on a one-for-one basis.

(v)    At the Closing, Helix will amend and restate its Existing MAA to, among other things, establish a share structure containing the Class A Ordinary Shares, which will carry economic and voting rights, and Class C Ordinary Shares, which will carry voting rights but no economic rights.

(vi)   On the Closing Date, Helix and MoonLake will determine (x) the Available Closing Date Cash, (y) the final number of MoonLake Class V Voting Shares attributable to Helix at the Closing based on the Available Closing Date Cash, and (z) the Cash Contribution.

(vii)  On the Closing Date, Helix will pay all unpaid transaction expenses and then make available the remaining Cash Contribution to MoonLake.

(viii) If the Available Closing Date Cash is lower than the Preliminary Investment Amount, at the election of MoonLake, Helix will retransfer to MoonLake the number of MoonLake Class V Voting Shares at par value that have been issued in excess.

(ix)   On the Closing Date, following the Restructuring, the BVF Shareholders will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate amount of Class A Ordinary Shares equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio.

(x)    On the Closing Date, Helix will issue Class C Ordinary Shares to the ML Parties (other than the BVF Shareholders).

(xi)   On the Closing Date, Helix will issue to the PIPE Investors an aggregate of 11,500,000 Class A Ordinary Shares at a price of $10.00 per share for gross proceeds of $115,000,000.

Summary of the Investment Agreement

On October 4, 2021, concurrently with the execution of the Business Combination Agreement, Helix, MoonLake and each of the ML Parties entered into an Investment Agreement (the “Investment Agreement”). Pursuant to the terms of the Investment Agreement, one business day prior to the Closing Date, the existing shareholders of MoonLake will hold an extraordinary shareholders meeting to (i) approve the conversion of MoonLake Series A Preferred Shares into MoonLake Common Shares, (ii) approve the increase of the nominal statutory capital of MoonLake through the issuance of the MoonLake Class V Voting Shares to Helix, (iii) waive such existing MoonLake shareholders’ subscription right with respect to the nominal capital increase and the issuance of the MoonLake Class V Voting Shares to Helix, (iv) approve the amendment of MoonLake’s articles of association to reflect such conversion and capital increase, and (v) elect one director nominated by Helix ((i) to (v) together, the “MoonLake EGM Resolutions”).

On the Closing Date, following the Restructuring, the BVF Shareholders will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate amount of Class A Ordinary Shares equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio.

The Investment Agreement includes customary covenants of MoonLake and the existing shareholders of MoonLake with respect to the operation of the business of MoonLake prior to the consummation of the Investment Agreement and efforts to satisfy the conditions precedent to the consummation of the Investment Agreement.

The closing of the Investment Agreement is conditioned upon, among other things, (a) in favor of Helix, customary corporate conditions as to the existing share capital of MoonLake, (b) the delivery of copies of duly executed corporate documents evidencing the passing of the MoonLake EGM Resolutions, and (c) the satisfaction or waiver of all conditions precedent under the Business Combination Agreement, save for the condition that all conditions precedent of the Investment Agreement be satisfied. If the Business Combination Agreement is terminated before closing of the Investment Agreement, the Investment Agreement will be immediately terminated and all acts, documents, instruments, or deeds executed by the parties to the Investment Agreement will be deemed terminated and rescinded and without further effect.

Summary of the A&R Shareholders’ Agreement

At the Closing, Helix, MoonLake and each ML Party will enter into an amended and restated shareholders’ agreement (the “A&R Shareholders’ Agreement”). Pursuant to the terms of the A&R Shareholders’ Agreement, MoonLake’s existing shareholders’ agreement will be amended and restated. The A&R Shareholders’ Agreement will become effective as of the registration of the increase of MoonLake’s nominal share capital in the commercial register of the Canton of Zug, Switzerland and will continue in force until the earlier of 15 years or the date on which all of the ML Parties have exchanged their equity in MoonLake for Class A Ordinary Shares.

With the intent to approximate the rights, obligations and restrictions that an ML Party would enjoy if it were a holder of Class A Ordinary Shares, the A&R Shareholders’ Agreement (i) imposes certain transfer and other restrictions on the ML Parties, (ii) provides for the waiver of certain statutory rights and (iii) establishes certain mechanics whereby Helix and each of the ML Parties are able to effect the conversion of MoonLake Common Shares and Class C Ordinary Shares for a number of Class A Ordinary Shares equal to the Exchange Ratio.

Summary of the Amended Sponsor Letters

On October 4, 2021, Helix and the Insiders agreed, at and conditioned upon the Closing, to enter into the Amended Sponsor Letters pursuant to which the Insiders will (i) waive the anti-dilution and conversion price adjustments set forth in Helix’s Existing MAA with respect to the Class B Ordinary Shares held by them and (ii) vote in favor of approval of the adoption of the Business Combination Agreement, the Business Combination, and each other proposal presented by Helix for approval by Helix’s shareholders.

Summary of the Subscription Agreements

On October 4, 2021, concurrently with the execution of the Business Combination Agreement, Helix entered into Subscription Agreements with the PIPE Investors (which include an affiliate of the Sponsor and the BVF Shareholders and their affiliates) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 11,500,000 Class A Ordinary Shares at a price of $10.00 per share, for an aggregate purchase price of $115,000,000.

The PIPE is expected to be consummated immediately prior to or substantially concurrently with the Closing of the Business Combination. The closing of the PIPE is conditioned upon, among other things, (i) the satisfaction or waiver of all conditions precedent to the Business Combination and the substantially concurrent consummation of the Business Combination, (ii) the accuracy of all representations and warranties of Helix and the PIPE Investors in the Subscription Agreements, subject to certain bring-down standards, and (iii) the satisfaction of all covenants, agreements, and conditions required to be performed by Helix and the PIPE Investors pursuant to the Subscription Agreements. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Business Combination Agreement or Investment Agreement is terminated in accordance with its terms; (b) the mutual written agreement of Helix and the PIPE Investor to terminate its Subscription Agreement; (c) if on the Closing Date, any of the conditions to closing set forth in the Subscription Agreement are not satisfied or waived, and, as a result thereof, the transactions contemplated in the Subscription Agreement are not consummated at the Closing; or (d) May 30, 2022.

Summary of the Amended and Restated Registration Rights Agreement

At the Closing of the Business Combination, MoonLake, the Sponsor and certain ML Parties will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted certain customary registration rights with respect to Class A Ordinary Shares beneficially held by them, directly or indirectly, and will agree to transfer restrictions with respect to the Class A Ordinary Shares and Class C Ordinary Shares beneficially held by them, as applicable.

Pursuant to the A&R Registration Rights Agreement and/or the A&R Shareholders’ Agreement, as applicable, the following lock-ups will be in place: (a) a six-month lock-up period following the Closing will apply to the MoonLake Common Shares and Class C Ordinary Shares held by the ML Parties (other than the BVF Shareholders) and any Class A Ordinary Shares received by them during the lock-up period in exchange for their MoonLake Common Shares and simultaneous surrender of their Class C Ordinary Shares; (b) a thirty-day lock-up period following the Closing will apply to the private placement shares held by the Sponsor and its permitted transferees; (c) a one-year lock-up period following the Closing will apply to the founder shares held by the Sponsor and initial shareholders and the Class A Ordinary Shares held by the BVF Shareholders, subject to earlier release from the lock-up if subsequent to the Business Combination (x) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) following the Closing the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. The PIPE Investors will not be restricted from selling any of their Class A Ordinary Shares following the Closing.

Summary of the Incentive Plan

Pursuant to the Business Combination Agreement, Helix is expected to adopt an omnibus incentive equity plan, the form and terms of which shall be mutually agreed upon by the ML Parties and Helix, reserving a number of Class A Ordinary Shares for grants thereunder equal to 8% of the total number of Class A Ordinary Shares outstanding on a Fully Diluted Share basis at the Closing.

Organizational Structure

The following diagrams illustrate in simplified terms the current organizational structure of Helix and MoonLake and the expected structure of the combined Company following the Closing:

Stock Exchange Listing

Our Class A Ordinary Shares are currently listed on Nasdaq under the symbol “HLXA.” We have applied to continue the listing of our Class A Ordinary Shares on Nasdaq under the symbol “MLTX” upon the Closing.

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO (that is, December 31, 2025), (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

Investing in our Class A Ordinary Shares involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Class A Ordinary Shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected.

Below is a summary of some of the risks we face.

•        MoonLake has a limited operating history, has not initiated, conducted or completed any clinical trials, and has no products approved for commercial sale.

•        MoonLake has incurred losses since inception, and it expect to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. MoonLake has not generated any revenue from SLK and may never generate revenue or become profitable. In MoonLake’s audited consolidated financial statements as of and for the period ended December 31, 2021, MoonLake concluded that there is substantial doubt about its ability to continue as a going concern. MoonLake will need to raise additional capital to finance its operations, which MoonLake may not be able to do on acceptable terms or at all.

•        If MoonLake is unable to raise such capital when needed, or on acceptable terms, it may be forced to delay, reduce and/or eliminate one or more of development programs or future commercialization efforts.

•        MoonLake’s business relies on certain licensing rights that can be terminated in certain circumstances. If MoonLake breaches the agreement, or if it is unable to satisfy its diligence obligations, under which it licenses rights to SLK from MHKDG, it could lose the ability to develop and commercialize SLK.

•        MoonLake has never successfully completed the regulatory approval process for any of its product candidates and it may be unable to do so for any product candidates it acquires or develops.

•        MoonLake is substantially dependent on the success of SLK, and its anticipated clinical trials of SLK may not be successful.

•        The results of preclinical testing and early clinical trials may not be predictive of the success of MoonLake’s later clinical trials, and the results of its clinical trials may not satisfy the requirements of the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”), or other comparable foreign regulatory authorities.

•        Preclinical and clinical development involves a lengthy and expensive process with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results.

•        Preliminary, interim data from MoonLake’s clinical trials that it announces or publishes may change as more patient data become available and are subject to audit and verification procedures.

•        Public health crises such as pandemics or similar outbreaks have affected and could continue to seriously and adversely affect MoonLake’s preclinical studies and anticipated clinical trials, business, financial condition and results of operations.

•        MoonLake faces substantial competition, which may result in others discovering, developing, licensing or commercializing products before or more successfully than MoonLake does.

•        The regulatory approval processes of the FDA, EMA, and other comparable foreign regulatory authorities are complex, time-consuming and inherently unpredictable. If MoonLake is not able to obtain, or if there are delays in obtaining, required regulatory approvals for SLK, it may not be able to commercialize, or may be delayed in commercializing, SLK, and its ability to generate revenue will be materially impaired.

•        MoonLake is dependent on its key personnel and anticipates hiring new key personnel. If MoonLake is not successful in attracting and retaining qualified personnel, it may not be able to successfully implement its business strategy.

•        MoonLake currently relies, and plans to rely in the future, on third parties to conduct and support its preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, MoonLake may not be able to obtain regulatory approval of or commercialize SLK.

•        MoonLake currently relies on third parties to produce and process SLK. Its business could be adversely affected if the third-party manufacturers fail to provide it with sufficient quantities of SLK or fail to do so at acceptable quality levels or prices.

•        MoonLake’s ability to protect its patents and other proprietary rights is uncertain, exposing it to the possible loss of competitive advantage.

•        MoonLake enjoys only limited geographical protection with respect to certain patents and may not be able to protect its intellectual property rights throughout the world.

•        The price of Helix’s stock may be volatile, and you could lose all or part of your investment.

SUMMARY OF THE OFFERING

Issuer

Helix Acquisition Corp.

In connection with the closing of the Business Combination, Helix will be renamed “MoonLake Immunotherapeutics.” If the Business Combination is not consummated, the Class A Ordinary Shares registered pursuant to this prospectus will not be issued.

Class A Ordinary Shares offered by the Selling Shareholders	Up to 11,500,000 Class A Ordinary Shares, which are expected to be issued immediately prior to the consummation of the Business Combination pursuant to the terms of the Subscription Agreements.
Class A Ordinary Shares outstanding prior to the consummation of the Business Combination	11,930,000
Class A Ordinary Shares outstanding after the consummation of the Business Combination (assuming no redemptions)(1)	44,806,284
Class A Ordinary Shares outstanding after the consummation of the Business Combination (assuming maximum redemptions)(2)	33,306,284
Class C Ordinary Shares outstanding after consummation of the Business Combination(3)	17,498,716
Use of proceeds	We will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders.
Market for our Class A Ordinary Shares

Our Class A Ordinary Shares are currently listed on Nasdaq under the symbol “HLXA.” We have applied to continue the listing of our Class A Ordinary Shares on Nasdaq under the symbol “MLTX” upon the Closing.

Risk factors

Any investment in the Class A Ordinary Shares offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

____________

(1)      Assumes that no Class A Ordinary Shares are redeemed.

(2)      Assumes that 11,500,000 Class A Ordinary Shares are redeemed.

(3)      Presented on a Fully Diluted Share basis.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. Our business, prospects, financial condition or operating results could decline due to any of these risks and, as a result, you may lose all or part of your investment.

Risks Related to MoonLake

Unless the context otherwise requires, references to “we”, “us” and “our” in this subsection “— Risks Related to MoonLake” generally refer to MoonLake in the present tense and the post-combination Company from and after the Business Combination.

Risks Related to Our Limited Operating History, Business, Financial Condition, and Results of Operations

We have a limited operating history, have not initiated, conducted or completed any clinical trials, and have no products approved for commercial sale.

We are a clinical-stage company with limited operating history. To become and remain profitable, we must develop and eventually commercialize a product or products with significant market potential. This will require us to be successful in a range of challenging activities, including establishing our business model and key third-party relationships with payers, completing preclinical studies and clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing, selling those products for which we may obtain marketing approval and satisfying any post-marketing requirements.

We have no products approved for commercial sale and since our inception in March 2021, we have incurred significant operating losses and have utilized substantially all of our resources to date in-licensing and commencing development of our single product candidate, SLK, organizing and staffing our company and providing other general and administrative support for our initial operations. We have no significant experience as a company in initiating, conducting or completing clinical trials, including global late-stage clinical trials. In particular, prior to our in-license of SLK on April 29, 2021, (i) MHKDG conducted a Phase 1 trial for SLK, and (ii) Avillion LLP, under a 2017 co-development agreement with MHKDG, conducted a Phase 2b trial for SLK. As with any clinical development, we cannot be certain that our planned clinical trials will begin or be completed on time or at all. In addition, we have not yet demonstrated an ability to obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•        successfully complete our ongoing and planned preclinical and clinical studies for SLK program;

•        timely file and gain acceptance of investigational new drug applications for our programs in order to commence planned clinical trials or future clinical trials;

•        successfully enroll subjects in, and complete, our ongoing and planned clinical trials;

•        obtain data and review and comments to our development plan for SLK from MHKDG which may delay our ability to perform diligence, development and commercialization;

•        initiate and successfully complete all safety and efficacy studies required to obtain U.S. and foreign regulatory approval for our product candidates, and additional clinical trials or other studies beyond those planned to support the approval and commercialization of SLK;

•        successfully demonstrate to the satisfaction of the FDA, EMA, or similar foreign regulatory authorities the safety and efficacy and acceptable risk to benefit profile of SLK or any future SLK product candidates;

•        successfully manage the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates, if any;

•        obtain the timely receipt of necessary marketing approvals from the FDA, EMA and similar foreign regulatory authorities;

•        establish commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;

•        obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;

•        launch commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•        obtain and maintain acceptance of the products, if and when approved, by patients, the medical community and third-party payers;

•        position our product conducts to effectively compete with other therapies;

•        obtain and maintain healthcare coverage and adequate reimbursement for our products;

•        enforce and defend intellectual property rights and claims; and

•        maintain a continued acceptable safety profile of SLK following approval.

Due to the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when we might achieve profitability. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history. We may never succeed in these activities and, even if we succeed in commercializing SLK, we may never generate revenue that is significant enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Our failure to become and remain profitable could decrease the value of our shares and impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. Further, we may encounter unexpected expenses, challenges and complications from known and unknown factors such as the COVID-19 pandemic.

We have incurred losses since inception, and we expect to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. We have not generated any revenue from SLK and may never generate revenue or become profitable.

Investment in biopharmaceutical product development is a highly speculative undertaking and entails substantial upfront capital expenditures and risk that any product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale, we have not generated any revenue from product sales to date, and we continue to incur research and development and other expenses related to our ongoing operations. We do not expect to generate product revenue unless or until we successfully complete clinical development and obtain regulatory approval from the FDA, EMA and similar foreign regulatory authorities of, and then successfully commercialize, SLK in one or more indications. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. If we are unable to generate sufficient revenue through the sale of SLK, we may be unable to continue operations without additional funding.

We have incurred net losses in each period since we commenced operations in March 10, 2021. Our net losses were $(53,643,615) for the period from March 10, 2021 to December 31, 2021. We expect to continue to incur significant losses for the foreseeable future. Our failure to become profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business and/or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our recurring losses from operations and financial condition raise substantial doubt about our ability to continue as a going concern.

Without giving effect to the anticipated net proceeds from the Business Combination and PIPE, we do not believe our existing cash and cash equivalents will be sufficient to fund our anticipated operating expenses, including clinical trial expenses, and capital expenditure requirements. In our audited consolidated financial statements as of and for the period ended December 31, 2021, we concluded that this circumstance raised substantial doubt about our ability to continue as a going concern. Similarly, in its report on such financial statements, our independent registered public accounting firm included an explanatory paragraph stating that as we have generated no product revenue and have incurred net losses and negative cash flows from operations since inception there is substantial doubt about our ability to continue as a going concern. Until such time, if ever, as we are able to successfully develop and commercialize SLK, we expect to fund our operations through the sale of equity, debt, borrowing under credit facilities or through potential collaborations with other companies or other strategic transactions.

We will need to raise additional capital to finance our operations, which we may not be able to do on acceptable terms or at all. If we are unable to raise additional capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. After the consummation of the Business Combination, in our own required quarterly assessments, we may continue to conclude that there is substantial doubt about our ability to continue as a going concern, and future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our development programs or future commercialization efforts.

Developing biopharmaceutical products is a very long, time-consuming, expensive and uncertain process that takes years to complete. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval from the FDA, EMA, and similar foreign regulatory authorities for, SLK. Even if SLK is approved for commercial sale, we anticipate incurring costs associated with sales, marketing, manufacturing and distribution activities to launch SLK. Our expenses could increase beyond expectations if we are required by the FDA, EMA, or other regulatory agencies to perform preclinical studies or clinical trials in addition to those that we currently anticipate. Because the design and outcome of our planned and anticipated clinical trials are highly uncertain, we cannot reasonably estimate the actual amount of funding that will be necessary to successfully complete the development and commercialization of SLK. Our future capital requirements depend on many factors, including factors that are not within our control. Based on our current operating plan, we believe our existing cash, cash equivalents and short-term marketable securities, will be sufficient to fund our operations through mid-2025. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

We do not have any committed external sources of funds and adequate additional financing may not be available to us on acceptable terms, or at all. We may be required to seek additional funds sooner than planned through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. Such financing may dilute our shareholders or the failure to obtain such financing may restrict our operating activities. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a shareholder. Debt financing may result in the imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect our business. If we raise additional funds through upfront payments or milestone payments pursuant to future collaborations with third parties, we may have to relinquish valuable rights to SLK, or grant licenses on terms that are not favorable to us. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic. Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts. We have delayed some of our research-stage programs and clinical trials and incurred additional debt to fund our operations as a result of a longer-than-expected period between the signing and closing of the Business Combination Agreement.

Our business relies on certain licensing rights from MHKDG that can be terminated in certain circumstances. If we breach the agreement, or if we are unable to satisfy our diligence obligations under which we license rights to SLK from MHKDG, we could lose the ability to develop and commercialize SLK.

Our ability to continue to develop and commercialize SLK is dependent on the use of certain intellectual property that is licensed to us by MHKDG. These licenses are granted pursuant to agreements setting forth certain terms and condition for maintaining such licenses. In the event that the terms and conditions are not met, the licenses are at risk of being revoked and the granting process may be terminated. Our primary license agreement is the MHKDG License. See “Business of MoonLake — The Merck Healthcare KGaA (Darmstadt, Germany) License Agreement.”

On April 29, 2021, we entered into a worldwide exclusive license agreement with MHKDG for certain intellectual property covering SLK and to sublicense certain rights licensed to MHKDG to (i) develop and commercialize products containing SLK; and (ii) manufacture SLK using the underlying yeast strain Pichia pastoris. If there is any dispute between us and MHKDG regarding our rights under the license agreement, including if we disagree with MHKDG’s comments to our development plan for SLK or if we are unable to make our milestone obligations, our ability to develop and commercialize SLK may be adversely affected. Any uncured, material breach by us under the license agreement could result in our loss of exclusive rights to SLK and may lead to a complete termination of our product development efforts for SLK.

We also have diligence obligations under the exclusive license with MHKDG, including: (a) developing one licensed product in at least two indications; (b) launching and commercializing one product in seven major markets, including with pricing approval if required for commercialization, within 12 months of receiving regulatory approval in the respective market; (c) securing within six months of the effective date of the exclusive license a contract research facility; and (d) initiating two Phase 2 clinical trials for a product within 12 months of the effective date of the exclusive license, taking into account any regulatory requirements from the FDA, EMA or other regulatory authorities. We have not yet demonstrated our ability to successfully complete clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Due to the uncertainties and risks associated with these activities, we may not be successful in meeting these diligence obligations within the required timeframes, and may lose the ability to develop and commercialize SLK.

Due to the significant resources required for the development of SLK, we must prioritize the pursuit of treatments for certain indications. We may expend our limited resources to pursue a particular indication and fail to capitalize on indications that may be more profitable or for which there is a greater likelihood of success.

We are developing therapies for patients with inflammatory skin and joint diseases with unmet needs. In particular, we are developing a portfolio of therapeutic indications for SLK, and are initially focused on the development of SLK in inflammatory diseases including psoriatic arthritis (“PsA”), radiographic axial spondyloarthritis (“axSpA”), and hidradenitis suppurativa (“HS”). We plan to initiate Phase 2 trials for the indications of PsA, axSpA, and HS, in both the United States and Europe. If holders of Helix’s public shares exercise their redemption rights in whole or in part, such that following the Business Combination we have fewer capital resources than we would have under the No Redemptions Scenario, then we may be required to limit the scope of our development plan for SLK. In the event that we are required to limit our development plan for SLK, we may be unable to initiate clinical trials for each of the indications that we intend to pursue or the geographies in which we initiate such trials or the scope of such trials may be more limited.

Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular indications may not lead to the development of any viable commercial product and may divert resources away from opportunities for other indications that later prove to have greater commercial potential or a greater likelihood of success. The primary endpoints for the Phase 2 trials for the therapeutic indications of PsA, axSpA and HS are expected to be therapeutic scores of the American College of Rheumatology (“ACR”), Assessment of SpondyloArthritis International Society (“ASAS”), and Hidradenitis Suppurativa Clinical Response (“HiSCR”), respectively. Even if the primary endpoints of such trials are met and SLK demonstrates meaningful increases in such therapeutic scores, there is no guarantee that such increases will lead to the market acceptance or commercial success of SLK, if approved. Even if SLK receives marketing approval, it may not achieve commercial success. If we do not accurately evaluate the commercial potential or target market for SLK, we may relinquish valuable rights to

SLK through future collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights. We may make incorrect determinations regarding the viability or market potential of SLK or misread trends in our industry.

We have identified a material weakness in our internal controls over financial reporting. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In the course of preparing the consolidated financial statements for the year ended December 31, 2021, our management identified an error resulting from our failure to correctly account for a vesting condition imposed on certain founder shares pursuant to the shareholders’ agreement that we entered into with our shareholders on April 28, 2021. Following the identification of the aforementioned error, our management performed a root cause analysis and identified that the error related to a deficiency in the design and implementation of effective controls relating to our management’s review of complex and bespoke transactions. As such, our management determined that a material weakness in internal control over financial reporting existed at that time. Our management has since corrected the error in the consolidated financial statements for the year ended December 31, 2021 and has commenced certain remediation steps as set out below.

We have developed a plan to remediate the material weakness by designing and implementing controls over our significant contracts and complex transactions, including performing a comprehensive review over the accuracy and reasonableness of accounting conclusions over the relevant terms of our contracts and involving relevant subject matter experts as necessary. Neither we nor our independent registered public accounting firm have tested the effectiveness of our internal control over financial reporting, and we cannot assure you that we will be able to successfully remediate the material weakness described above. In addition, any such failures could result in litigation or regulatory action by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Risks Related to Product Development

We have never successfully completed the regulatory approval process for any of our product candidates and we may be unable to do so for any product candidates we acquire or develop.

We have not yet demonstrated our ability to successfully complete clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. If we are required to conduct additional preclinical studies or clinical trials of SLK beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of SLK or other testing, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•        be delayed in obtaining regulatory approval from the FDA, EMA or other regulatory authorities for our product candidates;

•        not obtain regulatory approval at all and loose our right and ability under our license from MHKDG to further develop and commercialize SLK;

•        obtain regulatory approval for indications or patient populations that are not as broad as intended or desired;

•        continue to be subject to post-marketing testing requirements from the FDA, EMA or other regulatory authorities; or

•        experience having the product removed from the market after obtaining regulatory approval.

We are substantially dependent on the success of SLK, and our anticipated clinical trials of SLK may not be successful.

Our future success is substantially dependent on our ability to successfully develop SLK for future marketing approval, and then successful commercialization. We are investing a majority of our efforts and financial resources into the research and development of SLK. We plan to commence Phase 2 trials for the therapeutic indications of PsA, axSpA and HS in 2022. We expect to have primary-end point readouts at 12 and 16 weeks depending on the indication in the Phase 2 program and we anticipate such readouts to occur between 2023 and 2024.

SLK will require additional clinical development, evaluation of clinical, preclinical and manufacturing activities, marketing approval in multiple jurisdictions, substantial investment and significant marketing efforts before we generate any revenues from product sales. We are not permitted to market or promote SLK before we receive marketing approval from the FDA, EMA and comparable foreign regulatory authorities, and we may never receive such marketing approvals.

The success of SLK will depend on a variety of factors. We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any third parties with whom we choose to collaborate in the future. Accordingly, we cannot assure you that we will ever be able to generate revenue through the sale of SLK, even if approved. If we are not successful in commercializing SLK, or are significantly delayed in doing so, our business will be materially harmed.

We may find it difficult to enroll patients in our clinical trials. If we experience delays or difficulties in the enrollment of patients in clinical trials, our successful completion of clinical trials or receipt of marketing approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for SLK if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials. Patient enrollment may be affected by various factors, including if our competitors have ongoing clinical trials for product candidates that are under development for the same indications as SLK, and patients instead enroll in such clinical trials. Our inability to enroll a sufficient number of patients would result in significant delays in completing clinical trials or receipt of marketing approvals and increased development costs or may require us to abandon one or more clinical trials altogether. In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials.

The results of preclinical testing and early clinical trials may not be predictive of the success of our later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, EMA, or other comparable foreign regulatory authorities.

We will be required to demonstrate with substantial evidence through well-controlled clinical trials that SLK is safe and effective before we can seek marketing approvals for commercial sale. Demonstrations of efficacy or an acceptable safety profile in prior preclinical studies of SLK does not mean that future clinical trials will yield the same results. For instance, we do not know whether SLK will perform in future clinical trials as SLK has performed in preclinical studies and early clinical trials conducted by us, MHKDG or Avillion LLP or Ablynx N.V., Belgium (“Ablynx”), a Sanofi company. SLK may fail to demonstrate in later-stage clinical trials sufficient safety and efficacy to the satisfaction of the FDA, EMA, and other comparable foreign regulatory authorities despite having progressed through preclinical studies and earlier stage clinical trials. Regulatory authorities may also limit the scope of later-stage trials until we have demonstrated satisfactory safety or efficacy results in preclinical studies or earlier-stage trials, which could prevent us from conducting the clinical trials we currently anticipate. There is no guarantee that the FDA, EMA, and other comparable foreign regulatory authorities will consider the data obtained from prior SLK trials sufficient to allow us to initiate the planned Phase 2 trials within the timelines we anticipate, or at all. Even if we are able to initiate our planned clinical trials on schedule, there is no guarantee that we will be able to complete such trials on the timelines we anticipate or that such trials will produce positive results. Any limitation on our ability to conduct clinical trials could delay or prevent regulatory approval or limit the size of the patient population that can be treated by SLK, if approved.

Preclinical and clinical development involves a lengthy and expensive process with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results.

Before obtaining marketing approval from regulatory authorities for commercialization of SLK, we must complete clinical trials to demonstrate the safety and efficacy of SLK in humans and in selected diseases. Our clinical trials may not be conducted as planned or completed on schedule, if at all, and a failure of one or more clinical trials can occur at any stage. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials, and the outcome of preclinical studies and early-stage clinical trials for a product candidate for a particular indication may not be predictive of the success of preclinical studies and early-stage clinical trials for the same product candidate for a different indication. In particular, we plan to initiate a Phase 2 trial evaluating SLK in patients with PsA, axSpA and HS. We anticipate that this trial will assess therapeutic indication-specific scores and that primary endpoints will most likely be built on ACR50 (for PsA), ASAS40 (for axSpA) and HiSCR50 (for HS). As part of the secondary endpoint sets, we will also likely measure different score levels, as well as alternative scores and quality-of-life measurements to build clinical profiles. If these Phase 2 trials are successful, we could potentially conduct Phase 3 trials for SLK for each of the three indications, PsA, axSpA and HS, as well as PsO. This is likely to require additional funding beyond the terms of the current Business Combination. Although data from the Phase 2 trial for SLK in patients with PsO conducted by Avillion LLP, under a 2017 co-development agreement with MHKDG, showed a significant improvement in the primary endpoint as compared with placebo and was well-tolerated while numerically outperforming the group treated with the current standard of care, secukinumab, trials of the efficacy of SLK in patients with PsA, axSpA and HS may not yield similar results. If a Phase 3 study is conducted for SLK in patients with PsA, axSpA, HS, and PsO, the outcome may be different than the Phase 2 trials. Unexpectedly favorable results of the standard of care in any Phase 2 or Phase 3 trial could lead to unfavorable comparisons to SLK. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates.

We cannot guarantee that any clinical trials will be initiated or conducted as planned or completed on schedule, if at all. We also cannot be sure that submission of an investigational new drug application (“IND”) or similar application will result in the FDA, EMA, or other regulatory authority, as applicable, allowing clinical trials to begin in a timely manner, if at all. Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. Events that may prevent successful or timely initiation or completion of clinical trials include: inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation or continuation of clinical trials; delays in reaching a consensus with regulatory authorities on study design or implementation of the clinical trials; delays or failure in obtaining regulatory authorization to commence a trial; delays in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites; delays in identifying, recruiting and training suitable clinical investigators; delays in obtaining required institutional review board (“IRB”) approval at each clinical trial site; delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of SLK for use in clinical trials or the inability to do any of the foregoing; failure by our CROs, other third parties or us to adhere to clinical trial protocols; failure to perform in accordance with the FDA’s or any other regulatory authority’s good clinical practice requirements (“GCPs”) or applicable regulatory guidelines in other countries; changes to the clinical trial protocols; clinical sites deviating from trial protocol or dropping out of a trial; changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; selection of clinical endpoints that require prolonged periods of observation or analyses of resulting data; transfer of manufacturing processes to larger-scale facilities operated by a contract manufacturing organization (“CMO”) and delays or failure by our CMOs or us to make any necessary changes to such manufacturing process; and third parties being unwilling or unable to satisfy their contractual obligations to us. In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such clinical trials are being conducted, by the Data Safety Monitoring Board, if any, for such clinical trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols, inspection of the clinical trial operations or trial site by the FDA, EMA, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from SLK, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we are required to conduct additional clinical trials or other testing of SLK beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of SLK, if the results of these trials are not positive or are only moderately positive or if there are safety concerns, our business and results of operations may be adversely affected and we may incur significant additional costs.

Preliminary, interim data from our clinical trials that we announce or publish may change as more patient data become available and are subject to audit and verification procedures.

From time to time, we may publicly disclose preliminary data from our preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data. We might also make assumptions, estimations, calculations and conclusions as part of our analyses of these data without the opportunity to fully and carefully evaluate complete data. As a result, the preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated or subsequently made subject to audit and verification procedures.

From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of SLK and our company in general. In addition, the information we choose to publicly disclose regarding a particular preclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the preliminary, or interim data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, SLK may be harmed, which could harm our business, operating results, prospects or financial condition.

The ongoing COVID-19 pandemic may adversely affect Helix’s and MoonLake’s ability to consummate the Business Combination.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this prospectus.

Helix and MoonLake may be unable to complete the Business Combination if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the MoonLake personnel. The extent to which COVID-19 impacts Helix’s and MoonLake’s ability to consummate the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, Helix’s and MoonLake’s ability to consummate the Business Combination may be materially adversely affected.

Public health crises such as pandemics or similar outbreaks have affected and could continue to seriously and adversely affect MoonLake’s preclinical studies and anticipated clinical trials, business, financial condition and results of operations.

In March 2020, the World Health Organization (“WHO”) declared COVID-19 a global pandemic. In response to the COVID-19 pandemic, “shelter in place” orders and other public health guidance measures have been implemented across much of Europe, including in the locations of MoonLake’s offices, clinical trial sites, key vendors and partners. As a result of the COVID-19 pandemic, or similar pandemics, and related “shelter in place” orders and other public health guidance measures, MoonLake may in the future experience disruptions that could seriously harm its business. Potential disruptions include but are not limited to: delays or difficulties in enrolling patients in, initiating or expanding our clinical trials, including delays or difficulties with clinical site initiation and recruiting clinical site investigators and clinical site staff; increased rates of patients withdrawing from MoonLake’s clinical trials following enrollment as a result of contracting COVID-19 or other health conditions or being forced to quarantine; interruption of key clinical trial activities, such as clinical trial site data monitoring and efficacy, safety and translational data collection, processing and analyses, due to limitations on travel imposed; recommendations by federal, state or local governments, employers and others or interruptions of clinical trial subject visits, which may impact the collection and integrity of subject data and clinical trial endpoints; diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials; delays or disruptions in preclinical experiments and IND-enabling studies due to restrictions of on-site staff and unforeseen circumstances at CROs and vendors; interruption or delays in the operations of the FDA, EMA, and comparable foreign regulatory authorities including delays in receiving approval from local regulatory authorities to initiate our planned clinical trials; interruption of, or delays in receiving, supplies of SLK from MoonLake’s CMOs due to staffing shortages, raw materials shortages, production slowdowns or stoppages and disruptions in delivery systems; and limitations on employee or other resources that would otherwise be focused on the conduct of MoonLake’s clinical trials and preclinical work, including because of sickness of employees or their families, the desire of employees to avoid travel or contact with large groups of people, an increased reliance on working from home, school closures or mass transit disruptions.

The COVID-19 pandemic may also affect the ability of the FDA, EMA, and other regulatory authorities to perform routine functions. If global health concerns prevent the FDA, EMA, or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA, EMA, or other regulatory authorities to timely review and process MoonLake’s regulatory submissions, which could have a material adverse effect on MoonLake’s business.

The COVID-19 pandemic continues to rapidly evolve. The extent to which the COVID-19 pandemic may affect MoonLake’s clinical trials, business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, such as the duration of the pandemic, new or continued travel restrictions and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in Switzerland, the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in Switzerland, the United States and other countries to contain and treat the disease. Future developments in these and other areas present material uncertainty and risk with respect to MoonLake’s clinical trials, business, financial condition and results of operations.

The COVID-19 pandemic may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

We face substantial competition, which may result in others discovering, developing, licensing or commercializing products before or more successfully than we do.

We face substantial competition from major pharmaceutical companies and biotechnology companies worldwide. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do.

In particular, pharmaceutical companies that develop and/or market products for the indications we are pursuing, namely HS, PsA, axSpA, are likely to represent substantial competition. These include companies developing and/or marketing IL-17A inhibitors (such as Novartis AG, Eli Lilly and Co, Amgen and LEO Pharma), IL-23 inhibitors (such as AbbVie, Janssen, Sun Pharmaceutical and Almirall), IL-12/23 inhibitors (including Janssen), TNF alpha inhibitors (such as AbbVie, Pfizer, Janssen and UCB), TYK2 inhibitors (such as Bristol Myers Squibb), JAK inhibitors (such as AbbVie and Pfizer). It also includes UCB as the development and commercializing company for the only other IL-17A and F inhibitor beyond SLK (bimekizumab) of which we are aware. While SLK represents a novel mechanism of action, all of the above mechanisms are also of potential therapeutic use in one or more of the three indications being pursued now in the Phase 2 program or in PsO. If SLK does not offer sustainable advantages over competing products, we may otherwise not be able to successfully compete against current and future competitors.

Our competitors may obtain regulatory approval of their products more rapidly than we may or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize SLK. Our competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than SLK and these competitors may also be more successful than us in manufacturing and marketing their products.

Furthermore, we also face competition more broadly across the market for existing cost-effective and reimbursable inflammatory skin and joint disease treatments. SLK, if approved, may compete with these existing drug and other therapies but may not be competitive with them in price. We expect that if SLK is approved, it will be priced at a significant premium over generic, including branded generic, products. As a result, obtaining market acceptance of, and gaining significant share of the market for, SLK will pose challenges.

SLK may have a safety profile that could prevent regulatory approval, marketing approval or market acceptance, or limit its commercial potential.

Patients in previous SLK trials have experienced adverse events, including oral Candida. See the section titled “Business of MoonLake — Clinical Development of SLK.” If SLK is associated with undesirable side effects or has unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or INDs, we may need to interrupt, delay or abandon SLK’s development or limit development to more narrow uses or subpopulations in which such potential undesirable side effects or other characteristics may be less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may prevent us from achieving or maintaining market acceptance of SLK and may adversely affect our business, financial condition and prospects significantly. For details of the current understanding of the SLK safety profile, see “Business of MoonLake”.

Additionally, after SLK may receive marketing approval, we or others may later identify undesirable side effects or adverse events caused by SLK. In such cases, regulatory authorities may suspend, limit or withdraw approvals of SLK or seek an injunction against its manufacture or distribution, require additional warnings on the label, including “boxed” warnings, or issue safety alerts, require press releases or other communications containing warnings or other safety information about SLK, require us to change the way SLK is administered or conduct additional clinical trials or post-approval studies, require us to create a risk evaluation and mitigation strategy (“REMS”) which could include a medication guide outlining the risks of such side effects for distribution to patients, impose fines, injunctions or criminal penalties. We could also be sued and held liable for harm caused to patients, and our reputation may suffer. Any of these events could prevent us from achieving or maintaining market acceptance of SLK, if approved, and could seriously harm our business.

Risks Related to Regulatory Process and Other Legal Compliance Matters

The regulatory approval processes of the FDA, EMA, and other comparable foreign regulatory authorities are complex, time-consuming and inherently unpredictable. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for SLK, we may not be able to commercialize, or may be delayed in commercializing, SLK, and our ability to generate revenue will be materially impaired.

The process of obtaining regulatory approvals in the United States, European Union (“EU”), and other jurisdictions is complex, expensive and typically takes many years following commencement of clinical trials, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. We cannot commercialize SLK in the United States without first obtaining regulatory approval from the FDA. Similarly, we cannot commercialize SLK outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of SLK, we must demonstrate through complex and expensive preclinical studies and clinical trials that SLK is both safe and effective for each targeted indication. Securing regulatory approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authorities. Further, SLK may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval. The FDA, EMA, and comparable foreign regulatory authorities have discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. SLK could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including: the FDA, EMA, or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials; we may be unable to demonstrate to the satisfaction of the FDA, EMA, or comparable foreign regulatory authorities that SLK is safe and effective for its proposed indication; the results of clinical trials may not meet the level of statistical significance required by the FDA, EMA, or comparable foreign regulatory authorities for approval; serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by individuals using drugs similar to SLK; we may be unable to demonstrate that SLK’s clinical and other benefits outweigh its safety risks; the FDA, EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials; the data collected from clinical trials of SLK may not be acceptable or sufficient to support the submission of a biologics license application (“BLA”) or other submission or to obtain regulatory approval in the United States or elsewhere, and we may be required to conduct additional clinical trials; the FDA, EMA, or the applicable foreign regulatory authority may disagree regarding the formulation, labeling and/or the specifications of SLK; the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval. Thus, the approval requirements for SLK are likely to vary by jurisdiction such that success in one jurisdiction is not necessarily predicative of success elsewhere.

Of the large number of drugs in development, only a small percentage successfully complete the FDA, EMA, or foreign regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market SLK, which would significantly harm our business, results of operations and prospects.

If we were to obtain approval, regulatory authorities may approve SLK for fewer or more limited indications than we request, including failing to approve the most commercially promising indications, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve SLK with a label that does not include the labeling claims necessary or desirable for the successful commercialization of SLK. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for SLK, we may not be able to commercialize, or may be delayed in commercializing, SLK and our ability to generate revenue could be materially impaired.

We will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with SLK.

Any regulatory approvals that we may receive for SLK will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of SLK, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. In addition, if the FDA, EMA, or comparable foreign regulatory authorities approve SLK, SLK and the activities associated with its development and commercialization, including its design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export will be subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA in the EU and comparable foreign regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with current good manufacturing practices (“cGMPs”) and GCPs for any clinical trials that we conduct following approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA, EMA, and other regulatory authorities for compliance with cGMPs.

If we or a regulatory authority discover previously unknown problems with SLK, such as adverse events of unanticipated severity or frequency, or problems with the facilities where SLK is manufactured, a regulatory authority may impose restrictions on SLK, the manufacturing facility or us, including requiring recall or withdrawal of SLK from the market or suspension of manufacturing, restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials, restrictions on the manufacturing process, warning or untitled letters, civil and criminal penalties, injunctions, product seizures, detentions or import bans, voluntary or mandatory publicity requirements and imposition of restrictions on operations, including costly new manufacturing requirements. The occurrence of any event or penalty described above may inhibit our ability to commercialize SLK and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

The FDA’s, EMA’s and other regulatory comparable authorities’ policies may change and additional government regulations may be enacted that could prevent, limit, delay, increase the cost or risks of obtaining regulatory approval of our product candidates, including if as a result new or more costly or difficult to achieve clinical trial or manufacturing quality requirements are imposed. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Due to unfavorable pricing regulations and/or third-party coverage and reimbursement policies, we may not be able to offer SLK at competitive prices which would seriously harm our business.

Our ability to successfully commercialize SLK also will depend in part on the extent to which reimbursement for SLK and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

The FDA, EMA, and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If SLK is approved and we are found to have improperly promoted off-label uses of SLK, we may become subject to significant liability. See the section of this prospectus titled “Business of MoonLake — Government Regulation.” If we cannot successfully manage the promotion of SLK, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors acting for or on our behalf may engage in misconduct or other improper activities. We expect to adopt a code of conduct following the Closing of the Business Combination to more closely reflect our operations, but it is not always possible to identify and deter misconduct by these parties and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute SLK, if approved. See the section titled “Business of MoonLake — Government Regulation” for a more detailed description of the laws that may affect our ability to operate.

Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. Healthcare providers, physicians and third-party payers play a primary role in the recommendation and prescription of any product candidates for which we obtain regulatory approval. Our future arrangements with third-party payers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain regulatory approval. Restrictions under applicable U.S. federal and state healthcare laws and regulations.

Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on our business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact our business.

Payers, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act (“ACA”) was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to amend or challenge the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs the U.S. Department of Health and Human Services (“HHS”) to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. The FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, the HHS’s Centers for Medicare & Medicaid Services (“CMS”) stated that drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development (“OECD”) countries with a similar gross domestic product per capita. However, the MFN rule was immediately challenged in federal courts and on August 6, 2021 CMS announced a proposed rule to rescind it. Additionally, on December 2, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. On November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. In response to litigation, the Biden administration agreed to delay the effective date of the rule until January 1, 2023. Further, implementation of these changes and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs. The effect of these legislative and executive activities on our business model and operations is currently unclear.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We and our external partners are subject to complex environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment and disposal of hazardous materials and wastes, and the rehabilitation of contaminated sites. Our operations, including those performed by our external partners, may involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. In addition, we and/or our external partners may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We are subject to laws and regulations related to privacy, data protection, information security and consumer protection across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to laws and regulations related to, among other things, privacy, data protection, information security and consumer protection across different markets were we conduct our business. Such laws and regulations are constantly evolving and changing and are likely to remain uncertain for the foreseeable future. Our actual or perceived failure to comply with such obligations could have an adverse effect on our business, operating results and financial operations. Complying with these numerous, complex, and often changing regulations is expensive and difficult, and failure to comply with any privacy laws or data security laws or any security incident or breach involving the potential or actual misappropriation, loss or other unauthorized processing, use or disclosure of sensitive or confidential patient, consumer or other personal information, whether by us, one of our collaborators or another third party, could adversely affect our business, financial condition, and results of operations, including but not limited to investigation costs, material fines and penalties, compensatory, special, punitive, and statutory damages, litigation, consent orders regarding our privacy and security practices, requirements that we provide notices, credit monitoring services, and/or credit restoration services or other relevant services to impacted individuals, adverse actions against our licenses to do business, reputational damage and injunctive relief.

European data collection is also governed by restrictive regulations governing the use, processing and cross-border transfer of personal information. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the EU, including personal health data, is subject to the EU General Data Protection Regulation (“GDPR”), which imposes strict requirements for processing the personal data of individuals within the European Economic Area (the “EEA”), such as Norway, Iceland and Liechtenstein. The GDPR is directly applicable in each EU member state and is extended to the EEA. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR implements more stringent operational requirements than its predecessor legislation. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. For example, the GDPR applies extraterritorially, requires us to make more detailed disclosures to data subjects, requires disclosure of the legal basis on which we can process personal data, makes it harder for us to obtain valid consent for collecting and processing personal data (including data from clinical trials), requires the appointment of data protection officers, such as when sensitive personal data, such as health data, is processed on a large scale, provides more robust rights for data subjects, including far reaching information rights and the right to erasure, introduces mandatory data breach notification through the EU, imposes additional obligations on us when contracting with service providers and requires us to adopt appropriate privacy governance, including policies, procedures, training, and data audit. The GDPR provides that EU member states and EEA countries may establish their own laws and regulations that go beyond the GDPR in certain areas, such as regarding the mandatory appointment of data protection officers or further limiting the processing of personal data, including genetic, biometric, or health data, which could limit our ability to use and share personal data or could cause our costs to increase. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and the United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (“CJEU”). While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. After Brexit the United Kingdom is also a third country from an EU perspective, but the EU Commission adopted adequacy decisions for the United Kingdom on June 28, 2021 largely permitting the free flow of data from the EU to the United Kingdom. However, for the first time, the adequacy decisions include a so-called “sunset clause” and, therefore, will automatically expire four years after their entry into force.

Furthermore, processing of personal data in Switzerland is governed by restrictive regulations, in particular with respect to health and medical data. The collection, storage, use, revision, disclosure, archiving or destruction of personal data in Switzerland is subject to the Federal Act on Data Protection (“FDAP”) as well as various other federal and cantonal acts governing medical research and professional secrecy. The FDAP is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data and taking certain measures when engaging third-party processors. Compliance with the FDAP will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to sanctions. Breaches of or non-compliance with applicable data protection regulations and professional secrecy obligations could result in fines, or, under certain circumstances, imprisonment of the individuals responsible for the breach or non-compliance. The sanctions regime relating to data protection obligations will be more comprehensive under the revised FDAP (which is expected to enter into force in the second half of 2022).

We cannot assure you that our third-party service providers with access to our or our customers’, suppliers’, trial patients’ and employees’ personally identifiable and other sensitive or confidential information will not breach contractual obligations imposed by us, or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations, and financial condition. We cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage, and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to Employee Matters, Managing Our Growth and Other Risks Related to Our Business

We are dependent on our key personnel and anticipate hiring new key personnel. If we are not successful in attracting and retaining qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain qualified managerial, scientific and medical personnel. We are dependent on our managerial, scientific and medical personnel, including our Chief Executive Officer and our Chief Scientific Officer. If we do not succeed in attracting and retaining qualified personnel, it could materially adversely affect our business, financial condition and results of operations. We could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in our employee recruitment and retention efforts. Furthermore, we are dependent on our ability to attract, hire, relocate and retain qualified managerial, scientific and medical personnel from jurisdictions other than Switzerland. Therefore, Swiss immigration requirements have a significant influence on our human resources planning. Immigration applications can take several months or more to be finalized. If we are unable to complete the requisite visa applications, either as a result of changing requirements or otherwise, our ability to successfully implement our business strategy could suffer, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In order to successfully implement our plans and strategies, we will need to grow the size of our organization and we may experience difficulties in managing this growth.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development, clinical operations, regulatory affairs and, potentially, others. To manage our anticipated future growth, we must continue to implement and develop our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel.

Our internal computer systems, or those of any of our CROs, manufacturers, other contractors or consultants or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures in an effort to protect systems that store our information, given their size and complexity and the increasing amounts of information maintained on our internal information technology systems and those of our third-party CROs, other contractors (including sites performing our clinical trials) and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties, which may compromise our system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, our data. To the extent that any disruption or security breach were to result in a loss, destruction, unavailability, alteration or dissemination of, or damage to, our data or applications, or for it to be believed or reported that any of these occurred, we could incur liability and reputational damage and the development and commercialization of SLK could be delayed. Further, our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in, or failure or security breach of, our systems or third-party systems where information important to our business operations or commercial development is stored.

Risks Related to Reliance on Third Parties

We currently rely, and plan to rely in the future, on third parties to conduct and support our preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize SLK.

We have utilized and plan to continue to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, CMOs and strategic partners, to conduct and support our preclinical studies and clinical trials under agreements with us. We will rely heavily on these third parties over the course of our preclinical studies and clinical trials, and we control only certain aspects of their activities. As a result, we will have less direct control over the conduct, timing and completion of these preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP regulations, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations, even if responsibilities have been outlined in agreements with external partners, such as CROs. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether they devote sufficient time and resources to SLK. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize SLK.

We currently rely on third parties to produce and process SLK. Our business could be adversely affected if the third-party manufacturers fail to provide us with sufficient quantities of SLK or fail to do so at acceptable quality levels or prices.

We do not currently own or operate any facility that may be used to produce SLK (including any drug substance or finished drug product) and must currently rely on CMOs to produce them for us. We have not yet caused SLK to be manufactured on a commercial scale and may not be able to do so for SLK, if approved.

We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with cGMP requirements and any other regulatory requirements of the FDA or other regulatory authorities for the manufacture of SLK. Beyond periodic audits, we have no control over the ability of our CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, EMA, or a comparable foreign regulatory authority does not approve these facilities for the manufacture of SLK or if it withdraws any approval in the future, we may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs and materially and adversely affect our ability to develop, obtain regulatory approval for or market SLK, if approved. Similarly, our failure, or the failure of our CMOs, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of SLK, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of SLK and harm our business and results of operations.

Moreover, if any CMOs on which we will rely fail to manufacture quantities of SLK at quality levels necessary to meet regulatory requirements and at a scale sufficient to meet anticipated demand at a cost that allows us to achieve profitability, our business, financial condition and prospects could be materially and adversely affected. Our business could be similarly affected by business disruptions to our third-party providers with potential impacts on our future revenue and financial condition and our costs and expenses. Each of these risks could delay or prevent the completion of our clinical trials or the approval of SLK by the FDA, result in higher costs or adversely impact commercialization of SLK.

We may, in the future, form or seek collaborations or strategic alliances or enter into licensing arrangements, and we may not realize the benefits of such collaborations, alliances or licensing arrangements.

We may, in the future, form or seek strategic alliances, create joint ventures or collaborations, or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to SLK and/or the Company more broadly. Any of these relationships may require us to increase our near and long-term expenditures, issue securities that dilute our existing shareholders or disrupt our management and business.

Risks Related to Our Intellectual Property

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

We rely upon a combination of patents, trademarks, trade secret protection and confidentiality agreements to protect the intellectual property related to SLK and our technologies and to prevent third parties from copying and surpassing our achievements, thus eroding our competitive position in our market. Our success depends in large part on our ability to obtain and maintain patent protection for SLK and its uses, components, formulations, methods of manufacturing and methods of treatment, as well as our ability to operate without infringing on or violating the proprietary rights of others. We own and have licensed rights to patent applications and pending patent applications, and expect to continue to file patent applications in the United States and abroad related to our novel discoveries and technologies that are important to our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or drug candidates or which effectively prevent others from commercializing competitive technologies and drug candidates. The patent examination process may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent application from being issued as a patent.

We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our intellectual property rights throughout the world.

We may not be able to protect our intellectual property rights throughout the world and the legal systems in certain countries may not favor enforcement or protection of patents, trade secrets and other intellectual property. Filing, prosecuting and defending patents on SLK worldwide would be prohibitively expensive and our intellectual property rights in some foreign jurisdictions can be less extensive than those in the United States. We have licensed patents in the most relevant countries but may not be able to obtain patents in all jurisdictions even if we apply for them. Our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection or pending patent applications. Our pending and future patent applications may not result in patents being issued. Any issued patents may not afford sufficient protection of SLK or its intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products or product candidates. Further, even if these patents are granted, they may be difficult to enforce.

In addition, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the United States Patent and Trademark Office (“USPTO”) and foreign patent agencies over the lifetime of a patent. In addition, the USPTO and other foreign patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such non-compliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, and non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our drug candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position and could impair our ability to successfully commercialize our drug candidates in any indication for which they are approved.

Issued patents covering one or more of our drug candidates could be found invalid or unenforceable.

Any issued patents that we may license or own covering SLK could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the USPTO. Also, patent terms, including any extensions or adjustments that may or may not be available to us, may be inadequate to protect our competitive position with respect to SLK for an adequate amount of time, and we may be subject to claims challenging the inventorship, validity, enforceability of our patents and/or other intellectual property. Finally, changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect SLK. Further, if we encounter delays in our clinical trials or delays in obtaining regulatory approval, the period of time during which we could market SLK under patent protection would be reduced. Thus, the patents that we own and license may not afford us any meaningful competitive advantage.

Moreover, we or our licensors may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in opposition, derivation, revocation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or SLK and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize drugs without infringing third-party patent rights. If the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize SLK. In addition to seeking patents for some of our technology and SLK, we may also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors and those affiliated with or controlled by state actors. In addition, while the company undertakes efforts to protect its trade secrets and other confidential information from disclosure, others may independently discover trade secrets and proprietary information, and in such cases, we may not be able to assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed confidential information of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

As is common in the biotechnology and pharmaceutical industries, we employ individuals and engage the services of consultants who previously worked for other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers, or that our consultants have used or disclosed trade secrets or other proprietary information of their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A Ordinary Shares. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.

Patent terms may be inadequate to protect our competitive position with respect to SLK for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering SLK are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of our marketing exclusivity for SLK, our business may be materially harmed.

In the United States, the patent term of a patent that covers an FDA-approved drug may be eligible for limited patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and certain other non-United States jurisdictions to extend the term of a patent that covers an approved drug. While, in the future, if and when SLK receives FDA approval, we expect to apply for patent term extensions on patents covering SLK, there is no guarantee that the applicable authorities will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. We may not be granted patent term extension either in the

United States or in any foreign country because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than we request. If we are unable to obtain any patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing products following the expiration of our patent rights, and our business, financial condition, results of operations and prospects could be materially harmed.

It is possible that we will not obtain patent term extension under the Hatch-Waxman Act for a U.S. patent covering SLK that we may identify even where that patent is eligible for patent term extension, or if we obtain such an extension, it may be for a shorter period than we had sought. Further, for our licensed patents, we may not have the right to control prosecution, including filing with the USPTO, a petition for patent term extension under the Hatch-Waxman Act. Thus, if one of our licensed patents is eligible for patent term extension under the Hatch-Waxman Act, we may not be able to control whether a petition to obtain a patent term extension is filed, or obtained, from the USPTO.

Also, there are detailed rules and requirements regarding the patents that may be submitted to the FDA for listing in the Approved Drug Products with Therapeutic Equivalence Evaluations (the Orange Book). We may be unable to obtain patents covering SLK that contain one or more claims that satisfy the requirements for listing in the Orange Book. Even if we submit a patent for listing in the Orange Book, the FDA may decline to list the patent, or a manufacturer of generic drugs may challenge the listing. If SLK is approved and a patent covering SLK is not listed in the Orange Book, a manufacturer of generic drugs would not have to provide advance notice to us of any abbreviated new drug application filed with the FDA to obtain permission to sell a generic version of SLK.

Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect SLK.

Changes in either the patent laws or interpretation of patent laws in the United States, including patent reform legislation such as the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) could increase the uncertainties and costs surrounding the prosecution of our owned and in-licensed patent applications and the maintenance, enforcement or defense of our owned and in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to challenge the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and altered the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future legislation by the U.S. Congress, decisions by the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our patent rights and our ability to protect, defend and enforce our patent rights in the future. For example, in the case Amgen v. Sanofi, the Federal Circuit held broad functional antibody claims invalid for lack of enablement. Similarly, in the case Juno v. Kite, the Federal Circuit held genus claims directed to CAR-T cells invalid for lack of written description for failing to provide disclosure commiserate with the scope of the claims. While we do not believe that any of the patents licensed or owned by us will be found invalid based on these decisions, we cannot predict how future decisions by the courts, Congress or the USPTO may impact the value of our patents. Similarly, changes in the patent laws of other jurisdictions could adversely affect our ability to obtain and effectively enforce our patent rights, which would have a material adverse effect on our business and financial condition.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market SLK.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of SLK in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market SLK.

In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering SLK or technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could require us to obtain rights to issued patents covering such technologies.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We generally enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, those agreements may not be honored and may not effectively assign intellectual property rights to us. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing SLK or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to patent infringement claims or may need to file claims to protect our intellectual property, which could result in substantial costs and liability and prevent us from commercializing SLK.

Because the intellectual property landscape in the biotechnology industry is rapidly evolving and is interdisciplinary, it is difficult to conclusively assess our freedom to operate without infringing on or violating third party rights. If a third party successfully brings a claim against us, we may be required to pay substantial damages, be forced to abandon SLK and/or seek a license from the patent holder. In addition, any intellectual property claims (e.g. patent infringement or trade secret theft) brought against us, whether or not successful, may cause us to incur significant legal expenses and divert the attention of our management and key personnel from other business concerns. We cannot be certain that patents owned or licensed by us will not be challenged by others in the course of litigation. Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise funds and on the market price of our Class A Ordinary Shares.

Competitors may infringe or otherwise violate our patents, trademarks, copyrights or other intellectual property. To counter infringement or other violations, we may be required to file claims, which can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights. In addition, in a patent infringement proceeding, a court or administrative body may decide that one or more of the patents we assert is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to prevent the other party from using the technology at issue on the grounds that our patents do not cover the technology. Similarly, if we assert trademark infringement claims, a court or administrative body may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy we receive may not be commercially valuable.

Further, we may be required to protect our patents through procedures created to challenge the validity of a patent at the USPTO. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

In addition, if SLK is found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our future licensees and other parties with whom we have business relationships and we may be required to indemnify those parties for any damages they suffer as a result of these claims, which may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of such claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain a license for SLK.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.

We license patent rights from third-party owners and we rely on such owners to obtain, maintain and enforce the patents underlying such licenses.

We are a party to certain licenses, including with our licensor with MHKDG, that provide us rights to intellectual property that are necessary or useful for SLK and its respective components, formulations, methods of manufacturing and methods of treatment. These license agreements require us to satisfy certain obligations and, if these agreements are terminated (e.g., as a result of our failure to satisfy such obligations), our technology and our business could be adversely affected. We may also enter into additional licenses to third-party intellectual property in the future; however, we may not be able to obtain such licenses on economically feasible terms or other reasonable terms and conditions, or at all.

Our licensors may not successfully prosecute the patent applications that we have licensed. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

We have limited, if any, control over the amount or timing of resources that our licensors devote on our behalf or the priority they place on maintaining these patent rights and prosecuting these patent applications to our advantage. Should MHKDG decide it no longer wants to maintain any of the patents licensed to us, MHKDG is required to afford us the opportunity to do so at our expense. However, we cannot be sure that MHKDG will perform as required. If MHKDG does not perform, and if we do not assume the maintenance of the licensed patents in sufficient time to make required payments or filings with the appropriate governmental agencies, we risk losing the benefit of all or some of those patent rights. In the event our licensors fail to adequately pursue and maintain patent protection for patents and applications they control, and to timely cede control of such prosecution to us, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Our license from MHKDG may be subject to retained rights.

MHKDG retains certain rights under its license agreement with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether MHKDG limits its use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

We may not be able to effectively secure first-tier technologies when competing against other companies or investors.

Our future success may require that we acquire patent rights and know-how to new or complimentary technologies. However, we compete with a substantial number of other companies that may also compete for technologies we desire. In addition, many venture capital firms and other institutional investors, as well as other biotechnology companies, invest in companies seeking to commercialize various types of emerging technologies. Many of these companies have greater financial, scientific and commercial resources than us. Therefore, we may not be able to secure the technologies we desire. Furthermore, should any commercial undertaking by us prove to be successful, there can be no assurance competitors with greater financial resources will not offer competitive products and/or technologies.

Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The factors that may limit any potential competitive advantage provided by our intellectual property rights include:

•        pending patent applications that we own or license may not lead to issued patents;

•        patents, should they issue, that we own or license, may not provide us with any competitive advantages, or may be challenged and held invalid or unenforceable;

•        others may be able to develop and/or practice technology that is similar to our technology or aspects of our technology but that is not covered by the claims of any of our owned or in-licensed patents, should any such patents issue;

•        third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•        we (or our licensors) might not have been the first to make the inventions covered by a pending patent application that we own or license;

•        we (or our licensors) might not have been the first to file patent applications covering a particular invention;

•        others may independently develop similar or alternative technologies without infringing our intellectual property rights;

•        we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

•        third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•        we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•        we may not develop or in-license additional proprietary technologies that are patentable; and

•        the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business and results of operation.

If approved, our product candidates that are regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, was enacted as part of the ACA to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, a reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still develop and receive approval of a competing biologic, so long as their BLA does not reply on the reference product, sponsor’s data or submit the application as a biosimilar application. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty, and any new policies or processes adopted by the FDA could have a material adverse effect on the future commercial prospects for our biological products.

We believe that SLK approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. The approval of a biosimilar of our product candidates could have a material adverse impact on our business due to increased competition and pricing pressure.

Risks Related to Our Class A Ordinary Shares

The price of our shares may be volatile, and you could lose all or part of your investment.

The trading price of our Class A Ordinary Shares following the closing of the Business Combination is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including the factors discussed in this “Risk Factors” section and elsewhere in this prospectus. The realization of any of these factors could have an adverse impact on the market price of our Class A Ordinary Shares.

In addition, the stock market in general, and the market for biotechnology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In particular, the trading prices for biotechnology companies have been volatile as a result of the COVID-19 pandemic. In addition, broad market and industry factors may negatively affect the market price of our Class A Ordinary Shares, regardless of our actual operating performance. The market price for our Class A Ordinary Shares may be influenced by many factors, including:

•        the success of competitive products or technologies;

•        advancement of our preclinical programs into clinical testing;

•        results of clinical trials of our product candidates or those of our competitors;

•        regulatory or legal developments in the United States and other countries;

•        developments or disputes concerning patent applications, issued patents or other proprietary rights;

•        the recruitment or departure of key personnel;

•        the level of expenses related to any of our programs and product candidates or preclinical and clinical development programs;

•        the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;

•        actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        market conditions in the pharmaceutical and biotechnology sectors;

•        general economic, industry and market conditions; and

•        the other factors described in this “Risk Factors” section.

If our share price is volatile, we may be subject to securities litigation, which is expensive and could divert management attention.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would materially adversely affect our business, financial condition and results of operation.

If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us or our business, our share price and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities or industry analysts. If no or few securities or industry analysts commence coverage of us or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, our stock price could be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our share performance or our market, or if our operating results fail to meet the expectations of analysts, our share price could decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Class A Ordinary Shares may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Class A Ordinary Shares may decline. The market values of the Class A Ordinary Shares at the Closing of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Class A Ordinary Shares, the market value of ordinary shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

Future resales of Class A Ordinary Shares after the completion of the Business Combination may cause the market price of the Class A Ordinary Shares to decline significantly, even if our business is doing well.

Pursuant to the A&R Registration Rights Agreement and/or the A&R Shareholders’ Agreement, as applicable, the following lock-ups will be in place: (a) a six-month lock-up period following the Closing will apply to the MoonLake Common Shares and Class C Ordinary Shares held by the ML Parties (other than the BVF Shareholders) and any Class A Ordinary Shares received by them during the lock-up period in exchange for their MoonLake Common Shares and simultaneous surrender of their Class C Ordinary Shares; (b) a thirty-day lock-up period following the Closing will apply to the private placement shares held by the Sponsor and its permitted transferees; (c) a one-year lock-up period following the Closing will apply to the founder shares held by the Sponsor and initial shareholders and the Class A Ordinary Shares held by the BVF Shareholders, subject to earlier release from the lock-up if subsequent to the Business Combination (x) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) following the Closing the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. The PIPE Investors will not be restricted from selling any of their Class A Ordinary Shares following the Closing.

Following the expiration of the respective lock-up periods, sales of a substantial number of Class A Ordinary Shares in the public market could occur. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Ordinary Shares. As restrictions on resale end and registration statements (filed to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of the Class A Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our principal shareholders and management will own a significant percentage of our stock and will be able to exert significant influence over matters subject to shareholder approval.

Upon the Closing of the Business Combination, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates will own approximately 55.2% of our outstanding Class A Ordinary Shares and Class C Ordinary Shares on an as-converted, Fully Diluted Share basis, assuming (i) no holders of Helix’s public shares exercise their redemption rights, (ii) the exchange of MoonLake Common Shares and simultaneous surrender of Class C Ordinary Shares for Class A Ordinary Shares by the ML Parties (other than the BVF Shareholders) in accordance with the terms of the A&R Shareholders’ Agreement, (iii) none of the parties purchase Class A Ordinary Shares in the open market, and (iv) there are no other issuances of equity securities of Helix prior to or in connection with the Closing. Certain of our post-Closing directors are affiliated with the holders of 5% or more of our capital stock. In particular, Dr. Andrew Philips is an affiliate of Cormorant, Dr. Jorge Santos da Silva and Simon Sturge are ML Parties, and Spike Loy is associated with the BVF Shareholders, as indicated in the section titled “Beneficial Ownership of Securities.” These shareholders, acting together, may be able to impact matters requiring shareholder approval. They may be able to impact elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders. The interests of this group of shareholders may not always coincide with your interests or the interests of other shareholders and they may act in a manner that advances their best interests and not necessarily those of other shareholders, including seeking a premium value for their shares, and might affect the prevailing market price for our Class A Ordinary Shares.

Certain provisions of the A&R Shareholders’ Agreement regarding the waiver of minority shareholder rights by the ML Parties may not be enforceable under Swiss corporate law.

Under the A&R Shareholders’ Agreement, the ML Parties undertake not to exercise and in that sense waive certain of their statutory shareholder rights, including the right to request information about the affairs of MoonLake other than in the course of the MoonLake shareholders’ meeting, the right to request the MoonLake shareholders’ meeting to initiate a special audit and the right to request the competent governmental authority to appoint a special auditor, the right to request the MoonLake board of directors to call a shareholders’ meeting, the right to challenge resolutions by the MoonLake shareholders’ meetings and the right to request that resolutions and other actions by the MoonLake board of directors shall be null and void. Such waivers may not be enforceable under Swiss corporate law and, as a consequence, the ML Parties may be able to exercise such shareholder rights notwithstanding the waiver of such rights in the A&R Shareholders’ Agreement.

There can be no assurance that the Company will be able to comply with the continued listing standards of Nasdaq following the consummation of the Business Combination.

The Company’s continued eligibility for listing on the Nasdaq depends on a number of factors, including the number of Helix shares that are redeemed in connection with the vote at the extraordinary general meeting to approve the Business Combination and the Company having a minimum level of shareholders’ equity following the Closing, among meeting other listing standards. If, after the Business Combination, the Nasdaq delists the Class A Ordinary Shares from trading on its exchange for failure to meet the listing standards, the Company and its shareholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that our Class A Ordinary Shares are a “penny stock,” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for our Class A Ordinary Shares may not develop, and you may not be able to resell your shares at the time when you want.

Although we anticipate that our Class A Ordinary Shares will be approved for listing on Nasdaq, an active trading market for our shares may never develop or be sustained following the Closing. In the absence of an active trading market for our Class A Ordinary Shares, investors may be unable to sell their shares.

Anti-takeover provisions in the post-combination Company’s organizational documents could delay or prevent a change of control.

Certain provisions of the Proposed MAA, to become effective upon the consummation of the Business Combination, and Cayman Islands Law may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our members.

These provisions provide for, among other things:

•        establishing a classified Board;

•        allowing the Board to issue one or more series of preference shares;

•        establishing advance notice for nominations of directors by members and for members to include matters to be considered at general meetings;

•        eliminating the ability of members to fill vacancies on the Board;

•        establishing advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by at our annual general meetings;

•        permitting the Board to establish the number of directors;

•        eliminating the ability of members to call general meetings or act by written consent;

•        requiring a special resolution to amend the Proposed MAA; and

•        limit the jurisdictions in which certain shareholder litigation may be brought.

These anti-takeover provisions could make it more difficult for a third party to acquire the Company, even if the third party’s offer may be considered beneficial by many of our shareholders. As a result, our shareholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause the Company to take other corporate actions you desire. See “Description of Securities.”

The Proposed MAA provides for indemnification of officers and directors at our expense, which may result in a significant cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

The Proposed MAA and applicable law of the Cayman Islands provide for the indemnification of the Company’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. The Company will also bear the expenses of such litigation for any of the Company’s directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by the Company if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company that we will be unable to recoup.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

Helix has never declared or paid cash dividends on its capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Class A Ordinary Shares will be your sole source of gain for the foreseeable future.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of these laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Risks Related to the Business Combination

Helix identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Helix’s ability to report its results of operations and financial condition accurately and in a timely manner.

Helix’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Helix’s management also evaluates the effectiveness of its internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Helix identified a material weakness in its internal control over financial reporting related to the accounting classification of the public shares sold in Helix’s IPO on October 22, 2020. Historically, a portion of the public shares was classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that Helix will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Existing MAA. Pursuant to such re-evaluation, management has determined that the public shares include certain provisions that require classification of all of the public shares as temporary equity regardless of the net tangible assets redemption limitation contained in the Existing MAA. In addition, in connection with the change in presentation for the public shares, management determined it should restate its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a business combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of Helix. Management concluded that the control deficiency that resulted in the incorrect classification of temporary and permanent equity constituted a material weakness as of December 31, 2020 and September 30, 2021. This material weakness resulted in a material misstatement of Helix’s temporary and permanent equity, additional paid-in capital, accumulated deficit, and earnings (loss) per share and related financial disclosures in the (i) audited balance sheet as of October 22, 2020, (ii) audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020, (iii) unaudited interim financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021; (iv) unaudited interim financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021; and (v) unaudited interim financial statements included in the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021.

Helix has implemented a plan to remediate the material weakness surrounding its historical presentation of complex financial instruments by enhancing its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to its financial statements. Helix’s plans include providing enhanced access to accounting literature, research materials and documents and increased communication among Helix personnel and third-party professionals with whom Helix consults regarding complex accounting applications. The elements of the remediation plan can only be accomplished over time, and Helix can offer no assurance that these initiatives will ultimately have the intended effects or will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Helix has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements. In addition, any such failures could result in litigation or regulatory action by the SEC or other regulatory authorities, loss of investor confidence, delisting of Helix’s securities, and harm to Helix’s reputation and financial condition, or diversion of financial and management resources from the operation of Helix’s business.

Helix may face litigation and other risks as a result of the material weakness in internal control over financial reporting.

Following the re-evaluation of accounting guidance, Helix management and the audit committee of the Helix Board concluded that it was appropriate to restate Helix’s previously issued audited financial statements as of December 31, 2020 and for the year ended December 31, 2020. The restatement related to the accounting for complex financial instruments. As part of the restatement, Helix identified a material weakness in internal controls over financial reporting.

As a result of this material weakness, and other matters raised or that may in the future be raised by the SEC, Helix faces potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weakness in internal control over financial reporting. As of the date of this prospectus, Helix has no knowledge of any such litigation or dispute. However, Helix can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Helix’s business, results of operations and financial condition or our ability to complete a business combination.

The only principal asset of the Company following the Business Combination will be its interest in MoonLake, and accordingly it will depend on distributions from MoonLake to pay taxes and expenses.

Upon consummation of the Business Combination, the Company will be a holding company and will have no material assets other than its ownership of MoonLake Class V Shares and MoonLake Common Shares. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of MoonLake and its subsidiaries, and distributions we receive from MoonLake. There can be no assurance that MoonLake and its subsidiaries will generate sufficient profits and/or cash flow to distribute funds to us, or that applicable laws and contractual restrictions, including negative covenants in any debt agreements of MoonLake or its subsidiaries, will permit such distributions.

Distributions by MoonLake to the Company following the Closing will be subject to a Swiss federal dividend withholding tax at the statutory rate of 35%, unless and to the extent that such distributions constitute a repayment of duly reported capital contributions. Under the current structure, the Company following the Closing is not entitled to any relief from Swiss federal dividend withholding tax, such that MoonLake will be required to deduct the Swiss federal dividend withholding tax at the statutory rate of 35% and that such tax deduction will result in a final tax burden for the Company. If the Company’s place of management is relocated to Switzerland such withholding tax on distributions from MoonLake to the Company may be eliminated (although such relocation would result in Swiss withholding taxes applying on distributions from the Company to its shareholders; depending on the specific shareholder, such shareholder may be entitled to a full or partial relief or credit for such Swiss withholding tax). There can be no assurances that the Company’s place of management will be relocated or that such withholding tax will be reduced or eliminated.

Subsequent to the consummation of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Company’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Helix has conducted due diligence on MoonLake, Helix cannot assure you that this diligence revealed all material issues that may be present in its businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Helix’s or MoonLake’s control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Helix’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which we may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Helix’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials relating to the Business Combination contained an actionable material misstatement or material omission.

We may be a passive foreign investment company, or “PFIC,” which could result in adverse United States federal income tax consequences to U.S. investors.

If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “United States Federal Income Tax Considerations”) of our Class A Ordinary Shares, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Following the Business Combination, for the taxable year that includes the Business Combination and subsequent taxable years, the asset and income tests will be applied based on the assets and activities of the combined business. We believe we are a PFIC for our taxable year ended December 31, 2021 (the “2021 Tax Year”). Based on the anticipated timing of the Business Combination and the income and assets of the Company following the Business Combination, it is possible we may be classified as a PFIC for the current taxable year. However, because the timing of the Business Combination and the PFIC characterization of the assets and revenue of the Company for these purposes is uncertain and because our PFIC status for each taxable year will depend on several factors, including the composition of our income and assets and the value of our assets (which may be determined in part by reference to the market value of our Class A Ordinary Shares), our PFIC status for the current taxable year or any other taxable year may not be determined until after the close of the taxable year. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. If we determine we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the Internal Revenue Service (“IRS”) may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information.

We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this prospectus captioned “United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

The Cayman Islands Economic Substance Act may affect our operations.

The Cayman Islands has recently enacted the International Tax Co-operation (Economic Substance) Act (As Revised), or the Cayman Economic Substance Act. The Cayman Economic Substance Act generally requires legal entities domiciled or registered in the Cayman Islands to have demonstrable substance in the Cayman Islands. The Cayman Economic Substance Act was introduced by the Cayman Islands to ensure that it meets its commitments to the EU, as well as its obligations under the OECD’s global Base Erosion and Profit Shifting initiatives. The Company is required to comply with the Cayman Economic Substance Act. As the Company is a Cayman Islands company, compliance obligations include filing annual notifications for the Company, which need to state whether the Company is carrying out any relevant activities and, if so, whether the Company has satisfied economic substance tests to the extent required under the Cayman Economic Substance Act. As it is a relatively new regime, it is anticipated that the Cayman Economic Substance Act will evolve and be subject to further clarification and amendments. The Company may need to allocate additional resources to keep updated with these developments, and may have to make changes to the Company’s operations in order to comply with all requirements under the Cayman Economic Substance Act. Failure to satisfy these requirements may subject the Company to penalties under the Cayman Economic Substance Act. The Cayman Islands Tax Information Authority shall impose a penalty of CI$10,000 (or US$12,500) on a relevant entity for failing to satisfy the economic substance test or CI$100,000 (or US$125,000) if it is not satisfied in the subsequent financial year after the initial notice of failure. Following failure after two consecutive years the Grand Court of the Cayman Islands may make an order requiring the relevant entity to take specified action to satisfy the economic substance test or ordering it that it is defunct or be struck off.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the Business Combination.

The success of the Business Combination will depend in part on the attraction, retention and motivation of executive personnel critical to the business and operations of MoonLake. Executives may experience uncertainty about their future roles with Helix and MoonLake during the pendency of the Business Combination or after its completion. In addition, competitors may recruit MoonLake management. If the Company following the Business Combination is unable to attract, retain and motivate executive personnel that are critical to the successful operations of the combined business, the Company could face disruptions in its operations, strategic relationships, key information, expertise or know-how and unanticipated recruitment and onboarding costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Business Combination.

Because MoonLake will become a public reporting company by means other than a traditional underwritten initial public offering, shareholders may face additional risks and uncertainties.

Because MoonLake will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the Class A Ordinary Shares, and, accordingly, shareholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of MoonLake, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the Class A Ordinary Shares, investors must rely on the information included in this prospectus. Although Helix performed a due diligence review and investigation of MoonLake in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in the Company because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because the Company will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Company. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of the Company than they might if the Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Company as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Class A Ordinary Shares could have an adverse effect on the Company’s ability to develop a liquid market for the Class A Ordinary Shares.

General Risk Factors

Helix is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Class A Ordinary Shares less attractive to investors.

Helix is an “emerging growth company” as defined in the JOBS Act, and the Company will be an emerging growth company upon consummation of the Business Combination. As an emerging growth company, Helix and the Company are only required to provide two years of audited financial statements and management discussion and analysis of financial condition and results of operations disclosure. In addition, they are not required to obtain auditor attestation of reporting on internal control over financial reporting, have reduced disclosure obligations regarding executive compensation and are not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. These provisions allow an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Helix has elected to take advantage of such extended transition period. Helix cannot predict whether investors will find the Class A Ordinary Shares to be less attractive as a result of its reliance on these exemptions. If some investors find the Class A Ordinary Shares to be less attractive as a result, there may be a less active trading market for the Class A Ordinary Shares and the price of the Class A Ordinary Shares may be more volatile than the current trading market and price of Class A Ordinary Shares.

Following the Business Combination, the Company will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which the Company has total annual gross revenue of $1.07 billion; (ii) the last day of the Company’s fiscal year following the fifth anniversary of the date on which Helix consummated its IPO (or December 31, 2025); (iii) the date on which the Company issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter.

Further, there is no guarantee that the exemptions available under the JOBS Act will result in significant savings. To the extent that the Company chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact the Company’s financial condition.

Following the Business Combination, we may become a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we will be exempt from certain provisions applicable to U.S. domestic public companies.

We may become a “foreign private issuer”, as defined in Rule 36-4 promulgated under the Exchange Act, following the consummation of the Business Combination. If we do become a foreign private issuer, we will be exempt from certain rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current report on Form 8-K;

•        the section of the Exchange Act regulating the solicitation of proxies, consents or authorizations respect of a security registered under the Exchange Act;

•        the section of the Exchange Act requiring directors, officers and 10% holders to file public reporting of their stock ownership and trading activities and imposing liability on insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules under Regulation FD restricting issuers from selectively disclosing material nonpublic information.

Accordingly, the information we will be required to file with or furnish to the SEC as a foreign private issuer is less extensive and less frequent as compared to the information required to be filed with the SEC by U.S. domestic issuers.

In addition, if we become a foreign private issuer whose securities are listed on Nasdaq, we will be permitted to, and may elect to, follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Rules pursuant to Nasdaq Rule 5615(a)(3). Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers and may afford our shareholders less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. We would be required to disclose any significant ways in which our corporate governance practices differ from those followed by U.S. domestic issuers under Nasdaq corporate governance listing standards in an annual report on Form 20-F filed with the SEC or on our website.

USE OF PROCEEDS

All of the Class A Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the Selling Shareholders from time to time of up to 11,500,000 Class A Ordinary Shares. The Selling Shareholders may from time to time offer and sell any or all of the Class A Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the Class A Ordinary Shares other than through a public sale.

The following table sets forth, as of February 8, 2022, the names of the Selling Shareholders, the aggregate number of Class A Ordinary Shares held by each Selling Shareholder immediately prior to the sale of Class A Ordinary Shares in this offering, the number of Class A Ordinary Shares that may be sold by each Selling Shareholder under this prospectus and the number of Class A Ordinary Shares that each Selling Shareholder will beneficially own after this offering.

For purposes of the table below, we have assumed that (i) none of the holders of public shares elect to redeem their shares in connection with the extraordinary general meeting of Helix’s shareholders to approve the Business Combination, (ii) the business combination is approved by Helix’s shareholders, (iii) the PIPE closes immediately prior to the Closing, (iv) the Closing occurs and (v) the Selling Shareholders will not acquire beneficial ownership of any additional securities during the offering. The following table is prepared based on information provided to us by the Selling Shareholders. In addition, we assume that the Selling Shareholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. Any changed or new information given to us by the Selling Shareholders, including regarding the identity of, and the securities held by, each Selling Shareholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. In the event the Business Combination is not approved by Helix’s shareholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and Helix will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

We have determined beneficial ownership in accordance with the rules of the SEC. Beneficial ownership generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each Selling Shareholder identified in the table possesses sole voting and investment power over the Class A Ordinary Shares shown as beneficially owned by the Selling Shareholder. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

	Shares Beneficially Owned Before this Offering(1)				Class A Ordinary Shares Being Offered(2)	Shares Beneficially Owned After this Offering(3)
Name of Beneficial Owner	Shares	% Class A Ordinary Shares	% Class C Ordinary Shares	% Total Voting Power	Shares	Shares	% Class A Ordinary Shares	% Class C Ordinary Shares	% Total Voting Power
Atlas Diversified Master Fund, Ltd.(4)	500,000	1.12%	0.00%	*	500,000	—	0.00%	0.00%	0.00%
Certain funds managed by BVF Partners L.P.(5)	21,751,284	48.55%	0.00%	35.90%	3,250,000	18,501,284	55.55%	0.00%	37.69%
Citadel CEMF Investments Ltd.(6)	2,685,937	5.99%	0.00%	4.43%	2,000,000	685,937	2.06%	0.00%	1.40%
Cormorant Private Healthcare Fund IV, LP(7)	2,750,000	6.14%	0.00%	4.54%	2,750,000	—	0.00%	0.00%	0.00%
Certain funds managed by Ghost Tree Capital Group, LP(8)	300,000	*	0.00%	*	300,000	—	0.00%	0.00%	0.00%
Certain funds managed by Monashee Investment Management LLC(9)	200,000	*	0.00%	*	200,000	—	0.00%	0.00%	0.00%
Certain funds managed by RTW Investments, LP(10)	1,250,000	2.79%	0.00%	2.06%	500,000	750,000	2.25%	0.00%	1.53%
TCG CrossOver Fund I, L.P.(11)	1,000,000	2.23%	0.00%	1.65%	1,000,000	—	0.00%	0.00%	0.00%
Certain funds managed by Tekla Capital Management LLC(12)	300,000	*	0.00%	*	300,000	—	0.00%	0.00%	0.00%
T. Rowe Price Associates, Inc.(13)	1,246,862	2.78%	0.00%	2.06%	500,000	746,862	2.24%	0.00%	1.52%
683 Capital Partners, LP(14)	200,000	*	0.00%	*	200,000	—	0.00%	0.00%	0.00%

____________

*        Less than 1%.

(1)      The percentage of beneficial ownership before the offering is calculated based on 60,581,756 outstanding ordinary shares of the Company at Closing, which consists of (a) 44,806,284 Class A Ordinary Shares, consisting of (i) 11,500,000 public shares, assuming no redemptions, (ii) 430,000 private placement shares held by the Sponsor, (iii) 2,875,000 Class A Ordinary Shares to be issued upon conversion of 2,875,000 Class B Ordinary Shares held by the Sponsor at Closing, (iv) 18,501,284 Class A Ordinary Shares issued to the BVF Shareholders pursuant to the Business Combination Agreement, and (v) 11,500,000 PIPE Shares, and (b) 15,775,472 Class C Ordinary Shares to be issued to the ML Parties (other than the BVF Shareholders) at Closing. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)      The amounts set forth in this column are the numbers of Class A Ordinary Shares that may be offered by each Selling Shareholder using this Registration Statement.

(3)      The percentage of beneficial ownership after the offering is calculated based on 49,081,756 outstanding ordinary shares of the Company at Closing, which consists of (a) 33,306,284 Class A Ordinary Shares, consisting of (i) 11,500,000 public shares, assuming no redemptions, (ii) 430,000 private placement shares held by the Sponsor, (iii) 2,875,000 Class A Ordinary Shares to be issued upon conversion of 2,875,000 Class B Ordinary Shares held by the Sponsor at Closing, and (iv) 18,501,284 Class A Ordinary Shares issued to the BVF Shareholders pursuant to the Business Combination Agreement, and (b) 15,775,472 Class C Ordinary Shares to be issued to the ML Parties (other than the BVF Shareholders) at Closing. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(4)      Represents 500,000 Class A Ordinary Shares to be issued to Atlas Diversified Master Fund, Ltd. (“ADMF”) in the PIPE. Balyasny Asset Management L.P. is the investment manager of ADMF. Dimitry Balyasny is the portfolio manager of Balyasny Asset Management L.P. and has voting and investment control over the shares held by ADMF and may be deemed to beneficially own the shares beneficially owned by ADMF. The business address of each of ADMF, Balyasny Asset Management L.P., and Dimitry Balyasny is 444 W. Lake Street, 50th Floor, Chicago, IL 60606.

(5)      Includes (a)(i) 9,533,611 Class A Ordinary Shares to be issued to Biotechnology Value Fund, L.P. (“BVF”), (ii) 7,741,509 Class A Ordinary Shares to be issued to Biotechnology Value Fund II, L.P. (“BVF2”), and (iii) 1,226,164 Class A Ordinary Shares to be issued to pursuant to Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), in each case, pursuant to the Business Combination Agreement, and (b)(i) 1,732,067 Class A Ordinary Shares to be purchased by BVF, (ii) 1,264,191 Class A Ordinary Shares to be purchased by BVF2, (iii) 194,153 Class A Ordinary Shares to be purchased by Trading Fund OS, and (iv) 59,589 Class A Ordinary Shares to be purchased by MSI BVF SPV LLC (“MSI BVF”), in each case, in the PIPE. BVF I GP L.L.C. (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP L.L.C. (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings L.L.C. (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”) as the investment manager of BVF, BVF2, Trading Fund OS and MSI BVF, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned by BVF, BVF2, Trading Fund OS and MSI BVF. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc., and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS, and MSI BVF. The business address for each of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc. and Mark N. Lambert is 44 Montgomery St. 40th Floor, San Francisco, California 94104. The business address of MSI BVF is 200 Park Avenue, New York, NY 10166. The business address of each of Trading Fund OS and Partners OS is P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)      Represents (i) 685,937 Class A Ordinary Shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities LLC (“Citadel Securities”) and (ii) 2,000,000 Class A Ordinary Shares to be purchased by Citadel CEMF Investments Ltd. (“CEMF”) in the PIPE. Citadel Advisors is the portfolio manager for CM. After the Business Combination, includes 2,000,000 Class A Ordinary Shares to be purchased by Citadel CEMF Investments Ltd. (“CEMF”) in the PIPE. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CEMF. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Citadel Securities Group LP (“CALC4”) is the non-member manager of Citadel Securities. Citadel Securities GP LLC (“CSGP”) is the general partner of CALC4. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The business address of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP, CEMF and Mr. Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(7)      Includes 2,750,000 Class A Ordinary Shares to be purchased by Cormorant Private Healthcare Fund IV, LP (“Cormorant Fund”) in the PIPE. Cormorant Asset Management, LP is the manager of Cormorant Fund. Bihua Chen is the founder and managing member of Cormorant Asset Management, LP and has voting and investment discretion with respect to the ordinary shares held by Cormorant Fund. Ms. Chen disclaims any beneficial ownership of the securities held by Cormorant Fund other than to the extent of any pecuniary interest she may have therein, directly or indirectly. Ms. Chen is the Chief Executive Officer and Chairwoman of Helix.

(8)      Includes 300,000 Class A Ordinary Shares to be purchased by the following funds: Ghost Tree Master Fund, LP; NR1 SP, a Segregated Portfolio of North Rock SPC; NR2 SP, a Segregated Portfolio of North Rock SPC; Squarepoint Diversified Partners Fund Limited; and Schonfeld EXT Master Fund, LP. Ghost Tree Capital Group, LP is the investment advisor or sub-advisor to each fund and has the power to vote and the power to direct the disposition of all shares held by each fund. The business address of each of the funds and of Ghost Tree Capital Group, LP is 200 Dorado Beach Drive, 3732 West Beach, Dorado, PR 00646.

(9)      Includes: (i) 48,438 Class A Ordinary Shares to be purchased by BEMAP Master Fund Ltd. in the PIPE, (ii) 6,291 Class A Ordinary Shares to be purchased by Bespoke Alpha MAC MIM LP in the PIPE, (iii) 50,698 Class A Ordinary Shares to be purchased by DS Liquid Div RVA MON LLC in the PIPE, (iv) 6,205 Class A Ordinary Shares to be purchased by Mission Pure Alpha LP in the PIPE, (v) 9,687 Class A Ordinary Shares to be purchased by Monashee Managed Account SP in the PIPE; (vi) 27,870 Class A Ordinary Shares to be purchased by Monashee Pure Alpha SPV I LP in the PIPE, (vii) 42,756 Class A Ordinary Shares to be purchased by Monashee Solitario Fund LP in the PIPE, and (viii) 8,055 Class A Ordinary Shares to be purchased by SFL SPV I LLC in the PIPE. Each of the foregoing funds is managed by Monashee Investment Management LLC (“Monashee Management”). Jeff Muller is Chief Compliance Officer of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by each of the funds. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of each of the funds and of Monashee Management is 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(10)    Consists of (i) 750,000 Class A Ordinary Shares held by one or more private funds managed by RTW Investments, LP (the “Adviser”) and (ii) 500,000 Class A Ordinary Shares to be purchased by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited (collectively, the “RTW Funds”) in the PIPE. The Adviser is the investment adviser to the RTW Funds. Mr. Roderick Wong is the manager of RTW Investments, L.P. Each of the RTW Funds and Mr. Wong disclaims beneficial ownership of the Class A Ordinary Shares except to the extent of his or its pecuniary interest therein. The business address of each of these entities and individuals is 40 10th Avenue, Floor 7, New York, NY 10014.

(11)    Represents 1,000,000 Class A Ordinary Shares to be purchased by TCG Crossover Fund I, L.P. (“TCGx”). TCG Crossover GP I, LLC is the general partner of TCGx. Chen Yu is the managing member of TCG Crossover GP I, LLC and may be deemed to beneficially own the shares held directly by TCGx. The address of the selling stockholder is TCG Crossover c/o Jaime Felix, 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301.

(12)    Includes: (i) 94,200 Class A Ordinary Shares to be purchased by Tekla Life Sciences Investors (“Tekla Life Sciences”) in the PIPE and (ii) 205,800 Class A Ordinary Shares to be purchased by Tekla Healthcare Investors (“Tekla Healthcare”) in the PIPE. Tekla Capital Management LLC (“TCM”) is a registered investment company and investment advisor to Tekla Life Sciences and Tekla Healthcare. Daniel R. Omstead, Ph.D., serves as President and Chief Executive Officer of the Tekla Life Sciences, Tekla Healthcare, and TCM. Each of TCM and Mr. Omstead, through his control of TCM, has sole power to dispose of the shares beneficially owned by the Tekla Funds. Neither TCM nor Daniel R. Omstead has the sole power to vote or direct the vote of the shares beneficially owned by Tekla Life Sciences and Tekla Healthcare, which power resides in the Board of Trustees for each entity. TCM carries the voting of shares under written guidelines established by the Board of Trustees. The business address of Tekla Life Sciences, Tekla Healthcare, and Tekla Capital Management LLC is 100 Federal Street, 19th Floor, Boston, MA 02110.

(13)    After the Business Combination, includes 500,000 Class A Ordinary Shares to be purchased by funds managed by T. Rowe Price Associates, Inc. in the PIPE. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(14)    Represents 590,000 Class A Ordinary Shares to be purchased by 683 Capital Partners, LP in the PIPE. 683 Capital Management, LLC is the investment advisor to 683 Capital Partners, LP and Mr. Ari Zweiman is the managing member of 683 Capital Management, LLC. Each of 683 Capital Management, LLC and Mr. Zweiman may be deemed to beneficially own the Class A Ordinary Shares held by 683 Capital Partners, LP. The business address of 683 Capital Partners, LP, 683 Capital Management, LLC, and Mr. Zweiman is 3 Columbus Circle, Suite 2205, New York, NY 10019.

PLAN OF DISTRIBUTION

This prospectus relates to the resale by the Selling Shareholders from time to time of up to 11,500,000 Class A Ordinary Shares, which are expected to be issued in the PIPE in connection with, and as part of the consideration for, the Business Combination. We are registering the offer and sale by the Selling Shareholders named herein of the Class A Ordinary Shares to satisfy certain registration rights we have granted in favor of such Selling Shareholders in the Subscription Agreements. In the event the Business Combination is not approved by Helix’s shareholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and Helix will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

We will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. We are required to pay all fees and expenses incident to the registration of the Class A Ordinary Shares to be offered and sold pursuant to this prospectus. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their sale of Class A Ordinary Shares.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the Class A Ordinary Shares beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling Class A Ordinary Shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer. Each Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of Class A Ordinary Shares to be made directly or through agents. The Selling Shareholders and any of their permitted transferees may sell their Class A Ordinary Shares offered by this prospectus on any stock exchange, market or trading facility on which the Class A Ordinary Shares are traded or in private transactions.

The Selling Shareholders may use any one or more of the following methods when selling the Class A Ordinary Shares offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the Class A Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the applicable exchange;

•        through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        settlement of short sales entered into after the date of this prospectus;

•        agreements with underwriters or broker-dealers to sell a specified number of the shares at a stipulated per share price;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Shareholder that is an entity may elect to make an in-kind distribution of Class A Ordinary Shares to its members, partners or shareholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the Class A Ordinary Shares acquired in the distribution.

The Selling Shareholders also may transfer the PIPE Shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Shareholder that a donee, pledgee, transferee, other successor-in-interest intends to sell PIPE Shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Shareholder.

To the extent required, the PIPE Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the PIPE Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the PIPE Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the PIPE Shares short and deliver these Class A Ordinary Shares to close out their short positions, or loan or pledge the PIPE Shares to broker-dealers that in turn may sell these shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Class A Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the Class A Ordinary Shares covered by this prospectus, the Selling Shareholders and any underwriters, broker-dealers or agents who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those Class A Ordinary Shares may be underwriting discounts and commissions under the Securities Act (it being understood that the Selling Shareholders named herein shall not be deemed to be underwriters solely as a result of their participation in this offering).

Pursuant to the Subscription Agreements, we have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have each agreed, severally and not jointly, to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act, as set forth in the Subscription Agreements.

In order to comply with the securities laws of certain states, if applicable, the Class A Ordinary Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A Ordinary Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Shareholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Shareholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Ordinary Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale. A non-affiliate can also include the holding period of any prior owner who was not an affiliate of ours.

Persons who have beneficially owned restricted Class A Ordinary Shares for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Class A Ordinary Shares then outstanding; or

•        the average weekly reported trading volume of Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Helix’s initial shareholders will be able to sell their founder shares pursuant to Rule 144 without registration one year after Helix has completed its initial business combination.

Following the Closing, the Company will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A Ordinary Shares are currently listed on Nasdaq and trade under the symbol “HLXA”. We have applied to continue the listing of Class A Ordinary Shares on the Nasdaq Stock Market under the symbol “MLTX” upon the Closing. It is a condition to the Closing that the Class A Ordinary Shares to be issued by Helix to the BVF Shareholders pursuant to the Business Combination Agreement and to the PIPE Investors pursuant to the Subscription Agreements be approved for listing on Nasdaq (subject only to official notice of issuance thereof), but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement and by each PIPE Investor pursuant to the terms of the Subscription Agreements.

Holders

As of February 28, 2022, there were two holders of record of our Class A Ordinary Shares. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Class A Ordinary Shares are held of record by banks, brokers and other financial institutions.

Dividend Policy

Helix has not paid any cash dividends on Class A Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board at such time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided for illustrative purposes only and should not be considered an indication of the results of operations or balance sheet of MoonLake following the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of Helix as of December 31, 2021 with the historical balance sheet of MoonLake as of December 31, 2021, giving pro forma effect to the Business Combination and the PIPE, as if they had occurred as of December 31, 2021.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of Helix for the year ended December 31, 2021, and the historical statement of operations of MoonLake for the period from March 10, 2021 (inception) to December 31, 2021, giving pro forma effect to the Business Combination and the PIPE as if they had occurred on January 1, 2021, the beginning of the earliest period presented in this prospectus.

This information should be read together with the audited consolidated MoonLake financial statements (including the related notes) as of and for the period ended December 31, 2021 and Helix’s audited condensed financial statements and related notes as of and for the year ended December 31, 2021, “MoonLake Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Helix Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

References to the “Combined Company” in this section “Unaudited Pro Forma Condensed Combined Financial Information” are to MoonLake Immunotherapeutics following the consummation of the transactions contemplated by the Business Combination Agreement.

Description of the Transaction

On October 4, 2021, Helix entered into the Business Combination Agreement with MoonLake. Following the Closing of the Business Combination contemplated by the Business Combination Agreement, the existing securityholders of MoonLake (except as noted below with respect to the BVF Shareholders) will retain their equity interests in MoonLake and will receive a number of non-economic voting shares in Helix determined by multiplying the number of MoonLake Common Shares held by them immediately prior to the Closing by the Exchange Ratio. The BVF Shareholders will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate number of Class A Ordinary Shares equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio. Helix will receive a controlling equity interest in MoonLake in exchange for making the Cash Contribution. The assumed Exchange Ratio for the preparation of the unaudited pro forma condensed combined financial information is 33.638698.

As consideration for the transaction, Helix will invest into MoonLake its Available Closing Date Cash, defined in the Business Combination Agreement as the aggregate amount of (a) the cash in Helix’s trust account, less amounts required to satisfy any Helix share redemptions and less the aggregate amount of any unpaid Helix transaction expenses plus (b) the aggregate proceeds received from any PIPE Investors. Available Closing Date Cash does not correspond to the Combined Company cash balance at Closing as it excludes certain other transactions, for example, Swiss stamp duty fees, MoonLake’s transaction expenses and the payment of the par value of the Class C Ordinary Shares at Closing. The Available Closing Date Cash is expected to be $216.3 million assuming no redemptions and $101.3 million assuming maximum redemptions. The Business Combination Agreement requires Helix to have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination for the Business Combination to complete. In exchange, MoonLake will issue 6,429,875 MoonLake Class V Voting Shares (assuming no redemptions) or 3,009,926 MoonLake Class V Voting Shares (assuming maximum redemptions) to Helix with a par value of CHF 0.01 per share, each having, due to its lower par value, ten times the voting power of a MoonLake Common Share.

Business Combination Structure

Assuming approval of the Business Combination by Helix’s shareholders and the satisfaction or waiver of the other closing conditions set forth in the Business Combination Agreement, the following transactions will occur:

(i)     At least four business days prior to the Closing Date, Helix and MoonLake will determine as of such date (x) the Preliminary Investment Amount, which will be equal to the cash in Helix’s Trust Account, less amounts required to satisfy any redemptions and less the aggregate amount of any unpaid Helix transaction expenses plus the aggregate proceeds actually received by Helix from any consummated PIPE as of such date, and (y) the MoonLake Preliminary Class V Voting Shares to be issued by MoonLake to Helix at the Closing, which will be equal to (A) the Preliminary Investment Amount divided by (B) the Exchange Ratio.

(ii)    At least three business days prior to the Closing Date, Helix will transfer an amount equal to the product of the MoonLake Preliminary Class V Voting Shares multiplied by CHF 0.01 (the nominal amount of each MoonLake Class V Voting Share) to a blocked Swiss bank account of MoonLake.

(iii)   One business day prior to the Closing Date, subject to approval by MoonLake’s shareholders and registration by the competent Swiss commercial register, the ML Parties and MoonLake will effectuate the Restructuring, to, among other things, (x) convert the existing MoonLake Series A Preferred Shares into an equal number of MoonLake Common Shares, such that the ML Parties will hold a single class of capital stock of MoonLake immediately prior to the Closing and (y) approve a capital increase for the issuance of MoonLake Class V Voting Shares, each Class V Voting Share due to its lower par value having ten times the voting power of a MoonLake Common Share.

(iv)   At the Closing, all then-outstanding Class B Ordinary Shares will be automatically converted into Class A Ordinary Shares on a one-for-one basis.

(v)    At the Closing, Helix will amend and restate its Existing MAA to, among other things, establish a share structure containing the Class A Ordinary Shares, which will carry economic and voting rights, and Class C Ordinary Shares, which will carry voting rights but no economic rights.

(vi)   On the Closing Date, Helix and MoonLake will determine (x) the Available Closing Date Cash, (y) the final number of MoonLake Class V Voting Shares attributable to Helix at the Closing based on the Available Closing Date Cash, which is assumed to be 6,429,875 (assuming no redemptions) or 3,009,926 (assuming maximum redemptions) and (z) the Cash Contribution.

(vii)  On the Closing Date, Helix will pay all unpaid transaction expenses and then make available the remaining Cash Contribution to MoonLake.

(viii) If the Available Closing Date Cash is lower than the Preliminary Investment Amount, at the election of MoonLake, Helix will retransfer to MoonLake the number of MoonLake Class V Voting Shares at par value that have been issued in excess.

(ix)   On the Closing Date, following the Restructuring, the BVF Shareholders will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate amount of Class A Ordinary Shares equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio.

(x)    On the Closing Date, Helix will issue Class C Ordinary Shares to the ML Parties (other than the BVF Shareholders).

(xi)   On the Closing Date, Helix will issue to the PIPE Investors an aggregate of 11,500,000 Class A Ordinary Shares at a price of $10.00 per share for gross proceeds of $115,000,000.

For more information on the Business Combination, refer to the “Business Combination Agreement.”

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Helix will be treated as the “acquired” company for financial reporting purposes, and MoonLake will be the accounting “acquirer”. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of MoonLake issuing shares for the net assets of Helix, accompanied by a recapitalization. The net assets of Helix will be stated at historical cost, with no goodwill or other intangible assets recorded.

MoonLake has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        the ML Parties (excluding the BVF Shareholders), through their ownership of the Class C Ordinary Shares, and together with the BVF Shareholders, through their ownership of Class A Ordinary Shares, will have the greatest voting interest in the Combined Company under the no and maximum redemptions scenarios with over 55% of the voting interest in each scenario;

•        MoonLake’s directors will represent the majority of the new Board of the Combined Company;

•        MoonLake’s senior management will be the senior management of the Combined Company; and

•        MoonLake is the larger entity based on historical operating activity and has the larger employee base.

Basis of Presentation

The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of the Combined Company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The unaudited pro forma condensed combined financial information presents only Transaction Accounting Adjustments and does not present Management’s Adjustments. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination and the PIPE.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or balance sheet that would have been reported had the Business Combination been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Combined Company following the Business Combination. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company after giving effect to the Business Combination. The financial results may have been different had the companies been combined for the referenced period. The companies have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information excludes certain transactions which are not contractually linked nor contingent upon the Closing of the Business Combination. These include:

•        35,000 MoonLake Common Shares previously held in treasury were granted after December 31, 2021 under MoonLake’s Employee Share Participation Plan; and

•        the remaining 22,756 MoonLake Common Shares held in treasury and 21,812 MoonLake Common Shares which have not been granted but have been approved for future equity grants under MoonLake’s Employee Share Participation Plan and MoonLake’s Employee Stock Option Plan.

The unaudited pro forma condensed combined financial information has been prepared assuming no exchange of the 433,968 issued MoonLake Common Shares held by the ML Parties (other than the BVF Shareholders), giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2021, into 14,598,118 Class A Ordinary Shares. The 433,968 issued MoonLake Common Shares held by the ML Parties (other than the BVF Shareholders) excludes 57,756 MoonLake Common Shares repurchased from Arnout Ploos van Amstel on December 13, 2021 upon his departure from MoonLake, held in treasury by MoonLake and re-allocated to MoonLake’s Employee Share Participation Plan and MoonLake’s Employee Stock Option Plan for future equity grants. The unaudited pro forma condensed combined financial information reflects the 24.58% and 30.47% direct ownership of the ML Parties (other than BVF Shareholders) as non-controlling interest in the Combined Company under no redemptions and maximum redemptions scenarios respectively. In the event that all 433,968 issued MoonLake Common Shares held by the ML Parties (other than the BVF Shareholders) are exchanged, the non-controlling interest would be reclassified to Class A Ordinary Shares and the number of Helix outstanding Ordinary Shares and corresponding voting rights will remain unchanged. The pro forma Combined Company EPS calculation illustrates the potential impact on the basic and diluted EPS if the shares were exchanged — refer to section “4. Loss per share.”

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative scenarios regarding redemption of Helix shares into cash:

•        Scenario 1 — No Redemptions:    This presentation assumes that no Helix shareholders exercise redemption rights with respect to their Class A Ordinary Shares.

•        Scenario 2 — Maximum Redemptions:    This presentation assumes that Helix shareholders will exercise their redemption rights for all 11,500,000 issued and outstanding redeemable Class A Ordinary Shares which are classified as temporary equity measured at fair value. This will result in a reduction of approximately $115 million of total funds in Helix’s trust account as of December 31, 2021 assuming that MoonLake and the ML Parties waive the Minimum Cash Condition. The maximum redemptions are calculated based on a pre-closing condition in the Business Combination Agreement and a provision in the Existing MAA which provides that Helix may not consummate the Business Combination if redemptions would cause Helix to fail to have at least $5,000,001 in net tangible assets immediately prior to or upon consummation of the Business Combination for the Business Combination. Therefore, Scenario 2 reflects the maximum redemptions that can occur for the Business Combination to close.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Helix’s public shareholders is unknowable prior to the deadline for the exercise of redemption rights with respect to Class A Ordinary Shares (which is two business days before the initial date of the extraordinary general meeting). Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.

The following table summarizes the unaudited pro forma Class A and Class C Ordinary Shares outstanding and the respective percentage share of the total voting rights assuming no redemptions or maximum redemptions scenarios, and calculated by applying the Exchange Ratio based on MoonLake’s Fully Diluted Shares as of December 31, 2021:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	Voting rights %	Shares	Voting rights %
Total Helix Acquisition Corp.
Helix Class A Ordinary Shares – existing shareholders (excl. Helix management)	11,500,000	19.36%	—	—%
Helix Class A Ordinary Shares – Helix management (sponsor promote and IPO private placement shares, excl. PIPE participation)	3,305,000	5.56%	3,305,000	6.90%
Helix Class A Ordinary Shares – PIPE shareholders	11,500,000	19.36%	11,500,000	24.01%
Helix Class A Ordinary Shares – BVF shareholders	18,501,284	31.14%	18,501,284	38.62%
Helix Class C Ordinary Shares – ML Parties (other than the BVF Shareholders)	14,598,118	24.58%	14,598,118	30.47%
Total Helix Class A and Class C Ordinary Shares Outstanding at Closing	59,404,402	100%	47,904,402	100%

The following table summarizes the Class A Ordinary Shares outstanding and the respective percentage share of the total voting rights assuming no redemptions or maximum redemptions scenarios after giving effect to the following transactions:

•        Inclusion of 35,000 MoonLake Common Shares previously held in treasury and granted to selected employees after December 31, 2021;

•        Inclusion of the remaining 22,756 MoonLake Common Shares held in treasury and of 21,812 MoonLake Common Shares which have not been granted but have been approved for future equity grants under MoonLake’s Employee Share Participation Plan and MoonLake’s Employee Stock Option Plan;

•        Inclusion of 6,660 options to acquire MoonLake Common Shares, assumed to be fully exercised; and

•        Exchange of all MoonLake Common Shares owned by the ML Parties (other than the BVF Shareholders), including those issued as per the transactions above, into Class A Ordinary Shares at a fixed exchange ratio of 1:33.638698 and the cancellation of the Class C Ordinary Shares.

If the above transactions were reflected in the unaudited condensed combined financial information, the outstanding MoonLake Common Shares would increase from 983,968 as at December 31, 2021 to 1,070,196. Out of this total, 520,196 MoonLake Common Shares would be held by the ML Parties (other than the BVF Shareholders) and exchanged into 17,498,716 Class A Ordinary Shares. Together with the Class A Ordinary Shares received by the BVF Shareholders, the total Class A Ordinary Shares issued to the ML Parties would increase from 33,099,402 to 36,000,000 resulting in a combined ownership of 57.78% (assuming no redemptions) or 70.86% (assuming maximum redemptions) in the Combined Company.

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	Voting rights	Shares	Voting rights
Total Helix Acquisition Corp.
Helix Class A Ordinary Shares – existing shareholders (excl. Helix management)	11,500,000	18.46%	—	—%
Helix Class A Ordinary Shares – Helix management (sponsor promote and IPO private placement shares, excl. PIPE participation)	3,305,000	5.30%	3,305,000	6.50%
Helix Class A Ordinary Shares – PIPE shareholders	11,500,000	18.46%	11,500,000	22.64%
Helix Class A Ordinary Shares – BVF shareholders	18,501,284	29.69%	18,501,284	36.42%
Helix Class A Ordinary Shares – ML Parties (other than the BVF Shareholders)	17,498,716	28.09%	17,498,716	34.44%
Total Helix Class A Ordinary Shares Outstanding at Closing	62,305,000	100%	50,805,000	100%

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in $, assuming no redemptions)

	as of December 31, 2021				as of December 31, 2021
	Helix (Historical)	MoonLake (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash	$666,790	$8,038,845	$197,131,142	(A)	$205,836,777
Other receivables	—	148,774	—		148,774
Prepaid expenses and other current assets	126,916	1,449,096	—		1,576,012
Total current assets	793,706	9,636,715	197,131,142		207,561,563
NON-CURRENT ASSETS:
Investments held in trust account	115,042,608	—	(115,042,608)	(B)	—
Property and equipment, net	—	45,739	—		45,739
TOTAL ASSETS	$115,836,314	$9,682,454	$82,088,534		$207,607,302

LIABILITIES
CURRENT LIABILITIES:
Trade and other payables	$—	$1,569,290	$—		$1,569,290
Short-term loans	—	15,000,000	(15,000,000)	(R)	—
Accrued expenses and other current liabilities	3,870,251	4,518,311	(3,655,068)	(D) – (BB)	4,733,494
Total current liabilities	3,870,251	21,087,601	(18,655,068)		6,302,784
Pension liability	—	239,860	—		239,860
Deferred underwriting fee payable	4,025,000	—	(4,025,000)	(D)	—
Total long-term liabilities	4,025,000	239,860	(4,025,000)		239,860

Helix – Class A Ordinary Shares subject to possible redemption, 11,500,000 shares at $10.00 per share as of December 31, 2021	115,000,000	—	(115,000,000)	(G)	—

SHAREHOLDERS’ EQUITY:
MoonLake Common Shares, CHF 0.10 par value; 390,000 shares authorized; 361,528 shares issued and 303,772 outstanding	—	38,537	(38,537)	(H)	—
MoonLake Treasury Shares	—	(6,202)	6,202	(H)	—
Historical: Helix Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 430,000 shares issued and outstanding Pro Forma Combined: Helix Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 44,806,284 shares issued and outstanding	43	—	4,438	(I)	4,481
Helix Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	—	(288)	(M)	—
Helix Class C Ordinary Shares, $0.0001 par value; 100,000,000 shares authorized; 14,598,118 shares issued and outstanding	—	—	1,460	(L)	1,460
MoonLake Series A Preferred shares, CHF 0.10 par value; 680,196 shares authorized; 680,196 shares issued and outstanding	—	72,466	(72,466)	(H)	—
Additional paid-in capital	—	42,061,984	159,814,346	(N)	201,876,330
Accumulated deficit	(7,059,268)	(53,643,615)	6,422,213	(O)	(54,280,670)
Accumulated other comprehensive loss	—	(168,177)	—		(168,177)
Total shareholders’ equity attributable to Helix shareholders	(7,058,937)	(11,645,007)	166,137,368		147,433,424
Total shareholders’ equity attributable to non-controlling interest	—	—	53,631,234	(Q)	53,631,234
Total shareholders’ equity	(7,058,937)	(11,645,007)	219,768,602		201,064,658
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,836,314	$9,682,454	$82,088,534		$207,607,302

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in $, assuming maximum redemptions)

	as of December 30, 2021				as of December 31, 2021
	Helix (Historical)	MoonLake (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash	$666,790	$8,038,845	$83,238,960	(A)	$91,944,595
Other receivables	—	148,774	—		148,774
Prepaid expenses and other current assets	126,916	1,449,096	—		1,576,012
Total current assets	793,706	9,636,715	(83,238,960)		93,669,381
NON-CURRENT ASSETS:
Investments held in trust account	115,042,608	—	(115,042,608)	(C)	—
Property and equipment, net	—	45,739	—		45,739
TOTAL ASSETS	$115,836,314	$9,682,454	$(31,803,648)		$93,715,120

LIABILITIES
CURRENT LIABILITIES:
Trade and other payables	$—	$1,569,290	$—		$1,569,290
Short-term loans	—	15,000,000	(15,000,000)	(R)	—
Accrued expenses and other current liabilities	3,870,251	4,518,311	(3,655,068)	(D) – (BB)	4,733,494
Total current liabilities	3,870,251	21,087,601	(18,655,068)		6,302,784
Pension liability	—	239,860	—		239,860
Deferred underwriting fee payable	4,025,000	—	(4,025,000)	(D)	—
Total long term liabilities	4,025,000	239,860	(4,025,000)		239,860

Helix Class A Ordinary Shares subject to possible redemption, 11,500,000 shares at $10.00 per share	115,000,000	—	(115,000,000)	(G)	—

SHAREHOLDERS’ EQUITY:
MoonLake Common Shares, CHF 0.10 par value; 390,000 shares authorized; 361,528 shares issued and 303,772 outstanding	—	38,537	(38,537)	(H)	—
MoonLake Treasury Shares		(6,202)	6,202	(H)	—
Historical: Helix Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 430,000 shares issued and outstanding Pro Forma Combined: Helix Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 33,306,284 shares issued and outstanding	43	—	3,288	(I)	3,331
Helix Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 shares issued and outstanding	288	—	(288)	(M)	—
Helix Class C Ordinary Shares, $0.0001 par value; 100,000,000 shares authorized; 14,598,118 shares issued and outstanding	—	—	1,460	(L)	1,460
MoonLake Series A Preferred shares, CHF 0.10 par value; 680,196 shares authorized; 680,196 shares issued and outstanding	—	72,466	(72,466)	(H)	—
Additional paid-in capital	—	42,061,984	70,113,908	(N)	112,175,892
Accumulated deficit	(7,059,268)	(53,643,615)	6,422,213	(O)	(54,280,670)
Accumulated other comprehensive loss	—	(168,177)	—		(168,177)
Total shareholders’ equity attributable to Helix shareholders	(7,058,937)	(11,645,007)	76,435,780		57,731,836
Total shareholders’ equity attributable to non-controlling interest	—	—	29,440,640	(Q)	29,440,640
Total shareholders’ equity	(7,058,937)	(11,645,007)	105,876,420		87,172,476

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,836,314	$9,682,454	$(31,803,648)		$93,715,120

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in $, except share and per share data assuming no redemptions and maximum redemptions)

					Assuming No Redemptions	Assuming Maximum Redemptions
	Helix (Historical)	MoonLake (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Combined
Operating expenses
Research and development	$—	$(35,529,331)	$—		$(35,529,331)	$(35,529,331)
General and administrative	(4,570,345)	(18,042,710)	(637,055)	(BB) – (CC)	(23,250,110)	(23,250,110)
Fixed assets depreciation	—	(4,971)	—		(4,971)	(4,971)
Total operating expenses	(4,570,345)	(53,577,012)	(637,055)		(58,784,412)	(58,784,412)
Operating loss	(4,570,345)	(53,577,012)	(637,055)		(58,784,412)	(58,784,412)

Other income/(expenses)	27,691	(61,848)	(27,691)	(AA)	(61,848)	(61,848)

Loss before income tax	(4,542,654)	(53,638,860)	(664,746)		(58,846,260)	(58,846,260)

Income tax	—	(4,755)	—		(4,755)	(4,755)
Net loss attributable to the Combined Company	(4,542,654)	(53,643,615)	(664,746)		(58,851,015)	(58,851,015)
Of which: net loss attributable to Helix shareholders	—	—	—		(43,153,316)	(38,975,342)
Of which: net loss attributable to non-controlling interest	—	—	—		(15,697,699)	(19,875,673)

Net loss per share attributable to shareholders, basic and diluted	$(0.31)	$(230.15)

Weighted average Common Shares outstanding, basic and diluted(1)	14,805,000	233,086

Pro forma net loss per share attributable to Helix Class A Ordinary Shares shareholders, basic and diluted (assuming no redemptions)					$(0.96)

Pro forma weighted average Helix Class A Ordinary Shares outstanding, basic and diluted (assuming no redemptions)					44,806,284

Pro forma net loss per share attributable to Helix Class A Ordinary Shares shareholders, basic and diluted (assuming maximum redemptions)						$(1.17)

Pro forma weighted average Helix Class A Ordinary Shares outstanding, basic and diluted (assuming maximum redemptions)						33,306,284

____________

(1)      The Helix historical weighted average shares outstanding includes 11,500,000 shares subject to possible redemption for Helix at December 31, 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis that MoonLake is the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        MoonLake’s audited consolidated balance sheet as of December 31, 2021 and the notes thereto, included elsewhere in this prospectus; and

•        Helix’s audited condensed balance sheet as of December 31, 2021 and the notes thereto, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        MoonLake’s audited consolidated statement of operations and comprehensive loss for the period from March 10, 2021 (inception) through December 31, 2021 and the notes thereto, included elsewhere in this prospectus; and

•        Helix’s audited statement of operations for the year ended December 31, 2021 and the notes thereto, included elsewhere in this prospectus.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of MoonLake after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible that the difference may be material. MoonLake’s and Helix’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and balance sheet would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or balance sheet of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of MoonLake and Helix.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented. MoonLake’s and Helix’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the Combined Company incurred significant losses during the historical period presented.

2. Accounting Policies

Upon Closing of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)    Represents pro forma adjustments to the cash balance to reflect in case of no redemptions the following:

	(in $)
Reclassification of investments held in Trust Account	$115,042,608	(B)
Proceeds from PIPE	115,000,000	(E)
Payment of Helix transaction expenses (excluding deferred underwriting fee payable and accrued expenses)	(5,854,749)	(D)
Payment of Helix deferred underwriting fees	(4,025,000)	(D)
Payment of accrued expenses	(3,870,251)	(D)
Payment of Swiss stamp duty	(2,162,926)	(F)
Payment of MoonLake transaction expenses	(2,000,000)	(F)
Issuance of Helix Class C Ordinary Shares to MoonLake shareholders	1,460	(L)
Repayment of loan to BVF Shareholders	(15,000,000)	(R)
	$197,131,142	(A)

Or the following in case of maximum redemptions:

	(in $)
Reclassification of investments held in Trust Account	$—	(C)
Proceeds from PIPE	115,000,000	(E)
Payment of Helix transaction expenses (excluding deferred underwriting fee payable and accrued expenses)	(5,854,749)	(D)
Payment of Helix deferred underwriting fees	(4,025,000)	(D)
Payment of accrued expenses	(3,870,251)	(D)
Payment of Swiss stamp duty	(1,012,500)	(F)
Payment of MoonLake transaction expenses	(2,000,000)	(F)
Issuance of Helix Class C Ordinary Shares to MoonLake shareholders	1,460	(L)
Repayment of loan to BVF Shareholders	(15,000,000)	(R)
	$83,238,960	(A)

(B)    Reflects the reclassification of $115.0 million investments held in the Trust Account that becomes available to the Combined Company following the Business Combination.

(C)    Reflects the derecognition of $115.0 million of investments held in the Trust Account that becomes available to the Class A ordinary shareholders following the Business Combination in case of maximum redemption.

(D)    Represents estimated transaction costs of approximately $13.8 million incurred by Helix in consummating the transaction, payable at closing, and accounted for through a reduction of Cash and cash equivalents and a corresponding reduction in Additional paid-in capital of $5.9 million, a reduction in deferred underwriting fee payable of $4.0 million and a reduction in accrued expenses of $3.9 million.

(E)    Reflects the gross proceeds of $115.0 million received through the issuance of Class A Ordinary Shares at $10.00 per share in a private placement (PIPE) pursuant to the Subscription Agreements.

(F)    Reflects the payment of $4.2 million (assuming no redemptions) or the payment of $3.0 million (assuming maximum redemptions) of estimated MoonLake transaction expenses including Swiss stamp duty fee which are payable at closing and results in a decrease to Cash and cash equivalents and a corresponding reduction in Additional paid-in capital.

(G)    Reflects the reclassification of $115.0 million Class A Ordinary Shares subject to possible redemption from temporary equity to shareholders’ equity, in case of no redemptions. The maximum redemption scenario reflects shareholders’ redemption of 11,500,000 Class A Ordinary Shares subject to possible redemption, for aggregate redemption payments of $115.0 million at a redemption price of approximately $10.0 per share.

(H)    Reflects the following transactions:

•        Conversion of the 680,196 outstanding MoonLake Series A Preferred Shares into 680,196 MoonLake Common Shares on a 1:1 ratio resulting in a total of 1,041,724 MoonLake Common Shares issued;

•        Reversal of $111,003 nominal value of the 1,041,724 MoonLake Common Shares issued against Additional Paid In Capital required to reflect the equity of Helix; and

•        Reversal of $6,202 nominal value of the 57,756 MoonLake Common Shares repurchased by MoonLake following the resignation of a co-founder and held in treasury against Additional Paid In Capital required to reflect the equity of Helix.

(I)     Reflects the following transactions of which all have a par value of $0.0001:

•        Issuance of 11,500,000 Class A Ordinary Shares to PIPE investors;

•        Conversion of 2,875,000 Class B Ordinary Shares, into Class A Ordinary Shares on a 1:1 ratio;

•        Reclassification of 11,500,000 Class A Ordinary Shares subject to possible redemptions to permanent shareholders’ equity in case of no redemptions;

•        Derecognition of 11,500,000 Class A Ordinary Shares subject to possible redemption and classified as temporary equity measured at fair value, for aggregate redemption payments of $115.0 million at a redemption price of approximately $10.0 per share, in case of maximum redemptions; and

•        Issuance of 18,501,284 Class A Ordinary Shares with a par value of $0.0001 to BVF Shareholders accounted for through a reduction in Additional paid-in capital and a corresponding increase in the Class A Ordinary Shares issued.

(L)    Reflects the issuance of 14,598,118 Class C Ordinary Shares with a par value of $0.0001 to MoonLake shareholders accounted for through an increase in Cash and cash equivalents and a corresponding increase in the Class C Ordinary Shares issued.

(M)   Reflects the conversion of 2,875,000 outstanding Class B shares into Class A Ordinary Shares on a 1:1 ratio.

(N)    Represents pro forma adjustments to additional paid-in capital to reflect in case of no redemptions the following:

Issuance of Helix Class A Ordinary Shares from PIPE net of par value	$114,998,850	(E)
Reclassification of Helix Class A Ordinary Shares subject to redemptions to permanent equity net of par value	114,998,850	(G)
Helix and MoonLake transaction costs including stamp duty fees	(10,017,675)	(D)(F)
Elimination of Helix’s historical accumulated deficit	(7,059,268)	(P)
Reversal of 983,968 issued and outstanding MoonLake Common Shares	104,801	(H)
Issuance of Helix Class A Ordinary Shares to BVF shareholders	(1,850)	(I)
Share-based compensation accelerated vesting upon Closing of the Business Combination	421,872	(CC)
MoonLake non-controlling interest in the Combined Company	(53,631,234)	(Q)
	$159,814,346	(N)

Represents pro forma adjustments to additional paid-in capital balance to reflect the following case of maximum redemptions:

Issuance of Helix Class A Ordinary Shares from PIPE net of par value	$114,998,850	(E)
Reclassification of Helix Class A Ordinary Shares subject to redemptions to permanent equity net of par value	—	(G)
Helix and MoonLake transaction costs including stamp duty fees	(8,867,249)	(D)(F)
Elimination of Helix’s historical accumulated deficit	(7,059,268)	(P)
Reversal of 983,968 issued and outstanding MoonLake Common Shares	104,801	(H)
Issuance of Helix Class A Ordinary Shares to BVF shareholders	(1,850)	(I)
Distribution of the interest earned on the Trust Account to redeeming shareholders following derecognition of conditionally redeemable Helix Class A Ordinary Shares classified as temporary equity	(42,608)	(C)
Share-based compensation accelerated vesting upon Closing of the Business Combination	421,872	(CC)
MoonLake non-controlling interest in the Combined Company	(29,440,640)	(Q)
	$70,113,908	(N)

(O)    Represents pro forma adjustments to accumulated deficit to reflect the following:

	(in $)
Elimination of Helix’s historical accumulated deficit	$7,059,268	(P)
Bonus Accrual	(215,183)	(BB)
Share-based compensation accelerated vesting upon Closing of the Business Combination	(421,872)	(CC)
	$6,422,213	(O)

(P)    Reflects the elimination of Helix’s historical accumulated deficit.

(Q)    Represents the 26.67% (assuming no redemptions) or 33.77% (assuming maximum redemptions) non-controlling interest held by MoonLake shareholders in the Combined Company at closing which is derived as follows:

	Assuming no redemptions
	Shares	Total Par Value	Economic Rights %	Voting Rights %
MoonLake Common Shares (held by ML Parties other than the BVF Shareholders)	433,968	46,221	26.67%	5.85%
MoonLake Common Shares (held by Helix)	550,000	58,579	33.81%	7.42%
MoonLake Class V Voting shares (held by Helix)	6,429,875	68,483	39.52%	86.73%
Total MoonLake Ordinary Shares Outstanding at Closing	7,413,843	173,283	100%	100%
	Assuming maximum redemptions
	Shares	Total Par Value	Economic Rights %	Voting Rights %
MoonLake Common Shares (held by ML Parties other than the BVF Shareholders):	433,968	46,221	33.77%	10.87%
MoonLake Common Shares (held by Helix)	550,000	58,579	42.81%	13.77%
MoonLake Class V Voting shares (held by Helix)	3,009,926	32,058	23.42%	75.36%
Total MoonLake Ordinary Shares Outstanding at Closing	3,993,894	136,858	100%	100%
	Assuming No Redemptions	Assuming Maximum Redemptions
Total Shareholders’ equity	201,064,657	87,172,476
Non-controlling interest % of the Combined Company	26.67%	33.77%
Total Shareholders’ Equity attributable to non-controlling interest(1)	53,631,234	29,440,640

____________

(1)      The total Shareholders’ Equity attributable to non-controlling interest may not be recalculated due to rounding of the NCI % interest.

(R)    Reflects the repayment of a $15,000,000 loan to the BVF Shareholders.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AA) Represents the elimination of investment income related to the investments held in the Trust Account.

(BB) Represents the bonus accrual for the MoonLake co-founders which is partially contingent on the transaction.

(CC) Represents the accelerated vesting of share-based compensation grants under ESPP upon Closing of the Business Combination.

4. Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the period ended December 31, 2021:

•        Scenario 1 — No Redemptions:    This presentation assumes that no Helix shareholders exercise redemption rights with respect to their Class A Ordinary Shares.

•        Scenario 2 — Maximum Redemptions:    This presentation assumes that Helix shareholders will exercise their redemption rights for all 11,500,000 issued and outstanding redeemable Class A Ordinary Shares which are classified as temporary equity measured at fair value. This will result in a reduction of approximately $115 million of total funds in Helix’s trust account as of December 31, 2021 assuming that MoonLake and the ML Parties waive the Minimum Cash Condition. The maximum redemptions are calculated based on a pre-closing condition in the Business Combination Agreement and a provision in the Existing MAA which provides that Helix may not consummate the Business Combination if redemptions would cause Helix to fail to have at least $5,000,001 in net tangible assets immediately prior to or upon consummation of the Business Combination for the Business Combination.

	Twelve Months Ended December 31, 2021
	Assuming no redemptions	Assuming maximum redemptions
Pro forma net loss attributable to the Combined Company	$(58,851,015)	$(58,851,015)
Less: Pro forma net loss attributable to non-controlling interest	$(43,153,316)	$(38,975,342)
Pro forma net loss attributable to Helix shareholders	$(15,697,699)	$(19,875,673)
Weighted average shares outstanding – basic and diluted(1)	44,806,284	33,306,284
Net loss per share – basic and diluted attributable to Helix shareholders	$(0.96)	$(1.17)

Weighted average shares outstanding – basic and diluted
Helix Class A Ordinary Shares – existing shareholders (excl. Helix management)	11,500,000	—
Helix Class A Ordinary Shares – Helix management (includes sponsor promote and IPO private placement shares, excl. PIPE participation)	3,305,000	3,305,000
Helix Class A Ordinary Shares – BVF shareholders	18,501,284	18,501,284
Helix Class A Ordinary Shares – PIPE shareholders	11,500,000	11,500,000
	44,806,284	33,306,284

____________

(1)      The pro forma shares used to calculate the net loss per share — basic, excludes 14,598,118 Class C Ordinary Shares as they do not carry economic rights. In the event that ML Parties (other than the BVF Shareholders) elect to exchange their 433,968 MoonLake Common Shares into 14,598,118 Class A Ordinary Shares, the weighted average number of shares outstanding will be 59,404,402 and 47,904,402 assuming no redemptions and maximum redemptions scenarios respectively. This would result in a net loss per share — basic of $(0.99) and $(1.23) assuming no redemptions and maximum redemptions scenarios respectively.

OTHER INFORMATION RELATED TO HELIX

Introduction

Helix is blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, Helix is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Although Helix is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, Helix has focused its search for an initial business combination on healthcare or healthcare related industries, which can benefit from the expertise and capabilities of its management team in order to create long-term shareholder value. Helix has neither engaged in any operations nor generated any revenue to date. Prior to executing the Business Combination Agreement with MoonLake, Helix’s efforts were limited to organizational activities, completion of our IPO and the identification and evaluation of possible acquisition targets for business combinations.

IPO and Private Placement

In connection with Helix’s formation, during the period ended August 19, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Helix in consideration for 3,593,750 Class B Ordinary Shares. On September 30, 2020, the Sponsor surrendered, for no consideration, 718,750 Class B Ordinary Shares, resulting in the Sponsor holding 2,875,000 Class B Ordinary Shares. All share and per-share amounts have been retroactively restated to reflect the cancellation of these shares. In September 2020, the Sponsor transferred 30,000 founder shares to each of its independent directors, Nancy Chang, Will Lewis and John Schmid.

On October 22, 2020, we consummated our IPO of 11,500,000 Class A Ordinary Shares, including the issuance of 1,500,000 Class A Ordinary Shares as a result of the underwriter’s exercise in full of its over-allotment option. The Class A Ordinary Shares were sold at a price of $10.00 per share, generating gross proceeds to Helix of $115,000,000. Simultaneously with the closing of the IPO, Helix completed the private sale of 430,000 Class A Ordinary Shares at a purchase price of $10.00 per share, to the Sponsor, generating gross proceeds to Helix of $4,300,000.

A total of $115,000,000 comprised of the proceeds from the IPO and the simultaneous private placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds in the Trust Account that may be released to Helix to pay its taxes, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of Helix’s initial business combination, (ii) the redemption of any of Helix’s public shares properly tendered in connection with a shareholder vote to amend the Existing MAA to (A) modify the substance or timing of its obligation to allow redemption in connection with Helix’s initial business combination or to redeem 100% of Helix’s public shares if it does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, and (iii) the redemption of Helix’s public shares if it is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law.

As of December 31, 2021, there was $115,042,608 in investments and cash held in the Trust Account and $666,790 of cash held outside the Trust Account available for working capital purposes.

Properties

Helix currently leases executive offices at 200 Clarendon Street, 52nd Floor, Boston MA 02116 from the Sponsor. Helix pays the Sponsor $10,000 per month for office space, utilities, administrative services, and remote support services pursuant to an administrative services agreement, which we believe is at least as favorable a price as we could have negotiated from a third party for such services. We consider our current office space adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of the Company will be those of MoonLake, located at Dorfstrasse 29, 6300 Zug, Switzerland.

Employees

Helix has two executive officers. These individuals are not obligated to devote any specific number of hours to Helix’s matters and intend to devote only as much time as they deem necessary to our affairs. Helix does not intend to have any full time employees prior to the consummation of a Business Combination.

Directors and Executive Officers

Our directors and executive officers are as follows.

Name	Age	Position
Bihua Chen	53	Chief Executive Officer and Chairwoman
Dr. Andrew J. Phillips	51	Chief Financial Officer
Dr. Nancy Chang	72	Director
Will Lewis	53	Director
John Schmid	59	Director

Bihua Chen serves as the Chief Executive Officer and Chairwoman of the Helix Board. In addition, Ms. Chen has served as a director of Biomea Fusion, Inc. since April 2020, which completed its initial public offering in April 2021, and as a director of Erasca, Inc. since August 2020, which completed its initial public offering in July 2021. Ms. Chen also serves on the board of several privately held life science companies: Alta Vision, Inc., Supira Medical, Adona Medical, Inc., Umoja Biopharma, Inc., Chroma Medicine, Inc., Blossom Bioscience Ltd., Orionis Biosciences, Aleksia Therapeutics, Inc., and Akura Medical, Inc. Ms. Chen is the founder and managing member of Cormorant. Prior to founding Cormorant, Ms. Chen managed a separately managed account focused on the healthcare sector as a sub-adviser to a large, multi-strategy hedge fund based in New York. During Ms. Chen’s time managing the account from 2005 through 2010, the account grew from $75 million in assets to $800 million in assets. Prior to that, Ms. Chen was a healthcare analyst and sector portfolio manager for American Express Asset Management, Boston. Ms. Chen has also served as a portfolio manager for the Asterion Life Science Fund from 2001 through 2002, an equity analyst and portfolio manager for Bellevue Research from 2000 through 2001 and an equity analyst for Putnam Investments from 1998 through 2001. Ms. Chen obtained a Master of Business Administration degree from the Wharton School of Business in 1998 and graduated with a Master of Science degree in Molecular Biology from the Graduate School of Biomedical Science at Cornell Medical College in 1994. Ms. Chen also holds a Bachelor of Science degree in Genetics and Genetic Engineering from Fudan University, Shanghai, China, which she received in 1990.

Dr. Andrew J. Phillips has served as a Managing Director at Cormorant Asset Management, an investment manager, since August 2020. Since April 2021 he has also served as Chief Financial Officer of Helix and since June 2021 he has also served as Chief Executive Officer of Blossom Bioscience Ltd., and since December 2021 he has also served as interim Chief Executive Officer of Aleksia Therapeutics Inc. Dr. Phillips is a Director at the following private companies: OnKure, Inc., Expansion Therapeutics, Inc., BiVACOR, Inc., Blossom Bioscience, Ltd, Blossom Biomedicines USA, Inc., ONK Therapeutics, Ltd., Kestrel Therapeutics Inc., and Enliven Therapeutics, Inc. Dr. Phillips previously served as a Director at Elevation Oncology, Inc. from November 2020 through June 2021, and Immuneering Corp from December 2020 through July 2021. From January 2016 to March 2020, Dr. Phillips was with C4 Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on therapeutics for the treatment of cancer and other diseases, where he served as Chief Executive Officer from May 2018 to March 2020, President from September 2016 to May 2018 and Chief Scientific Officer from January 2016 to May 2018. From July 2014 to January 2016, he served as Senior Director, Center for Development of Therapeutics at the Broad Institute, a biomedical and genomic research organization. From June 2010 to January 2015, Dr. Phillips was a Professor of Chemistry at Yale University, and from July 2001 to June 2010 he was Assistant Professor, Associate Professor, and Professor of Chemistry and Biochemistry at the University of Colorado. He holds a B.Sc. in Biochemistry and a Ph.D. in Chemistry from the University of Canterbury in New Zealand.

Dr. Nancy Chang has served on the Helix Board since 2020. Dr. Chang is currently serving as the CEO of Ansun Biopharma, Inc., a clinical late stage biopharmaceutical company focused on the development of unique host-directed anti-viral therapies for respiratory viruses. In addition to her role with Ansun Biopharma, Inc., she also serves as the Chairman and Founder of Apex Capital, an investment management company focused on investments in healthcare, education and socially responsible ventures. From 2007 to 2012, Dr. Chang was the Founder, Chairperson and Senior Managing Director of Caduceus Asia Partners at OrbiMed Advisors L.L.C., one of the largest healthcare focused investment management firms in the world. Prior to that, Dr. Chang was the Co-Founder, President, Chief Executive Officer and Chairman of Tanox, Inc., a company focused on the development of therapeutics to address major unmet medical needs in the areas of asthma, allergy, inflammation, HIV infection and other diseases affecting the human immune system, from 1986 to 2006, and led the company through an initial public offering in 2000 and growth to a $1 billion public valuation until its acquisition by Genentech Inc. in 2007. From 1980 to 1986, Dr. Chang held several leadership positions at Centocor Biotech Inc., now a division of Johnson & Johnson. In addition, Dr. Chang has served on the boards of a number of companies, including Charles River Laboratory International, Inc., Eddingpharm (Cayman) Inc., Crown Bioscience Inc., Applied Optoelectronics, Inc., SciClone Pharmaceuticals, Inc., and a number of other private companies. In addition, Dr. Chang was a member of the board of directors at BIO (the Biotech Industry Organization in the U.S.) and BioHouston (the biotech industry organization in Houston, Texas). She has published more than 35 papers on topics ranging from monoclonal antibodies to human immunodeficiency virus (HIV) and holds seven patents. Dr. Chang graduated from National Tsing Hua University in Taiwan and received her Ph. D. from the Division of Medical Sciences at Harvard Medical School in 1979.

Will Lewis has served on the Helix Board since 2020. He joined Insmed, Inc. in 2012 as President and Chief Executive Officer and as a member of the board of directors. Mr. Lewis became chair of the board of directors in November 2018. He is the former Co-Founder, President, and Chief Financial Officer of Aegerion Pharmaceuticals, Inc. (Nasdaq: AEGR), and previously spent more than 10 years working in investment banking in the U.S. and Europe. He also previously worked for the U.S. government. Will holds a Bachelor of Arts degree cum laude from Oberlin College as well as a Master of Business Administration and a Juris Doctor with Honors from Case Western Reserve University. Will is a member of the board of trustees of BioNJ, the life sciences association for New Jersey, and a member of the board of trustees of Case Western Reserve University.

John Schmid has served on the Helix Board since 2020. Mr. Schmid currently serves as a member of the board of directors of AnaptysBio, Inc., Design Therapeutics, Inc., Poseida Therapeutics, Inc., Xeris Pharmaceuticals, Inc., and Forge Therapeutics, Inc., all pharmaceutical companies, and as the chairman of the board of directors of Speak, Inc., a speakers bureau, which he helped found in 1989. Mr. Schmid served as Chief Financial Officer of Auspex Pharmaceuticals, Inc. from 2013 until its sale to Teva Pharmaceuticals, Inc. in 2015. Prior to Auspex Pharmaceuticals, Inc., he co-founded Trius Therapeutics, Inc., where he served as Chief Financial Officer from 2004 until its merger with Cubist Pharmaceuticals, Inc. in 2013. Mr. Schmid also served as Chief Financial Officer at GeneFormatics, Inc. from 1998 to 2003 and as Chief Financial Officer at Endonetics, Inc. from 1995 to 1998. Mr. Schmid holds a Bachelor’s degree in Economics from Wesleyan University and a Master of Business Administration degree from the University of San Diego.

Director Independence

The rules of Nasdaq require that a majority of the Helix Board be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in Nasdaq rules and applicable SEC rules. The Helix Board has determined that Nancy Chang, Will Lewis and John Schmid are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Board Committees

The Helix Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the Helix Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the board of directors. Will Lewis and Nancy Chang serve as the members of the audit committee, and John Schmid chairs the audit committee. All members of our audit committee are independent of and unaffiliated with our Sponsor and our underwriters.

Each member of the audit committee is financially literate and the Helix Board has determined that John Schmid qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the firm has with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board (“FASB”), the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Nancy Chang and John Schmid serve as the members of the compensation committee, and Will Lewis chairs the compensation committee. All members of our compensation committee are independent of and unaffiliated with our Sponsor and our underwriters.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•        reviewing and making recommendations to the Helix Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment of customary fees we may elect to make to members of the Helix Board for director service and payment to an affiliate of our Sponsor of $10,000 per month, for up to 24 months, for office space, utilities, administrative services and remote support services and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. John Schmid and Will Lewis serve as the members of the nominating and corporate governance committee, and Nancy Chang chairs the nominating and corporate governance committee. All members of our nominating and corporate governance committee are independent of and unaffiliated with our Sponsor and our underwriters.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Helix Board, and recommending to the Helix Board candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•        developing and recommending to the Helix Board and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Helix Board, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Helix Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to the Helix Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have previously filed a copy of our Code of Business Conduct and Ethics as an exhibit to the registration statement in connection with our IPO. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of the Helix Board will be provided without charge upon request from us.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this prospectus.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. Helix has filed with the SEC our Annual Report on Form 10-K for the years ended December 31, 2021 and 2020, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2020, March 31, 2021, June 30, 2021, and September 30, 2021.

HELIX MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Such forward-looking statements reflect our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus.

Overview

We are a blank check company incorporated as a Cayman Island exempted company on August 13, 2020 for the purpose of effecting a merger, share exchange, amalgamation, asset acquisition, share purchase, reorganization or other similar business combination. On October 22, 2020, we consummated the IPO of 115,000,000 public shares, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 public shares, at $10.00 per public share, generating gross proceeds of $115,000,000. We incurred total offering costs of approximately $6,325,000 in underwriting fees (inclusive of $4,025,000 in deferred underwriting fees). Simultaneously with the closing of the IPO, we consummated the private placement of 430,000 Class A Ordinary Shares to our Sponsor at a price of $10.00 per share, generating gross proceeds to Helix of $4,300,000.

Upon the closing of the IPO and the private placement, $115.0 million ($10.00 per share) of the net proceeds of the IPO and private placement was placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of an initial business combination or (ii) the distribution of the Trust Account as described below.

If we have not completed an initial business combination 24 months from the closing of the IPO, or October 22, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of public shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Helix Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other the requirements of applicable law.

Proposed Business Combination

On October 4, 2021 we entered into the Business Combination Agreement with MoonLake, the ML Parties, the Sponsor and the ML Parties’ Representative. Pursuant to the Business Combination Agreement, following the Closing, (i) the ML Parties (other than the BVF Shareholders) will retain their equity interests in MoonLake and will receive a number of non-economic voting shares in Helix determined by multiplying the number of MoonLake Common Shares held by them immediately prior to the Closing by the Exchange Ratio; (ii) the BVF Shareholders will assign all of their MoonLake Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate number of Class A Ordinary Shares equal to the product of such number of assigned MoonLake Common Shares and the Exchange Ratio; and (iii) Helix will receive a controlling equity interest in MoonLake in exchange for making the Cash Contribution. The Exchange Ratio is the quotient obtained by dividing (a) 360,000,000 by (b) the fully diluted shares of MoonLake prior to the Closing by (c) 10. Substantially all of the assets and business of MoonLake and Helix will be held by MoonLake as the operating company following the Closing. At the Closing, Helix will change its name to “MoonLake Immunotherapeutics.”

The Business Combination has been approved by the Helix Board and the MoonLake board of directors. The Closing is expected to occur early in the first quarter of 2022, following the receipt of the required approval by MoonLake’s and Helix’s shareholders and the satisfaction of certain other customary closing conditions.

Results of Operations

We have neither engaged in any operations (other than searching for an initial business combination after our IPO) nor generated any operating revenues to date. Our only activities from inception through December 31, 2021 were organizational activities, those necessary to prepare for the IPO, and, subsequent to the IPO, identifying MoonLake as the target company for our initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the year ended December 31, 2021, we had a net loss of $4,542,654, which consisted of general and administrative expenses of $4,570,345 offset by interest earned on investments held in Trust Account of $27,691.

For the period from August 13, 2020 (inception) through December 31, 2020, we had a net loss of $90,838, which consisted of formation and operating costs of $105,755, offset by interest earned on investments held in Trust Account of $14,917.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.

For the year ended December 31, 2021, cash used in operating activities was $611,071. Net loss of $4,542,654 was affected by interest earned on investments held in the Trust Account of $27,691 and changes in operating assets and liabilities, which used $3,959,274 of cash for general and administrative expenses.

For the period from August 13, 2020 (inception) through December 31, 2020, cash used in operating activities was $316,692. Net loss of $90,838 was affected by the formation cost paid by Sponsor in exchange for issuance of founder shares of $5,000, interest earned on investments held in the Trust Account of $14,917, and changes in operating assets and liabilities, which used $215,937 of cash for operating activities.

As of December 31, 2021, we had cash and marketable securities held in the Trust Account of $115,042,608. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our initial business combination. We may withdraw interest from the Trust Account to pay taxes, if any. Through December 31, 2021, we did not withdraw any interest earned on the Trust Account to pay our taxes. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At December 31, 2021, we held $666,790 of cash outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into shares, at a price of $10.00 per share, at the option of the lender. The shares would be identical to the private placement shares. As of December 31, 2021, there were no amounts outstanding under any working capital loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities, administrative services and remote support services provided to Helix. We began incurring these fees on October 22, 2020 and will continue to incur these fees monthly until the earlier of the completion of an initial business combination and Helix’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Share, or $4,025,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

On July 22, 2021, Helix retained SVB Leerink as its financial advisor in connection with the proposed Business Combination, and SVB Leerink commenced its review of MoonLake and the proposed transaction. On the same date, Helix also retained Jefferies as lead capital markets advisor and lead placement agent, Cowen and Company, LLC (“Cowen”) as co-lead placement agent, and SVB Leerink as financial advisor and co-lead placement agent for the PIPE financing. Under the placement agent engagement letters between Helix and each of Jefferies, Cowen, and SVB Leerink, each of Jefferies, Cowen, and SVB Leerink are entitled to a placement agent fee based on the amount of gross proceeds of the PIPE, payable upon the consummation of the PIPE.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Class A Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our balance sheets.

Net Income (Loss) per Ordinary Share

We calculate earnings per share to allocate net income (loss) evenly to Class A Ordinary Shares and Class B Ordinary Shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of Helix.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. Helix is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF MOONLAKE

“We”, “us”, and “our” in this section refers to MoonLake and its subsidiary prior to the consummation of the Business Combination, which will be the business of the post-combination Company following the consummation of the Business Combination.

Company Overview

We are a clinical-stage biotechnology company advancing transformative therapies to address significant unmet needs in inflammatory skin and joint diseases. Our novel tri-specific Nanobody, sonelokimab (“SLK”, also known as M1095/ALX 0761) is an IL-17A and IL-17F inhibitor that has shown therapeutic activity as measured by psoriasis area severity index (PASI) scores in patients with plaque-type psoriasis. The terms “Nanobody” and “Nanobodies” used herewith are registered trademarks of Ablynx, a Sanofi company. SLK is a proprietary Nanobody exclusively licensed from MHKDG. Nanobodies are able to bind selectively to a specific antigen with high affinity. Nanobodies have the same or higher affinity and specificity compared to traditional antibodies yet have a fraction of the molecular weight. They offer a number of potential advantages including an easier manufacturing process, a higher thermostability, and the potential to create multivalent molecules with enhanced ability to penetrate inflamed tissue, especially when containing an additional albumin binding domain such as SLK. We are developing a portfolio of therapeutic indications for SLK, and are focused on demonstrating its efficacy, safety and dosing convenience, initially in psoriatic arthritis (“PsA”), radiographic axial spondyloarthritis (“axSpA”), and hidradenitis suppurativa (“HS”). We believe that SLK has a differentiated mechanism of action and potential to penetrate into deep skin and joint tissue. We envision SLK as a key therapeutic alternative in our initial target indications, and potentially in multiple other IL-17 driven inflammatory conditions. Building on the clinical data generated to date, we intend to pursue the clinical development of SLK.

SLK was discovered by MHKDG and by Ablynx, a Sanofi company, and was previously studied by Avillion LLP under a 2017 co-development agreement with MHKDG in a Phase 2b clinical trial in over 300 moderate-to-severe psoriasis (“PsO”) patients. In addition, Phase 1 single ascending and multiple ascending dosing trials were previously completed, bringing the total number of patients in SLK-related trials to more than 400. In the Phase 2b study, SLK showed a significant improvement in the primary end point as compared with placebo and numerically outperformed the control group treated with the current standard of care, secukinumab (also known as Cosentyx). In the 120 mg of SLK dosage group, 57% of patients achieved total skin clearance (Psoriasis and Severity Index, or PASI 100 response) after 24 weeks. SLK was generally well-tolerated, similar to the active control, secukinumab, and showed an overall Candida infection rate of 2.9% from week 0 to week 12 and 6.4% in the period from week 12 to week 52 across all doses. This study showed differentiated clinical outcomes between treatment with SLK (an inhibitor of IL17A and F) and secukinumab (an inhibitor of IL-17A). We believe this effect is linked to the importance of inhibiting both IL-17A and IL-17F in a way that optimizes the balance between inflammatory response and infection defense, which are critical functions of these cytokines.

We plan to develop SLK in multiple inflammatory diseases in dermatology and rheumatology where the pathophysiology is known to be driven by IL-17A and IL-17F. This group of IL-17A/F Inflammatory Diseases, which we call “AFIDs” comprises our initial target diseases (PsA, axSpA and HS) among several other inflammatory conditions (including PsO). Our initial target diseases affect millions of people worldwide, and we believe there is a need for improved treatment options. We plan to initiate Phase 2 trials for the therapeutic indications of PsA, axSpA, and HS, in both the United States and Europe. SLK’s purposefully designed molecular characteristics, including its albumin binding site are intended to facilitate deep tissue penetration in the skin and joints. We have several additional indications which we could explore should SLK continue to show promise.

Corporate Information and Our Team

We were founded in 2021 by an internationally recognized team of immunology specialists with the objective of leveraging the proven Nanobody technology, with SLK, in multiple inflammatory indications. With initial support from BVF Partners LP and MHKDG, the company in licensed SLK from MHKDG pursuant to a license agreement dated April 29, 2021. For additional information about the license agreement, see “Business of MoonLake — The Merck Healthcare KGaA (Darmstadt, Germany) License Agreement.” Our management team and board of directors possess decades of experience in inflammatory skin and joint diseases, drug discovery and clinical development, regulatory strategy, and commercialization. Members of our management team led or were otherwise involved with drug development programs leading to the approval of drugs including secukinumab, bimekizumab, ixekizumab, risankizumab, and several others. Members of the team were also involved with various business developments, company formation, growth and development activities and commercial planning for numerous immunology-related assets. Our team members have held senior leadership positions at leading companies including Novartis, Wyeth/Pfizer, Boehringer Ingelheim, Sandoz and McKinsey, as well as renowned clinical sites and research institutions. For further information and biographies of our management team, see the section titled “Management of the Company Following the Business Combination.”

Our Vision and Our Strategy

Our vision is to develop transformative therapies for inflammatory skin and joint diseases. Our strategy is centered on developing SLK as, to our knowledge, the first ever Nanobody in clinical development for our intentionally selected indications. We seek to accomplish this strategy by:

•        Building the efficacy and safety profile of SLK for patients — Our overall Phase 2 program is expected to encompass three therapeutic indications: PsA, axSpA, and HS (see “Our Pipeline — Figure 3”, below). We intend to begin these Phase 2 clinical trials in 2022. These clinical trials will employ established therapeutic endpoints such as response criteria defined by the American College of Rheumatology (ACR), Assessment of SpondyloArthritis International Society (ASAS), and Hidradenitis Suppurativa Clinical Response (HiSCR) that reflect real-world improvement in patient outcomes and life quality. Upon successful completion of the Phase 2 program, we anticipate commencing Phase 3 clinical trials for SLK in each of these three indications. In PsO, we are assessing if and when, and whether in partnership or by ourselves, we will commence Phase 3 clinical trials.

•        Strengthening the differentiation elements for future SLK patients — In parallel with our Phase 2 program, we expect to conduct basic research and potential investigator-initiated trials to continue refining our understanding of SLK and Nanobody biology. This research will inform our clinical efforts and will include the study of SLK’s pharmacokinetics and pharmacodynamics in a variety of cellular, deep-tissue, and disease models (in vitro and in vivo), including exploration of tissue penetration and targeting of SLK in disease models. We expect these studies to provide a more complete picture of IL-17A and IL17-F regulation. To further enhance our understanding of the potential impact of different therapies on patient outcomes, we will also explore real-world data analytics to refine future positioning of SLK versus other competing therapies. We expect this work to more clearly differentiate SLK, a Nanobody, from monoclonal antibody-based treatment options, including other IL-17 A/F inhibitors.

•        Building our manufacturing capabilities — We intend to continue investing in our manufacturing capabilities. We believe these investments will provide sufficient supply for our clinical trials and eventually scale up production to meet commercial requirements. Anticipated continual improvements in manufacturing capabilities will be important in driving efficiency, maintaining high standards of quality control, and ensuring that investigators, physicians, and patients have adequate access to our product candidates at all points during studies and if approved. We intend to execute a robust chemistry, manufacturing and control (CMC) and manufacturing plan and to initially pursue technology transfers for both drug substance and drug product into commercial scale contract manufacturing organizations. We believe this will allow scale-up of SLK preparing us well in advance of potential Phase 3 clinical trials and commercial requirements.

•        Deepening our intellectual property portfolio to support our Nanobody technology and product candidates.    We intend to continue extending our global intellectual property portfolio consisting of patents and patent applications, trade secrets, trademarks, and know-how to protect our SLK and its applications.

•        Licensing/broadening our portfolio.    To further enhance MoonLake’s overall potential and provide increased optionality, we may in-license or acquire other product candidates, in addition to SLK, for clinical development. We believe that our management team is well-positioned to identify assets that have attractive risk/reward profiles and that can be rapidly advanced to market approval, supplemented by our expertise and capabilities.

Our Focus: Inflammatory Diseases Involving IL-17A and IL-17F

SLK is an inhibitor of IL-17A and IL-17F that modulates cytokine activity in a fashion that is founded in current understanding of the importance of IL-17 biology in inflammatory disease. IL-17 cytokines produced by T cells and other cell types can potently promote inflammation and also play a role in protection against some infectious agents. The inflammatory effects of IL-17 can be targeted directly by blocking the cytokine or its receptor, or indirectly by blocking cytokines upstream of IL-17-producing cells. Members of this cytokine group have been shown to play an important role in chronic inflammation that occurs during the pathogenesis of autoimmune diseases and allergies. IL-17 contributes to various lesions that are produced by Th17 cells, one subset of helper T cells, and by gamma delta (γδ) T cells and innate lymphoid cells. In healthy skin, IL-17A is largely absent, but is significantly upregulated in psoriatic lesions. Conversely, IL-17F is present in healthy skin at detectably higher concentrations than IL-17A and also upregulated in psoriasis. The current view is that IL-17F contributes to inflammatory conditions such as psoriasis, which is why IL-17A/F inhibition exerts an increased anti-inflammatory therapeutic potential compared to just IL-17A inhibition, but also plays a more important role than IL-17A in the physiological defense of a narrow spectrum of infections, particularly those caused by Candida species.

When overexpression of IL-17A and IL17-F are implicated in pathophysiology, we call these diseases AFIDs. Millions of people worldwide suffer from AFIDs and we believe there are limited treatment options that provide meaningful clinical improvement. Well-known diseases that we classify as AFIDs include PsA, axSpA, HS, and psoriasis among others. PsA has an estimated worldwide prevalence of up to 0.5% Furthermore, up to 40% of patients with PsA have axial disease. AxSpA has an estimated worldwide prevalence up to 1.6% and is categorized as either non-radiographic axial SpA (nr-axSpA), defined by the absence of damage on the sacroiliac joints with X-ray imaging, or ankylosing spondylitis (AS, sometimes referred to as radiographic axial SpA, r-axSpA; prevalence: up to 0.3%), defined by the presence of damage on sacroiliac joints with X-ray imaging. HS has an estimated worldwide prevalence of up to 1.2%, though we believe it is currently underdiagnosed and undertreated with limited effective treatment options available. These diseases exhibit notable overlap with approximately 30% of psoriasis patients exhibiting PsA and up to 40% of PsA patients exhibiting axSpA. In the United States alone, PsA, axSpA and HS together affect between 2.0 and 2.5 million diagnosed patients. Finally, PsO has an estimated worldwide prevalence of approximately 2.5% and affects an estimated 1.7 million diagnosed patients in the United States alone. Other AFIDs that we may potentially pursue in the future include palmoplantar pustulosis, generalized pustular psoriasis and pyoderma gangrenosum.

Our Solution: The Tri-Specific Nanobody Sonelokimab (SLK)

SLK is a Nanobody. A Nanobody is a single-domain antibody that consists of a single monomeric variable antibody domain, in contrast with conventional antibodies that are composed of two immunoglobulin heavy chains and two light chains (Figure 1). Nanobodies have the same or higher affinity and specificity compared to traditional antibodies yet have a fraction of the molecular weight of traditional antibodies. They offer a number of potential advantages including an easier manufacturing process, a higher thermostability, and the potential to create multivalent molecules with features that can be tailored to certain diseases. In the case of SLK, it contains an albumin binding domain, intended to enhance penetration into inflamed tissue.

[Figure 1 — Comparison of a standard antibody and a Nanobody; structure of SLK]

Traditional small molecule drugs have several favorable characteristics for drug development, including being generally stable, relatively easy to manufacture and capable of being administered through multiple routes; however, they can bind off-targets, resulting in unwanted side-effects, and often require significant time investments in optimization to improve potency and drug-like properties. Monoclonal antibodies (“mAbs”) can exhibit high potency and specificity, thereby addressing some of the potential shortcomings of small molecules as therapeutic candidates. However, application of mAbs has been limited by several factors, including their large and complex structures and their stability, which generally limits their mode of administration, and their expensive manufacturing processes. We believe Nanobody technology has the potential to provide the foundation for the next generation of biologics, combining some of the most important advantages of mAbs and small molecules, as well as offering some unique features:

•        Highly Effective Across a Broad Range of Targets — As a result of their smaller size and unique binding interface, Nanobodies can effectively bind to the binding sites on antigens, or epitopes, not easily recognized by or accessible to conventional antibodies. They have been shown to have functional activity, meaning the ability to bind to and act on, targets such as G Protein-coupled receptors and ion channels, where the development of mAbs has proved challenging.

•        Ability to Increase Potency and Modes of Action:    “Mix and Match” Formatting — Two or more single variable domain VHHs can be linked together using a flexible linker, which is usually comprised of glycine-serine units, to produce bi- or multi-valent Nanobodies (also sometimes called bi- or multi-specific Nanobodies). These bi- or multi-valent Nanobodies often show higher affinity for the target molecule and significantly increased potency compared with the corresponding monovalent Nanobody. Similar bi- or multi-specific mAb-based constructs can be difficult to engineer and may require bespoke solutions that can also result in unwanted drug variants which need to be removed through expensive and complex purification approaches.

•        Potential For Differentiated Efficacy and Safety Profiles — Nanobodies have a unique structure and do not have a fragment crystallizable domain. The result is that they can have differentiated efficacy and safety profiles compared to mAbs directed towards the same target and this may give rise to important clinical benefits. SLK has a sequence that has high homology across species and has so far shown no clinically relevant immunogenicity.

•        Ability to Modulate Half-Life and Penetration — Nanobodies can be readily engineered to multi-specific formats that include domains that enhance pharmacokinetic properties. For example, Nanobodies can include a Nanobody domain that binds to human serum albumin, a long-lived protein present in blood plasma at high concentrations. The incorporation of this type of binding domain can extend circulation half-life for the drug to be up to several weeks, and in the case of SLK affords a half-life of around 12 days. Further, the incorporation of a human albumin-binding domain also opens the possibility to preferentially target inflamed tissue as inflammation sites are rich in albumin-enriched fluid, a feature that is differentiated versus conventional mAbs.

•        Ease of Manufacture — Nanobodies, including multi-specific and multi-valent constructs, are encoded by a single gene and are efficiently produced in high yields in prokaryotic and eukaryotic hosts, including bacteria, yeast, and mammalian cells. They can be formulated at high concentrations and still exhibit low viscosities and prolonged shelf lives.

The Phase 2b study of SLK in PsO demonstrated a numerically superior effect compared to the current standard of care, secukinumab, an IL-17A inhibitor, delivering clear skin in almost six out of ten patients with moderate to severe psoriasis. We believe that SLK and its underlying Nanobody technology present a compelling opportunity to modulate IL-17A and IL-17F, for several reasons:

•        Potential for decreased Candida infections — Available data from the other IL-17A/F molecule currently in development indicates that additional blockade of IL-17F with this molecule increases the risk of mucocutaneous Candida infections, above the risk observed with established IL-17A inhibitors. We have not conducted head-to-head clinical trials, but SLK’s Phase 2 clinical trial data in psoriasis showed an overall Candida infection rate of 2.9% from week 0 to week 12 and 6.4% in the period from week 12 to week 52 across all doses. These levels are consistent with established IL-17A inhibitors. In healthy skin, IL-17A is largely absent, but is significantly upregulated in psoriatic lesions. Conversely, IL-17F is present in healthy skin at detectably higher concentrations than IL-17A and further upregulated in psoriasis. The current view is that IL-17F, while found in healthy skin, also contributes to inflammatory conditions such as psoriasis. It is believed that this is why IL-17A/F inhibition has potential to exert increased anti-inflammatory and therapeutic effects compared to IL-17A inhibition alone, and also plays a more important role than IL-17A alone in the physiological defense of a narrow spectrum of infections, particularly those caused by Candida species.

•        A differentiated profile of IL-17A and IL-17F inhibition — Based on binding studies with the IL-17 receptor A and C chains, we believe that SLK provides differential IL-17A/F normalizing effects with stronger inhibition of the IL-17AA dimer than of IL-17F containing dimers, particularly IL-17FF. SLK has a shorter half-life in humans than bimekizumab and on a dosing regimen of once every four week we expect that SLK will provide less-sustained inhibition of IL17F dimers over the time course of exposure. We believe that this offers increased potential for SLK to restore the physiological IL-17A/F balance allowing control of IL-17A/F inflammatory processes with limited effects on IL-17F related mucocutaneous defense mechanisms (Figure 2), and provide a potential explanation for the observed outcomes in the Phase 2b study, i.e., a numerically higher share of patients achieving clear skin while reporting similar Candida rates compared to other IL-17A inhibitors including secukinumab.

[Figure 2 — Balancing inhibition of IL-17A and IL-17F]

•        Potential for deep penetration into disease tissue based on Nanobody design features — Nanobodies can be approximately ten times smaller than a monoclonal antibody, and this may advantage them versus mAbs in penetrating deep disease tissue. There is strong evidence for the utility of Nanobodies in treating difficult-to-target tissues such as the internal vascular walls of vascularized tumors. Furthermore, Nanobodies are able to link different variable domains, thus improving half-life and expanding pharmacological possibilities. For instance, SLK has three domains, one for IL-17F binding, another for IL-17A and IL-17F binding, and a third for albumin binding, despite the molecule only weighing approximately 40kDa. The albumin binding site improves half-life and we believe will enhance the ability for SLK to access inflamed deep tissue where albumin rich fluid accumulates. In addition, pre-clinical data suggests that tri-specific Nanobodies that include an albumin-binding domain selectively accumulate at sites of inflammation in joints as compared to both bi-specific formats that lack an albumin-binding domain or commercially available monoclonal antibodies for the same target.

Background opportunity in inflammatory diseases

We are developing therapeutics for the inflammatory skin and joint disease market, which is expected to reach over $40 billion in 2029 according to market research published by DRG. For its market projections, DRG utilizes its own proprietary epidemiology data in combination with a bottom-up approach, also known as patient-based or epidemiology-based. Projections are made for the US, Germany, France, Italy, Spain, the United Kingdom and Japan. DRG estimates the total number of patients receiving treatment in each year, and then layers on assumptions regarding the drugs used (i.e., the patient share for each drug), each drug’s price per treated day, the annual number of treated days, and percentage compliance to reach total sales. DRG estimates ex-manufacturer sales exclusive of discounts/rebates, and forecasts are constructed on a constant dollar basis (i.e., no inflation).

•        Psoriasis (PsO)

•        Psoriasis is a chronic, inflammatory disease with skin lesions characterized by red patches and plaques with silvery scale that affects an estimated 125 million people worldwide. Psoriasis is the largest global market among inflammatory skin diseases and medical dermatologic conditions, with over $20 billion in sales in 2020. DRG projects this market to grow to over $25 billion by 2029.

•        Topical corticosteroids (TCS) are the mainstay therapy for most patients with mild or localized psoriasis. Topical corticosteroids exert anti-inflammatory, antiproliferative, and locally vasoconstrictive effects via down-regulation of genes for proinflammatory cytokines. However, long-term and continual TCS use carries the risk of a variety of significant and potentially irreversible side effects, including skin atrophy, telangiectasias (spider veins), hypopigmentation (loss of skin pigment), adrenal gland suppression, contact allergy or infection, and steroid-induced acne. These side effects often lead to cycles of intermittent use of TCS, resulting in episodic disease control and flares. As a result, psoriasis patients frequently report dissatisfaction with TCS for long-term disease control and are less likely to adhere to treatment regimens.

•        The American Academy of Dermatology-National Psoriasis Foundation guidelines recommend biologics as an option for first-line treatment of moderate to severe plaque psoriasis. Specifically, inhibitors to tumor necrosis factor α (TNF-α) include etanercept, adalimumab, certolizumab, and infliximab. Other biologics inhibit cytokines such as the p40 subunit of the cytokines IL-12 and IL-13 (ustekinumab), IL-17A (secukinumab, ixekizumab, bimekizumab, and brodalumab), and the p19 subunit of IL-23 (guselkumab, tildrakizumab, risankizumab, and mirikizumab). Biologics that inhibit TNF-α, p40 IL-12/23, and IL-17A are also approved for the treatment of psoriatic arthritis. Oral treatments include traditional agents such as methotrexate, acitretin, cyclosporine, and the small molecule apremilast, which is a phosphodiesterase-4 inhibitor. Adverse effects that occur at slightly higher rates than placebo and are common to all biologics include injection site reactions, nasopharyngitis, and upper respiratory tract infections.

•        Treatment goals in psoriasis have shifted to higher levels over time with better treatments becoming available. For example, a 75% improvement of the psoriasis area and severity index (PASI75 response) was defined as an acceptable treatment outcome in 2011 but was replaced by a 90% improvement (PASI90 response) in 2019. Numerous studies show that the health-related quality of life of patients correlates with the degree of PASI improvement and is optimal with complete clearance of the disease. There is also evidence that complete skin clearance in psoriasis (PASI100) is associated with disease modification and better long-term disease control. At the same time, the concept of the skin disease “psoriasis” has been replaced by the concept of a “psoriatic disease complex” given the heterogeneous and multi-faceted phenotype and co-morbidity spectrum of the disease. Based on the available data, we believe that IL-17A/F inhibition will provide the highest levels of skin reduction among currently available therapies2 and at the same time therapeutically address disease elements such as nail disease, psoriatic arthritis and cardiovascular co-morbidity.

•        In a Phase 2b clinical trial in 313 moderate-to-severe psoriasis patients, statistically more patients achieved clear or almost clear skin with any SLK dose compared to placebo at the primary endpoint at week 12. A therapeutic difference of 19% was observed for patients achieving completely clear skin (Psoriasis and Severity Index, or PASI 100 response) between the best dose of sonelokimab and the current standard of care IL-17 inhibitor secukinumab at 16 weeks, a time when response to secukinumab would be considered optimal. Dosages up to 120 mg showed rapid and significant response, and 57% of patients in the highest dosage group achieved total skin clearance after 24 weeks. SLK was generally well tolerated, with a safety profile similar to the active control, secukinumab, and an overall Candida infection rate of 2.9% from week 0 to week 12 and 6.4% in the period from week 12 to week 52 across all doses.

•        Psoriatic Arthritis (“PsA”)

•        The global PsA therapeutics market was valued at $7.9 billion in 2019 and DRG projects this market to grow to approximately $10 billion by 2029. Up to 30% of patients with psoriasis may develop PsA over the course of their lifetime. Treatment for PsA includes traditional or conventional disease modifying antirheumatic drugs, biologic therapies such as TNF inhibitors, IL-17 inhibitors, IL-12/23 inhibitors, and new targeted oral agents including a phosphodiesterase-4 inhibitor and a Janus kinase (“JAK”) signal transducer and activator of transcription inhibitor.

•        Non-steroidal anti-inflammatory drugs are a commonly used initial therapeutic agent for PsA, particularly in those with minor joint involvement. However, previous studies have demonstrated their limited ability to modify or reduce disease progression.

•        In contrast to psoriasis, the introduction of biologics with novel mechanisms of action has not been associated with significantly improved treatment outcomes in PsA. Head-to-head trials between IL-17A inhibitors and adalimumab have shown comparable efficacy and IL-23 inhibitors have yet to achieve similar response levels. In fact, based on ACR response criteria, adalimumab, which was approved for PsA in 2005, has remained the gold-standard in PsA based on percentages of patients achieving ACR20, 50, and 70 responses in clinical trials. IL-17A/F inhibition offers a new approach seeking to improve upon adalimumab.

•        Data from clinical trials using bimekizumab, an inhibitor of IL-17A and F, have shown six out of ten patients reaching ACR 50 at week 24. SLK functions through the same underlying mechanism (IL-17A and F inhibition), but is different from bimekizumab in its incorporation of Nanobody technology, albumin binding, and differential affinity for IL-17A vs F. We intend to explore the clinical implications of these differentiated properties in the treatment of PsA.

•        Radiographic axial Spondyloarthritis (“r-axSpA”), previously known as ankylosing spondylitis (“AS”)

•        The global r-axSpA market was valued at around $4 billion in 2019 and DRG projects this market to grow to almost $5 billion in 2029. Since non-biologic disease-modifying anti-rheumatic drugs, such as methotrexate and leflunomide, do not adequately control r-axSpA, the therapeutic armamentarium is significantly more restricted compared to PsA. Of the newer biological mechanisms of action, only IL-17A inhibitors secukinumab and infliximab have been approved for r-axSpA with response rates comparable to those seen with adalimumab, while IL-23 have not demonstrated meaningful clinical responses. Consequently, there remains a considerable need for the development of new therapies with improved potential in axSpA.

•        Similar to the situation in PsA, there is evidence from a Phase 2 clinical trial that IL-17A/F inhibition has the potential to raise achievable treatment outcomes to above those observed with established biologicals and may allow the majority of patients to reach an Assessment of SpondyloArthritis international Society 40 response (ASAS40).

•        Given the data establishing the relevance of IL17A/F inhibition in r-axSpA, we intend to explore the effect of SLK in this indication. As this indication impacts deep joint tissues where access to available drugs can be challenging, we have additional interest in investigating how our Nanobody technology performs in this disease.

•        Hidradenitis Suppurativa (“HS”)

•        The global HS market was estimated to be approximately $1.0 billion in 2019. MoonLake management believes based on internal estimates that this market could grow to over $3.0 billion by 2029. Depending on the severity of disease, the current standard of care for HS patients includes topical, oral or intravenous antibiotic treatment, as well as surgery. Adalimumab is the only immunologic drug currently indicated for the treatment of patients with moderate-to-severe HS. Two pivotal adalimumab trials showed that approximately 50% of the patients treated with adalimumab achieved an improvement in their skin lesion, as measured by the HiSCR (Hidradenitis Suppurativa Clinical Response) assessment instrument. This reflects a 50% reduction of abscesses and inflammatory nodules. This means, however, that approximately half of the patients with moderate-to-severe disease do not even achieve a 50% reduction of their main inflammatory lesions with adalimumab. There remains a high unmet medical need and requirement for the development of more efficacious drugs, especially because, if not adequately controlled, inflammatory lesions will progress to irreversible tissue damage.

•        Although different mechanisms of action are currently being tested in HS (including IL-17A and IL-23 inhibition), the number of clinical options remain sparse. IL-23 inhibition with guselkumab, even at very high doses, has recently been shown to have only limited effects over placebo. In contrast, a proof-of-concept study showed IL-17A/F blockade resulted in 50% of treated subjects reaching 75% or higher HiSCR reduction compared to only 11% in subjects receiving placebo. Such results are generating enthusiasm to investigate the effects of IL-17A/F inhibitors in HS.

•        The scarcity of treatment options and the early findings related to IL-17A/F inhibition pose an exciting opportunity to pursue with SLK. We intend to investigate the effects of SLK treatment in this indication.

Our Pipeline

We are developing a portfolio of therapeutic indications for SLK. We have exclusively licensed the intellectual property rights to each of our product candidates (Figure 3).

[Figure 3 — Overview of development pipeline for SLK]

Clinical Development of SLK

Phase 1 Clinical Trial

Previous Phase 1 single ascending dose (“SAD”) and multiple ascending dose (“MAD”) trials conducted by MHKDG included 48 and 40 patients respectively. Both trials were double-blind and placebo-controlled.

The SAD trial was a single-center, first-in-man trial, in healthy individuals treated with six ascending, subcutaenous regimens of SLK (Cohort 1 (starting dose): 3 mg (1x 0.25 mL); Cohort 2: 12 mg (1x 0.2 mL); Cohort 3: 60 mg (1x 1.0 mL); Cohort 4: 120 mg (2x 1.0 mL); Cohort 5: 240 mg (4x 1.0 mL); Cohort 6: 360 mg (4x 1.5 mL)). The primary objective was to test safety, tolerability, immunogenicity and pharmacokinetics (PK). Regarding safety, there were no dose-related adverse events (AEs) or withdrawal AEs. No serious AEs were reported and no clinically significant findings with respect to clinical laboratory, vital signs, ECG, Holter monitoring, spirometry, body weight of physical examination, were reported. Regarding tolerability, there were no patients with injection site findings of moderate or severe intensity; positive findings were sporadic, low frequency, mild and transient and of little or no clinical significance. Furthermore, there was no association with dose or injection volumes and all findings were typically resolved within one to two days. Regarding immunogenicity, the trial showed low frequency of anti-drug antibodies. Regarding PK, the trial showed dose-proportional PK, including the area under the curve (AUC) and maximum concentration (Cmax). Other secondary and exploratory objectives were also met. The results were obtained over a timeline of seven weeks and the trial was conducted in 2013 and 2014.

The MAD trial was a multiple-center, randomized trial in patients with moderate to severe psoriasis treated with subcutaneous injections, with SLK (30, 60, 120, or 240 mg) or placebo biweekly for six weeks, in four ascending dose cohorts, over a total period of 15 weeks, in 2014 and 2015. The primary objective was to test safety, tolerability, PK and immunogenicity of multiple subcutaneous doses of SLK versus placebo. The secondary objective was to study the pharmacodynamic (PD) profiles and efficacy of SLK. The overall timeline was 12 weeks, and the overall results are published in a peer-reviewed publication and available through NCT02156466. In summary, the trial demonstrated acceptable safety and tolerability. The AUC and Cmax observed in the trial were dose proportional. Of 10 SLK-treated patients that tested positive for antidrug antibodies, five showed treatment-emergent antidrug antibody responses. In addition, marked decreases in psoriasis inflammatory markers were observed in patients treated with SLK. By day 85, patients receiving SLK achieved psoriasis area and severity index 90 and 100 (PASI90 and PASI100) of 88% and 50%, respectively, for the 120mg dose. Improvements in static Physician’s Global Assessment and affected body surface area were also seen. Overall, these Phase 1 studies led to the decision to advance the program and the selection of 120mg/ml dosing used in the Phase 2 trial.

Phase 2b Clinical Trial in Psoriasis

In May 2021, data for the Phase 2b study of SLK in psoriasis was published. This study was conducted by Avillion LLP under a 2017 co-development agreement with MHKDG. The randomized, double-blind, placebo-controlled, multi-center study was designed to assess efficacy, safety and tolerability of SLK in patients with moderate-to-severe chronic plaque-type psoriasis, over a total period of 52 weeks (inclusive of a 40-week follow-up assessment). In all cases, patients were administered SLK via subcutaneous injection.

The primary objective of the trial was to evaluate the efficacy of four dose regimens of SLK compared to placebo on achievement of an Investigator’s Global Assessment (“IGA”) score of 0 or 1 after 12 weeks of treatment in patients with moderate to severe chronic plaque-type psoriasis. The secondary objectives were to evaluate the efficacy of four dose regimens of SLK compared to placebo during a 12-week treatment period on secondary endpoints: Psoriasis Area Severity Index (PASI) 75, PASI 90, PASI 100, change in PASI and shift in IGA, to assess the dose-regimen efficacy relationship for SLK after 12, 24, 36, and 48 weeks of treatment, to evaluate the longer-term efficacy of SLK at Week 24 and at Weeks 36 and 48, and to assess the safety and tolerability of SLK. Other exploratory objectives were also considered.

The trial enrolled 313 patients (age 18-75) with chronic plaque psoriasis for at least six months, with an IGA score greater than or equal to 3, involved body surface area greater than or equal to 10%, and PASI greater than or equal to 12 at screening and at baseline. Patients were randomized to one of four dose regimens of SLK, or a placebo comparator arm, or a reference arm (secukinumab). The dosing regimens were: (a) Placebo Weeks 0, 1, 2, 3, 4, 6, 8, 10/SLK 120 mg Week 12, 14, 16 and once every four weeks (q4w) (placebo/120 mg [x4], q4w); (b) SLK 30 mg Weeks 0, 2, 4, 8, 12 and q4w (30 mg [x4], q4w); (c) SLK 60 mg Weeks 0, 2, 4, 8, 12 and q4w (60 mg [x4], q4w); (d) SLK 120 mg Weeks 0, 2, 4, 8, 12 and once every eight weeks (q8w) (120 mg [x4], q8w); (e) SLK 120 mg Weeks 0, 2, 4, 6, 8, 10, 12 and q4w (120 mg [x6], q4w); and, (f) Secukinumab 300 mg Weeks 0, 1, 2, 3, 4, 8, 12 and q4w (secukinumab).

Primary and secondary end-points, associated with the described objectives were achieved. Doses up to 120 mg showed rapid and significant differences in PASI100 compared with placebo (Figure 4). In the highest dosage group, nearly six out of ten patients (57%) achieved total skin clearance (PASI 100 response) after 24 weeks. Rapid response was demonstrated with one of three patients already achieving nearly clear skin (PASI 90 response) by week four. Analysis of an individualized dosing scheme including off-drug periods in controlled patients revealed durable responses over one year. SLK was generally well tolerated, with a safety profile similar to the active control, secukinumab, and an overall Candida infection rate of 2.9% from week 0 to week 12 and 6.4% in the period from week 12 to week 52 across all doses. The clinical data for SLK in this Phase 2b study is summarized in Figure 4, showing PASI100 responses for several doses and schedules, and Figure 5, showing safety and tolerability data for the same doses and schedules.

[Figure 4 — Summary of PASI 90 and PASI100 response in Phase 2b patients up to 24 weeks
(Papp K, et al. EADV 2020, Late-breaking presentation D1T03)]

This clinical trial significantly expands the number of patients and duration of therapy evaluated for SLK in plaque psoriasis and represents the first Phase 2 evaluation of a Nanobody IL-17 A/F inhibitor in psoriasis. The study found that SLK generated an active response in the treatment of plaque psoriasis. The safety profile reflects the mechanism of action with oral Candida as the most reported adverse event, in the same range as IL-17A inhibitors (7.4%) and lower than the other IL-17 A/F molecule in clinical development. Additional assessment and modelling could further refine selection of dosages in future clinical studies.

Future Development Plans

SLK is the first Nanobody to show responses in a Phase 2b study of plaque psoriasis, a disease where IL-17 biology is central to pathology. SLK was well tolerated and showed responses, as measured by PASI90 and PASI100. This supports our ongoing efforts to develop SLK in PsO and other inflammatory diseases driven by IL-17A and IL-17F. Our Phase 2 program will extend into AFIDs, including PsA, axSpA, and HS.

Figure 5: Summary of safety and tolerability results at weeks 0 – 12 and 12 – 52 in the SLK Phase 2 PsO trial based on Papp K, Weinberg M, Morris A, Reich K, The Lancet, DOI: https://doi.org/10.1016/S0140-6736(21)00440-2

	Weeks 0-12				Weeks 12-52
	Placebo group (n=52)	Sonelokimab 120 mg augmented load group (n=51)	All participants on sonelokimab (n=208)	Secukinumab 300 mg group (n=53)	All participants on sonelokimab (n=251)	Secukinumab 300 mg group (n=51)
Treatment-emergent adverse event
Any	22 (42.3%)	30 (58.8%)	107 (51.4%)	26 (49.1%)	152 (60.6%)	35 (68.6%)
Serious adverse events*	1 (1.9%)	1 (2.0%)	5 (2.4%)	0	12 (4.8%)	2 (3.9%)
Adverse events leading to treatment discontinuation*	0	2 (3.9%)	3 (1.4%)	0	9 (3.5%)	0
Death***	0	0	0	0	1 (0.4%)	0
Common treatment-emergent adverse events†
Nasopharyngitis	4 (7.7%)	4 (7.8%)	28 (13.5%)	6 (11.3%)	26 (10.4%)	7 (13.7%)
Pruritus	2 (3.8%)	4 (7.8%)	14 (6.7%)	1 (1.9%)	—	—
Upper respiratory tract infection	1 (1.9%)	2 (3.9%)	9 (4.3%)	3 (5.7%)	12 (4.8%)	3 (5.9%)
Headache	1 (1.9%)	1 (2.0%)	7 (3.4%)	3 (5.7%)	—	—
Oral candidiasis‡	0	3 (5.9%)	6 (2.9%)	0	13 (5.2%)	0
Arthralgia	1 (1.9%)	2 (3.9%)	6 (2.9%)	0	—	—
Hypertension	2 (3.8%)	2 (3.9%)	6 (2.9%)	1 (1.9%)	—	—
Tonsillitis	—	—	—	—	10 (4.0%)	1 (2.0%)
Diarrhea	—	—	—	—	9 (3.6%)	2 (3.9%)
Adverse events of special interest
Any§	11 (21.2%)	18 (35.3%)	68 (32.7%)	15 (28.3%)	114 (45.4%)	23 (45.1%)
Infections	10 (19.2%)	15 (29.4%)	57 (27.4%)	12 (22.6%)	95 (37.8%)	21 (41.2%)
Candida infections¶	0	3 (5.9%)	6 (2.9%)	0	16 (6.4%)	1 (2.0%)
Major adverse cardiac event**	0	0	0	0	2 (0.8%)	0
Inflammatory bowel disease	0	0	0	0	1 (0.4%)	0

Data are n (%).

____________

*        Placebo group (hypertension); sonelokimab 120mg augmented load group weeks 0-12 (acute kidney injury and pneumonia); all participants on sonelokimab weeks 0-12 (pneumonitis; upper limb fracture; forearm fracture; renal colic; acute kidney injury and pneumonia); all participants on sonelokimab weeks 12-52 (atherosclerosis coronary artery; atrial fibrillation; cardiopulmonary failure due to aspiration; deep vein thrombosis; erysipelas; myocardial infarction; neuroglycopenia; optic ischemic neuropathy; oropharyngeal candidiasis and psoriasis; pyelonephritis acute; salivary gland calculus); all participants on secukinumab weeks 12-52 (esophageal candidiasis; infectious pleural effusion and pneumonia). Only oropharyngeal candidiasis (sonelokimab) and esophageal candidiasis (secukinumab) were considered to be treatment-related serious adverse events. One placebo participant switching to sonelokimab 120 mg experienced oropharyngeal candidiasis and one participant on secukinumab experienced esophageal candidiasis.

†        During weeks 0 – 12, common treatment-emergent adverse events were considered as those occurring in 5% or more of participants in any of the sonelokimab-containing groups; during weeks 12 – 52, common treatment-emergent adverse events were considered as those occurring in 3% of all participants in the all sonelokimab-containing groups combined.

‡        Events under preferred term of oral candidiasis for weeks 12 – 24; see adverse events of special interest for consolidated Candida assessment.

§        Includes infections, injection site reactions, liver function test abnormalities, cerebrocardiovascular events, cytopenia, allergic or hypersensitivity reactions, malignancies, depression, and inflammatory bowel disease.

¶        Post-hoc consolidation of adverse event terms to assess oral, oesophageal, and vaginal candidiasis (participants with oral candidiasis, Candida infection, oesophageal candidiasis, oropharyngeal candidiasis, or vulvovaginal candidiasis).

**      Includes myocardial infarction, cerebrovascular accident, or cardiovascular death.

***    Participant was asleep at home and described to have a cardiopulmonary failure because of pulmonary aspiration of gastric content. The event was considered unrelated to the study treatment.

We plan to use clinical designs that assess therapeutic indication-specific scores, which we believe represent a step-change in clinical trial practice. We intend to perform clinical trials with both placebo arms and with reference products to ensure maximal insight and robustness of data. We will continue using the reference 120mg SLK dosing but will consider dosing up to 240mg to define best treatment options in these deep-tissue diseases. Like the Phase 2 program for psoriasis, we plan to use an induction period (typically 2-week dosing) before stabilizing maintenance dosing (typically q4w). We expect to have primary-end point readouts at 12, 16, 24 and 48 weeks across the initial three Phase 2 indications in our program. Primary endpoints will likely be ACR50 (for PsA), ASAS40 (for axSpA, mainly radiographic) and HiSCR50 (for HS). As part of the secondary endpoint sets we will also measure different score levels for selected primary instruments, as well as alternative scores, indices and instruments plus quality-of-life measurements to build more complete clinical profiles. Customary sampling, ADA measurements and potential biomarker analysis, as well as functional indexes as applicable, will also be part of the planned clinical operations. We anticipate recruitment to begin in the first half of 2022 at sites in the United States and selected European countries. Our clinical studies will be performed with the support of a global contract research organization under selection according to customary regulatory processes.

Manufacturing

The Company does not own or operate manufacturing facilities and currently has no plans to establish any. We partner with third-party contract manufacturing organizations for both drug substance and finished drug product, through established contracts.

Our current drug substance supplier is Richter-Helm Biologics GmbH & Co. KG (“RHB”) based in Bovenau, Germany. In 2018, MKDG entered into a contract manufacturing agreement with RHB with respect to the manufacture of SLK. On July 1, 2021, MoonLake, MKDG, and RHB entered into an assignment agreement, pursuant to which MoonLake assumed all rights and obligations of MKDG’s contract manufacturing agreement with RHB. MoonLake may terminate the contract manufacturing agreement at any time for convenience in accordance with the terms of the agreement. Either party may also terminate the contract manufacturing agreement with respect to an uncured breach by the other party in accordance with the terms of the agreement. The agreement includes confidentiality and intellectual property provisions to protect our proprietary rights related to our product candidates. As part of the License Agreement with MHKDG, the Company has access currently to a stock equivalent to 30,000 doses of 120mg for Phase 2 clinical trial supply.

Our current drug product supplier is MHKDG and they will produce the supply for the planned Phase 2 clinical trials. Selection of a second drug product supplier is also part of the strategy in part to ensure sufficient supply for potential commercialization following all regulatory and related requirements.

Intellectual Property

As of April 29, 2021, we have the exclusive license to a patent family directed to Il-17 Nanobodies, including SLK, and methods of making and using the same derived from International Patent Application PCT/EP2012/058313, published as WO 2012/156219, entitled “Amino Acid Sequences Directed Against IL-17A, IL-17F and/or IL17-A/F and Polypeptides Comprising the Same.” Applications in this family have been filed in the United States, the European Patent Organization (EPO), the Eurasian Patent Organization (EAPO), Australia, Brazil, Canada, Chile, China, Croatia, Denmark, Hungary, Israel, Japan, Korea, Lithuania, Malaysia, Mexico, New Zealand, Portugal, Spain, Singapore, Slovenia, and Ukraine. To date 21 patents have issued and several applications are pending. Two patents have been issued in the United States in this family thus far (U.S. Patent Nos. 10,017,568 and 10,829,552), both providing protection until May 2032, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity and other governmental fees. There are several non-U.S. patents that have been granted or are pending in this family, all of which have similar expiration dates, absent any extensions that may be available through supplementary protection certificates or similar mechanisms. Additional data exclusivity rights may be applicable.

The Merck Healthcare KGaA (Darmstadt, Germany) License Agreement

On April 29, 2021, MoonLake entered into a license agreement with MHKDG (the “License Agreement”). The License Agreement is a sublicense of a license agreement between MHKDG and Ablynx, dated September 3, 2008 (the “Initial License Agreement”), pursuant to which MHKDG developed SLK, and subsequently acquired exclusive right and title to SLK, including the right to further develop and commercialize (and grant sublicenses to further develop and commercialize) SLK. Pursuant to the License Agreement, MoonLake acquired (i) a royalty- and milestone-bearing exclusive (even as to MHKDG), sublicensable, right and license under MHKDG’s controlled patents, materials, and exclusive know-how to develop, manufacture, use, sell, offer for sale, export and import and otherwise commercialize SLK on a world-wide basis, (ii) a royalty- and milestone-bearing non-exclusive, sublicensable, right and sublicense under Ablynx’s and certain others’ controlled patents, materials, and know-how to develop, manufacture, use, sell, offer for sale, export and import and otherwise commercialize SLK on a world-wide basis, in each case subject to certain restrictions and compliance with the terms and conditions of the Initial License Agreement; and (iii) a royalty- and milestone-bearing non-exclusive, sublicensable, right and sublicense under Research Cooperation Technologies (“RCT”) patents and know-how related to the manufacturing process using the underlying yeast strain Pichia pastoris, to develop, manufacture, use, sell, offer for sale, export and import and otherwise commercialize SLK on a world-wide basis, in each case subject to certain restrictions and compliance with the terms and conditions of the underlying license granted to MHKDG from RCT. Under the terms of the License Agreement, MoonLake has the first right to file, prosecute and maintain the licensed patents as well as the first right to attempt to resolve any third party infringement.

The License Agreement includes a development plan, subject to specified periodic updates, which describes the plan for developing the licensed products in the initial target indications of PsA, axSpA and HS, including the plan for conducting clinical trials to obtain regulatory approval in the major European markets, Japan, and the United States of America (the “Major Markets”). In accordance with the foregoing, MoonLake, among other requirements, is obligated to use commercially reasonable efforts to develop one licensed product in at least two indications, including initiating certain Phase 2 trials for the licensed product within a specified period following conclusion of the License Agreement, and launching and commercializing the same in each of the Major Markets a certain period following receipt of regulatory approval in such respective markets. At MoonLake’s request, and in accordance with a manufacturing quality agreement subsequently entered into by the parties, MHKDG has agreed to manufacture and supply certain drug product to MoonLake for clinical trial supply, subject to certain conditions (including a cap on such supply).

The aggregate purchase price in respect of the License Agreement was $29.9 million and consisted of an upfront cash payment by MoonLake to MHKDG and an issuance of equity by MoonLake to MHKDG, representing a 9.9% ownership stake in MoonLake following such issuance. Subject to the terms of the License Agreement, milestone cash payments of up to EUR 307.1 million ($347.6 million using a December 31, 2021 exchange rate) are potentially payable, of which fewer than ten percent are due upon the initiation of certain specified clinical trials and the remainder being due upon satisfying specific milestones. In addition, the License Agreement requires MoonLake to pay royalties within the range of low to mid-teen percent of net sales. MoonLake’s obligation to pay royalties are on a licensed product-by-licensed product and country-by-country basis and continue from the date of first commercial sale of a licensed product in a country until the later of (i) ten years from such first commercial sale of such licensed product in such country or (ii) the expiration or invalidation of the last remaining valid claim of a licensed patent covering such licensed product.

Unless sooner terminated, the term of the License Agreement continues until the expiration of the last-to-expire royalty term. Either party may terminate the License Agreement due to a material breach by the other party (subject to a cure period). MoonLake may terminate the License Agreement (i) at its convenience upon 90 days’ prior written notice to MHKDG following receipt by MHKDG of the required upfront payment or (ii) upon 90 days’ prior written notice to MHKDG if MoonLake has reasonable belief that the medical risk/benefit of SLK is unfavorable in light of the welfare of patients and not suitable for further development or commercialization. Obligations accrued prior to termination, such as milestone payments, will persist.

Concurrently with the License Agreement, on April 29, 2021, MoonLake also executed a Side Letter to the License Agreement, with MHKDG, which provides that upon the termination of the Initial License Agreement, under the terms of the Initial License Agreement, for any reason, the License Agreement will be automatically assigned to Ablynx. Upon assignment to Ablynx, any intellectual property licensed to MoonLake by MHKDG, and the obligations and liability associated therewith, under the License Agreement, shall continue, provided that the continuing obligations and liability of MHKDG under the License Agreement shall be limited to only that intellectual property owned or held by MHKDG following termination of the Initial License Agreement.

Government Regulation

The U.S. Food and Drug Administration, or FDA, and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates.

U.S. Biologics Regulation

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, or FDCA, and the Public Health Service Act or PHSA, and other federal, state, local, and foreign statutes and regulations. The process of obtaining regulatory approvals and the subsequence compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative action and judicial sanctions. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•        completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices, or GLP, regulation;

•        submission to the FDA of an Investigational New Drug, or IND, application, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•        approval by an independent Institutional Review Board, or IRB, or ethics committee at each clinical site before the trial is commenced;

•        manufacture of the proposed biologic candidate in accordance with current Good Manufacturing Practices, or cGMPs;

•        performance of adequate and well-controlled human clinical trials in accordance with good clinical practice, or GCP, requirements to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•        preparation of and submission to the FDA of a Biologics License Application, or BLA, after completion of all pivotal clinical trials;

•        satisfactory completion of an FDA Advisory Committee review, if applicable;

•        a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with GCPs; and

•        FDA review and approval of a BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development

Prior to beginning the first clinical trial with a product candidate, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol or protocols for preclinical studies and clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

In addition to the IND submission process, supervision of human gene transfer trials includes evaluation and assessment by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment and such review may result in some delay before initiation of a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

•        Phase 1.    The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•        Phase 2.    The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•        Phase 3.    The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act, or FDASIA, requires that a sponsor who is planning to submit a marketing application for a biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan, or PSP, within sixty days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after for the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response letter without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for more frequent interactions with the review team during product development and, once a BLA is submitted, the product may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

Any marketing application for a biologic submitted to the FDA for approval, including a product with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

In 2017, the FDA established a new regenerative medicine advanced therapy, or RMAT, designation as part of its implementation of the 21st Century Cures Act. The RMAT designation program is intended to fulfill the 21st Century Cures Act requirement that the FDA facilitate an efficient development program for, and expedite review of, any drug that meets the following criteria: (i) the drug qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the drug is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of breakthrough therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites. Once approved, when appropriate, the FDA can permit fulfillment of post-approval requirements under accelerated approval through: the submission of clinical evidence, preclinical studies, clinical trials, patient registries or other sources of real world evidence such as electronic health records; the collection of larger confirmatory datasets; or post-approval monitoring of all patients treated with the therapy prior to approval.

Breakthrough Designation

A product intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

Fast track designation, breakthrough therapy designation, priority review and RMAT designation do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters or holds on post-approval clinical studies;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•        product seizure or detention, or refusal of the FDA to permit the import or export of products;

•        consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•        mandated modification of promotional materials and labeling and the issuance of corrective information;

•        the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•        injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Regulation of Diagnostic Tests

Our drug candidates may require use of a diagnostic to identify appropriate patient populations for our product candidates. These diagnostics, often referred to as companion diagnostics, are medical devices, often in vitro devices, which provide information that is essential for the safe and effective use of a corresponding drug. In the United States, the FDCA and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption applies, diagnostic tests require marketing clearance or approval from the FDA prior to commercial distribution. The two primary types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, and premarket approval, or PMA approval. We expect that any companion diagnostic developed for our drug candidates will utilize the PMA pathway.

PMA applications must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA application typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. FDA review of an initial PMA may require several years to complete. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA. Once granted, PMA approval may be withdrawn by the FDA if compliance with post approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

On August 6, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance, for novel drugs such as our drug candidates, a companion diagnostic device and its corresponding drug should be approved or cleared contemporaneously by the FDA for the use indicated in the therapeutic product labeling. The guidance also explains that a companion diagnostic device used to make treatment decisions in clinical trials of a drug generally will be considered an investigational device, unless it is employed for an intended use for which the device is already approved or cleared. If used to make critical treatment decisions, such as patient selection, the diagnostic device generally will be considered a significant risk device under the FDA’s Investigational Device Exemption, or IDE, regulations. Thus, the sponsor of the diagnostic device will be required to comply with the IDE regulations. According to the guidance, if a diagnostic device and a drug are to be studied together to support their respective approvals, both products can be studied in the same investigational study, if the study meets both the requirements of the IDE regulations and the IND regulations. The guidance provides that depending on the details of the study plan and subjects, a sponsor may seek to submit an IND alone, or both an IND and an IDE.

Biosimilars and Reference Product Exclusivity

The ACA includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

Other Healthcare Laws and Compliance Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the federal Anti-Kickback Statute, the federal False Claims Act, HIPAA and similar foreign, federal and state fraud, abuse and transparency laws.

The federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value, including stock options. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers and purchasers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but they are drawn narrowly and practices that involve remuneration, such as consulting agreements, that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Civil and criminal false claims laws, including the federal False Claims Act, and civil monetary penalty laws, which can be enforced through civil whistleblower or qui tam actions, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment to the federal government, including federal healthcare programs, that are false or fraudulent. For example, the federal False Claims Act prohibits any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, the government may assert that a claim resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

HIPAA created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program, including private third-party payors, and making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate the statute in order to have committed a violation.

The FDCA addresses, among other things, the design, production, labeling, promotion, manufacturing, and testing of drugs, biologics and medical devices, and prohibits such acts as the introduction into interstate commerce of adulterated or misbranded drugs or devices. The U.S. Public Health Service Act also prohibits the introduction into interstate commerce of unlicensed or mislabeled biological products.

The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, such reporting obligations will be expanded to include payments and other transfers of value provided in 2021 to certain other healthcare professionals, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives.

We are also subject to additional similar U.S. state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations.

Data Privacy and Security

Numerous state, federal and foreign laws, govern the collection, dissemination, use, access to, confidentiality and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations, govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. For example, HIPAA, as amended by HITECH, and their respective implementing regulations, imposes privacy, security and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Further, entities that knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA may be subject to criminal penalties.

Even when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act.

In addition, certain state and non-U.S. laws, such as the GDPR govern the privacy and security of personal information, including health-related information, in certain circumstances. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the CCPA, which went into effect on January 1, 2020, creates new data privacy obligations for covered companies and provides new privacy rights to California residents. In Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of individuals within the EEA. Further, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of personal data from the EEA. For example, on July 16, 2020, the CJEU invalidated the Privacy Shield under which personal data could be transferred from the EEA to United States entities who had self-certified under the Privacy Shield scheme. Moreover, it is uncertain whether the standard contractual clauses will also be invalidated by the European courts or legislature.

Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Additionally, following the United Kingdom’s withdrawal from the EU and the EEA, companies have to comply with the GDPR and the GDPR as incorporated into United Kingdom national law, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, for example around how data can lawfully be transferred between each jurisdiction, which exposes us to further compliance risk.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which we obtain regulatory approval. Sales of any product, if approved, depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of our product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations.

As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third-party not to cover a product could reduce physician usage and patient demand for the product.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

The ACA, which was enacted in March 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs, a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, the Tax Act was enacted, which, among other things, removes penalties for not complying with ACA’s requirement to carry health insurance, known as the “individual mandate,” effective January 1, 2019. Since the enactment of the Tax Act, there have been additional amendments to certain provisions of the ACA. In December 2019, the U.S. District Court for the Fifth Circuit upheld a ruling by a Texas U.S. District Court Judge that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. On March 2, 2020, the Supreme Court of the United States granted certiorari to hear the appeal of this decision. While various parties, including the Trump administration and CMS have stated that the ruling will have no immediate effect, it is unclear how this and other efforts to repeal and replace the ACA will impact the ACA.

Other legislative changes have been proposed and adopted since the ACA was enacted, including automatic aggregate reductions of Medicare payments to providers of 2% per fiscal year as part of the federal budget sequestration under the Budget Control Act of 2011. These reductions went into effect in April 2013 and, due to subsequent legislative amendments, will remain in effect through 2030 with the exception of a temporary suspension from May 1, 2020 through December 31, 2020, unless additional action is taken by Congress.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state measures designed to, among other things, reduce the cost of prescription drugs, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS adopted a final rule allowing Medicare Advantage Plans the option to use step therapy for Part B drugs, permitting Medicare Part D plans to apply certain utilization controls to new starts of five of the six protected class drugs, and requiring the Explanation of Benefits for Part D beneficiaries to disclose drug price increases and lower cost therapeutic alternatives beginning January 1, 2021. In addition, on March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases.

Congress and the Trump administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Other Government Regulation Outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, quality control, labeling, packaging, storage, record keeping, distribution, reporting, export and import, advertising, marketing and other promotional practices involving biological products as well as authorization, approval as well as post-approval monitoring and reporting of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application, or a CTA, much like the IND prior to the commencement of human clinical trials.

The requirements and process governing the conduct of clinical trials, including requirements to conduct additional clinical trials, product licensing, safety reporting, post-authorization requirements, marketing and promotion, interactions with healthcare professionals, pricing and reimbursement may vary widely from country to country. No action can be taken to market any product in a country until an appropriate approval application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product, which would make launch of such products commercially unfeasible in such countries.

Regulation in the European Union

Drug and Biologic Development Process

The conduct of clinical trials is currently governed by the EU Clinical Trials Directive 2001/20/EC, or Clinical Trials Directive, and will be replaced by the EU Clinical Trials Regulation (EU) No. 536/2014, or Clinical Trials Regulation, once the latter comes into effect. The Clinical Trials Regulation introduces a complete overhaul of the existing regulation of clinical trials for medicinal products in the EU. Currently it is not expected to come into force before December 2021.

Under the current regime, before a clinical trial can be initiated, it must be approved in each EU Member State where there is a site at which the trial is to be conducted. The approval must be obtained from two separate entities: the National Competent Authority, or NCA, and one or more Ethics Committees. The NCA of the EU Member States in which the clinical trial will be conducted must authorize the conduct of the trial, and the independent Ethics Committee must grant a positive opinion in relation to the conduct of the clinical trial in the relevant EU Member State before the commencement of the trial. Any substantial changes to the trial protocol or other information submitted with the clinical trial applications must be submitted to or approved by the relevant NCA and Ethics Committees. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the NCA and to the Ethics Committees of the EU Member State where they occur.

A more unified procedure will apply under the new Clinical Trials Regulation. A sponsor will be able to submit a single application for approval of a clinical trial through a centralized EU clinical trials portal. One national regulatory authority (the reporting EU Member State proposed by the applicant) will take the lead in validating and evaluating the application and the other regulatory authorities will have limited involvement. If an application is rejected, it may be amended and resubmitted through the EU clinical trials portal. If an approval is issued, the sponsor may start the clinical trial in all concerned Member States. However, a concerned EU Member State may in limited circumstances declare an “opt-out” from an approval and prevent the clinical trial form being conducted in such Member State. The Clinical Trials Regulation also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database.

Under both the current regime and the new Clinical Trials Regulation, national laws, regulations, and the applicable Good Clinical Practice and Good Laboratory Practice standards must also be respected during the conduct of the trials, including the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use, or ICH, guidelines on Good Clinical Practice, or GCP, and the ethical principles that have their origin in the Declaration of Helsinki.

During the development of a medicinal product, the European Medical Agency, or EMA, and national regulators within the EU provide the opportunity for dialogue and guidance on the development program, usually in the form of scientific advice. A fee is incurred with each scientific advice procedure. Advice from the EMA is typically provided based on questions concerning, for example, quality (chemistry, manufacturing and controls testing), nonclinical testing and clinical studies, and pharmacovigilance plans and risk-management programs.

Drug Marketing Authorization

In the European Union, medicinal products, including advanced therapy medicinal products, or ATMPs, are subject to extensive pre- and post-market regulation by regulatory authorities at both the European Union and national levels. ATMPs comprise gene therapy products, somatic cell therapy products and tissue engineered products, which are genes, cells or tissues that have undergone substantial manipulation and that are administered to human beings in order to cure, diagnose or prevent diseases or regenerate, repair or replace a human tissue. We anticipate that our gene therapy development products will be regulated as ATMPs in the European Union under the EU Regulation (EC) No 1394/2007 on advanced therapy medicinal products, or ATMP Regulation. Pursuant to the ATMP Regulation, the Committee on Advanced Therapies, or CAT, is responsible in conjunction with the CHMP for the evaluation of ATMPs. The CHMP and CAT are also responsible for providing guidelines on ATMPs. These guidelines provide additional guidance on the factors that the EMA will consider in relation to the development and evaluation of ATMPs and include, among other things, the preclinical studies required to characterize ATMPs; the manufacturing and control information that should be submitted in a marketing authorization application; and post-approval measures required to monitor patients and evaluate the long term efficacy and potential adverse reactions of ATMPs. Although such guidelines are not legally binding, compliance with them is often necessary to gain and maintain approval for product candidates.

In the European Union and in Iceland, Norway and Liechtenstein (together the European Economic Area, or EEA), after completion of all required clinical testing, medicinal products may only be placed on the market after a related Marketing Authorization, or MA, has been granted. MAs can be obtained through, amongst others, a centralized procedure, which is compulsory for certain medicinal products such as ATMPs. The centralized procedure provides for the grant of a single MA by the European Commission, or EC, that is valid for all 27 EU Member States and, after respective national implementing decisions, in the three additional EEA Member States (Iceland, Norway and Liechtenstein). The centralized procedure is compulsory for certain medicinal products, including medicinal products derived from biotechnological processes, orphan medicinal products, ATMPs and products with a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases.

It is optional for medicinal products containing a new active substance not yet authorized in the EEA before May 20, 2004, that constitute significant therapeutic, scientific or technical innovations, or for which the grant of a MA through the centralized procedure would be in the interest of public health at EU level. The timeframe for the evaluation of an application under the centralized procedure is 210 days, excluding clock stops. Typically, the overall process takes a year or more unless the application is eligible for an accelerated assessment.

All new marketing authorization applications must include a Risk Management Plan, or RMP, describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. RMPs and Periodic Safety Update Reports, or PSURs, are routinely available to third parties requesting access, subject to limited redactions.

Additionally, the holder of a marketing authorization for an ATMP must put in place and maintain a system to ensure that each individual product and its starting and raw materials, including all substances coming into contact with the cells or tissues it may contain, can be traced through the sourcing, manufacturing, packaging, storage, transport and delivery to the relevant healthcare institution where the product is used.

MAs have an initial duration of five years. The authorization may subsequently be renewed for an unlimited period unless the EC or the national competent authority grants only an five-year renewal.

Data and Market Exclusivity

As in the United States, the European Union also provides opportunities for market and/or data exclusivity. For example, new Chemical Entities, or NCE, approved in the European Union generally qualify for eight years of data exclusivity and ten years of market exclusivity. Data exclusivity is the period during which another applicant cannot rely on the MA holder’s pharmacological, toxicological and clinical data in support of another MA for the purposes of submitting an application, obtaining marketing authorization or placing the product on the market. But after eight years, a generic or biosimilar product application may be submitted and generic companies may rely on the MA holder’s data.

However, even if a generic or biosimilar product is authorized it cannot be placed on the market in the European Union until the expiration of the 10-year market exclusivity period. An additional non-cumulative one-year period of marketing exclusivity is possible if during the data exclusivity period (the first eight years of the 10-year marketing exclusivity period), the MA holder obtains an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies.

Products may not be granted data exclusivity since there is no guarantee that a product will be considered by the European Union’s regulatory authorities to include a NCE. Even if a compound is considered to be a NCE and the MA applicant is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the medicinal product if such company can complete a full marketing authorization application with their own complete database of pharmaceutical tests, preclinical studies and clinical trials and obtain MA of its product.

Orphan Designation and Exclusivity

The criteria for designating an orphan medicinal product in the European Union are similar in principle to those in the United States. The EMA grants orphan drug designation if the medicinal product is intended for the diagnosis, prevention or treatment of (i) a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union when the application is made or a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment and (ii) where there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization that covers only the therapeutic indication(s) that meet the orphan drug designation criteria, entitled to ten years of market exclusivity for the approved therapeutic indication. An application for orphan drug designation must be submitted first before an application for marketing authorization of the medicinal product is submitted. The applicant will receive a fee reduction for the marketing authorization application if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

During the 10-year period of market exclusivity, with a limited number of exceptions, the regulatory authorities of the EU Member States and the EMA may not accept applications for marketing authorization, accept an application to extend an existing marketing authorization or grant marketing authorization for other similar medicinal products for the same therapeutic indication. A similar medicinal product is defined as a medicinal product containing a similar active substance or substances as contained in a currently authorized orphan medicinal product, and which is intended for the same therapeutic indication. An orphan medicinal product can also obtain an additional two years of market exclusivity for an orphan-designated condition when the results of specific studies are reflected in the Summary of Product Characteristics, or SmPC, addressing the pediatric population and completed in accordance with a fully compliant Pediatric Investigation Plan, or PIP. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.

The 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, a marketing authorization may be granted to another medicinal product (orphan or not) for the same or overlapping indication at any time subject to certain requirements.

Pediatric Development

In the European Union, companies developing a new medicinal product are obligated to study their product in children and must therefore agree upon a PIP with the EMA’s Pediatric Committee. The companies must conduct pediatric clinical trials in accordance with that PIP, unless a waiver applies, e.g., because the relevant disease or condition occurs only in adults. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted, in which case the pediatric clinical trials must be completed at a later date. Products that are granted a marketing authorization on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

PRIME Designation

In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIority MEdicines, or PRIME, scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact point and rapporteur from the CHMP or from CAT are appointed facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts to provide guidance on the overall development plan and regulatory strategy. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

Post-Approval Regulation

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the EU Member States. This oversight applies both before and after grant of manufacturing licenses and marketing authorizations. It includes control of compliance with EU good manufacturing practices rules, manufacturing authorizations, pharmacovigilance rules and requirements governing advertising, promotion, sale, and distribution, recordkeeping, importing and exporting of medicinal products.

Failure by us or by any of our third-party partners, including suppliers, manufacturers and distributors to comply with EU laws and the related national laws of individual EU Member States governing the conduct of clinical trials, manufacturing approval, marketing authorization of medicinal products and marketing of such products, both before and after grant of marketing authorization, statutory health insurance, bribery and anti-corruption or other applicable regulatory requirements may result in administrative, civil or criminal penalties.

These penalties could include delays or refusal to authorize the conduct of clinical trials or to grant marketing authorization, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the marketing authorization, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

The holder of a marketing authorization for a medicinal product must also comply with EU pharmacovigilance legislation and its related regulations and guidelines, which entail many requirements for conducting pharmacovigilance, or the assessment and monitoring of the safety of medicinal products. These pharmacovigilance rules can impose on holders of MAs the obligation to conduct a labor intensive collection of data regarding the risks and benefits of marketed medicinal products and to engage in ongoing assessments of those risks and benefits, including the possible requirement to conduct additional clinical studies or post-authorization safety studies to obtain further information on a medicine’s safety, or to measure the effectiveness of risk-management measures, which may be time consuming and expensive and could impact our profitability. MA holders must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of PSURs in relation to medicinal products for which they hold MAs. The EMA reviews PSURs for medicinal products authorized through the centralized procedure. If the EMA has concerns that the risk benefit profile of a product has varied, it can adopt an opinion advising that the existing MA for the product be suspended, withdrawn or varied. The agency can advise that the MA holder be obliged to conduct post-authorization Phase 4 safety studies. If the EC agrees with the opinion, it can adopt a decision varying the existing MA. Failure by the marketing authorization holder to fulfill the obligations for which the EC’s decision provides can undermine the ongoing validity of the MA.

More generally, non-compliance with pharmacovigilance obligations can lead to the variation, suspension or withdrawal of the MA for the product or imposition of financial penalties or other enforcement measures.

Sales and Marketing Regulations

The advertising and promotion of our products is also subject to EU laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. In addition, other national legislation of individual EU Member States may apply to the advertising and promotion of medicinal products and may differ from one country to another. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s SmPC as approved by the competent regulatory authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. It forms an intrinsic and integral part of the marketing authorization granted for the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion. All advertising and promotional activities for the product must be consistent with the approved SmPC and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription-only medicines is also prohibited in the European Union. Violations of the rules governing the promotion of medicinal products in the European Union could be penalized by administrative measures, fines and imprisonment. These laws may further limit or restrict the advertising and promotion of our products to the general public and may also impose limitations on its promotional activities with healthcare professionals.

Anti-Corruption Legislation

In the EU, interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the European Union. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EU Member States. Violation of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU Member States also must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her regulatory professional organization, and/or the competent authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the individual EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Other Markets

Since the United Kingdom (“UK”) has formally left the European Union on January 31, 2020 and the transition period, during which EU laws continued to apply to the United Kingdom, has expired on December 31, 2020, EU laws now only apply to the United Kingdom in respect of Northern Ireland as laid out in the Protocol on Ireland and Northern Ireland. The European Union and the United Kingdom have concluded a trade and cooperation agreement (“TCA”), which was ratified by the UK Parliament on December 30, 2020. The TCA was applied provisionally as of January 1, 2021 and has entered into force on May 1, 2021.

The TCA includes provisions affecting the life sciences sector (including on customs and tariffs) but areas for further discussion between the European Union and the United Kingdom remain. In addition, there are some specific provisions concerning pharmaceuticals. These include the mutual recognition of Good Manufacturing Practice (“GMP”), inspections of manufacturing facilities for medicinal products and GMP documents issued. The TCA does not, however, contain wholesale mutual recognition of UK and EU pharmaceutical regulations and product standards.

Since January 1, 2021, the EU laws which have been transposed into UK law through secondary legislation continue to be applicable as “retained EU law.” As there is no general power to amend these regulations, the UK government has adopted the Medicines and Medical Devices Act 2021 which seeks to address this regulatory gap through introducing regulation-making, delegated powers covering the fields of human medicines, clinical trials of human medicines, veterinary medicines and medical devices. The purpose of the act is to enable the existing regulatory frameworks to be updated, with the powers granted under it only exercisable in relation to four pieces of legislation: the Human Medicines Regulations 2012, the Medicines for Human Use (Clinical Trials) Regulations 2004, the Medicines (Products for Human Use) Regulations 2016 and limited parts of the Medicines Act 1968 (specifically those parts which make provision related to pharmacies). It is then further restricted to amending or updating only those provisions stated in the act, which include clinical trials.

Specified provisions of the Medicines and Medical Devices Act 2021 entered into force on February 11, 2021 when the legislation formally became law. The remaining provisions came into effect within two months of February 11, 2021 or will come into effect otherwise as stipulated in subsequent statutory instruments. The new Medicines and Medical Devices Act 2021 supplements the UK Medical Devices Regulations 2002 (the “Regulations”), which are based on the EU Medical Devices Directive as amended to reflect the United Kingdom’s post-Brexit regulatory regime. Notably, the UK Medical Devices Regulations 2002 do not include any of the revisions that have been made by the EU Medical Devices Regulation (EU) 2017/745, which has gained full application in all EU Member States since May 26, 2021. Additionally, the United Kingdom’s Medicines and Healthcare products Regulatory Agency (MHRA) launched a comprehensive consultation on September 16, 2021 with proposals to amend the regulatory framework for medical devices in the United Kingdom. The stated objectives of the proposals include expansion of the scope of the Regulations (for example, by expanding the in vitro diagnostic medical device definition to include software and other products, including products without an intended medical purpose but with similar functioning and risk profiles) and potentially through use of internationally recognized definitions (for example, by excluding products that contain viable biological substances and excluding food), remove trade barriers, further the availability of medical devices and improve the favorability of the UK market. The consultation period closes on November 25, 2021 with a view to the new regulations coming into force on July 1, 2023 with appropriate transitional measures.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

MOONLAKE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with MoonLake’s audited consolidated financial statements as of and for the period ended December 31, 2021, included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus contains forward-looking statements that reflect our plans and strategy for our business and related financing. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to these differences include but are not limited to those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” MoonLake’s audited consolidated financial statements as of and for the period ended December 31, 2021 were prepared in accordance with US GAAP and presented in United States dollar (USD).

Overview

We are a clinical-stage biotechnology company advancing transformative therapies to address significant unmet needs in inflammatory skin and joint diseases. Our novel tri-specific Nanobody, sonelokimab (“SLK”, also known as M1095/ALX 0761) is an IL-17A and IL-17F inhibitor that has the potential, based on high response levels in clinical trials, to drive disease modification in dermatology and rheumatology patients. The terms “Nanobody” and “Nanobodies” used herewith are registered trademarks of Ablynx, a Sanofi company. SLK is a proprietary Nanobody exclusively licensed from MHKDG. Nanobodies are able to bind selectively to a specific antigen with high affinity. Nanobodies have the same or higher affinity and specificity compared to traditional antibodies yet have a fraction of the molecular weight. They offer a number of potential advantages including an easier manufacturing process, a higher thermostability, and the potential to create multivalent molecules with enhanced ability to penetrate inflamed tissue, especially when containing an additional albumin binding domain such as SLK. We are developing a portfolio of therapeutic indications for SLK, and are focused on demonstrating its efficacy, safety and dosing convenience, initially in psoriatic arthritis (“PsA”), radiographic axial spondyloarthritis (“axSpA”), and hidradenitis suppurativa (“HS”). We believe that SLK has a differentiated mechanism of action and potential to penetrate into deep skin and joint tissue. We envision SLK as a key therapeutic alternative in our initial target indications, and potentially in multiple other IL-17 driven inflammatory conditions. Building on the robust clinical data generated to date, we intend to further pursue the clinical development of SLK.

SLK was discovered by MHKDG and by Ablynx, a Sanofi company, and was previously studied by Avillion LLP under a 2017 co-development agreement with MHKDG in a Phase 2b clinical trial in over 300 moderate-to-severe psoriasis (“PsO”) patients. In addition, Phase 1 single ascending and multiple ascending dosing trials were previously completed, bringing the total number of patients in SLK-related trials to more than 400. In the Phase 2b study, SLK showed a significant improvement in the primary end point as compared with placebo and numerically outperformed the control group treated with the current standard of care, secukinumab (also known as Cosentyx). In the highest dosage group, 57% of patients achieved total skin clearance (Psoriasis and Severity Index, or PASI 100 response) after 24 weeks. SLK was generally well tolerated, with a safety profile similar to the active control, secukinumab, and an overall Candida infection rate of 2.9% from week 0 to week 12 and 6.4% in the period from week 12 to week 52 across all doses. This study highlights SLK’s promise as a treatment for inflammatory diseases and underscores the importance of the cytokines IL-17A and IL-17F by showing differentiated clinical outcomes between treatment with SLK (an inhibitor of IL17A and F) and secukinumab (an inhibitor of IL-17A). We believe this study demonstrates how critical both IL17A and IL17F are in optimizing the balance between inflammatory response and infection defense.

We intend to pursue the development of SLK in multiple inflammatory diseases in dermatology and rheumatology where the pathophysiology is known to be driven by IL-17A and IL-17F. This group of IL-17A/F Inflammatory Diseases, which we call “AFIDs”, comprises our initial target diseases (PsA, axSpA and HS) among several other inflammatory conditions (including PsO). Our initial target diseases affect millions of people worldwide, and we believe there is a need for improved treatment options. We plan to initiate Phase 2 trials for the therapeutic indications of PsA, axSpA and HS, in both the United States and Europe. SLK’s purposefully designed molecular characteristics, including its albumin binding site are intended to facilitate deep tissue penetration in the skin and joints. We have several additional indications which we could explore should SLK continue to show promise.

We do not have any product candidates approved for commercial sale, and we have not generated any revenue from product sales. Our ability to generate revenue sufficient to achieve profitability, will depend on the successful development and eventual commercialization of SLK in one or more AFIDs, which we expect to take a number of years.

To date, we have funded our operations primarily through proceeds from the sale of MoonLake Series A Preferred Shares and a loan agreement, as amended, with the BVF Shareholders. As of December 31, 2021, we had $8.0 million in unrestricted cash. Based on our current operating plans, we believe that the net proceeds from the Cash Contribution (assuming no redemptions), together with our existing cash and the clinical data previously generated by MHKDG, will be sufficient to complete our three planned Phase 2 clinical trials and fund our operating expenses and capital expenditure requirements for at least the next three and a half years.

For the period since inception through December 31, 2021 we have incurred a loss of $53.6 million. This was primarily driven by the acquisition of the In-licensing Agreement which was recorded as a research and development expense and the vesting of founder shares which are subject to a reverse vesting mechanism. We expect to continue to incur significant expenses and operating losses for at least the next five years as we continue the development of SLK. It is expected that operating losses will fluctuate significantly from year to year depending on the timing of our planned clinical development programs and efforts to achieve regulatory approval.

Financial Overview

Revenue

To date, we have not recognized any revenue from product sales. If our development efforts for SLK are successful and result in regulatory approval, or new license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including third-party license fees and efforts relating to the development of SLK. We expense research and development costs as incurred, which include:

•        employee-related expenses, including salaries, bonuses, benefits, share-based compensation, other related costs for those employees involved in research and development efforts;

•        external research and development expenses incurred under agreements with CROs as well as consultants that conduct our research program and development services;

•        costs incurred under collaboration agreements;

•        costs related to manufacturing material for our research program and clinical studies;

•        costs related to compliance with regulatory requirements; and

•        facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, utilities and insurance.

We estimate research and clinical trial expenses based on the services performed pursuant to contracts with research institutions, CROs, and CMOs, that conduct and manage research studies and clinical trials on our behalf based on actual time and expenses incurred by them.

We account for non-refundable advance payments for goods and services that will be used in future research and development activities as expenses when the services have been performed or when the goods have been received rather than when the payment is made.

We do not allocate employee costs, facilities costs, including depreciation, or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily for managing our research program, clinical development, and manufacturing activities.

The successful development of SLK is highly uncertain. We plan to substantially increase our research and development expenses for the foreseeable future as we continue the development and manufacturing partnerships for SLK, conduct research activities and potentially expand our pipeline by pursuing additional indications for SLK or including new product candidates in our portfolio. We cannot determine with certainty the timing of initiation, the duration, or the completion costs of current or future research studies and clinical trials of SLK due to the inherently unpredictable nature of research activities and clinical development. Clinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which indications to pursue and how much funding to direct to each indication on an ongoing basis in response to the results of ongoing and future research studies and clinical trials, regulatory developments, and our ongoing assessments as to each indication’s commercial potential. Our clinical development costs are expected to increase significantly as we commence additional clinical trials.

Any changes in the outcome of any of these variables with respect to the development of SLK could mean a significant change in the costs and timing associated with its development. We may never succeed in achieving regulatory approval for SLK. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials or focus on other product candidates. For example, if the FDA, EMA, or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrolment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of SLK’s clinical development.

General and Administrative Expenses

General and administrative expense consists primarily of employee related costs, including salaries, bonuses, benefits, share-based compensation and other related costs for our executive and administrative functions. General and administrative expense also includes professional services, including legal, accounting and audit services and other consulting fees, as well as facility costs not otherwise included in research and development expenses, insurance and other general administrative expenses.

Based on our strategy, there are a number of factors that we expect will impact the level of research and development expenses, general and administrative expenses, and capital expenditures incurred by the business. These factors include:

•        Building the leading efficacy and safety profile of SLK for patients — We expect to incur significant research and development expenses, and general and administrative expenses as we: (i) initiate and conduct clinical trials for SLK in the treatment PsA, axSpA and HS; (ii) seek regulatory approvals for SLK; (iii) make milestone and commercial payments under the License Agreement (based on initiation of various clinical trials, regulatory filing acceptance, first commercial sales, and aggregate annual net sales); (iv) establish a sales, marketing and distribution infrastructure to commercialize SLK; (v) attract, hire and retain additional clinical, scientific, quality control, and administrative personnel; and (vi) add clinical, operational, financial and management information systems and personnel.

•        Strengthening the differentiation elements for future SLK patients — In parallel with our Phase 2 program, we expect to incur additional research expenditures as we conduct basic research and potential investigator-initiated trials to continue refining our understanding of SLK/nanobody biology and the potential impact in our selected therapeutic indications.

•        Building our manufacturing capabilities — MoonLake does not own or operate manufacturing facilities, and currently has no plans to establish any. We partner with third-party contract manufacturing organizations for both drug substance and finished drug product. We will obtain our supplies from these manufacturers based on purchase orders. Therefore, we expect to incur research and development costs for the purchase of our supplies on an as needed basis to conduct our clinical trials. We intend to pursue tech transfers for both drug substance and drug product into commercial scale contract manufacturing organizations. This will allow scale-up while SLK is in clinical development and advance potential Phase 3 and commercial requirements. The improvement of our manufacturing capabilities will be important in driving efficiency, maintaining high standards of quality control, and ensuring that investigators, physicians, and patients have adequate access to our product candidates, if approved. This is expected to increase future research and development expenses.

•        Deepening our intellectual property portfolio to support our nanobody technology and product candidates — We expect to continue to incur additional research and development expenditures as we continue extending our global intellectual property portfolio consisting of patents and patent applications, trade secrets, trademarks, and know-how to protect the product candidates developed from our nanobody technology. We plan to expand our intellectual property portfolio as we continue to advance and develop existing product candidates.

•        Licensing/broadening our portfolio — We may supplement our current strategy with the in-licensing or acquisition of additional product candidates for clinical development (beyond SLK), rather than discovering such candidates ourselves, which would lead to additional research and development expenses, general and administrative expenses, and capital expenditures.

We also expect to incur additional legal, accounting, investor relations and other expenses associated with operating as a public company and as we continue to grow our business. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and our expenditures on other research and development activities.

We expect to continue to grant awards under our Employee Stock Option Plan (“ESOP”) and for employees to purchase shares pursuant to our Employee Share Participation Plan (“ESPP”). As of December 31, 2021, MoonLake has the ability to grant an additional 79,568 MoonLake Common Shares or options to acquire MoonLake Common Shares under such plans, of which 57,756 are held in treasury following the repurchase of MoonLake Common Shares from one of the co-founders upon their resignation and 21,812 MoonLake Common Shares available for future grants under the ESOP or for purchase under the ESPP. On January 18, 2022, MoonLake granted 35,000 of those shares under the ESOP, with the remaining 44,568 shares available for future grants under the ESOP and ESPP. Further, we expect to continue to record share-based compensation charges in connection with the Restricted Founder Shares which have been granted to the co-founders. The Restricted Founder Shares vest monthly through April 2023.

We will require substantial additional funding to continue the development of SLK and support our continuing operations. Until such time that we can generate significant revenue from product sales or other sources, if ever, we expect to finance our operations through the sale of equity, debt financings, or other capital sources. In addition, our business strategy includes the exploration of out-licensing opportunities with respect to commercial rights in non-U.S. geographies where we may not be the best party to pursue the commercialization of SLK, including in China. Any such arrangements would provide for up-front payments and/or royalty and milestone payments that could be used to help finance our operations. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and otherwise. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, including requiring us to have to delay, reduce or eliminate our product development or future commercialization efforts. Insufficient liquidity may also require us to relinquish rights to SLK at an earlier stage of development or on less favorable terms than we would otherwise choose. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts.

Impact of COVID-19 Pandemic

In March 2020, the WHO declared the COVID-19 outbreak a pandemic which continues to evolve. The impact of COVID-19 on our business, operations and development timelines has been limited considering MoonLake’s recent incorporation.

However, the future impact of COVID-19 on our business is uncertain. We will continue to actively monitor the evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by Switzerland state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which COVID-19 may affect our future business, operations and development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain and we may experience disruptions, including:

•        interruption of or delays in receiving supplies from the third parties that MoonLake relies on;

•        limitations on MoonLake’s business operations by the Swiss federal, cantonal and/or local authorities;

•        limitations on MoonLake’s ability to progress with the clinical studies;

•        business disruptions caused by workplace, laboratory and office closures and an increased reliance on employees working from home, travel limitations, cybersecurity and data accessibility limits, or communication disruptions; and

•        limitations on employee resources that would otherwise be focused on the conduct of MoonLake’s activities, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

Foreign Currency

The functional currency of MoonLake is the U.S. dollar. Balances and transactions denominated in foreign currencies are converted as follows: monetary assets and liabilities are remeasured using exchange rates in effect at the balance sheet dates and non-monetary assets and liabilities are remeasured at historical exchange rates. Revenue and expenses are remeasured at the daily exchange rate on the respective accounting date.

Gain or losses from foreign currency remeasurements are included in other expenses in the audited consolidated statements of operations. MoonLake recognized a foreign currency transaction loss of $59.7 thousand for the period ended December 31, 2021.

Results of Operations

For the period from MoonLake’s inception on March 10, 2021 to December 31, 2021 (the “period ended December 31, 2021”)

The following table summarizes our results of operations for the period indicated:

Period from March 10 to December 31, 2021
(in $)
Operating expenses
Research and development	(35,529,331)
General and administrative	(18,042,710)
Depreciation	(4,971)
Total operating expenses	(53,577,012)
Operating loss	(53,577,012)

Other expenses	(61,848)
Loss before income tax	(53,638,860)

Income tax	(4,755)
Net loss	(53,643,615)

Actuarial loss on employee benefit plans – current period	(168,177)
Other comprehensive loss	(168,177)
Comprehensive loss	(53,811,792)

Research and development

Research and development expenses represent the majority of our total operating expenses. The $35.5 million of costs primarily related to the $29.9 million acquisition of the licenses for the SLK in-process research and development program were expensed, as the licensed technology, method or process had no alternative future uses other than for our research and development activities. The remaining research and development expenditure related to clinical studies and third party consultants supporting the development of SLK.

General and administrative (“G&A”)

General and administrative expenses were $18.0 million for the period ended December 31, 2021. These expenses related to general and administrative expenses incurred in establishing our corporate offices including $3.5 million of compensation and personnel-related expenses (excluding share-based compensation), $5.4 million of expenses for professional legal, accounting and consulting services and $9.1 million of share-based compensation associated with awards granted under the ESPP, ESOP and Restricted Founder Shares arrangements.

Liquidity and Capital Resources

MoonLake has funded its operations to date principally through proceeds received from the sale of MoonLake Common Shares and MoonLake Series A Preferred Shares, a loan agreement contracted with the BVF Shareholders and the Convertible Loan Agreement (defined below). Since incorporation, MoonLake has incurred a loss of $53.6 million and as of December 31, 2021, MoonLake had approximately $8.0 million of unrestricted cash.

We anticipate our immediate future capital requirements will increase substantially as we:

•        contract with third parties to support clinical trials related to SLK;

•        conduct our research and development activities related to SLK;

•        attract, hire and retain additional management, scientific and administrative personnel;

•        maintain, protect and expand our intellectual property portfolio, including patents, trade secrets and know how;

•        implement operational, financial and management information systems; and

•        raise capital and operate as a public company.

MoonLake has no products approved for commercial sale, has not generated any revenue from product sales, and cannot guarantee when or if it will generate any revenue from product sales. MoonLake expects to incur significant expenses and operating losses for at least the next five years, assuming it commences and then continues the clinical development of, and seeks regulatory approval for, its product candidate under an in-licensing agreement. It is expected that operating losses will fluctuate significantly from year to year due to timing of clinical development programs and efforts to achieve regulatory approval.

As a result, we will need additional capital to fund our operations, which we may obtain from additional equity or debt financings, collaborations, licensing arrangements, or other sources. If MoonLake is unable to acquire additional capital or resources, it will be required to modify its operational plans to fund its operating expense requirements for the next twelve months. This may include delaying the commencement of clinical development and reducing its general and administrative corporate costs. These factors raise substantial doubt about MoonLake’s ability to continue as a going concern.

On October 4, 2021, MoonLake announced that it entered into a Business Combination Agreement with Helix to raise additional capital. Assuming no redemptions, the total funding that could be raised in connection with the Business Combination is $216.3 million (net of estimated transaction related expenses). Refer to Note 1 — Business Combination Agreement with Helix of MoonLake’s audited consolidated financial statements as of and for the period ended December 31, 2021 and included in this prospectus for further information on the Business Combination.

On October 15, 2021, MoonLake entered into a loan agreement with the BVF Shareholders, pursuant to which Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P. loaned $8,139,000, $5,946,000, and $915,000, respectively ($15,000,000 in aggregate), for the financing of general corporate purposes of MoonLake, including product and technology development, operations, sales and marketing, management expenses, and salaries. On January 18, 2022, MoonLake and the BVF Shareholders entered into an amendment to the loan agreement to extend the repayment date and on February 15, 2022, MoonLake and the BVF Shareholders entered into a second amendment to the loan agreement to further extend the repayment date. The loan is interest-free and must be repaid by MoonLake prior to the earlier of (i) two business days after the closing date of the Business Combination and (ii) June 30, 2022. As of the date hereof, the entire principal loan amount remains outstanding.

On February 20, 2022, MoonLake entered into the Convertible Loan Agreement (“Convertible Loan Agreement”), by and among Helix, MoonLake, Cormorant Private Healthcare Fund IV, L.P., an affiliate of the Sponsor and certain of Helix’s officers and directors (the “Cormorant Lender”), and the BVF Shareholders as subordinating lenders, pursuant to which the Cormorant Lender has loaned to MoonLake an aggregate principal amount of $15,000,000 to finance MoonLake’s general corporate purposes until the contemplated closing of the Business Combination, including product and technology development, operations, sales and marketing, management expenses and salaries. The loan is interest-free, unsecured, and matures on the earlier of (i) two business days after the closing date of the Business Combination and (ii) June 30, 2022, provided, that, if the closing of the Business Combination occurs before June 30, 2022, the Cormorant Lender has the right to unilaterally assign and transfer the Convertible Loan Agreement with any and all associated rights and claims thereunder to Helix in (partial) satisfaction of the Cormorant Lender’s $27.5 million PIPE commitment (the “Cormorant PIPE Commitment”) in connection with the Business Combination. If the Business Combination is terminated and the loan has not been repaid, the Cormorant Lender is entitled to convert the loan into shares of MoonLake as follows: (i) if prior to June 30, 2022, a bona fide share capital increase of MoonLake, not caused by share issuance pursuant to any benefits plan or loan conversion, is consummated, or (ii) after July 30, 2022, if a conversion has not already occurred. The number of shares of MoonLake issuable upon the conversion is determined by dividing the loan amount by the applicable conversion price as stipulated in the Convertible Loan Agreement.

Assuming the Business Combination is successfully completed, and assuming there are no redemptions, MoonLake expects it will have sufficient capital to fund its operations through at least the next three and a half years. Refer to “Risk Factors — Risks Related to Our Limited Operating History, Business, Financial Condition, and Results of Operations” for further details related to the risk of raising additional capital to fund MoonLake’s operations.

Cash Flows

Period from March 10 to December 31, 2021
(in $)
Net cash used in operating activities	(35,175,194)
Net cash used in investing activities	(50,710)
Net cash provided by financing activities	43,262,876
Effect of movements in exchange rates on cash held	1,873
Net increase in cash	8,038,845

Cash flows from operating activities

During the period ended December 31, 2021, net cash used in operating activities of $35.2 million, related to the cash consideration for the acquisition of the In-licensing Agreement in the amount of $25.0 million and $10.2 million in cash paid for compensation and personnel-related expenses, legal, consulting, and other operating expenses.

Cash flows from investing activities

During the period ended December 31, 2021, net cash used in investing activities was $50.7 thousand related to purchases of office equipment.

Cash flows from financing activities

During the period ended December 31, 2021, net cash provided by financing activities was $43.3 million consisting primarily of $28.2 million of net proceeds from the issuance of MoonLake Series A Preferred Shares and $15.0 million of short-term loans contracted with the BVF Shareholders.

Contractual Obligations and Commitments

The following summarizes the significant contractual obligations and other obligations as of December 31, 2021:

	Total	Less than 1 year	1 to 5 Years	More than 5 years
		(in $)
Purchase obligations(1)	10,475,078	8,411,841	2,063,237	—
Lease commitments(2)	446,025	157,295	288,730	—
Total contractual obligations	10,921,103	8,569,136	2,351,967	—

____________

(1)      Purchase obligations refer to an agreement to purchase goods or services that is enforceable and legally binding on the registrant that specifies all significant terms. The figures presented comprise $1.6 million in trade and other payables as of December 31, 2021, and $8.9 million in open commitments towards contract manufacturing and contract research organizations of which USD 0.9 million has been recorded as prepaid expense in the consolidated balance sheet of MoonLake’s audited consolidated financial statements as of and for the period ended December 31, 2021.

(2)      We have committed ourselves to a new lease contract, with a term that had commenced on August 26, 2021. MoonLake has accounted for the open-ended office lease arrangement as an operating lease under the guidance prior to ASU 2016-02 through the consolidated statement of operations for the period ended December 31, 2021. The future lease commitments relate to office contract for the new Swiss headquarter in Zug, Switzerland and reflects minimum payments due.

Off-Balance Sheet Arrangements

We currently do not have, and did not have during the period presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

As of December 31, 2021, MoonLake had a cash balance of $8.0 million. While MoonLake is exposed to negative interest rates on its cash deposits, the Company does not have a material exposure to changes in interest rates. MoonLake is not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, it has contracted with and may continue to contract with foreign vendors. MoonLake’s operations may be subject to fluctuations in foreign currency exchange rates in the future.

MoonLake does not believe it has a significant exposure to inflationary factors.

Critical Accounting Policies and Estimates

The preparation of the financial statements in accordance with GAAP requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. We continually evaluate these judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such an estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition, results of operations and cash flows.

Acquisitions

MoonLake evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first assessing whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The In-licensing Agreement for the SLK program has been accounted for as an asset purchase on the basis that there were no tangible assets acquired or liabilities assumed by MoonLake under the In-licensing Agreement and substantially all of the fair value of the gross assets acquired related to the in process research and development (“IPR&D”) of SLK.

IPR&D represents incomplete technologies MoonLake acquires, which at the time of acquisition, are still under development and have no alternative future use. Management judgement was required to determine whether the IPR&D had any alternative future use. Management determined that at the time of acquisition, and without significant additional research, there was no alternative future use other than the development of SLK for the treatment of AFIDs. Therefore, in accordance with MoonLake’s policy the aggregate consideration for the IPR&D was recorded as research and development expenses.

Transactions involving MoonLake’s shares

Equity instruments granted as consideration in transactions with non-employees are measured at fair value based on the grant-date. MoonLake transferred shares to MHKDG as part of the consideration for the In-licensing Agreement. Estimating the fair value of the shares can be complex. MoonLake estimated the fair value with reference to separate market-based transactions involving the sale of its shares to two third-party investors which were not considered related parties of MoonLake or MHKDG.

As at December 31, 2021, MoonLake had the following share-based compensation arrangements:

•        Restricted Founder Shares — created in April 2021;

•        The Employee Share Participation Plan (ESPP) — created in July 2021;

•        The Employee Stock Option Plan (ESOP) — created in July 2021.

All arrangements contain service and performance conditions and are settled with shares of MoonLake only and meet the definition of a share-based compensation arrangements. All awards granted under the different share-based compensation plans were classified as equity-settled share-based arrangements.

Estimating the fair value of the awards at grant date can be complex. The Company estimated the fair value of the shares granted under the ESPP and Restricted Founder Shares with reference to separate market-based transactions involving the sale of its shares to third-party investors. The Company estimated the fair value of the options granted under the ESOP by applying a Black-Scholes pricing model. The fair value of the shares assumed in the Black-Scholes pricing model was also based on separate market-based transactions involving the sale of its shares to third-party investors.

As of December 31, 2021, MoonLake had recognized an increase in shareholders’ equity in the audited consolidated balance sheets and share-based compensation expense of $9.1 million. The expense corresponds to the vested amount as of December 31, 2021 in connection with the following grants:

•        12,212 MoonLake Common Shares granted under the equity incentive plan ESPP on July 27, 2021;

•        18,317 MoonLake Common Shares and 2,775 options to acquire MoonLake Common Shares granted under the equity incentive plans ESPP and ESOP on September 9, 2021;

•        999 MoonLake Common Shares and 3,885 options to acquire MoonLake Common Shares granted under the equity incentive plans ESPP and ESOP on October 25, 2021; and

•        297,000 MoonLake Common Shares subject to reverse vesting conditions under the Restricted Founder Shares arrangement.

Recoverability of deferred tax assets

As of December 31, 2021, MoonLake’s net deferred tax assets before any valuation allowance was $5.8 million. In assessing the recoverability of its deferred tax assets, MoonLake considered whether it was more likely than not that some or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. MoonLake considered the scheduled reversal of deferred tax liabilities, the seven-year expiry of tax losses carried forward under Swiss tax legislation, projected future taxable income (including the risks associated with the completion of the development and obtaining regulatory approvals to commercialize the product), and tax planning strategies in making this assessment. Based on the weight of all evidence, MoonLake determined that it is not more likely than not that the net deferred tax assets will be realized. A valuation allowance has been recorded against the full amount of the deferred tax assets.

Recently Adopted Accounting Pronouncements

Management has assessed the potential impact of recently issued, but not yet effective, accounting standards, and does not believe that if currently adopted, would have a material effect on MoonLake’s financial statements.

Emerging Growth Company Status

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of our financials to those of other public companies more difficult.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of Helix’s IPO, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Throughout this section, “MoonLake” refers to MoonLake Immunotherapeutics AG, and the “Company,” “we,” “us” and “our” refer to Helix immediately following the Business Combination (to be renamed MoonLake Immunotherapeutics upon the Closing).

Management and Board of Directors

Upon the consummation of the Business Combination, the business and affairs of the Company will be managed under the direction of the Company’s Board, subject to the requirements of the Proposed MAA and Cayman Islands law. The Company’s Board will initially be comprised of seven directors. We believe it is in the best interests of the Company and its shareholders for the Company’s Board to be classified into three classes, each comprising as nearly as possible one-third of the directors, to serve for staggered three-year terms.

The Helix Board, consistent with the nomination rights afforded to Helix and MoonLake pursuant to the Business Combination Agreement, has nominated seven directors to serve on the Company’s Board effective upon the Closing. Assuming the Proposed MAA is approved, the Company’s Board will consist of Class I, Class II and Class III directors, with only one class of directors being elected in each year, and each class shall serve a three-year term.

The following table sets forth the names, ages, and positions of each person expected to serve as executive officers of the Company, and the name, age, and class of each person we expect to serve on the Company’s Board following consummation of the Business Combination.

Name	Age	Position(s)
Executive Officers
Dr. Jorge Santos da Silva	45	Chief Executive Officer; Director
Dr. Kristian Reich	56	Chief Scientific Officer
Matthias Bodenstedt	34	Chief Financial Officer
Nuala Brennan	53	Chief Clinical Development Officer
Oliver Daltrop	45	Chief Technical Officer

Non-Employee Directors
Simon Sturge	62	Chairperson, Director; Audit Committee; Chair, Nominating and Corporate Governance Committee
Dr. Kara Lassen	43	Director; Nominating and Corporate Governance Committee
Spike Loy	41	Director; Audit Committee; Compensation Committee
Catherine Moukheibir	62	Director; Chair, Audit Committee; Compensation Committee
Dr. Andrew Phillips	51	Director; Chair, Compensation Committee; Nominating and Corporate Governance Committee
Dr. Ramnik Xavier	58	Director

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

Dr. Jorge Santos da Silva, 45, is expected to serve as the Chief Executive Officer of the Company and is nominated as a Director of the Company. Dr. Santos da Silva is a co-founder of MoonLake and has served as the Chief Executive Officer of MoonLake since July 2021. Prior to MoonLake, Dr. Santos da Silva was at McKinsey & Company, Inc. from September 2007 to June 2021, where he was a Senior Partner and led the Pharmaceutical & Medical Products Practice, the Biotech group and the Biosimilars group and advised international biopharmaceutical and biotechnology companies on corporate and business-unit strategy, commercial operating models, R&D, organizational design, M&A and joint ventures. Dr. Santos da Silva was a Postdoctoral Fellow at Cold Spring Harbor Laboratory, NY (USA) and holds a Ph.D. in Neuronal Cell Biology from the University of Turin (Italy) and a BSc in Molecular Biology from the University of Glasgow — Institute of Biological and Life Sciences (United Kingdom). He also participated in a Work Placement in Neurobiology at the European Molecular Biology Laboratory, Heidelberg (Germany). Dr. Santos da Silva is also a professor and Board Advisor at the School of Medicine at the Minho University in Portugal.

We believe Dr. Santos da Silva is qualified to serve on our Board because of his extensive management and operational experience in the life sciences sector, as well as his academic experience in the life sciences.

Dr. Kristian Reich, 56, is expected to serve as Chief Scientific Officer of the Company. Dr. Reich is a co-founder of MoonLake and has served as the Chief Scientific Officer of MoonLake since May 2021. Dr. Reich has more than 25 years of experience as a global clinical leader in dermatology & immunology, with more than 300 peer-reviewed publications in mucosal and skin immunology. He received the Herbert-Herxheimer Research Prize from the German Society for Allergology and Clinical Immunology and the Stars of the Academy Award for achievements in psoriasis from the American Academy of Dermatology. Dr. Reich serves as a Guest-Professor for Translational Research in Inflammatory Skin Diseases at the University Medical Center Hamburg-Eppendorf, Germany, since April 2019. From 2005 to 2015 he was managing partner at the Dermatologikum Hamburg and is self-employed partner at the Dermatologikum Berlin since 2013. Between 1996 and 2005 he held several clinical and teaching positions at the Department of Dermatology, Georg-August-University Goettingen, Germany, the most recent being full University Professor and Vice Director of the Department. Dr. Reich is an independent medical director and founder of JeruCON GmbH Hamburg, where he is self-employed consultant. Dr. Reich was accredited in Dermatology and Venerology in 2000 and in Allergology in 2003. He received his Dr. med. from the Technical University Munich in 1995 (equivalent to MD) and his Venia legendi in Dermatology and Venerology from the Georg-August-University in 2002 (equivalent to PhD).

Matthias Bodenstedt, 34, is expected to serve as Chief Financial Officer of the Company. Mr. Bodenstedt has served as the Chief Financial Officer of MoonLake since July 2021, and as a Director of MoonLake Immunotherapeutics Ltd. (“MoonLake Ltd.”) since September 2021. Prior to MoonLake, Mr. Bodenstedt was a Partner at McKinsey & Company, Inc. (Switzerland) from September 2015 to June 2021, where he advised a diverse set of clients, ranging from pre-revenue biotechs to large global pharmaceutical companies, on many industry-shaping transactions on the sell- and buy-side, and worked closely with senior executives on topics such as financing, M&A, BD&L, portfolio strategy, and go-to-market strategy and execution. Mr. Bodenstedt holds an M.B.A. from Columbia Business School (New York), MPhil Finance from the University of Cambridge (United Kingdom), and B.Sc. Industrial Engineering from the University of Hannover (Germany).

Nuala Brennan, 53, is expected to serve as the Chief Clinical Development Officer of MoonLake Ltd. Ms. Brennan has served as the Chief Clinical Development Officer of MoonLake Ltd. since September 2021. Prior to MoonLake Ltd., Ms. Brennan was Vice President Clinical Operations at Kymab Ltd from April 2016 to August 2021, where she managed the overall clinical development operations for company drug development programs. Throughout her 30-year career, Ms. Brennan has had extensive experience in clinical drug development in functional and leadership roles at biotechnology and pharmaceutical companies. Ms. Brennan holds a B. Sc. in Chemistry from the University of Leicester (United Kingdom).

Oliver Daltrop, 45, is expected to serve as the Chief Technical Officer of MoonLake Immunotherapeutics AG. Mr. Daltrop has served as the Chief Technical Officer of MoonLake since September 2021. Prior to MoonLake, Mr. Daltrop was the Head of Biopharma Development Transformation at Sandoz, a division of Novartis Group, from May 2020 to August 2021, and prior to that held various senior technical and operations management roles at Novartis and Sandoz from April 2012 to April 2020. Mr. Daltrop holds a Masters in Science in Chemistry from the University of Bristol (United Kingdom) and a Doctor of Philosophy in Biochemistry from the University of Oxford (United Kingdom), and was a Lindemann Trust Fellow at Rockefeller University (New York) and a Junior Research Fellow at Christ Church College, University of Oxford (United Kingdom).

Non-Employee Directors

Dr. Kara Lassen, 43, is nominated as a Director of the Company. Dr. Lassen has been the Vice President and Global Head of Immunology for Roche Pharma Research & Early Development (pRED) since April 2019. In this role she is responsible for discovering and advancing multiple drug discovery projects from preclinical research to clinic. Dr. Lassen joined Roche in April 2017, holding multiple positions including Head of Translation Discovery for Immunology Discovery, from 2017 to February 2018, and Head of Tissue Inflammation, from March 2018 to April 2019. From June 2012 to March 2017, Dr. Lassen served as a Group Leader in Functional Genomics at The Broad Institute, a biomedical and genomic research organization where she led a research group focused on discovering new therapeutic targets for inflammatory diseases. From April 2011 to June 2012, Dr. Lassen was an Editor at Cell, one of the leading life sciences journals. From July 2008 to April 2011, Dr. Lassen was a Group Leader at the Gladstone Institute of Virology and Immunology. Dr. Lassen received her Bachelor of Sciences in Biology and Mathematics, magna cum laude from Wake Forest University in North Carolina. She earned her doctoral degree in Immunology from Johns Hopkins University in Maryland, where she received the Hans Prohaska Young Investigator Award for her doctoral thesis work. Dr. Lassen received the Francis Goelet Fellowship to complete her independent postdoctoral work at Case Western University in Ohio.

We believe Dr. Lassen is qualified to serve on our Board because of her management experience at a biopharmaceutical company, her experience leading preclinical and clinical research, and academic and research experience in the field of inflammatory diseases.

Spike Loy, 41, is nominated as a Director of the Company. Mr. Loy is a director of MoonLake. Mr. Loy is a Managing Director at BVF Partners L.P., where he has served since August 2009. Mr. Loy is a director of GH Research PLC and has served as a director of multiple private biopharmaceutical companies since April 2013. Mr. Loy holds a J.D. from Harvard Law School and a BA in Human Biology, with a minor in Economics, from Stanford University.

We believe Mr. Loy’s experience serving as a director of biopharmaceutical companies and as a manager of funds specializing in the area of life sciences qualifies him to serve on our Board.

Catherine Moukheibir, 62, is nominated as a Director of the Company. Ms. Moukheibir is a professional non-executive director specializing in life sciences and currently serving on the boards of six companies in the United States and Europe, listed and private. In this capacity, she also serves as chair of the Audit committees of CMR Surgical (United Kingdom, private, since 2021), Ironwood Pharmaceuticals (United States, listed, since 2019), Biotalys (Belgium, listed, since 2021), Orphazyme (Denmark, listed, since 2017), Asceneuron (Switzerland and United States, private, since 2021) and DNA Script (United States and France, private, since 2021). Other board positions held over the last five years and now terminated include Ablynx (Belgium, acquired in 2019), Kymab (United Kingdom, acquired in 2021), Zealand (Denmark, public, 2019), Creabilis (United Kingdom, acquired in 2016), Cerenis (France, private, 2018) and GenKyoTex (Switzerland, acquired in 2020). Over the last 20 years, Ms. Moukheibir has held a number of C-level finance position including Director of Capital Markets (Zeltia Group, Spain, listed, 2001-2007), CFO (Movetis, Belgium, acquired in 2010), EVP Finance and Strategy (Innate Pharma, France, listed, 2011-2016) and was Chairman then CEO of MedDay Pharmaceuticals, France, private, in 2016-2021. Ms. Moukheibir early career was in management consulting in Boston and London then in investment banking where she was an executive director in equity capital markets first at Citi then at Morgan Stanley in London between 1997 and 2001. Ms. Moukheibir also served for five years on the advisory board of the business school at Imperial College in London. She earned an MA in Economics and an MBA from Yale University.

We believe Ms. Moukheibir is qualified to serve on our Board because of her financial expertise, experience on board of directors of life sciences companies in the United States and Europe, and experience in a variety of roles in executive management, management consulting, and investment banking.

Dr. Andrew J. Phillips, 51, is nominated as a Director of the Company. Dr. Phillips has served as a Managing Director at Cormorant Asset Management, an investment manager, since August 2020. Since April 2021 he has also served as Chief Financial Officer of Helix and since June 2021 he has also served as Chief Executive Officer of Blossom Bioscience Ltd., and since December 2021 he has also served as interim Chief Executive Officer of Aleksia Therapeutics Inc. Dr. Phillips is a Director at the following private companies: OnKure, Inc., Expansion Therapeutics, Inc., BiVACOR, Inc., Blossom Bioscience, Ltd, Blossom Biomedicines USA, Inc., ONK Therapeutics, Ltd., Kestrel Therapeutics Inc., and Enliven Therapeutics, Inc. Dr. Phillips previously served as a Director at Elevation Oncology, Inc. from November 2020 through June 2021, and Immuneering Corp from December 2020 through July 2021. From January 2016 to March 2020, Dr. Phillips was with C4 Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on therapeutics for the treatment of cancer and other diseases, where he served as Chief Executive Officer from May 2018 to March 2020, President from September 2016 to May 2018 and Chief Scientific Officer from January 2016 to May 2018. From July 2014 to January 2016, he served as Senior Director, Center for Development of Therapeutics at the Broad Institute, a biomedical and genomic research organization. From June 2010 to January 2015, Dr. Phillips was a Professor of Chemistry at Yale University, and from July 2001 to June 2010 he was Assistant Professor, Associate Professor, and Professor of Chemistry and Biochemistry at the University of Colorado. He holds a B.Sc. in Biochemistry and a Ph.D. in Chemistry from the University of Canterbury in New Zealand.

We believe Dr. Phillips’ experience serving as an executive officer of biopharmaceutical companies and as a manager of funds specializing in the area of life sciences, in addition to his extensive academic and leadership positions in the area of life sciences, qualifies him to serve on our Board.

Simon Sturge, 62, is nominated as a Director of the Company. Mr. Sturge is the Chairman of the board of directors of MoonLake. Prior to MoonLake, Mr. Sturge was the Chief Executive Officer of Kymab Ltd, a biotechnology company, from May 2019 to July 2021. Prior to that, Mr. Sturge was at MKDG, a science and technology company, from March 2013 to April 2019, most recently as the Chief Operating Officer, and a Senior Vice President at Boehringer Ingelheim, a pharmaceutical company from January 2010 to January 2013. In addition to his directorship at MoonLake,

Mr. Sturge is also a director at two private biotechnology companies, a private consulting company, and a private investment company. Mr. Sturge was also a director at Feedback PLC, a publicly-traded biotechnology company listed on the London Stock Exchange, from 2017 to June 2021.

We believe Mr. Sturge’s experience serving as a director and executive officer of biotechnology and pharmaceutical companies qualifies him to serve on our Board.

Dr. Ramnik Xavier, 58, is nominated as a Director of the Company. Since 2018, Dr. Xavier has served as a core institute member of the Broad Institute of MIT and Harvard, where he serves as director of the Klarman Cell Observatory. He is also director of the Broad Institute’s Immunology Program and co-director of the Broad’s Infectious Disease and Microbiome Program. Since 2013, Dr. Xavier has served as a professor of medicine at Harvard Medical School, where he is currently is the Kurt J. Isselbacher Professor of Medicine. In addition, since 2018 he has served as director of the Center for Computational and Integrative Biology and member in the Department of Molecular Biology at Massachusetts General Hospital (MGH). He also served as co-director of the Center for Microbiome Informatics and Therapeutics at MIT since 2014. Dr. Xavier’s laboratory focuses on systematic characterization of genetic variants to understand the regulation of barrier defense, innate and adaptive immunity; chemical biology approaches to control cellular disease phenotypes suggested by human genetics; molecular mechanisms to determine roles of the microbiome in health and disease; and development of computational approaches to uncover patterns of human and microbial pathway regulation during disease and treatment. Dr. Xavier holds an MB ChB (Hons) from the Godfrey Huggins School of Medicine, University of Zimbabwe and a Ph.D. from the University of Groningen.

We believe Dr. Xavier’s deep biomedical research experience and research specializations qualify him to serve on our Board.

Board Composition

Following the completion of the Business Combination, the Company’s business affairs will be managed under the direction of the Company’s Board, which will consist of seven members, divided into three classes: Class I, Class II and Class III. The number of directors in each class will be as nearly equal as possible. At the 2022 annual general meeting, the term of office of the Class I Directors shall expire and Class I Directors appointed at such meeting shall be elected for a full term of three years. At the 2023 annual general meeting, the term of office of the Class II Directors shall expire and Class II Directors appointed at such meeting shall be elected for a full term of three years. At the 2024 annual general meeting, the term of office of the Class III Directors shall expire and Class III Directors appointed at such meeting shall be elected for a full term of three years. At each succeeding annual general meeting, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. Each director will hold office until his or her term expires at the next general meeting for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office.

In accordance with the Business Combination Agreement, Helix nominated two directors to the Board (one Class I Director and one Class III Director), MoonLake nominated four directors to the Board (one Class I Director, one Class II Director, one Class III Director, and one of any class), and Dr. Santos da Silva was nominated as a Class III Director.

In accordance with the Business Combination Agreement and subject to receipt of the necessary vote at the extraordinary general meeting, the Sponsor, the ML Parties, and the ML Parties’ Representative agreed that the initial Board upon the completion of the Business Combination will be as follows:

•        the Class I Directors, whose terms will expire at the annual general meeting held in 2022, will be Dr. Kara Lassen and Spike Loy;

•        the Class II Directors, whose terms will expire at the annual general meeting held in 2023, will be Catherine Moukheibir and Dr. Ramnik Xavier; and

•        the Class III Directors, whose terms will expire at the annual general meeting held in 2024, will be Dr. Andrew Phillips, Dr. Jorge Santos da Silva, and Simon Sturge.

In the event that any of the individuals nominated by Helix and MoonLake are not duly elected at the extraordinary general meeting, then Helix or MoonLake, as applicable, may nominate another individual to the Board. In the event that any of the seven individuals are unable or unwilling to serve as a director upon the Closing, their replacement will be designated as set forth in the Proposed MAA.

Director Independence

Prior to the consummation of the Business Combination, the Board will undertake a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, it is expected that the Board will determine that none of the directors, other than Dr. Jorge Santos da Silva, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Board will consider the current and prior relationships that each non-employee director has with Helix and MoonLake and all other facts and circumstances the Board deems relevant in determining their independence, including the beneficial ownership of securities of the post-combination Company by each non-employee director and the transactions described in the section “Certain Relationships and Related Party Transactions.”

The members of our Audit Committee must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act (“Rule 10A-3”). In order to be considered independent for purposes of Rule 10A-3, no member of the Audit Committee may, other than in his or her capacity as a member of the Board, the Audit Committee, or any other committee of Board: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from us; or (ii) directly, or indirectly through one or more intermediaries, control, be controlled by or be under common control with us.

There are no family relationships among any of the proposed directors or executive officers of the post-combination Company.

Board Leadership Structure

Following the completion of the Business Combination, Simon Sturge is expected to serve as a director and as our independent Chairman. Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer. Following the completion of the Business Combination, we believe that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. At any time when there is not an independent Chairman, we expect that the Board will designate one or more independent directors to serve as lead director.

Following the completion of the Business Combination, we expect the independent directors generally to meet in executive sessions without management present at every regular meeting of the Board. The purpose of these executive sessions is to encourage and enhance communication among non-management and independent directors.

We believe that that the programs for overseeing risk, as described in the “Role of our Board in Risk Oversight” section below, would be effective under a variety of leadership frameworks. Accordingly, the risk oversight function of the Board did not significantly impact our selection of the leadership structure.

Role of our Board in Risk Oversight

Upon the consummation of Business Combination, one of the key functions of the post-combination Company Board will be informed oversight of the risk management process. The post-combination Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the post-combination Company Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the post-combination Company’s Board will be responsible for monitoring and assessing strategic risk exposure and the Audit Committee will have the responsibility to consider and discuss major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee will also monitor compliance with legal and other applicable regulatory requirements. The Compensation Committee will assess and monitor whether the post-combination Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board

There are currently, and after the Business Combination there will be, three standing committees of the Company’s Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. We believe that the functioning and composition of these committees complies with the requirements of the Sarbanes-Oxley Act, the rules of Nasdaq and SEC rules and regulations that will become applicable to us upon the completion of the Business Combination. Each committee is expected to have the members and responsibilities described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board. Each current committee charter is available on the Company’s website. Information contained on or accessible through Helix’s website is not a part of this prospectus.

Audit Committee

The Audit Committee is expected to consist of Catherine Moukheibir, Spike Loy and Simon Sturge. The post-combination Company Board is expected to determine that each proposed member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Chairperson of the Audit Committee is expected to be Catherine Moukheibir. The post-combination Company Board is expected to determine that Catherine Moukheibir is an “audit committee financial expert” within the meaning of SEC regulations. The post-combination Company Board is expected to determine that each member of the proposed Audit Committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the post-combination Company Board will examine each Audit Committee member’s scope of experience and the nature of their employment.

The Audit Committee is responsible for, among other things:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•        reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•        approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Following the completion of the Business combination, we expect the Board will adopt an updated written charter of the Audit Committee which will be available on the Company’s website upon the completion of the Business Combination. Information contained on or accessible through MoonLake’s website is not a part of this prospectus.

Compensation Committee

Following the completion of the Business Combination, the Compensation Committee is expected to consist of Dr. Andrew J. Phillips, Spike Loy, and Catherine Moukheibir. The post-combination Company Board is expected to determine that each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The Chairperson of the Compensation Committee is expected to be Dr. Andrew J. Phillips.

The Compensation Committee is responsible for, among other things:

•        reviewing, approving and determining the compensation of the Company’s officers and key employees;

•        reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

•        administering the Company’s equity compensation plans;

•        reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and

•        establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

Following the completion of the Business Combination, we expect the Board will adopt an updated written charter of the Compensation Committee, which will be available on its website upon the completion of the Business Combination. Information contained on or accessible through MoonLake’s website is not a part of this prospectus.

Nominating and Corporate Governance Committee

Following the completion of the Business Combination, the Nominating and Corporate Governance Committee is expected to consist of Simon Sturge, Dr. Kara Lassen, and Dr. Andrew J. Phillips. The post-combination Company Board is expected to determine that each proposed member of the Nominating and Corporate Governance Committee is independent under Nasdaq listing standards. The Chairperson of the Nominating and Corporate Governance Committee is expected to be Simon Sturge.

The nominating and corporate governance committee is responsible for, among other things:

•        identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•        evaluating the performance of the Board and of individual directors;

•        considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of the corporate governance practices and reporting;

•        reviewing related person transactions; and

•        developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

Following the completion of the Business Combination, the Board will adopt an updated written charter of the nominating and corporate governance committee, which will be available on its website. Information contained on or accessible through MoonLake’s website is not a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the Company’s expected executive officers following the completion of the Business Combination currently serves, or has served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of the post-combination Company’s directors or on such other company’s compensation committee.

Corporate Governance Guidelines and Code of Business Conduct

The Company maintains Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Company maintains a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Following the completion of the Business Combination, we expect the Board will adopt updates to the Corporate Governance Guidelines and Code of Business Conduct an Ethics, each of which will be available on the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website. Information contained on or accessible through MoonLake’s website is not a part of this prospectus.

Related Person Policy of the Company

The Company maintains a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s Nominating and Corporate Governance Committee, subject to the exceptions described below.

A related person transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct and Ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Company’s Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s shareholders, as the Company’s Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion. The Company’s Audit Committee has determined that certain transactions will not require the approval of the Audit Committee including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s ordinary shares and all holders of the Company’s ordinary shares received the same benefit on a pro rata basis and transactions available to all employees generally.

Following the completion of the Business Combination, we expect the Board will adopt an updated policy for related person transactions.

Limitation on Liability and Indemnification Matters

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Proposed MAA provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Proposed MAA. We expect to insure our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Helix

Prior to the consummation of the Business Combination, none of our executive officers or directors received any cash compensation for services rendered to us. We pay our Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. We note that certain of Helix’s named executive officers have economic interests in our Sponsor.

MoonLake

This section provides an overview of MoonLake’s executive compensation programs.

MoonLake is considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, MoonLake’s reporting obligations with respect to its “named executive officers” extend only to the individuals who serve as the principal executive officer and the next two most highly compensated executive officers as of the end of the prior fiscal year, as well as up to two additional individuals for whom disclosure would have been provided based on their compensation levels but for the fact that the individual was not serving as an executive officer at the end of the prior fiscal year.

The named executive officers are Dr. Jorge Santos da Silva (Chief Executive Officer), Matthias Bodenstedt (Chief Financial Officer), and Dr. Kristian Reich (Chief Scientific Officer). Arnout Michiel Ploos van Amstel, former Chief Operating Officer, is also a named executive officer since he would have been one of the two most highly compensated executive officers as of the end of fiscal year 2021 had his employment not terminated on December 13, 2021.

2021 Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by and paid to the named executive officers for services rendered to MoonLake for the year ended December 31, 2021.

Name and principal position	Year	Salary ($)(1)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Dr. Jorge Santos da Silva Chief Executive Officer	2021	230,143	4,840,290	(2)	—	11,043	—	65,081,476
Matthias Bodenstedt Chief Financial Officer	2021	162,454	597,068	(3)	—	4,691	—	764,213
Dr. Kristian Reich Chief Scientific Officer	2021	322,921	4,840,290	(2)	—	—	5,521	5,168,733
Arnout Michiel Ploos van Amstel Former Chief Operating Officer	2021	299,172	8,395,027	(2)	—	76,785	—	8,770,984

____________

(1)      Represents all amounts earned as salary during fiscal year 2021. The salary amounts have been converted to U.S. Dollars (USD) from Swiss Francs (CHF) using the exchange rate of 1.083 USD to 1 CHF as of December 31, 2021.

(2)      For Dr. Santos da Silva, Dr. Reich and Mr. Ploos van Amstel, the disclosure in the “Stock Awards” column reflects 99,000 shares that were acquired by each of them at incorporation at a nominal value of CHF 0.10 per share. Subsequently, on April 28, 2021, each of these officers agreed to subject such shares to service-based vesting over a period of 24 months. MoonLake may repurchase unvested shares at nominal value if the employment relationship between MoonLake and the executive officer is terminated. Given such service-based vesting, MoonLake recognized the shares in accordance with FASB ASC Topic 718 as share-based compensation, and estimated the fair value of the shares at $49.00 per share with reference to separate market-based transactions involving the sale of its shares to other holders of MoonLake Series A Preferred Shares. In the case of Mr. Ploos van Amstel, the disclosure also includes an additional $3.6 million incremental value in share-based compensation that resulted from the acceleration of vesting of 12,369 shares, pursuant to a termination agreement that MoonLake entered into with Mr. Ploos van Amstel on December 13, 2021. MoonLake estimated the fair value on the termination date at $336.39 per share, based on the valuation by Helix Acquisition Corp in the Business Combination Agreement. The amount set forth for Mr. Ploos van Amstel also includes the value of 57,756 shares for which

MoonLake exercised its repurchase right, pursuant to the termination agreement with Mr. Ploos van Amstel. See Note 11 — “Share-based compensation” of MoonLake’s audited consolidated financial statements as of and for the period ended December 31, 2021 and included in this revised proxy statement for further information.

(3)      For Mr. Bodenstedt, the disclosure in the “Stock Awards” column reflects an award under MoonLake’s Employee Share Participation Plan (“ESPP”), pursuant to which Mr. Bodenstedt was transferred 12,212 shares against nominal value of CHF 0.10 per share. MoonLake may repurchase the shares at such nominal value in the event Mr. Bodenstedt’s employment terminates prior to the date on which all such shares vest. In accordance with FASB ASC Topic 718, MoonLake estimated the fair value of the shares granted under the ESPP at $49.00 per share with reference to separate market-based transactions involving the sale of its shares to other holders of MoonLake Series A Preferred Shares. See Note 11 — “Share-based compensation” of MoonLake’s audited consolidated financial statements as of and for the period ended December 31, 2021 and included in this prospectus for further information.

(4)      Each of the named executive officers is eligible to receive an incentive cash bonus per the terms of his executive employment agreement. The bonus amounts are not determinable as of the date of this prospectus. The Company expects to be able to determine the bonus amounts on or about April 30, 2022 and will file a Form 8-K with the SEC in connection with such determination. See “Executive Employment Agreements — Annual Base Salary and Annual Cash Bonus” for additional information regarding these incentive bonuses.

(5)      Other than Dr. Reich, each of the named executive officers participates in MoonLake’s Swiss Pension Plan, which is a defined benefit pension plan. Values represent the increase in the actuarial present value of the named executive officer’s accumulated benefit in 2021 less contributions made by the employee during this time period. See “Overview of Pension Arrangements” for additional information regarding the pension arrangement.

(6)      Represents contributions made by MoonLake to a German pension plan, which is a defined contribution plan. The amounts have been converted to USD from Euros using the exchange rate of 1.132 USD to 1 Euro as of December 31, 2021. See “Overview of Pension Arrangements” for additional information regarding this arrangement.

Narrative Disclosure to the Summary Compensation Table

Executive Employment Agreements

MoonLake entered into employment agreements with each of Dr. Jorge Santos da Silva, Arnout Michiel Ploos van Amstel, and Dr. Kristian Reich on April 30, 2021, as subsequently amended on September 21, 2021 for Dr. Jorge Santos da Silva, Arnout Michiel Ploos van Amstel, and on November 8, 2021 for Dr. Kristian Reich, and with Matthias Bodenstedt on May 10, 2021, as subsequently amended on June 22, 2021 (the “Executive Employment Agreements”). The Executive Employment Agreements are based on the same general form, and the material terms of the agreement are summarized below. The Executive Employment Agreements are expected to remain in place upon the completion of the Business Combination. The Executive Employment Agreements are governed by Swiss law.

Employment Term

The initial term of the Executive Employment Agreements commenced on July 1, 2021 (in the case of Dr. Jorge Santos da Silva and Mr. Bodenstedt), May 1, 2021 (in the case of Mr. Ploos van Amstel) and May 17, 2021 (in the case of Dr. Reich). Each such term runs through May 1, 2023 except for Mr. Bodenstedt’s agreement, which provides for an indefinite term. Either party may terminate the Executive Employment Agreement at the end of such initial term by providing six months’ notice except for Mr. Bodenstedt, whose agreement provides for termination of his employment by either party by providing six months’ notice beginning on August 31, 2022. If no such notice is provided under the agreements for Dr. Jorge Santos da Silva, Mr. Ploos van Amstel, or Dr. Reich, the term of the Executive Employment Agreement will be extended for an indefinite period, and employment will be terminable by either party by providing six months’ notice.

Annual Base Salary and Annual Cash Bonus

The Executive Employment Agreements provide for an annual base salary of CHF 425,000 for Dr. Jorge Santos da Silva, Mr. Ploos van Amstel, and Dr. Reich, and an annual base salary of CHF 300,000 for Mr. Bodenstedt. In addition, Dr. Jorge Santos da Silva, Mr. Ploos van Amstel, and Dr. Reich are each eligible to receive a target bonus equal to 100% of his annual base salary during the first 12 months of his employment, subject to the achievement of the following performance objectives: (i) MoonLake raises at least $100 million and (ii) at least one Phase 2 study in PsA, AS or HS has started (i.e., a first patient is included in the study). The officer will be eligible to receive a prorated portion of such bonus to the extent that such performance objectives are only partially achieved, but such prorated bonus will not be less than 50% of his annual base salary. After the first 12 months of his employment, the officer will be eligible to receive a target bonus equal to at least 50% of his annual base salary. Payment of such annual bonus will be based on the achievement of reasonable financial and business objectives mutually agreed upon by the officer and MoonLake. Such bonus amounts are not determinable as of the date of this prospectus.

In the event of a termination of employment by the officer, he will be entitled to receive a prorated payment of his annual bonus based on the level of achievement through the date of termination. In the event of a termination of employment by MoonLake, the board of directors of MoonLake will determine whether a bonus will be paid and the amount to be paid.

Mr. Bodenstedt is eligible to receive a variable bonus of up to 40% of his annual base salary. The award of such a bonus is entirely within MoonLake’s discretion and will depend on Mr. Bodenstedt’s individual performance, achievement of pre-determined milestones and/or meeting of pre-defined criteria within the corresponding fiscal year. Mr. Bodenstedt will not be eligible for a bonus if at the time of the payment of the bonus his employment is pending termination. For 2021, the bonus amounts are not determinable as of the date of this prospectus. The Company expects to be able to determine the bonus amounts on or about April 30, 2022.

Additional Cash Payments

Dr. Jorge Santos da Silva and Dr. Kristian Reich are each eligible to receive an additional payment under their respective executive employment agreements. In the event the officer is subject to social security laws outside of Switzerland as a result of his place of residence, then he may be eligible to receive additional payments from MoonLake. In the event the total hypothetical Swiss social security contributions that MoonLake would have been required to pay with respect to the officer are greater than the minimum mandatory employer contributions for the same insurance in the officer’s country of residence, then such officer will be entitled to receive the difference between such amounts. In 2021, Dr. Kristian Reich has met this condition and received such additional monthly payments as part of his regular salary.

Other Benefits

Each officer is eligible to receive retirement, survivors and disability insurance, as well as accident insurance, according to Swiss law requirements. In addition, MoonLake has taken out daily sickness benefits insurance, and is contributing 50% of the premiums with the other 50% contributed by the employees, for Dr. Santos da Silva, Mr. Bodenstedt and Mr. Ploos van Amstel, providing salary continuation payments in the amount of 80% of the insured salary, which is capped at CHF 300,000, after a 30 days waiting period for a maximum of 730 days. Due to being subject to social security outside of Switzerland, Dr. Reich is not eligible for the selected insurance plan, and instead receives the theoretical employer contribution as an additional monthly payment as part of his regular salary. In addition, the officer will be reimbursed for justified expenses incurred in the course of his or her work for MoonLake due to travel and other expenses. The named executive officers also received housing allowances during fiscal year 2021.

Restrictive Covenants & Certain Post-Termination Payments

The Executive Employment Agreements include an intellectual property assignment agreement, as well as a perpetual covenant prohibiting the officer from utilizing and disclosing confidential information, a non-competition covenant, an employee non-solicitation covenant and a customer non-solicitation covenant. For Dr. Jorge Santos da Silva, Mr. Ploos van Amstel, and Dr. Reich, each of these covenants is in effect during the employment term and for a period of six months following a termination of employment. For Mr. Bodenstedt, the non-competition covenant is in effect during the employment term and for a period of twelve months following a termination of employment, and the employee non-solicitation covenant and the customer non-solicitation covenant are in effect during the employment term and for a period of eighteen months following a termination of employment. Such non-compete and non-solicitation covenants are referred to herein as the “post-termination restrictive covenants.”

If Dr. Jorge Santos da Silva, Mr. Ploos van Amstel, or Dr. Reich terminates his employment, then he is entitled to receive monthly compensation during the duration of such post-termination restrictive covenants in an amount of his last monthly fixed salary (gross). If he terminates his employment without just cause, then MoonLake may waive its right to enforce such post-termination restrictive covenants and thereby cease making such post-termination payments to the officer.

If MoonLake terminates the officer’s employment, then he is entitled to receive monthly compensation during the duration of such post-termination restrictive covenants in an amount of his monthly fixed salary (gross) plus an amount equal to one-twelfth of his annual target bonus. The officer would be entitled to receive such payments even if MoonLake waives its right to enforce the post-termination restrictive covenants.

In the event an officer, including Mr. Bodenstedt, breaches his or her obligations under the post-termination restrictive covenants, he or she would owe a contractual penalty to MoonLake of CHF 100,000 for each individual breach. MoonLake would also be entitled to additional damages and to seek specific performance as a remedy. In addition, the officer would forfeit any remaining amounts that would have otherwise been payable during the duration of the post-termination restrictive covenants, and the officer would be required to repay any payments he or she previously received during the post-termination restrictive covenant period.

If the post-termination restrictive covenants are unenforceable, lapse or are not effective under applicable law, then Dr. Jorge Santos da Silva, Mr. Ploos van Amstel, or Dr. Reich will instead receive a severance payment equal to 50% of his then current annual gross salary (plus 50% of his annual target bonus in the event MoonLake is the party that terminates employment) payable ratably over the six-month post-termination period.

Arnout Ploos van Amstel Resignation

On December 13, 2021, Mr. Ploos van Amstel, one of the co-founders of MoonLake, resigned as its Chief Operating Officer effective as of February 28, 2022. Mr. Ploos van Amstel’s resignation is due to personal reasons, and will allow him to attend to his health, away from the demands of supporting the daily operation of MoonLake.

MoonLake entered into a Termination Agreement with Mr. Ploos van Amstel with an effective date of December 13, 2021. Pursuant to the Termination Agreement, Mr. Ploos van Amstel and MoonLake have agreed that he will be on garden leave through February 28, 2022 but will remain available to provide transition and certain other services at MoonLake’s request. In addition, he will be paid his monthly base salary of CHF 35,416.65, through the effective date of his termination. Mr. Ploos van Amstel will further receive a pro-rated bonus for the period from May 1, 2021 to the effective termination date. The final bonus amount will be determined by the board of directors of MoonLake based on the achievement of the performance objectives set forth in Mr. Ploos van Amstel’s employment agreement. Such performance objectives are described in detail in the section above entitled “Executive Employment Agreements — Annual Base Salary and Annual Cash Bonus”. The maximum payable pro-rated bonus, assuming completion of both milestones, is CHF 354,166.67. Pursuant to the Termination Agreement, MoonLake acquired, and Mr. Ploos van Amstel sold, assigned, and transferred 57,756 MoonLake Common Shares (of a total of 110,000 MoonLake Common Shares held by Mr. Ploos van Amstel) to MoonLake at par value of CHF 0.10 per share.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2021:

Name	Grant Date	Stock Awards(1)
		Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
Dr. Jorge Santos da Silva	4/28/2021	66,000	22,201,740
Matthias Bodenstedt	7/21/2021	12,212	4,107,995
Dr. Kristian Reich	4/28/2021	66,000	22,201,740
Arnout Michiel Ploos van Amstel	4/28/2021	—	—

____________

(1)      On April 28, 2021, 99,000 shares that were acquired at incorporation against nominal value of CHF 0.10 per share by each of Dr. Santos da Silva, Dr. Reich and Mr. Ploos van Amstel, were subjected to service-based vesting over 24 months. Until such shares fully vest, MoonLake may repurchase such shares at a repurchase price equal to such nominal value in the event the respective executive officer’s employment terminates. Mr. Bodenstedt purchased shares of MoonLake under the ESPP at a purchase price equal to the nominal value per share of CHF 0.10. Until such shares fully vest, MoonLake may repurchase such shares at a repurchase price equal to such nominal value in the event Mr. Bodenstedt’s employment terminates.

(2)      Subject to Dr. Santos da Silva’s and Dr. Reich’s continued employment, 4,125 shares will vest on the 28th day of each month. Upon the occurrence of a sale or an IPO, all unvested shares accelerate (i.e., vest) as per the occurrence of a sale or the IPO, respectively. Pursuant to the Business Combination Agreement, unvested shares will continue to vest according to the original schedule. Subject to Mr. Bodenstedt’s continued employment through each applicable vesting date, the shares he purchased under the ESPP shall vest as follows: (i) 25% of the shares will vest on July 27, 2022 and (ii) 2.08% of the shares will vest each month thereafter until fully vested on July 27, 2025. Upon the occurrence of an initial public offering or a change of control event, the shares will fully vest upon the earlier of (x) one year or (y) MoonLake terminating Mr. Bodenstedt’s employment.

(3)      There was no public market for the shares of MoonLake as of December 31, 2021. MoonLake estimated the fair value per share to be $336.39. The fair value per share was determined with reference to the Business Combination Agreement entered into with Helix on October 4, 2021. As per the Business Combination Agreement, the fair value was determined by dividing the Company Enterprise Value ($360,000,000) as defined by the Business Combination Agreement by the Company’s fully diluted shares (i.e., 1,070,196).

Additional Narrative Disclosure

Overview of Pension Arrangements

Swiss Pension Plan Information

MoonLake operates a defined benefit pension plan (the “MoonLake Swiss Plan”) in accordance with local Swiss regulations and practices. It covers all of MoonLake’s employees that are subject to Swiss social security, including the named executive officers (other than Dr. Reich) and provides benefits in the event of death, disability, or retirement. The MoonLake Swiss Plan complies with Swiss tax requirements applicable to broad-based pension plans. Normal retirement age under the MoonLake Swiss Plan is 65, for men, and 64, for women. All benefits are immediately vested.

Under the MoonLake Swiss Plan, 15% of pensionable salary is contributed as retirement credit with additional contributions for death and disability benefits. MoonLake makes 50% of the contributions, and the covered employee makes 50% of the contributions. For 2021, participants received an interest rate of return of 3% on retirement assets under the Swiss Federal Law on Occupational Retirement, Survivors’ and Disability Pension Plans (BVG) and 5% on extra-mandatory retirement assets. Pensionable salary under the MoonLake Swiss Plan is the annual base salary.

Annual benefits under the MoonLake Swiss Plan are calculated at a named executive officer’s retirement date and are equal to a percentage of the named executive officer’s account balance specified in the MoonLake Swiss Plan based on his age and retirement year. Under Swiss pension law, participants who were covered by the pension plan of another employer are required to transfer the termination benefit of that pension plan into the MoonLake Swiss Plan. Participants are permitted to withdraw part of the termination benefit, or pledge the termination benefit, for home ownership.

Dr. Reich Retirement Arrangement

MoonLake makes contributions to a retirement arrangement governed by German law on behalf of Dr. Reich. Dr. Reich’s retirement arrangement program is a defined contribution type structure whereby MoonLake makes contributions to a German government regulated pension plan in an amount equal to 9.3% of earned income up to a maximum total earned income, including income derived from his employment at MoonLake and other pensionable income, of EUR 7,100 per month.

Overview of Equity-Based Compensation

Each of Dr. Santos da Silva, Dr. Reich and Mr. Ploos van Amstel acquired 99,000 shares upon the incorporation of MoonLake at a nominal value of CHF 0.10 per share. On April 28, 2021, each of these officers agreed to subject such shares to service-based vesting over a period of 24 months. MoonLake may repurchase unvested shares at nominal value if the employment relationship between MoonLake and the executive officer is terminated. Pursuant to the Termination Agreement described above, a total of 12,369 unvested shares held by Mr. Ploos van Amstel fully vested in connection with his termination of employment. In addition, MoonLake acquired, and Mr. Ploos van Amstel sold, assigned, and transferred 57,756 shares to MoonLake at par value of CHF 0.10 per share.

In addition to such equity-based compensation arrangement with its founders, MoonLake maintains two equity-based compensation plans: the Employee Share Participation Plan, dated July 23, 2021 (the “ESPP”) and the Employee Stock Option Plan, dated July 23, 2021 (the “ESOP”), each as amended on December 14, 2021. The purpose of these plans is to attract and retain the best available personnel and to provide participants with additional incentives to increase their efforts on behalf and in the best interest of MoonLake and its subsidiaries. The ESPP provides to eligible participants the opportunity to purchase shares of MoonLake that are then subject to certain vesting restrictions. Mr. Bodenstedt is the only named executive officer who received an award under the ESPP in 2021. The ESOP provides for the grant of options to acquire shares of MoonLake. None of the named executive officers received an award of options under the ESOP in 2021.

MoonLake Employee Share Purchase Plan

The ESPP is based on Article 4 of the Articles of Association of MoonLake, as amended from time to time. Article 4 provided for the conditional increase of the share capital of MoonLake by a maximum of CHF 6,000.00 through the issuance of a maximum of 60,000 shares with a nominal value of CHF 0.10. The ESPP is subject to and governed by Swiss law.

The ESPP is administered by the board of directors of MoonLake or any other corporate body, committee or individual appointed by the board of directors from time to time (the “ESPP Administrator”). The ESPP Administrator has full discretional power and authority subject to the provisions of the ESPP. Such powers include: (i) selecting participants eligible to receive shares under the ESPP; (ii) granting of shares on such terms as it determines, subject to the rules of the ESPP; (iii) establishing rules and regulations at it deems appropriate for the proper administration and operation of the ESPP; (iv) making such determinations under, and such interpretations of, and taking such steps in connection, with the ESPP and shares granted under the ESPP as it considers necessary or advisable; and (v) amending or terminating the ESPP in accordance with the ESPP. The decisions, determinations and interpretations of the ESPP Administrator are final and binding on all eligible persons and participants.

The grant of an award under the ESPP is evidenced by an allocation agreement. Such an agreement includes the number of shares offered to the participant and the purchase price per share. The agreement also includes a deadline by which the participant must accept the offer. Shares purchased by the participant are unvested as of the date of grant and are subject to MoonLake’s repurchase right under the ESPP until the grant fully vests. The vesting schedule set forth in the ESPP provides for vesting in equal, annual installments of 25% until the grant fully vests on the fourth anniversary of the date of grant. Such vesting is subject to the participant’s continued employment through each applicable vesting date. Vesting is tolled for 90 days after the beginning of a leave of absence due to sickness, accident, parental leave or any other voluntary or involuntary leave of absence. The vesting schedule is extended proportionately in the event a participant reduces his or her workload by more than 30% compared to the workload on the date of grant. Unvested shares will be deemed fully vested on the earlier of (i) 12 months (or such shorter period determined by the board of directors) after the occurrence of a “change of control” or (ii) the date after the occurrence of the change of control on which a termination notice is served to the participant by MoonLake (other than a bad leaver termination, described below) or by the participant for good cause (as defined under Swiss law or any other applicable foreign law). Under the ESPP, “change of control” means any transfer of shares in one or a series of related transactions that results in the proposed acquirer (including a shareholder) holding directly, or indirectly through one or more intermediaries, more than 50% of the then issued share capital of MoonLake.

Until a grant of shares under the ESPP fully vests, MoonLake may repurchase shares granted to a participant at a repurchase price equal to the nominal value of the shares. In the event the participant’s termination of employment is a “good leaver” termination, MoonLake may repurchase all or a prorated portion of the unvested shares on the date the termination becomes effective. In the event the participant’s termination of employment is a “bad leaver” termination, MoonLake may repurchase all or a prorated portion of the shares (both vested and unvested). In addition, MoonLake has a right of first refusal with respect to vested shares granted to a participant under the ESPP.

A “bad leaver” termination means a termination of the participant’s employment by MoonLake or its subsidiaries (i) for any reason which justified or would have justified the termination for “cause” within the meaning of Article 337 of the Swiss Code of Obligations, or such provision by analogy, or such foreign law as may be applicable; (ii) due to the participant’s violation of the material provisions of his or her contractual relationship; or (iii) where participant qualified as a good leaver at the time of termination but where MoonLake or its subsidiaries, after the termination, have become aware of facts that (in the reasonable opinion of the ESPP Administrator) would have resulted in the participant qualifying as a bad leaver. A “good leaver” termination means a termination of the participant’s employment that does not constitute a bad leaver termination.

MoonLake Employee Stock Option Plan

The ESOP is based on Article 4 of the Articles of Association of MoonLake, as amended from time to time. Article 4 provided for the conditional increase of the share capital of MoonLake by a maximum of CHF 6,000.00 through the issuance of a maximum of 60,000 shares with a nominal value of CHF 0.10. The ESOP is subject to and governed by Swiss law.

The ESOP is administered by the board of directors of MoonLake or any other corporate body, committee or individual appointed by the board of directors from time to time (the “ESOP Administrator”). The ESOP Administrator has full discretional power and authority subject to the provisions of the ESOP. Such powers include: (i) selecting participants eligible to receive options under the ESOP; (ii) granting of options on such terms as it determines, subject to the rules of the ESOP; (iii) establishing rules and regulations at it deems appropriate for the proper administration and operation of the ESOP; (iv) making such determinations under, and such interpretations of, and taking such steps in connection, with the ESOP and options granted under the ESOP as it considers necessary or advisable; and (v) amending or terminating the ESOP in accordance with the ESOP. The decisions, determinations and interpretations of the ESOP Administrator are final and binding on all eligible persons and participants.

The grant of an option under the ESOP is evidenced by an allocation agreement. Options are granted free of charge to a participant. The term of an option under the ESOP is 10 years from the date of grant. Options may be exercised through the payment by the participant of an exercise price equal to the nominal value per share (CHF 0.10 as of the date of the ESOP). Options that are properly exercised in accordance with the ESOP are settled through the issuance or transfer of shares, which may include a net-settlement. A participant will not have the rights of a shareholder with respect to the shares covered by the option until he or she exercises and settles the option in accordance with the ESOP.

Options under the ESOP are subject to vesting, and the vesting schedule set forth in the ESOP provides for vesting in equal, annual installments of 25% until the grant fully vests on the fourth anniversary of the date of grant. Such vesting is subject to the participant’s continued employment through each applicable vesting date. Vesting is tolled for 90 days after the beginning of a leave of absence due to sickness, accident, parental leave or any other voluntary or involuntary leave of absence. The vesting schedule is extended proportionately in the event a participant reduces his or her workload by more than 30% compared to the workload on the date of grant. Unvested options will be deemed fully vested on the earlier of (i) 12 months (or such shorter period determined by the board of directors) after the occurrence of a “change of control” or (ii) the date after the occurrence of the change of control on which a termination notice is served to the participant by MoonLake (other than a bad leaver termination, described below) or by the participant for good cause (as defined under Swiss law or any other applicable foreign law). Under the ESOP, “change of control” means any transfer of shares in one or a series of related transactions that results in the proposed acquirer (including a shareholder) holding directly, or indirectly through one or more intermediaries, more than 50% of the then issued share capital of MoonLake.

Options granted under the ESOP are subject to forfeiture in the event of certain terminations of employment. In the event the participant’s termination of employment is a “good leaver” termination, options that are vested as of the effective date of the termination will remain vested and exercisable through their expiration date, and options that are unvested on the date the termination becomes effective will be forfeited. In the event the participant’s termination of employment is a “bad leaver” termination, all of the participant’s options (both vested and unvested) will be forfeited. If such a bad leaver termination occurs before the end of the vesting period of the option, MoonLake may also repurchase at the nominal value the shares acquired by the participant upon the exercise and settlement of the vested portion of the option. In addition, MoonLake has a right of first refusal with respect to shares acquired by a participant upon an exercise of an option under the ESOP.

A “bad leaver” termination means a termination of the participant’s employment by MoonLake or its subsidiaries (i) for any reason which justified or would have justified the termination for “cause” within the meaning of Article 337 of the Swiss Code of Obligations, or such provision by analogy, or such foreign law as may be applicable; (ii) due to the participant’s violation of the material provisions of his or her contractual relationship; or (iii) where participant qualified as a good leaver at the time of termination but where MoonLake or its subsidiaries, after the termination, have become aware of facts that (in the reasonable opinion of the ESOP Administrator) would have resulted in the participant qualifying as a bad leaver. A “good leaver” termination means a termination of the participant’s employment that does not constitute a bad leaver termination.

Director Compensation

None of the members of the board of directors of MoonLake received or earned any compensation during fiscal year 2021. On September 25, 2021, MoonLake entered into a board member agreement with Simon Sturge pursuant to which he serves as chairman of the board of directors. Under this agreement, Mr. Sturge is not entitled to receive additional compensation for his services. However, the agreement does provide that Mr. Sturge and MoonLake will discuss and negotiate in good faith additional cash compensation when another independent member of the board is appointed who is entitled to cash compensation. Mr. Sturge was granted the right to purchase up to USD $500,000 of equity in MoonLake in exchange for his service as a director, which right was exercised. Mr. Sturge will be reimbursed for business expenses reasonably incurred in connection with his services.

In connection with the Business Combination, MoonLake intends to adopt a new board of directors compensation program that is expected to be designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage their ownership of MoonLake stock to further align their interests with those of our shareholders.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Helix regarding (i) the actual beneficial ownership of our voting ordinary shares as of February 28, 2022 (pre-Business Combination) and (ii) the expected beneficial ownership of our voting ordinary shares immediately following the Closing, assuming that:

(a)     (i) no holders of Helix’s Class A Ordinary Shares exercise their redemption rights, (ii) all MoonLake Common Shares held by the ML Parties are exchanged for Class A Ordinary Shares and the ML Parties simultaneously surrender their Class C Ordinary Shares, (iii) none of the parties purchase Class A Ordinary Shares in the open market, and (iv) there are no other issuances of equity securities of Helix prior to or in connection with the Closing (“No Redemptions Scenario”) and alternatively that;

(b)    (i) the holders of all 11,500,000 Class A Ordinary Shares exercise their redemption rights, (representing the maximum amount of public shares that can be redeemed to satisfy the requirement that Helix have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing), (ii) all MoonLake Common Shares held by the ML Parties are exchanged for Class A Ordinary Shares and the ML Parties simultaneously surrender their Class C Ordinary Shares, (iii) none of the parties purchase Class A Ordinary Shares in the open market, and (iv) there are no other issuances of equity securities of Helix prior to or in connection with the Closing (“Maximum Redemptions Scenario”).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Existing MAA, each ordinary share entitles the holder to one vote per share. Pursuant to the Proposed MAA, each Class A Ordinary Share will entitle the holders thereof to one vote per share and such economic rights as are set forth in the Proposed MAA, and each Class C Ordinary Share will entitle the holders thereof to one vote per share, but will carry no economic rights.

The beneficial ownership of our voting ordinary shares prior to the Business Combination is based on 14,805,000 ordinary shares outstanding, of which 11,930,000 shares were Class A Ordinary Shares and 2,875,000 shares were Class B Ordinary Shares.

The expected beneficial ownership of our voting ordinary shares after the Business Combination, making the assumptions with respect to the No Redemptions Scenario, is based on 60,581,756 ordinary shares outstanding, of which 44,806,284 shares will be Class A Ordinary Shares and 15,775,472 shares will be Class C Ordinary Shares. The expected beneficial ownership of our voting ordinary shares after the Business Combination, making the assumptions with respect to the Maximum Redemptions Scenario, is based on 49,081,756 ordinary shares outstanding, of which 33,306,284 shares will be Class A Ordinary Shares (after taking into account redemptions of all 11,500,000 public shares under the Maximum Redemptions Scenario) and 15,775,472 shares will be Class C Ordinary Shares.

					After the Business Combination
	Prior to the Business Combination				No Redemptions				Maximum Redemptions
Name and Address of Beneficial Owners	Number of Shares	% Class A Ordinary Shares	% Class B Ordinary Shares	% Total Voting Power	Number of Shares	% Class A Ordinary Shares	% Class C Ordinary Shares	% Total Voting Power	Number of Shares	% Class A Ordinary Shares	% Class C Ordinary Shares	% Total Voting Power
Executive Officers and Directors Pre-Business-Combination(1)
Bihua Chen(2)(8)	3,215,000	3.60%	96.87%	21.72%	5,965,000	13.31%	0.00%	9.85%	5,965,000	17.91%	0.00%	12.15%
Dr. Andrew Phillips	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%
Nancy Chang	30,000	0.00%	1.04%	*	30,000	*	0.00%	*	30,000	*	0.00%	*
Will Lewis	30,000	0.00%	1.04%	*	30,000	*	0.00%	*	30,000	*	0.00%	*
John Schmid	30,000	0.00%	1.04%	*	30,000	*	0.00%	*	30,000	*	0.00%	*
All Current Executive Officers and Directors as a Group (Five Individuals)	3,305,000	3.60%	100.00%	22.32%	6,055,000	13.51%	0.00%	9.99%	6,055,000	18.18%	0.00%	12.34%
Executive Officers and Directors Post-Business-Combination(1)
Dr. Jorge Santos da Silva	—	0.00%	0.00%	0.00%	3,363,870	0.00%	21.32%	5.55%	3,363,870	0.00%	21.32%	6.85%
Dr. Kristian Reich	—	0.00%	0.00%	0.00%	3,363,870	0.00%	21.32%	5.55%	3,363,870	0.00%	21.32%	6.85%
Matthias Bodenstedt	—	0.00%	0.00%	0.00%	915,376	0.00%	5.80%	1.51%	915,376	0.00%	5.80%	1.87%
Nuala Brennan	—	0.00%	0.00%	0.00%	261,406	0.00%	1.66%	*	261,406	0.00%	1.66%	*
Dr. Oliver Daltrop	—	0.00%	0.00%	0.00%	298,745	0.00%	1.89%	*	298,745	0.00%	1.89%	*
Dr. Andrew Phillips	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%
Simon Sturge	—	0.00%	0.00%	0.00%	342,980	0.00%	2.17%	*	342,980	0.00%	2.17%	*
Spike Loy	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%
Dr. Kara Lassen	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%
Catherine Moukheibir	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%
Dr. Ramnik Xavier	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%	—	0.00%	0.00%	0.00%
All Executive Officers and Directors after the Business Combination as a Group (Eleven Individuals)	—	0.00%	0.00%	0.00%	8,546,247	0.00%	54.17%	14.11%	8,546,247	0.00%	54.17%	17.41%
Five Percent Holders
Helix Holdings LLC(2)	3,215,000	3.60%	96.87%	21.72%	3,125,000	6.97%	0.00%	5.16%	3,125,000	9.38%	0.00%	6.37%
Arnout Michiel Ploos van Amstel	—	0.00%	0.00%	0.00%	1,757,420	0.00%	11.14%	2.90%	1,757,420	0.00%	11.14%	3.58%
Certain funds managed by Adage Capital Partners, L.P.(3)	1,011,589	8.48%	0.00%	6.83%	1,011,589	2.26%	0.00%	1.67%	1,011,589	3.04%	0.00%	2.06%
T. Rowe Price Associates, Inc.(4)	746,862	6.26%	0.00%	5.04%	1,246,862	2.78%	0.00%	2.06%	1,246,862	3.74%	0.00%	2.54%
BlackRock, Inc.(5)	741,906	6.22%	0.00%	5.01%	741,906	1.66%	0.00%	1.22%	741,906	2.23%	0.00%	1.51%
Certain funds managed by RTW Investments, LP(6)	750,000	6.29%	0.00%	5.07%	1,250,000	2.79%	0.00%	2.06%	1,250,000	3.75%	0.00%	2.55%
Certain funds managed by BVF Partners L.P.(7)	—	0.00%	0.00%	0.00%	21,751,284	48.55%	0.00%	35.90%	21,751,284	65.31%	0.00%	44.32%
Cormorant Private Healthcare Fund IV, LP(8)	—	0.00%	0.00%	0.00%	2,750,000	6.14%	0.00%	4.54%	2,750,000	8.26%	0.00%	5.60%
FMR LLC(9)	1,193,000	10.00%	0.00%	8.06%	1,193,000	2.66%	0.00%	1.97%	1,193,000	3.58%	0.00%	2.43%
Citadel Advisors LLC(10)	685,937	5.75%	0.00%	4.63%	2,685,937	5.99%	0.00%	4.43%	2,685,937	8.06%	0.00%	5.47%

____________

*        less than 1%

(1)      Unless otherwise noted, the business address of each of the entities or individuals listed prior to the Business Combination is 200 Clarendon Street, 52nd Floor, Boston, MA 02116 and following the Business Combination is Dorfstrasse 29, 6300 Zug, Switzerland.

(2)      Helix Holdings LLC, our Sponsor, is the record holder of such shares. Bihua Chen is the manager of Helix Holdings LLC and has voting and investment discretion with respect to the ordinary shares held of record thereby. Ms. Chen disclaims any beneficial ownership of the securities held by Helix Holdings LLC other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(3)      According to a Schedule 13G filed with the SEC on February 11, 2021 on behalf of Adage Capital Partners, L.P. and Phillip Gross, as managing member of Adage Capital Advisors, L.L.C., managing member of Adage Capital Partners GP, L.L.C., general partner of Adage Capital Partners, L.P., with respect to the Class A Ordinary Shares directly owned by Adage Capital Partners GP, L.L.C., each of which may be deemed the beneficial owner with respect to the reported Class A Ordinary Shares shown above. The business address of each such person is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(4)      Information before the Business Combination is according to a Schedule 13G/A filed with the SEC on February 14, 2022 on behalf of by T. Rowe Price Associates, Inc. with respect to the Class A Ordinary Shares owned by it. After the Business Combination, includes 500,000 Class A Ordinary Shares to be purchased by funds managed by T. Rowe Price Associates, Inc. in the PIPE. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)      According to a Schedule 13G/A filed with the SEC on February 3, 2022 on behalf of BlackRock, Inc. with respect to the Class A Ordinary Shares owned by it. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)      Information before the Business Combination is according to a Schedule 13G filed with the SEC on February 16, 2021, on behalf of RTW Investments, LP and Roderick Wong, as managing partner of RTW Investments, LP. The Class A Ordinary Shares are held by one or more private funds (together the “Funds”), which are managed by RTW Investments, LP (the “Adviser”). The Adviser, in its capacity as the investment manager of Funds, has the power to vote and the power to direct the disposition of all shares held by the Funds. Each of the Adviser and Mr. Wong disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein. After the Business Combination, includes 500,000 Class A Ordinary Shares to be purchased by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited (collectively, the “RTW Funds”) in the PIPE. RTW Investments, L.P. is the investment adviser to the RTW Funds. Mr. Roderick Wong is the manager of RTW Investments, L.P. Each of the RTW Funds and Mr. Wong disclaims beneficial ownership of the Class A Ordinary Shares except to the extent of his or its pecuniary interest therein. The business address of each reporting person is 40 10th Avenue, Floor 7, New York, NY 10014.

(7)      After the Business Combination, includes (a)(i) 9,533,611 Class A Ordinary Shares to be issued to Biotechnology Value Fund, L.P. (“BVF”), (ii) 7,741,509 Class A Ordinary Shares to be issued to Biotechnology Value Fund II, L.P. (“BVF2”), and (iii) 1,226,164 Class A Ordinary Shares to be issued to pursuant to Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), in each case, pursuant to the Business Combination Agreement, and (b)(i) 1,732,067 Class A Ordinary Shares to be purchased by BVF, (ii) 1,264,191 Class A Ordinary Shares to be purchased by BVF2, (iii) 194,153 Class A Ordinary Shares to be purchased by Trading Fund OS, and (iv) 59,589 Class A Ordinary Shares to be purchased by MSI BVF SPV LLC (“MSI BVF”), in each case, in the PIPE. BVF I GP L.L.C. (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP L.L.C. (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings L.L.C. (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”) as the investment manager of BVF, BVF2, Trading Fund OS and MSI BVF, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned by BVF, BVF2, Trading Fund OS and MSI BVF. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc., and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS, and MSI BVF. The business address for each of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc. and Mark N. Lambert is 44 Montgomery St. 40th Floor, San Francisco, California 94104. The business address of MSI BVF is 200 Park Avenue, New York, NY 10166. The business address of each of Trading Fund OS and Partners OS is P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)      After the Business Combination, includes 2,750,000 Class A Ordinary Shares to be purchased by Cormorant Private Healthcare Fund IV, LP (“Cormorant Fund”) in the PIPE. Cormorant Asset Management, LP is the manager of Cormorant Fund. Bihua Chen is the founder and managing member of Cormorant Asset Management, LP and has voting and investment discretion with respect to the ordinary shares held by Cormorant Fund. Ms. Chen disclaims any beneficial ownership of the securities held by Cormorant Fund other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(9)      Based on a Schedule 13G filed by FMR LLC and Abigail P. Johnson with the SEC on December 10, 2021. Represents shares held by various accounts managed by FMR LLC. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(10)    Information before the Business Combination is based on a Schedule 13G filed by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin on February 14, 2022, with respect to the Class A ordinary shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Such owned Class A ordinary shares may include other instruments exercisable for or convertible into Class A ordinary shares. Citadel Advisors is the portfolio manager for CM. After the Business Combination, includes 2,000,000 Class A Ordinary Shares to be purchased by Citadel CEMF Investments Ltd. (“CEMF”) in the PIPE. Citadel Advisors is the portfolio manager of CEMF. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The business address of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP, CEMF and Mr. Griffin is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

Pursuant to the A&R Registration Rights Agreement and/or the A&R Shareholders’ Agreement, as applicable, the following lock-ups will be in place: (a) a six-month lock-up period following the Closing will apply to the MoonLake Common Shares and Class C Ordinary Shares held by the ML Parties (other than the BVF Shareholders) and any Class A Ordinary Shares received by them during the lock-up period in exchange for their MoonLake Common Shares and Class C Ordinary Shares; (b) a thirty-day lock-up period following the Closing will apply to the private placement shares held by the Sponsor and its permitted transferees; (c) a one-year lock-up period following the Closing will apply to the founder shares held by the Sponsor and initial shareholders and the Class A Ordinary Shares held by the BVF Shareholders, subject to earlier release from the lock-up if subsequent to the Business Combination (x) the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Helix’s Related Party Transactions

Founder Shares and Private Placement Shares

On August 19, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Helix in consideration for 3,593,750 Class B Ordinary Shares. On September 30, 2020, the Sponsor surrendered, for no consideration, 718,750 Class B Ordinary Shares, resulting in the Sponsor holding 2,875,000 Class B Ordinary Shares. In September 2020, the Sponsor transferred 30,000 founder shares to each of its independent directors.

On October 22, 2020, simultaneously with the consummation of the IPO, Helix consummated the private placement of 430,000 Class A Ordinary Shares, at a price of $10.00 per share, to the Sponsor, generating proceeds of $4.3 million.

Our Sponsor and each Insider has agreed not to transfer, assign or sell any of the founder shares until the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Additionally, pursuant to the Sponsor Letter, our Sponsor has agreed not to transfer, assign or sell any of its private placement shares until 30 days after the completion of our initial business combination.

Administrative Support Agreement

We currently utilize office space at 200 Clarendon Street, 52nd Floor, Boston, MA 02116 from our Sponsor as our executive offices. We have paid our Sponsor $10,000 per month for office space, utilities, administrative services and remote support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid by Helix to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

Sponsor Loans

On August 19, 2020, Helix issued an unsecured promissory note to the Sponsor, pursuant to which Helix may borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the IPO. The note was repaid in full upon closing of the IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement shares of the post business combination entity at a price of $10.00 per share at the option of the lender. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Any of the foregoing payments to our Sponsor, repayments of loans from our Sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the Trust Account.

Current Registration Rights Agreement

Our initial shareholders have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement. The initial shareholders are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Amended and Restated Registration Rights Agreement

At the Closing of the Business Combination, MoonLake, the Sponsor and certain ML Parties will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the parties thereto will be granted certain customary registration rights with respect to Class A Ordinary Shares beneficially held by them, directly or indirectly, and to transfer restrictions with respect to the Class A Ordinary Shares and Class C Ordinary Shares beneficially held by them, as applicable.

Amended Sponsor Letter

On October 4, 2021, Helix, the Sponsor, and other Insiders agreed, at and conditioned upon the Closing, to enter into the Amended Sponsor Letters. Pursuant to the Amended Sponsor Letters, the Sponsor and Insiders will (i) waive the anti-dilution and conversion price adjustments set forth in Helix’s Existing MAA with respect to the Class B Ordinary Shares held by the Sponsor and Insiders and (ii) vote in favor of approval of the adoption of the Business Combination Agreement, the Business Combination, and each other proposal presented by Helix for approval by Helix’s shareholders.

Loan to MoonLake by the Cormorant Lender

On February 20, 2022, Helix, MoonLake, the Cormorant Lender, and the BVF Shareholders entered into the Convertible Loan Agreement, pursuant to which the Cormorant Lender has loaned to MoonLake an aggregate principal amount of $15,000,000 to finance MoonLake’s general corporate purposes until the contemplated closing of the Business Combination, including product and technology development, operations, sales and marketing, management expenses and salaries. The loan may not be used for repayment of any outstanding amount under any other existing or future indebtedness of MoonLake.

The loan is interest-free, unsecured, and matures on the earlier of (i) two business days after the closing date of the Business Combination and (ii) June 30, 2022; provided, that, if the closing of the Business Combination occurs before June 30, 2022, Cormorant Lender has the right to unilaterally assign and transfer the Convertible Loan Agreement with any and all associated rights and claims thereunder to Helix in (partial) satisfaction of the Cormorant PIPE Commitment in connection with the Business Combination (the “Rollover Option”). If the Cormorant Lender exercises the Rollover Option, Helix will become the lender under the Convertible Loan Agreement. If the Business Combination is terminated and the loan has not been repaid, the Cormorant Lender is entitled to convert the loan into MoonLake Common Shares as follows: (i) if prior to June 30, 2022, a bona fide share capital increase of MoonLake, not caused by share issuance pursuant to any benefits plan or loan conversion, is consummated, or (ii) after July 30, 2022, if a conversion has not already occurred (each, a “Conversion”). The number of MoonLake Common Shares issuable upon the Conversion shall be determined by dividing the loan by the applicable conversion price as stipulated in the Convertible Loan Agreement.

Pursuant to the terms of the Convertible Loan Agreement, the Cormorant Lender’s claims against MoonLake under the Convertible Loan Agreement (i) rank senior to other existing or future unsecured subordinated obligations of MoonLake (including unsecured subordinated obligations of MoonLake under existing loans) and (ii) are subordinated to all current and future claims of creditors of MoonLake (the “Subordination”). During the period of the Subordination, all existing and future claims with respect to the loan (“Relevant Subordinated Claims”) are deferred (gestundet) and may not be fully or partially repaid, novated or set-off (other than a set-off in connection with a capital increase to achieve the Conversion). Further, the Relevant Subordinated Claims may not be otherwise fulfilled, and no security interest may be created in relation to the Relevant Subordinated Claims. The Subordination automatically terminates upon occurrence of the closing of the Business Combination, the Conversion or certain other events as stipulated in the Convertible Loan Agreement.

The Cormorant Lender is an affiliate of the Sponsor and certain of Helix’s officers and directors and previously committed to purchase an aggregate amount of $27,500,000 of Helix Class A Ordinary Shares in the PIPE.

As of the date hereof, the entire principal amount of the Loan remains outstanding.

Existing Helix Related Party Policy

The audit committee of the Helix Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which Helix was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of Helix’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) our directors, nominees for director or officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider: (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party; (ii) the extent of the related party’s interest in the transaction; (iii) whether the transaction contravenes our code of ethics or other policies; (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of Helix and its shareholders; and (v) the effect that the transaction may have on a director’s status as an independent member of the Helix Board and on his or her eligibility to serve on the Helix Board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

MoonLake’s Related Party Transactions

SLK License with MHKDG

In April 2021, MoonLake entered into a license agreement and related side letter and share purchase agreement with MHKDG and the Company, pursuant to which MoonLake acquired the right and license under MHKDG’s patents, licenses, materials and exclusive know-how to develop, manufacture, use, sell, offer for sale, export and import and otherwise commercialize on a world-wide basis. The aggregate purchase price consisted of an upfront cash payment in the amount of $25 million and a transfer of MoonLake’s own equity instruments, representing a 9.9% ownership stake in MoonLake following issuance. Subject to the terms of the license, milestone payments of up to EUR 307.1 million ($347.6 million using a December 31, 2021 exchange rate) are potentially payable, of which less than ten percent being due upon initiation of various clinical trials and the remainder being due upon satisfying specific milestones related to regulatory filing acceptance, first commercial sales, and aggregate annual net sales. The milestone payments are payable in cash. In addition, the license requires MoonLake to pay royalties within the range of low to mid-teen percent of net sales. At the time of the signing of the Business Combination Agreement, MHKDG owned approximately 9.5% of the issued share capital and voting power of MoonLake, or approximately 9.3% on a fully diluted basis.

Loan from BVF

On October 15, 2021, MoonLake entered into a loan agreement with the BVF Shareholders, pursuant to which Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P. loaned $8,139,000, $5,946,000, and $915,000, respectively ($15,000,000 in aggregate), for the financing of general corporate purposes of MoonLake, including product and technology development, operations, sales and marketing, management expenses, and salaries. On January 18, 2022, MoonLake and the BVF Shareholders entered into an amendment to the loan agreement to extend the repayment date. On February 15, 2022, MoonLake and the BVF Shareholders entered into a second amendment to the loan agreement to further extend the repayment date. The loan is interest-free and must be repaid by MoonLake prior to the earlier of two business days after the closing date of the Business Combination and June 30, 2022. As of the date hereof, the entire principal loan amount remains outstanding and no interest has been paid. At the time the loan was made (and at the time of the signing of the Business Combination Agreement), the BVF Shareholders collectively owned approximately 52.8% of the issued share capital and voting power of MoonLake, or approximately 51.4% on an a fully diluted basis.

Employment and Board Member Agreements

MoonLake has entered into employment agreements with its executive officers, as described below:

•        On April 30, 2021, MoonLake entered into an employment agreement, as amended, with Dr. Jorge Santos da Silva, its Chief Executive Officer, with a base salary of CHF 425,000, a target bonus of 100% during the first year of service, and a target bonus of 50% thereafter.

•        On April 30, 2021, MoonLake entered into an employment agreement, as amended, with Dr. Kristian Reich, its Chief Scientific Officer, with a base salary of CHF 425,000, a target bonus of 100% during the first year of service, and a target bonus of 50% thereafter.

•        On May 10, 2021, MoonLake entered into an employment agreement, as amended, with Matthias Bodenstedt, its Chief Financial Officer, with a base salary of CHF 300,000 and a target bonus of 40%.

•        On May 17, 2021, MoonLake entered into an employment agreement with Oliver Daltrop, its Chief Technical Officer, with a base salary of CHF 275,000 and a target bonus of 35%.

•        On August 22, 2021, MoonLake Immunotherapeutics Ltd entered into an employment agreement with Nuala Brennan, its Chief Clinical Development Officer, with a base salary of £ 217,000 and a target bonus of 35%.

On September 25, 2021, MoonLake entered into a board member agreement with Simon Sturge, pursuant to which Mr. Sturge was granted the right to purchase up to $500,000 of equity in MoonLake in exchange for his service as a director, which right was exercised.

Related Person Transaction Policy Following the Business Combination

The Company will adopt a formal written policy that will be effective upon the Business Combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s Nominating and Corporate Governance Committee, subject to the exceptions described below.

A related person transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Company’s Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s shareholders, as the Company’s Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

DESCRIPTION OF SECURITIES

The following description of the Company’s share capital reflects the Company’s share capital as it will exist as of the effective time of the Business Combination. The Company’s share capital will be governed by the Company’s Proposed MAA and the applicable provisions of Companies Act (as amended) of the Cayman Islands. This description is a summary and is not complete. We urge you to read the Company’s Proposed MAA, which will be in effect prior to the effective time of the Business Combination and a form of which is included as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference, in its entirety.

Authorized and Outstanding Shares

The Proposed MAA will authorize the issuance of up to 655,000,000 ordinary shares, consisting of:

•        500,000,000 Class A Ordinary Shares, par value US$0.0001 per share;

•        50,000,000 Class B Ordinary Shares, par value US$0.0001 per share;

•        100,000,000 Class C Ordinary Shares, par value US$0.0001 per share; and

•        5,000,000 preference shares, par value US$0.0001 per share.

Class Rights

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganization or otherwise or upon any repayment or distribution of capital, the entitlement of the holders of Class C Ordinary Shares shall be determined in accordance with the Proposed MAA. Class C Ordinary Shares confer no other right to participate in the profits or assets of the Company (including, for the avoidance of doubt, any right to receive a dividend or other distribution).

Class A Ordinary Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company and rights in a winding up or repayment or distribution of capital and the right to participate in the profits or assets of the Company, in each case, in accordance with the Proposed MAA.

Except as otherwise provided by the rights attached to any ordinary shares in the Proposed MAA, rights attaching to the Class A Ordinary Shares and the Class C Ordinary Shares shall rank pari passu in all respects, and the Class A Ordinary Shares and Class C Ordinary Shares shall vote together as a single class on all matters.

The Proposed MAA authorize 5,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The post-closing Company Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series.

The Board will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of the Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered in connection with the Business Combination.

Immediately after consummation of the Business Combination, there will be no Class B Ordinary Shares issued and outstanding.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

•        the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

•        whether voting rights are attached to the share in issue;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the public offering, the register of members was immediately updated to reflect the issue of shares by us. Once our register of members was updated, the shareholders recorded in the register of members were deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    In certain circumstances, the Companies Act permits mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution (usually a majority of shareholders holding at least two-thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. The directors of each company are required to provide a declaration of the assets and liabilities of the company made up to the latest practicable date before the making of the declaration, and are further required to make a declaration to the effect that: (i) the company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the company; (ii) no petition or other similar proceeding has been filed and remains outstanding and that no order has been made or resolution adopted to wind up the company in any jurisdiction; (iii) no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the company, its affairs or its property or any part thereof; (iv) no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the company are and continue to be suspended or restricted; (v) in the case of constituent company that is not a surviving company, the constituent company has retired from any fiduciary office held or will do so immediately prior to the merger or consolidation; and (vi) where relevant, the company has complied with any applicable requirements under Cayman Islands regulatory laws. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that where the surviving or consolidated company is the Cayman Islands exempted company, the Cayman Islands Registrar of Companies is required to be satisfied in respect of any constituent overseas company that: (i) the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; (v) the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (vii) the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (viii) there is no other reason why it would be against the public interest to permit the merger or consolidation. The requirements set out in sections (i) to (vii) above shall be met by a director of the Cayman Islands exempted company making a declaration to the effect that, having made due enquiry, they are of the opinion that such requirements have been met, such declaration to include a statement of the assets and liabilities of the foreign company made up to the latest practicable date before making the declaration.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to dual majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions.    When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

No Appraisal Rights.    Following completion of the Business Combination, our shareholders will have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of United States corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of the shares. However, appraisal rights would also not be available to shareholders of a Delaware target in a business combination transaction if the shares of the target were listed on a national securities exchange and target shareholders receive only shares of a corporation which shares are also listed on a national securities exchange.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits.    Maples and Calder (Cayman) LLP, our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; and

(ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.    The Company is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Certain Anti-takeover Provisions of the Proposed MAA

The Proposed MAA will provide that the Board will be classified into three classes of directors, each to be elected for a three year term.

Our authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of ordinary shares then outstanding, which equals 148,050 shares immediately after the offering; or

•        the average weekly reported trading volume of the Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their founder shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of PIPE Shares. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of PIPE Shares who are initial purchasers of PIPE Shares pursuant to this offering and hold PIPE Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on the PIPE Shares and any consideration received by a holder in consideration for the sale or other disposition of PIPE Shares will be in U.S. dollars.

This discussion does not address the U.S. federal income tax consequences to the Sponsor or our founders, officers or directors. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more (by vote or value) of our shares;

•        persons that acquired PIPE Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to the PIPE Shares;

•        persons holding PIPE Shares as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•        tax-exempt entities;

•        controlled foreign corporations; and

•        passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds PIPE Shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding PIPE Shares, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of PIPE Shares.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PIPE SHARES ACQUIRED PURSUANT TO THIS OFFERING. EACH PROSPECTIVE INVESTOR IN PIPE SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PIPE SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of PIPE Shares who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.    Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends in the year actually or constructively received by the U.S. Holder the amount of any distribution of cash or other property (other than certain distributions of our shares or rights to acquire our shares) paid on our PIPE Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its PIPE Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such PIPE Shares (the treatment of which is described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below).

Dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below) only if our PIPE Shares are readily tradable on an established securities market in the United States, we are not a PFIC at the time the dividend was paid or in the previous year, and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our PIPE Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares.    Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our PIPE Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such PIPE Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder may be taxed at reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

The amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its PIPE Shares so disposed of. A U.S. Holder’s adjusted tax basis in its PIPE Shares generally will equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for United States federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.

Because we are a blank check company, with no current active business, we believe that we will meet the PFIC asset or income test for the 2021 Tax Year. Following the Business Combination, for the taxable year that includes the Business Combination and subsequent taxable years, the asset and income tests will be applied based on the assets and activities of the combined business. Based on the anticipated timing of the Business Combination and the income and assets of the combined company, it is possible we may be classified as a PFIC for the current taxable year. However, because the timing of the Business Combination and the PFIC characterization of the assets and revenue of the combined company is uncertain and because our PFIC status for each taxable year will depend on several factors, including the composition of our income and assets and the value of our assets (which may be determined in part by reference to the market value of our PIPE Shares), our PFIC status for the current taxable year or any other taxable year may not be determined until after the close of the taxable year. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for our 2021 Tax Year, our current or future taxable years.

Although our PFIC status is determined annually, an initial determination that our company is a PFIC generally will apply for subsequent years to a U.S. Holder who held PIPE Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our PIPE Shares and the U.S. Holder did not make either a timely mark-to-market election or a qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) PIPE Shares, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its PIPE Shares (which may include gain realized by reason of transfers of PIPE Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the PIPE Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the PIPE Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PIPE Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect to our PIPE Shares by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its PIPE Shares in a year after our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) PIPE Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s PIPE Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such PIPE Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the PIPE Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our PIPE Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our PIPE Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if we are a PFIC for any taxable year, a U.S. Holder of our PIPE Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we are not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our PIPE Shares for such a taxable year.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) PIPE Shares in us and for which we are determined to be a PFIC, such U.S. Holder generally will not be subject to the excess distribution rules described above with respect to its PIPE Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its PIPE Shares at the end of its taxable year over its adjusted basis in its PIPE Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its PIPE Shares over the fair market value of its PIPE Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PIPE Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PIPE Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which we intend to list the PIPE Shares), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the PIPE Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our PIPE Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC.

Upon written request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our PIPE Shares should consult their own tax advisors concerning the application of the PFIC rules to our PIPE Shares under their particular circumstances.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of PIPE Shares who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of their PIPE Shares. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of PIPE Shares.

Dividends paid or deemed paid to a Non-U.S. Holder in respect of our PIPE Shares generally will not be subject to United States federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain attributable to a sale or other disposition of our PIPE Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to United States federal income tax at the same regular United States federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for United States federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding.    Dividend payments with respect to our PIPE Shares and proceeds from the sale, exchange or other taxable disposition of our PIPE Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to PIPE Shares, subject to certain exceptions (including an exception for PIPE Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold PIPE Shares. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of the PIPE Shares.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by White & Case LLP. Maples and Calder, Cayman Islands, will pass upon the validity of the securities offered in this prospectus and certain other legal matters of Cayman Islands law.

EXPERTS

The financial statements of Helix Acquisition Corp. as of December 31, 2021 and for the year then ended included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of MoonLake Immunotherapeutics AG as of December 31, 2021 and for the period from March 10, 2021 (inception) through December 31, 2021 appearing in this prospectus have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to MoonLake Immunotherapeutics AG’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Helix Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Helix Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 13, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 13, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on October 22, 2022, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 16, 2022

PCAOB ID Number 100

HELIX ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$666,790	$1,335,924
Prepaid expenses	126,916	283,057
Total Current Assets	793,706	1,618,981
Investments held in Trust Account	115,042,608	115,014,917
TOTAL ASSETS	$115,836,314	$116,633,898

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$3,870,251	$67,120
Promissory note – related party	—	58,063
Total Current Liabilities	3,870,251	125,183
Deferred underwriting fee payable	4,025,000	4,025,000
Total Liabilities	7,895,251	4,150,183
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 11,500,000 shares at $10.00 per share as of December 31, 2021 and 2020	115,000,000	115,000,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 430,000 shares issued and outstanding (excluding 11,500,000 shares subject to redemption) as of December 31, 2021 and 2020	43	43
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,875,000 shares issued and outstanding as of December 31, 2021 and 2020	288	288
Accumulated deficit	(7,059,268)	(2,516,616)
Total Shareholders’ Deficit	(7,058,937)	(2,516,285)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$115,836,314	$116,633,898

The accompanying notes are an integral part of these financial statements.

HELIX ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from August 13, 2020 (Inception) through December 31, 2020
General and administrative expenses	$4,570,345	$105,755
Loss from operations	(4,570,345)	(105,755)

Other income:
Interest earned on investments held in Trust Account	27,691	14,917
Total other income, net	27,691	14,917

Net loss	$(4,542,654)	$(90,838)

Weighted average shares outstanding of Class A ordinary shares	11,930,000	6,232,090
Basic and diluted net loss per share, Class A	$(0.31)	$(0.01)

Weighted average shares outstanding of Class B ordinary shares	2,875,000	2,695,896
Basic and diluted net loss per share, Class B	$(0.31)	$(0.01)

The accompanying notes are an integral part of these financial statements.

HELIX ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – August 13, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	2,875,000	288	24,712	—	25,000
Sale of 11,500,000 Units, net of underwriting discounts and offering costs	—	—	—	—	(4,324,669)	(2,425,776)	(6,750,445)
Sale of 430,000 Private Placement Shares	430,000	43	—	—	4,299,957	—	4,300,000
Net loss	—	—	—	—	—	(90,838)	(90,838)
Balance – December 31, 2020	430,000	$43	2,875,000	$288	$—	$(2,516,614)	$(2,516,283)
Net loss	—	—	—	—	—	(4,542,654)	(4,542,654)
Balance – December 31, 2021	430,000	$43	2,875,000	$288	$—	$(7,059,268)	$(7,058,937)

The accompanying notes are an integral part of these financial statements.

HELIX ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from August 13, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(4,542,654)	$(90,838)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(27,691)	(14,917)
Payment of formation costs through issuance of Class B ordinary shares	—	5,000
Changes in operating assets and liabilities:
Prepaid expenses	156,141	(283,057)
Accrued expenses	3,803,133	67,120
Net cash used in operating activities	(611,071)	(316,692)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(115,000,000)
Net cash provided by investing activities	—	(115,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Class A ordinary shares, net of underwriting discounts paid	—	112,700,000
Proceeds from sale of Private Placement Shares	—	4,300,000
Repayment of promissory note – related party	(58,063)	—
Payment of offering costs	—	(347,384)
Net cash provided by (used in) financing activities	(58,063)	116,652,616

Net Change in Cash	(669,134)	1,335,924
Cash – Beginning	1,335,924	—
Cash – Ending	$666,790	$1,335,924

Non-cash investing and financing activities:
Offering costs paid by Sponsor included in accrued offering costs	$—	$20,000
Offering costs paid through promissory note	$—	$58,063
Deferred underwriting fee payable	$—	$4,025,000
Accretion of Class A ordinary shares to redemption amount	$—	$(6,750,445)

The accompanying notes are an integral part of these financial statements.

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Helix Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 13, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the year ended December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 19, 2020. On October 22, 2020 the Company consummated the Initial Public Offering of 11,500,000 Class A ordinary shares (the “Public Shares”) at $10.00 per Public Share, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 430,000 Private Placement Shares (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to Helix Holdings, LLC (the “Sponsor”), generating gross proceeds of $4,300,000, which is described in Note 4.

Transaction costs charged to equity amounted to $6,750,447, consisting of $2,300,000 of underwriting fees, $4,025,000 of deferred underwriting fees and $425,447 of other offering costs.

Following the closing of the Initial Public Offering on October 22, 2020, $115,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company provided the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6).

The Company will proceed with a Business Combination by seeking shareholder approval and will proceed if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until 24 months from the closing of the Initial Public Offering to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the founder shares and Private Placement Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Share ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2021, the Company had approximately $0.7 million in its operating bank accounts and working capital deficit of approximately $3.1 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to a promissory note, and the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loan.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until October 22, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 22, 2022.

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering (see Note 1).

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, an aggregate of 11,500,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets at December 31, 2021 and 2020.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2021 and 2020, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$115,000,000
Less:
Class A ordinary shares issuance costs	(6,750,445)
Plus:
Accretion of carrying value to redemption value	6,750,445

Class A ordinary shares subject to possible redemption	$115,000,000

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect the total amount of unrecognized tax benefits will materially change over the next twelve months.

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2021		For the Period from August 13, 2020 (Inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss, as adjusted	$(3,660,511)	$(882,143)	$(63,409)	$(27,429)
Denominator:
Basic and diluted weighted average shares outstanding	11,930,000	2,875,000	6,232,090	2,695,896
Basic and diluted net loss per ordinary share	$(0.31)	$(0.31)	$(0.01)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage amount of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Public Shares, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Public Shares, at a purchase price of $10.00 per Public Share generating gross proceeds of $115,000,000.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 430,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $4,300,000. A portion of the proceeds from the Private Placement Shares were added to the proceeds from the Initial Public Offering held in the Trust Account.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On August 19, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 3,593,750 Class B ordinary shares. On March 31, 2021, the Sponsor surrendered, for no consideration, 718,750 Class B ordinary shares, resulting in the Sponsor holding 2,875,000 Class B ordinary shares (the “Founder Shares”). In September 2020, the Sponsor transferred 30,000 Founder Shares to each of its independent directors. As a result of the underwriters’ election to fully exercise their over-allotment option, 375,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares or Private Placement Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

Commencing on October 22, 2020, the Company entered into an agreement to pay the Sponsor up to $10,000 per month for office space, utilities, administrative services and remote support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and 2020, the Company incurred and accrued $120,000 and $20,000 in fees for these services. A total of $140,000 and $20,000 are included in accrued expenses in the accompanying balance sheets as of December 31, 2021 and 2020, respectively.

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into shares at a price of $10.00 per share. Such shares would be identical to the Private Placement Shares. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on October 19, 2020, the holders of the Founder Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans will be entitled to registration rights require the Company to register a sale of any of the Company’s securities held by them. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Share, or $4,025,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On October 4, 2021, the Company announced that it entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, MoonLake Immunotherapeutics AG, a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zug, Switzerland under the number CHE-433.093.536 (“MoonLake”), the existing equity holders of MoonLake (collectively, the “ML Parties”), Helix Holdings LLC, a Cayman Islands limited liability company and the sponsor of the Company (the “Sponsor”), and the representative of the ML Parties.

Following completion (the “Closing” and the date of Closing, the “Closing Date”) of the Business Combination contemplated by the Business Combination Agreement, (i) the existing equity holders of MoonLake will retain their equity interests in MoonLake (except as noted in the Company’s Form 8-K filed on October 4, 2021) and will receive a number of non-economic voting shares in the Company determined by multiplying the number of MoonLake common

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

shares held by them immediately prior to the Closing by the Exchange Ratio; (ii) ) certain equity holders of MoonLake (the “BVF Shareholders”) will assign all of their MoonLake common shares to the Company and the Company will issue to the BVF Shareholders an aggregate number of the Company’s Class A ordinary shares equal to the product of such number of assigned MoonLake common shares and the Exchange Ratio; and (iii) Helix will receive a controlling equity interest in MoonLake in exchange for making the Cash Contribution (as defined in the Business Combination Agreement). The Exchange Ratio is the quotient obtained by dividing (a) 360,000,000 by (b) the fully diluted shares of MoonLake prior to the Closing by (c) 10. Substantially all of the assets and business of MoonLake and Helix will be held by MoonLake as the operating company following the Closing. At the Closing, the Company will change its name to “MoonLake Immunotherapeutics.”

The Business Combination has been approved by the boards of directors of each of the Company and MoonLake. The Closing is expected to occur late in the fourth quarter of 2021 or early in the first quarter of 2022, following the receipt of the required approval by MoonLake’s and the Company’s shareholders and the satisfaction of certain other customary closing conditions.

On October 4, 2021, concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors” which include an affiliate of the Sponsor and the BVF Shareholders and their affiliates) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 11,500,000 the Company’s Class A ordinary shares at a price of $10.00 per share, for an aggregate purchase price of $115,000,000 (the “PIPE”).

The PIPE is expected to be consummated immediately prior to or substantially concurrently with the Closing of the Business Combination. The closing of the PIPE is conditioned upon, among other things, (i) the satisfaction or waiver of all conditions precedent to the Business Combination and the substantially concurrent consummation of the Business Combination, (ii) the accuracy of all representations and warranties of the Company and the PIPE Investors in the Subscription Agreements, subject to certain bring-down standards, and (iii) the satisfaction of all covenants, agreements, and conditions required to be performed by the Company and the PIPE Investors pursuant to the Subscription Agreements. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Business Combination Agreement or Investment Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the Company and the PIPE Investor to terminate its Subscription Agreement; (c) if on the Closing Date, any of the conditions to closing set forth in the Subscription Agreement are not satisfied or waived, and, as a result thereof, the transactions contemplated in the Subscription Agreement are not consummated at the Closing; or (d) May 30, 2022.

Financial Advisor Fees

The underwriters of Helix’s initial public offering are entitled to a deferred fee of $0.35 per share sold in the IPO. The deferred fee will become payable to the underwriters in the event that Helix completes an initial business combination, subject to the terms of the underwriting agreement.

In connection with the proposed Business Combination with MoonLake, Helix retained SVB Leerink LLC as its financial advisor in connection with the Business Combination to provide an opinion on the fairness, from a financial point of view, to Helix of the consideration to be paid by Helix in the Business Combination. Helix also retained Jefferies, one of the underwriters of the Initial Public Offering, as lead capital markets advisor and lead placement agent, Cowen and Company, LLC as co-lead placement agent, and SVB Leerink as financial advisor and co-lead placement agent for the PIPE financing. Under the placement agent engagement letters between Helix and each of Jefferies, Cowen, and SVB Leerink, each of Jefferies, Cowen, and SVB Leerink are entitled to a placement agent fee based on the amount of gross proceeds of the PIPE, payable upon the consummation of the PIPE.

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

The aggregate amount of contingent and deferred fees payable by Helix upon the consummation of the proposed Business Combination with MoonLake will be approximately $9.1 million (including expense reimbursements).

Board Member Agreements

Helix has entered into board member agreements with the new directors that will serve as members of Helix’s Board of Directors following the proposed Business Combination with MoonLake. These board member agreements will take effect at the Closing of the proposed Business Combination. The annual compensation for each new Board Member will be $35,000 per calendar year, subject to the terms of the board member agreement.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 430,000 Class A ordinary shares issued or outstanding, excluding 11,500,000 Class A ordinary shares subject to possible redemption, which are included in temporary equity.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 2,875,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

In a vote to continue the Company in a jurisdiction outside the Cayman Islands (which required the approval of at least two-thirds of the votes of all ordinary shares), holders of the Founder Shares will have ten votes for every Founder Share and holders of the Class A ordinary shares will have one vote for every Class A ordinary share.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Shares issued upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

HELIX ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2021, assets held in the Trust Account were comprised of $115,042,608 in money market funds which are invested primarily in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account to pay for taxes.

At December 31, 2020, assets held in the Trust Account were comprised of $457 in cash and $115,014,460 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:
	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Matured on 1/21/21)	1	$115,014,460	$1,417	$115,015,877

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Level:	Assets:	Fair Value
1	Investments held in Trust Account	$115,042,608

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors
MoonLake Immunotherapeutics AG

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of MoonLake Immunotherapeutics AG and its subsidiary (the Company) as of December 31, 2021, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for the period from March 10, 2021 (date of incorporation) to December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred a loss of $53.6 million since inception and expects to incur significant losses for at least the next five years. The Company’s current liabilities exceeded current assets by $11.5 million as of December 31, 2021. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

We have served as the Company’s auditor since 2021.

Campbell, CA
March 2, 2022

MoonLake Immunotherapeutics AG

Consolidated Balance Sheet as of December 31, 2021

(Amounts in USD)

December 31, 2021
Current assets
Cash	$8,038,845
Other receivables	148,774
Prepaid expenses	1,449,096
Total current assets	9,636,715

Non-current assets
Property and equipment, net	45,739
Total non-current assets	45,739
Total assets	$9,682,454

Current liabilities
Trade and other payables	$1,569,290
Short-term loans	15,000,000
Accrued expenses and other current liabilities	4,518,311
Total current liabilities	21,087,601

Non-current liabilities
Pension liability	239,860
Total liabilities	21,327,461

Commitments and contingencies (Note 13)

Shareholders’ deficit
Series A Preferred Shares, CHF 0.10 par value; 680,196 shares authorized; 680,196 shares issued and outstanding as of December 31, 2021 (liquidation preference of USD 33.4 million)	72,466
Common Shares, CHF 0.10 par value; 390,000 shares authorized; 361,528 shares issued and 303,772 shares outstanding as of December 31, 2021	38,537
Treasury Shares, 57,756 as of December 31, 2021	(6,202)
Additional paid-in capital	42,061,984
Accumulated deficit	(53,643,615)
Accumulated other comprehensive loss	(168,177)
Total shareholders’ deficit	(11,645,007)
Total liabilities and shareholders’ deficit	$9,682,454

The accompanying Notes are an integral part of these consolidated financial statements.

MoonLake Immunotherapeutics AG

Consolidated Statement of Operations and Comprehensive Loss

for the period from March 10, 2021 (Inception) to December 31, 2021

(Amounts in USD)

For the period from March 10, 2021 (Inception) to December 31, 2021
Operating expenses
Research and development	$(35,529,331)
General and administrative	(18,042,710)
Depreciation	(4,971)
Total operating expenses	(53,577,012)
Operating loss	(53,577,012)

Other expenses, net	(61,848)
Loss before income tax	(53,638,860)

Income tax	(4,755)
Net loss	$(53,643,615)

Actuarial loss on employee benefit plans – current period	(168,177)
Other comprehensive loss	(168,177)
Comprehensive loss	$(53,811,792)

Net Loss attributable to common shareholders	$(53,643,615)
Basic and diluted net loss per Common Share	$(230.15)
Weighted-average number of Common Shares	233,086

The accompanying Notes are an integral part of these consolidated financial statements.

MoonLake Immunotherapeutics AG

Consolidated Statement of Changes in Shareholders’ Deficit

for the period from March 10, 2021 (Inception) to December 31, 2021

(Amounts in USD)

	Series A Preferred Shares		Common Shares(1)		Common Shares Held In Treasury		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of shares at incorporation – March 10, 2021	—	$—	1,000,000	$106,507	—	$—	$—	$—	$—	$106,507
Share-based compensation expense related to the transfer of 99,000 Common Shares to Merck KGaA, Darmstadt, Germany, and subsequent conversion into Series A Preferred Shares	99,000	10,544	(99,000)	(10,544)	—	—	4,851,000	—	—	4,851,000
Transfer of 571,000 existing Common Shares to new shareholders as part of a capital contribution (net of share issuance cost of USD 279,364), and subsequent conversion into Series A Preferred Shares	571,000	60,816	(571,000)	(60,816)	—	—	27,659,237	—	—	27,659,237
Preferred Shares purchased by a director following his appointment as chairman of the Board of Directors	10,196	1,106	—	—	—	—	498,838	—	—	499,944
Share based compensation granted under the equity incentive plans (ESPP and ESOP) and reverse vesting of Restricted Founder Shares	—	—	31,528	3,390	—	—	9,052,909	—	—	9,056,299
Repurchase of 57,756 Common Shares following the resignation of a co-founder	—	—	—	—	(57,756)	(6,202)	—	—	—	(6,202)
Net loss for the period from March 10, 2021 (Inception) to December 31, 2021	—	—	—	—	—	—	—	(53,643,615)	—	(53,643,615)
Other comprehensive loss	—	—	—	—	—	—	—	—	(168,177)	(168,177)
At December 31, 2021	680,196	$72,466	361,528	$38,537	(57,756)	$(6,202)	$42,061,984	$(53,643,615)	$(168,177)	$(11,645,007)

____________

(1)      57,756 Common Shares have been repurchased following the resignation of a co-founder and are held in treasury.

The accompanying Notes are an integral part of these consolidated financial statements

MoonLake Immunotherapeutics AG

Consolidated Statement of Changes in Shareholders’ Deficit

for the period from March 10, 2021 (Inception) to December 31, 2021

(Amounts in USD)

For the period from March 10, 2021 (Inception) to December 31, 2021
Cash flows from operating activities
Net loss	$(53,643,615)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,971
Share-based payment	13,903,909
Net periodic pension benefit cost for the qualified pension plan	71,685
Other non-cash items	3,635
Changes in operating assets and liabilities:
Other receivables	(148,774)
Prepaid expenses	(1,449,096)
Trade and other payables	1,569,290
Accrued expenses and other current liabilities, excl. capital tax	4,512,801
Net cash flow used in operating activities	(35,175,194)

Cash flows from investing activities
Purchase of property and equipment	(50,710)
Net cash flow used in investing activities	(50,710)

Cash flows from financing activities
Issuance of Common Shares at incorporation	106,507
Issuance of Series A Preferred Shares, net	28,159,181
Grants of additional Shares under ESPP	3,390
Proceeds from short-term loans	15,000,000
Treasury Shares repurchase	(6,202)
Net cash flow provided by financing activities	43,262,876

Effect of movements in exchange rates on cash held	1,873
Net change in cash	8,038,845

Cash, beginning of period	—
Cash, end of period	$8,038,845

The accompanying Notes are an integral part of these consolidated financial statements

MoonLake Immunotherapeutics AG

Notes to the Consolidated Financial Statements

(Amounts in USD)

Note 1 — Description of business

Corporate information

MoonLake Immunotherapeutics AG (the “Company” or “MoonLake” or “we”) is a clinical-stage biopharmaceutical company engaged in leveraging Nanobody® technology to develop next-level medicines for immunologic diseases, including inflammatory skin and joint diseases. The Company focuses on developing its novel tri-specific Nanobody® Sonelokimab (“SLK”), an IL-17A and IL-17F inhibitor, in multiple inflammatory diseases in dermatology and rheumatology where the pathophysiology is known to be driven by IL-17A and IL-17F.

MoonLake Immunotherapeutics AG is a Swiss stock corporation (Aktiengesellschaft) incorporated on March 10, 2021, and registered with the commercial register of the Canton of Zug, Switzerland under the number CHE-433.093.536.

On July 9, 2021, the Company established a wholly-owned subsidiary, MoonLake Immunotherapeutics Ltd., in the United Kingdom, primarily to coordinate and conduct research and development activities required for SLK.

Business Combination Agreement with Helix

On October 4, 2021, the Company entered into a Business Combination Agreement (as may be amended and restated from time to time, the “Business Combination Agreement” or the “Business Combination”), with Helix Acquisition Corp., a blank check special purpose acquisition company incorporated as a Cayman Islands exempted company on August 13, 2020 (“Helix”), the existing securityholders of the Company (collectively, the “ML Parties”), Helix Holdings LLC, a Cayman Islands limited liability company and the sponsor of Helix (the “Sponsor”), and the representative of the ML Parties.

One business day before the completion (the “Closing” and the date of Closing, the “Closing Date”) of the Business Combination contemplated by the Business Combination Agreement, the ML Parties and the Company will effectuate a restructuring of the share capital of the Company, pursuant to which the existing Series A Preferred Shares of the Company will be converted into an equal number of Common Shares of the Company, such that the ML Parties will hold a single class of Company Shares. Following the Closing, (i) the ML Parties, except for Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P. (together the “BVF Shareholders”), will retain their equity interests in the Company and will receive a number of non-economic voting shares in Helix determined by multiplying the number of Company Common Shares held by them immediately prior to the Closing by the Exchange Ratio (as defined below); (ii) the BVF Shareholders will assign all of their Company Common Shares to Helix and Helix will issue to the BVF Shareholders an aggregate number of Helix class A ordinary shares equal to the product of such number of assigned Company Common Shares and the Exchange Ratio; and (iii) Helix will receive a controlling equity interest in the Company in exchange for a cash investment. The Exchange Ratio is the quotient obtained by dividing (a) 360,000,000 by (b) the fully diluted shares of the Company prior to the Closing by (c) 10. Substantially all of the assets and business of the Company and Helix will be held by the Company as the operating entity following the Closing. At the Closing, Helix will change its name to “MoonLake Immunotherapeutics.”

The Business Combination has been approved by the Boards of Directors of each of MoonLake and Helix. The Closing is expected to occur early in the second quarter of 2022, following the receipt of the required approval by the Company’s and Helix’s shareholders and the satisfaction of certain other customary closing conditions.

Liquidity and going concern

The Company has funded its operations to date principally through proceeds received from the sale of Common Shares and Series A Preferred Shares and a loan agreement contracted with the BVF Shareholders. Since incorporation, the Company has incurred a loss of USD 53.6 million primarily due to the acquisition of an in-licensing agreement

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 1 — Description of business (cont.)

which was recorded as an expense. As of December 31, 2021, the Company’s current liabilities exceeded its current assets by USD 11.5 million and had USD 8.0 million of unrestricted cash. We anticipate our immediate future capital requirements will increase substantially as we:

•        contract with third parties to support clinical trials related to SLK;

•        conduct our research and development activities related to SLK;

•        attract, hire and retain additional management, scientific and administrative personnel;

•        maintain, protect and expand our intellectual property (“IP”) portfolio, including patents, trade secrets and know how;

•        implement operational, financial and management information systems; and

•        operate as a public company after the Closing of the Business Combination.

MoonLake has no products approved for commercial sale, has not generated any revenue from product sales, and cannot guarantee when or if it will generate any revenue from product sales. MoonLake expects to incur significant expenses and operating losses for at least the next five years, assuming it commences and then continues the clinical development of, and seeks regulatory approval for, its product candidate under an in-licensing agreement. It is expected that operating losses will fluctuate significantly from year to year due to timing of clinical development programs and efforts to achieve regulatory approval.

As a result, we will need additional capital to fund our operations, which we may obtain from additional equity or debt financings, collaborations, licensing arrangements, or other sources. If MoonLake is unable to acquire additional capital or resources, it will be required to modify its operational plans to fund its operating expense requirements for the next twelve months. This may include delaying the commencement of clinical development and reducing its general and administrative corporate costs. These factors raise substantial doubt about MoonLake’s ability to continue as a going concern.

On October 4, 2021, MoonLake announced that it entered into a Business Combination Agreement with Helix to raise additional capital. Assuming no redemptions, the total funding that could be raised in connection with the Business Combination is approximately USD 216.3 million (net of estimated transaction related expenses).

On October 15, 2021, MoonLake entered into a loan agreement with the BVF Shareholders, pursuant to which Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P. loaned USD 8,139,000, USD 5,946,000, and USD 915,000, respectively (USD 15,000,000 in aggregate), for the financing of general corporate purposes of MoonLake, including product and technology development, operations, sales and marketing, management expenses, and salaries. The loans are interest-free and must be repaid by MoonLake prior to the earlier of (i) as soon as practicable after the closing date of the Business Combination, but no later than two (2) business days, and (ii) June 30, 2022 (the “Maturity Date”). The loans may be repaid in whole or in part by MoonLake at any time on or prior to the Maturity Date. As of the date hereof, the entire principal loan amount remains outstanding.

On February 20, 2022, and as further described in Note 14 — “Subsequent events” the Company entered into a convertible loan agreement with Cormorant Private Healthcare Fund IV, L.P. (“Cormorant”), Helix and the BVF Shareholders, pursuant to which Cormorant grants the Company a $15,000,000 loan for the financing of general corporate purposes of the Company, including product and technology development, operations, sales and marketing, management expenses, and salaries.

Assuming the Business Combination is successfully completed, and assuming there are no redemptions, MoonLake expects it will have sufficient capital to fund its operations through at least the next twelve months.

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company is a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from any uncertainty related to its ability to continue as a going concern.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 1 — Description of business (cont.)

Coronavirus pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic which continues to evolve. The impact of COVID-19 on the Company’s business, operations and development timelines has been limited considering the recent incorporation of the Company. However, the future impact of COVID-19 on the Company’s business is uncertain. The Company will continue to actively monitor the evolving situation related to COVID-19 and may take further actions that alter the Company’s operations, including those that may be required by Switzerland federal, cantonal or local authorities, or that the Company determines are in the best interests of the Company’s employees and other third parties with whom the Company does business.

At this point, the extent to which COVID-19 may affect the Company’s future business, operations and development timelines and plans, including the resulting impact on expenditures and capital needs, remains uncertain and the Company may experience disruptions, including:

•        interruption of or delays in receiving supplies from the third parties the Company relies on;

•        limitations on the Company’s business operations by the Swiss federal, cantonal and/or local authorities;

•        limitations on the Company’s and contracted third party clinical research organization’s ability to progress with the clinical studies;

•        business disruptions caused by workplace, laboratory and office closures and an increased reliance on employees working from home, travel limitations, cybersecurity and data accessibility limits, or communication disruptions; and

•        limitations on employee resources that would otherwise be focused on the conduct of the Company’s activities, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

Note 2 — Basis of presentation and significant accounting policies

Basis of presentation

The Company’s financial statements have been prepared under United States Generally Accepted Accounting Principles (“US GAAP”) since its inception and through December 31, 2021. All US GAAP references relate to the Accounting Standards Codification (“ASC” or “Codification”) established by the Financial Accounting Standards Board (“FASB”) as the single authoritative source of US GAAP to be applied by non-governmental entities.

All amounts are presented in U.S. Dollar (“USD” or “$”), unless otherwise indicated. The term “Swiss franc” and “CHF” refer to the legal currency of Switzerland, unless otherwise indicated.

On July 27, 2021, the Company consolidated its share capital on a 10:1 basis. Accordingly, all share and per share amounts for all periods presented in these consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this share consolidation.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses. The significant judgments, estimates and assumptions relevant to the Company relate to:

•        Determining whether the in-process research and development expenditure (“IPR&D”) has an alternative future use (Note 3);

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 2 — Basis of presentation and significant accounting policies (cont.)

•        Estimating the fair value of the portion of the aggregate purchase price relating to its own shares in connection with the acquisition of the in-license agreement (Note 9);

•        Determining assumptions used in determining the fair value of share-based compensation (Note 11); and

•        Estimating the recoverability of the deferred tax asset (Note 12).

The Company bases its judgments and estimates on various factors and information, which may include, but are not limited to, the Company’s forecasts and future plans, current economic conditions and observable market-based transactions of its own shares, the results of which form the basis for making judgments about the carrying value of assets and liabilities and recorded amounts of expenses that are not readily apparent from other sources. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future results of operation may be affected.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2021, the Company only had cash and no cash equivalents. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, and the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed 100,000 Swiss Francs deposit protection limit. The Company has not experienced losses on any of these bank accounts and therefore management believes the Company is not exposed to significant risks.

Fair value measurements

The Company follows the guidance included in ASC 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

There are three levels of inputs to fair value measurements:

•        Level 1, meaning the use of quoted prices for identical instruments in active markets;

•        Level 2, meaning the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; and

•        Level 3, meaning the use of unobservable inputs. Observable market data is used when available.

Transfers between Levels 1, 2 or 3 within the fair value hierarchy are recognized at the end of the reporting period when the respective transaction occurred.

Cash, short-term loans, accounts payable and accrued liabilities approximate their fair values as of December 31, 2021, due to their short-term nature. Pension plan assets fair value is determined based on Level 2 inputs.

Segment information

The Company operates as a single operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations on a stand-alone basis for the purposes of allocating resources, and assessing financial performance.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 2 — Basis of presentation and significant accounting policies (cont.)

Property and equipment

Property and equipment, net is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of three to five years. As of December 31, 2021 property and equipment, net relates to computer equipment.

Share-based transaction

Goods or services received in a share-based payment transaction are measured using a fair value-based measure.

The Company measures and recognizes compensation expense for all share-based awards made to employees, non-employees and directors based on estimated fair values. The fair value of employee stock options is estimated on the date of grant using the Black-Scholes pricing model. Share-based compensation expense is reduced for forfeitures.

Foreign currency

The functional currency of the Company and its subsidiary is the U.S. dollar. Balances and transactions denominated in foreign currencies are converted as follows: monetary assets and liabilities are translated using exchange rates in effect at the balance sheet dates and non-monetary assets and liabilities are translated at historical exchange rates. Revenue and expenses are translated at the daily exchange rate on the respective accounting date. The par value of the Company’s shares is measured using the historical exchange rate in effect at the date of issuance of the shares. In the event of share repurchase, the par value of the shares is measured using the spot exchange rate in effect on the date of the transaction.

Gains or losses from foreign currency translation are included in the consolidated statement of operations. The Company recognized foreign currency transaction loss of USD 59,660 for the period from March 10, 2021 (inception) to December 31, 2021 (“the period ended December 31, 2021”).

Income taxes

The Company accounts for income taxes by using the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Net loss per share

Net loss per share is computed using the two-class method required for multiple classes of Common Shares and Series A Preferred Shares. Basic net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding during the period, adjusted for outstanding shares that are subject to repurchase. For the calculation of diluted net loss per share, basic net loss per share is adjusted by the effect of dilutive securities, including convertible shares and awards under the Company’s equity compensation plans. Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding. For periods in which the Company reports net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive shares of Common Shares are not assumed to have been issued if their effect is anti-dilutive.

Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first assessing whether substantially all of

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 2 — Basis of presentation and significant accounting policies (cont.)

the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The Company acquired the Sonelokimab program during the period ended December 31, 2021 and determined that substantially all of the fair value of the gross assets acquired related to IPR&D of SLK. Therefore, this transaction was accounted for as an asset acquisition.

IPR&D represents incomplete technologies that the Company acquires, which at the time of acquisition, are still under development and have no alternative future use. The fair value of such technologies is expensed upon acquisition. A technology is considered to have an alternative future use if it is probable that the Company will use the asset in its current, incomplete state as it existed at the acquisition date, in another research and development project that has not yet commenced, and economic benefit is anticipated from that use. If a technology is determined to have an alternative future use, then the fair value of the program would be recorded as an asset on the balance sheet rather than expensed.

Contingent consideration payments (for example milestone payments due upon the occurrence of a specific event) in asset acquisitions are recognized when the consideration is paid or becomes payable (unless the contingent consideration meets the definition of a derivative, in which case the amount becomes part of the cost in the asset acquired). Upon recognition of the contingent consideration payment, the amount is expensed if it relates to IPR&D or capitalized if it relates to a developed product which is generally considered to be when clinical trials have been completed and regulatory approval obtained.

Future royalty payments due on net sales will be recognized in cost of goods sold when net sales are recognized.

Pension accounting

The Company accounts for pension assets and liabilities in accordance with ASC 715, Compensation — Retirement Benefits, which requires the recognition of the funded status of pension plans in the Company’s consolidated balance sheet. The liability in respect to defined benefit pension plans is the projected benefit obligation calculated annually by independent actuaries using the projected unit credit method. The projected benefit obligation (“PBO”) as of December 31, 2021 represents the actuarial present value of the estimated future payments required to settle the obligation that is attributable to employee services rendered before that date. Service costs for such pension plans, represented in the net periodic benefit cost, are included in the personnel expenses of the various functions where the employees are engaged. The other components of net benefit cost are included in the consolidated statement of operations separately from the service cost component, in “other expenses, net.” Plan assets are recorded at their fair value.

Gains or losses arising from plan curtailments or settlements are accounted for at the time they occur. Any net pension asset is limited to the present value of the future economic benefits available to the Company in the form of refunds from the plan or expected reductions in future contributions to the plan. Actuarial gains and losses arising from differences between the actual and the expected return on plan assets are recognized in accumulated other comprehensive loss.

Recent accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases Topic 842 (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2021 for non-public entities, with early adoption permitted. The Company has continued to account for the open-ended office lease agreement as an operating lease under the guidance prior to ASU 2016-02 through the consolidated statement of operations for the period ended December 31, 2021.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 3 — Sonelokimab acquisition

On April 29, 2021, the Company in-licensed SLK, a novel Tri-specific Nanobody® (also known as M1095), from Merck Healthcare KGaA, Darmstadt, Germany (“MHKDG”). Under this agreement, the Company acquired the right and license under MHKDG’s patents, licenses, materials and exclusive know-how to develop, manufacture, use, sell, offer for sale, export and import and otherwise commercialize SLK on a world-wide basis (the “In-licensing Agreement”).

The In-licensing Agreement has been accounted for as an asset purchase. The aggregate purchase price of USD 29.9 million consisted of an upfront cash payment of USD 25.0 million and a transfer of the Company’s own equity instruments, representing a 9.9% ownership stake in the Company following issuance. The Company estimated the fair value of the equity portion of the consideration with reference to an observable market-based transaction involving the sale of its shares to a third party as described in Note 9 “Shareholders’ deficit”. Transaction costs amounted to USD 0.6 million.

There were no tangible assets acquired or liabilities assumed by the Company under the In-licensing Agreement. The aggregate purchase price was allocated to the IPR&D program being the development and commercialization of SLK (the “SLK Program”). The Company determined that the IPR&D did not have an alternative future use and recorded the aggregate purchase price as an expense in research & development.

Subject to the terms of the In-licensing Agreement, milestone payments of up to EUR 307.1 million (USD 347.6 million) are potentially payable, of which less than ten percent being due upon initiation of various clinical trials and the remainder being due upon satisfying specific milestones related to regulatory filing acceptance, first commercial sales, and aggregate annual net sales. The milestone payments are payable in cash. Milestone payments due prior to obtaining regulatory approval will be recorded as research and development expense upon determination that a milestone payment is probable to occur. Milestone payments due after obtaining regulatory approval will be capitalized when and if incurred. The Company will use commercially reasonable efforts to cause the milestones to occur. However, if the Company reasonably determines that a technical failure or commercial failure has occurred with respect to all or a part of the SLK Program, the Company, at its sole discretion, can terminate all or part of the SLK Program.

In addition, the In-licensing Agreement requires the Company to pay royalties within the range of low to mid-teen percent of net sales. Royalties will be recognized in the consolidated statement of operations when net sales are recognized.

Note 4 — Prepaid expenses

December 31, 2021
Advances on supply and manufacturing services	$756,805
Advances on non-clinical research and clinical development services	524,342
Other prepayments	167,949
Total	$1,449,096

The above prepaid expenses relate to services expected to be received during the first quarter of 2022.

Note 5 — Trade and other payables

December 31, 2021
Legal and IP advisory fees payable	$1,233,070
Supply and manufacturing fees payable	195,378
Other payables	140,842
Total	$1,569,290

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 6 — Accrued expenses and other current liabilities

December 31, 2021
Accrued license fees	$2,055,687
Accrued bonuses and related employees compensation expenses	1,419,137
Accrued legal fees	930,354
Accrued consultant and other fees	113,133
Total	$4,518,311

Note 7 — Short-term loans

The Company has entered into a short-term loan agreement with the BVF Shareholders, pursuant to which Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., and Biotechnology Value Trading Fund OS, L.P. loaned USD 8,139,000, USD 5,946,000, and USD 915,000, respectively (USD 15,000,000 in aggregate), for the financing of general corporate purposes of MoonLake, including product and technology development, operations, sales and marketing, management expenses, and salaries. BVF Shareholders are deemed to be related parties to the Company.

The loans are subordinated to all current and future claims of creditors of the Company, interest-free and must be repaid by MoonLake prior to the earlier of (i) as soon as practicable after the closing date of the Business Combination, but no later than two (2) business days, and (ii) June 30, 2022. The loans may be repaid in whole or in part by MoonLake at any time on or prior to the Maturity Date. As of the date hereof, the entire principal loan amount remains outstanding.

Note 8 — Employee benefit plans

The Company operates a defined benefit pension plan (“the Plan”) in accordance with local Swiss regulations and practices. It covers the Company’s employees and provides benefits to employees in the event of death, disability, retirement, or termination of employment.

Obligations for contributions to defined benefit plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

A summary of the changes in projected benefit obligations (“PBO”) and plan assets, for the period ended December 31, 2021, is presented below:

December 31, 2021
Beginning PBO	$—
Service cost	143,467
Contributions by plan participants	64,954
Actuarial losses	174,012
Transfers in	931,257
Foreign currency exchange rates changes	9,184
Ending PBO	$1,322,874
December 31, 2021
Beginning fair value of plan assets	$—
Actual return on plan assets	5,835
Contributions by the Company	73,448
Contributions by plan participants	64,954
Transfers in	931,257
Foreign currency exchange rates changes	7,520
Ending fair value of plan assets	$1,083,014

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 8 — Employee benefit plans (cont.)

Amounts recorded on the consolidated balance sheet:

December 31, 2021
Fair value of plan assets	$1,083,014
Present value of projected benefit obligation	(1,322,874)
Funded status	$(239,860)

Amounts recorded in accumulated other comprehensive loss:

December 31, 2021
Actuarial loss	$168,177

The assumptions used to calculate the ASC 715 liabilities are summarized in the table below:

Assumptions at December 31, 2021
Discount rate	0.40% p.a.
Expected return on plan assets	1.50% p.a.
Long-term expected rate of salary increase	1.60% p.a.

Service cost of $143,467 was recognized in the net periodic benefit cost for the period from March 10, 2021 (Inception) to December 31, 2021.

The allocation of plan assets is presented below:

December 31, 2021
Equities	35.13%
Bonds	30.89%
Mortgages	3.83%
Liquidity	2.90%
Real estate	24.37%
Alternative investments	2.88%

The fair value of plan assets is determined based on Level 2 inputs.

As all members of the Plan are active, no future expected benefit payments are currently in payment and foreseen to occur within the next ten years.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 9 — Shareholders’ deficit

Share data have been revised to give effect to the share consolidation explained in Note 2 – “Basis of presentation and significant accounting policies”.

	Series A Preferred Shares(1)		Common Shares(1)		Common Shares Held In Treasury(2)
	Authorized	Issued	Authorized	Issued
At incorporation March 10, 2021	—	—	1,060,000	1,000,000	—
Conversion of transferred Common Shares into Series A Preferred Shares	670,000	670,000	(670,000)	(670,000)	—
Preferred Shares purchased by a director following appointment as chairman of the Board	10,196	10,196	—	—	—
Share-based payment under the equity incentive plan (ESPP)	—	—	—	31,528	—
Repurchase of 57,756 Common Shares following the resignation of a co-founder	—	—	—	—	(57,756)
At December 31, 2021	680,196	680,196	390,000	361,528	(57,756)

____________

(1)      Fully paid-in registered shares with a par value of CHF 0.10

(2)      Registered shares with a par value of CHF 0.10 held in treasury

The Company was incorporated on March 10, 2021, with the issuance of 1,000,000 Common Shares with fair value of USD 0.1065 (CHF 0.10) per share. The corresponding starting capital committed by three co-founders in cash amounting to USD 106,507 (CHF 100,000) was released to the Company’s bank account on March 29, 2021.

On April 23, 2021, the co-founders transferred a total of 99,000 Common Shares into the Company’s ownership as a capital injection at nominal value of USD 0.1065 (CHF 0.10) per share.

On April 28, 2021, the Company entered into an investment agreement pursuant to which:

1.      The Company transferred 99,000 Common Shares to MHKDG as part of the consideration for the In-licensing Agreement. The shares were recognized in shareholders’ equity at a fair value of USD 49 per share. The Company estimated the fair-value of the shares with reference to the market-based transaction with four third-party investors which are not considered related parties of the Company or MHKDG (“The Other Series A Preferred Shares Investors”).

2.      The co-founders transferred additional 571,000 Common Shares to The Other Series A Preferred Shares Investors. The total purchase price for the shares included the par value of the shares in the total paid of USD 61,398 (CHF 57,100) and additional capital contributions to the Company of USD 27.9 million. This corresponds to a price per share of USD 49. The Company incurred share issuance costs of USD 279,364.

3.      The total of 670,000 transferred Common Shares were converted into Series A Preferred Shares on May 5, 2021.

On the same day and in connection with the investment agreement, the Company entered into a shareholders’ agreement pursuant to which 90% of the Common Shares held by each of the co-founders (110,000 Common Shares each) shall be considered unvested and, therefore, be subject to a reverse vesting (“Restricted Founder Shares”).

On July 27, 2021, the Company consolidated its share capital on a 10:1 basis. Accordingly, all share and per share amounts for all periods presented in these consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this share consolidation.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 9 — Shareholders’ equity (deficit) (cont.)

On the same day, the Company issued 10,196 Series A Preferred Shares with a par value of CHF 0.10 per share to the Company’s new Chairman for approximately USD 500,000 and granted 12,212 Common Shares under the equity incentive plan ESPP.

On September 9, 2021, the Company granted 18,317 Common Shares and 2,775 options to acquire Common Shares under the equity incentive plans ESPP and ESOP.

On October 25, 2021, the Company granted 999 Common Shares and 5,550 options to acquire Common Shares under the equity incentive plans ESPP and ESOP.

On December 9, 2021, the Company canceled 1,665 options to acquire Common Shares under the equity incentive plan ESOP following the resignation of an employee. On this date, none of the options had vested.

On December 13, 2021, Arnout Ploos van Amstel, one of the Company’s co-founders, resigned as its Chief Operating Officer effective as of February 28, 2022. Pursuant to the termination agreement with Mr. Ploos van Amstel, the Company acquired, and Mr. Ploos van Amstel sold, assigned, and transferred 57,756 MoonLake Common Shares to MoonLake at par value of CHF 0.10 per share. Of the remaining 52,244 Common Shares, 39,875 Common Shares had fully vested, and 12,369 Common Shares were awarded to Mr. Ploos van Amstel as part of a severance payment. The Company recognized USD 4.2 million in share-based compensation to reflect the fair value of the shares awarded in connection with the severance payment.

Series A Preferred Shares features

The Series A Preferred Shares have the following features:

1.      Same right to dividends as Common Shares;

2.      Liquidation preference: In the event of a liquidation, the proceeds resulting from such liquidation shall be allocated to the holders of shares in the following order:

a.      In first priority to the holders of Series A Preferred Shares pro rata to their respective holdings in the class of Series A Preferred Shares up to the preference amount (initial investment made by Series A investors, or their claims on an as-converted basis);

b.      In second priority, if and to the extent the preference amount has been fully paid to the holders of Series A Preferred Shares, to all holders of Common Shares pro rata to their respective holdings in the class of Common Shares.

The liquidation preference shall terminate and cease automatically upon completion of an Initial Public Offering (“IPO”) of the Company.

3.      Anti-dilution protection: In the event the Company issues equity at a subscription or purchase price, or securities convertible into equity at a conversion price below the original purchase price, each holder of Series A Preferred Shares shall, in consideration for the subscription amount paid by them, be entitled to a broad based weighted average anti-dilution adjustment.

The anti-dilution adjustment shall be effected by the issuance to each Series A Preferred Shares investor of the required number of additional Series A Preferred Shares at par value payable by the Series A investors in accordance with a defined formula for a weighted average anti-dilution adjustment.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 9 — Shareholders’ equity (deficit) (cont.)

The anti-dilution adjustment shall not apply with respect to:

a.      Share splits or similar reorganizations;

b.      Conversion of Series A Preferred Shares into Common Shares or shares issued as dividend or distribution on the holders of Series A Preferred Shares;

c.      Shares issued in connection with a bona fide business acquisition by the company;

d.      The issuance of shares to the public in case of an IPO;

e.      Shares issued or issuable to employees or members of the Board of Directors or advisors and other agents of the Company from the Company’s conditional capital;

f.       Shares issued upon the conversion of any debenture, warrant, option, or other convertible security.

The anti-dilution adjustments shall terminate and cease automatically upon completion of the first to occur of (i) a liquidation or an IPO of the Company, or (ii) following the final closing for the next equity financing round of the Company.

4.      Conversion:

a.      Voluntary conversion: Each holder of the Series A Preferred Shares shall have the right to request at any time the conversion of all or a part of their Series A Preferred Shares into Common Shares at a 1:1 conversion ratio.

b.      Mandatory conversion: All Series A Preferred Shares shall be mandatorily converted into Common Shares upon the closing of a qualified IPO at a conversion rate of 1:1 on the last business day prior to the publication of the offering circular. If, within a period of 30 calendar days following the conversion, no qualified IPO is closed, each holder of Series A Preferred Shares, by written notice, may require the other parties to re-establish the share structure and preference rights as existing prior to the conversion.

Conditional share capital

As set forth in Article 4 of the Company’s articles of association, the share capital of the Company may be increased by a maximum amount of CHF 6,000 by issuing a maximum of 60,000 Common Shares with a par value of CHF 0.10 each, to be fully paid up, by either the issuance of shares to employees or members of the Board of Directors or advisors and other agents of the Company or of group companies or the exercise of options which are granted to employees, members of the Board of Directors, or advisors and other agents of the Company or of group companies, both according to one or more plan(s) to be drawn up by the Board of Directors. Such shares or options may be issued at a price lower than the fair market value of such shares.

On July 23, 2021, the Company’s Board of Directors approved two share-based compensation plans (refer to Note 11 — “Share-based compensation”) enabling the issuance of Common Shares (or options to acquire such shares) from the Company’s authorized conditional share capital to employees (or prospective employees upon the commencement of their employment with the Company).

As of December 31, 2021, 31,528 Common Shares and 6,660 options to acquire Common Shares under the equity incentive plans ESPP and ESOP were granted and outstanding.

The unallocated authorized conditional share capital of 21,812 Common Shares with a par value of CHF 0.10 each will be assigned in future reporting periods.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 9 — Shareholders’ equity (deficit) (cont.)

Treasury Shares

In connection with Mr. Ploos van Amstel’s resignation as Chief Operating Officer, the Company repurchased 57,756 Common Shares at par value of CHF 0.10 per share. The shares have been recorded as Treasury Shares and remain unallocated as of December 31, 2021.

On December 14, 2021, the Company’s Board of Directors amended the ESOP and ESPP share-based compensation plans to allow for the transfer of Treasury Shares under those plans.

Note 10 — Net loss per Common Share

Share data have been revised to give effect to the share consolidation explained in Note 1 – “Description of business.”

The following table sets forth the loss per share calculations for the period ended December 31, 2021:

Numerator
Net loss	$(53,643,615)

Denominator
Total weighted average number of shares	233,086

Net loss per share – basic and diluted	$(230.15)

The weighted average number of shares used to calculate the net loss per share — diluted, excludes 31,528 Common Shares granted under the ESPP, 132,000 Restricted Founder Shares and 6,660 options to acquire Common Shares granted under ESOP, as their effect is antidilutive for the period presented.

Note 11 — Share-based compensation

Share-Based Compensation Plans

As at December 31, 2021 the Company had the following share-based compensation arrangements:

•        Restricted Founder Shares — created in April 2021;

•        The Employee Share Participation Plan (ESPP)–created in July 2021

•        The Employee Stock Option Plan (ESOP)–created in July 2021.

All arrangements contain service and performance conditions and are settled with shares of the Company only and meet the definition of share-based compensation arrangements.

With the ESPP and ESOP plans, the Company enables eligible employees and members of the board (“participants”) to participate in the Company at favorable conditions. In December 2021, both plans were amended to add independent contractors to the group of eligible participants.

The purpose of the arrangements is to attract and retain the best available personnel and to provide participants with additional incentive to increase their efforts on behalf and in the best interest of the Company and its subsidiaries.

All awards granted under the different share-based compensation arrangements were classified as equity-settled share-based payments.

The Company has recognized an increase in shareholders’ equity in the consolidated balance sheet as of December 31, 2021 and stock-based compensation expense of USD 9.1 million in the consolidated statement of operations for the period ended December 31, 2021.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 11 — Share-based compensation (cont.)

As of December 31, 2021, 57,756 treasury shares and 21,812 Common Shares issuable from the authorized conditional capital shares remain available for future grants under the ESPP and the ESOP.

The effect of recording share-based compensation by type of award was as follows:

Compensation Plan	For the period ended December 31, 2021
Restricted Founder Shares, included in severance payment of $4,159,467	$8,837,092
ESPP	148,835
ESOP	66,982
Total share-based compensation	$9,052,909

Restricted Founder Shares

In the course of preparing the consolidated financial statements for the period ended December 31, 2021, management identified an error resulting from its failure to correctly account for a reverse vesting condition imposed on certain founder shares pursuant to the shareholders’ agreement that the Company entered into with its shareholders on April 28, 2021. As a result, there was a material error in the interim financial statements for the periods ended June 30, 2021 and September 30, 2021.

On April 28, 2021, the shareholders’ agreement between the co-founders, the Series A investors and the Company imposed a reverse vesting condition on 90% of the total 110,000 Common Shares held by each of the three co-founders. Therefore, 99,000 Common Shares held by each of the co-founders were subject to these restrictions and considered unvested (the “Restricted Founder Shares”). The Restricted Founder Shares vest on the 28th of each month at a rate of 4.166% over a period of two years to April 28, 2023. If, before the end of the vesting period, the contractual relationship of the relevant co-founders is terminated, the Company in first priority, or any third party designated by it, and the other shareholders in second priority pro rata to their shareholdings, shall have an option to purchase all or a pro rata portion of the leaver shares that are unvested on the day the termination becomes effective at nominal value of CHF 0.10 per share. The Restricted Founder Shares are legally outstanding and continue to have voting and dividend rights.

Management had originally determined that, in substance, the reverse vesting condition was necessary to induce the sale of the Series A Preferred Shares and did not contain a compensatory element. However, on December 13, 2021 a termination agreement was reached between one of the co-founders and the Company to terminate the contractual relationship and that 57,756 Common Shares would be purchased by the Company. Based on this, the Company reassessed its accounting for the Restricted Founder Shares and concluded that, in substance, they were linked to a service condition and should be accounted for as a share-based compensation arrangement.

Accounting for the Restricted Founder Shares as share-based compensation increased general and administrative expenses to reflect the recognition of the non-cash expense of the fair value of the Restricted Founder Shares at the grant date of April 28, 2021 over the two-year vesting period, and led to corresponding increase in additional paid in capital. The previously unrecognized stock-based compensation expense amounts to USD 1.3 million for the period from inception to June 30, 2021 and to USD 3.0 million for the period from inception to September 30, 2021, causing an increase in net loss, general & administrative expenses and additional paid-in capital of the same amount in the respective periods. Net loss per share was previously presented as USD (47.80) for the period from inception to June 30, 2021, and as USD (70.56) for the period from inception to September 30, 2021. The increase in net loss, and exclusion of unvested Restricted Founder Shares in the denominator leads to corrected values of USD (71.09) for the period from inception to June 30, 2021, and of USD (136.52) for the period from inception to September 30, 2021.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 11 — Share-based compensation (cont.)

The assumptions used in the valuation of the Restricted Founder Shares awarded under for the period from March 10, 2021 (Inception) to December 31, 2021 are summarized below:

Grant date	4/28/2021
Estimated fair value of Restricted Founder Shares on the grant date (USD)(1)	49
Estimated fair value of Restricted Founder Shares on the resignation date of one of the co-founders (USD)(2)	336.39
Purchase price (CHF)	0.10

____________

(1)      The Company estimated the fair value of the Restricted Founder Shares with reference to the market-based transaction with the other Series A Preferred Shares Investors (refer Note 9).

(2)      The Company estimated the fair value of the Restricted Founder Shares at co-founder’s resignation date by dividing the Company Enterprise Value (USD 360,000,000) as defined by the Business Combination Agreement by the Company’s fully diluted shares (1,070,196).

Grants awarded	Restricted Founder Shares
Program
Awards outstanding at March 10, 2021 (Inception)	—
Awards granted on April 28, 2021	297,000
Repurchase of Common Shares following the resignation of a co-founder on December 13, 2021	(57,756)
Awards vested at December 31, 2021	(107,244)
Awards outstanding at December 31, 2021	132,000

At December 31, 2021, the Company had USD 6.4 million of total unrecognized compensation expense related to the Restricted Founder Shares that will be recognized by April 28, 2023 with a monthly compensation expense of USD 403,351.

Employee Share Participation Plan (ESPP) 2021-2025

The ESPP grants will vest 25% on each anniversary of the grant date. In the event of a termination of contractual relationship between the Company and the entitled employee, the awards can be deemed forfeited by the Company if certain conditions are met. For awards granted prior to September 30, 2021 there is an accelerated vesting condition linked to a “Change of Control”, defined as any transfer of shares that results in the proposed acquirer holding more than 50% of the then issued share capital of the Company, where the grants will be deemed fully vested on the earlier of (i) 12 months (or such shorter period determined by the Board of Directors) after the occurrence of a “change of control” or (ii) the date after the occurrence of the change of control on which a termination notice is served to the participant by the Company (other than a bad leaver termination, described below) or by the participant for good cause (as defined under Swiss law or any other applicable foreign law).

The assumptions used in the valuation of the grants awarded under the ESPP for the period from March 10, 2021 (Inception) to September 30, 2021 and for the period from September 30, 2021 to December 31, 2021 are separately summarized below:

ESPP 2021
Assumptions for the period from March 10, 2021 (Inception) to September 30, 2021
Grant dates	7/27/2021 & 9/9/2021
Estimated fair value of Common Shares on the grant date (USD)(1)	49
Purchase price (CHF)	0.10

____________

(1)      The Company estimated the fair value of the Common Shares with reference to the market-based transaction with the other Series A Preferred Shares Investors (refer Note 9).

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 11 — Share-based compensation (cont.)

Assumptions for the period from September 30, 2021 to December 31, 2021
Grant dates	10/25/2021
Estimated fair value of Common Shares on the grant date (USD)(2)	336.39
Purchase price (CHF)	0.10

____________

(2)      The Company estimated the fair value of the Common Shares by dividing the Company Enterprise Value (USD 360,000,000) as defined by the Business Combination Agreement by the Company’s fully diluted shares (1,070,196).

Grants awarded
Program	ESPP
Awards outstanding at March 10, 2021 (Inception)	—
Awards granted on July 27, 2021	12,212
Awards granted on September 9, 2021	18,317
Awards granted on October 25, 2021	999
Awards outstanding at December 31, 2021	31,528
Awards exercisable at December 31, 2021	—

At December 31, 2021, the Company had USD 1.7 million of total unrecognized compensation expense related to the ESPP that will be recognized over the weighted average period of 3.65 years.

Employee Stock Option Plan (ESOP) 2021-2025

The ESOP grants will vest 25% on each anniversary of the grant date. In the event of a termination of contractual relationship between the Company and the entitled employee, options can be deemed forfeited by the Company if certain conditions are met. There is also an accelerated vesting linked to a “Change of Control”, defined as any transfer of shares that results in the proposed acquirer holding more than 50% of the then issued share capital of the Company, where the grants will be deemed fully vested on the earlier of (i) 12 months (or such shorter period determined by the Board of Directors) after the occurrence of a “change of control” or (ii) the date after the occurrence of the change of control on which a termination notice is served to the participant by the Company (other than a bad leaver termination, described below) or by the participant for good cause (as defined under Swiss law or any other applicable foreign law).

The assumptions used in the valuation of the ESOP grants under the Black-Scholes pricing model for the period from March 10, 2021 (Inception) to September 30, 2021 and for the period from September 30, 2021 to December 31, 2021 are separately summarized below:

ESOP 2021
Assumptions for the period from March 10, 2021 (Inception) to September 30, 2021
Grant date	9/9/2021
Estimated fair value of the option on the grant date using Black-Scholes model (USD)(1)	33
Exercise price (USD)	44
Expected term of the award on the grant date (years)(2)	6
Expected volatility of the share price(3)	75%
Risk-free interest rate(4)	1%
Expected dividend rate	—

Assumptions for the period from September 30, 2021 to December 31, 2021
Grant date	10/25/2021
Estimated fair value of the option on the grant date using Black-Scholes model (USD)(5)	336.30
Exercise price (USD)	0.10
Expected term of the award on the grant date (years)(2)	6
Expected volatility of the share price(3)	75%
Risk-free interest rate(4)	1%
Expected dividend rate	—

____________

(1)      The Company assumed a fair value per Common Share of USD 49 when estimating the fair value of the option. The fair value per Common Share was determined with reference to the market-based transaction with the other Series A Preferred Shares Investors (refer Note 9).

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 11 — Share-based compensation (cont.)

(2)      The expected term represents the period that share-based awards are expected to be outstanding.

(3)      The expected volatility was derived from the historical stock volatilities of comparable peer public companies within the Company’s industry.

(4)      The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.

(5)      The Company estimated the fair value of the Common Shares by dividing the Company Enterprise Value (USD 360,000,000) as defined by the Business Combination Agreement by the Company’s fully diluted shares (1,070,196).

Grants awarded
Program	ESOP
Awards outstanding at March 10, 2021 (Inception)	—
Awards granted on September 9, 2021	2,775
Awards granted on October 25, 2021	5,550
Awards forfeited on December 9, 2021	(1,665)
Awards outstanding at December 31, 2021	6,660
Awards exercisable at December 31, 2021	—

At December 31, 2021, the Company had USD 1.3 million of total unrecognized compensation expense related to the ESOP that will be recognized over the weighted average period of 3.77 years.

Note 12 — Income taxes

The Company is subject to taxation in the Canton of Zug, Switzerland. During the period ended December 31, 2021, the Company did not incur any significant income tax expense or benefit as the Company incurred tax losses and provided a full valuation allowance.

The components of income or loss before income tax were as follows:

For the period from March 10, 2021 (Inception) to December 31, 2021
Switzerland	$(53,663,726)
Foreign	24,866
Total	$(53,638,860)

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to loss before income taxes as follows:

For the period from March 10, 2021 (Inception) to December 31, 2021
Statutory income tax rate	11.9%
Non-deductible expense	(10.9)%
Change in valuation allowance	(1.0)%
Other	0.0%
Effective income tax rate	0.0%

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 12 — Income taxes (cont.)

Significant components of the Company’s deferred tax assets (liabilities) were:

December 31, 2021
Intangible assets	$2,963,340
Defined benefit plan	8,497
Net operating loss carry forward	2,873,281
Total deferred tax assets (gross)	5,845,118
Valuation allowance	(5,845,118)
Total deferred tax asset (net)	$—

As of December 31, 2021, the Company’s net deferred tax assets before valuation allowance were USD 5.8 million. In assessing the realizability of its deferred tax assets, the Company considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the weight of all evidence, the Company has determined that it is not more likely than not that the net deferred tax assets will be realized. A valuation allowance of USD 5.8 million has been recorded against the deferred tax assets.

As of December 31, 2021, the Company had net operating losses of approximately USD 24.2 million which will expire in 2028. The Company’s net operating losses will not be subject to any limitation due to the change in the ownership according to Swiss Tax Code.

The Company has no unrecognized tax benefits and does not expect that uncertain tax benefits will change significantly in the next twelve months.

Note 13 — Commitments and contingencies

Commitments

The Company has entered into agreements as of December 31, 2021 primarily in regard to advancement in clinical and non-clinical research programs, production of drug substance and technology transfer of the drug product process for SLK.

As of December 31, 2021, the total committed amount under these agreements amounted to USD 10.7 million of which USD 1.3 million has been recognized in the consolidated statement of operations and USD 0.9 million has been recorded as prepaid expense in the consolidated balance sheet.

Note 14 — Subsequent events

The Company has evaluated material subsequent events through March 2, 2022, the date the consolidated financial statements were available to be issued.

CRO agreements

On January 9 and January 10, 2022, the Company entered into three additional agreements with a clinical research organization to support the Company’s planned Phase 2 clinical studies. The total estimated fees including estimated pass through costs under the agreements amount to USD 63.3 million and are expected to cover services to be provided to the Company until 2024.

MoonLake Immunotherapeutics AG
Notes to the Consolidated Financial Statements
(Amounts in USD)

Note 14 — Subsequent events (cont.)

Share-based compensation plan

On January 18, 2022, the Company awarded 35,000 Common Shares under the ESPP to certain Executive Officers. The Company estimated the fair value per share to be USD 336.39. The fair value per share was determined with reference to a Business Combination Agreement entered into with Helix on October 4, 2021. The aggregate fair value of the additional grants is approximately USD 11.8 million and the vesting requirements of such awards, follow the ESPP terms and conditions detailed in Note 11 — “Share-based compensation”.

Loan agreement

On February 20, 2022, the Company entered into a convertible loan agreement with Cormorant Private Healthcare Fund IV. L.P. (“Cormorant”), Helix and the BVF Shareholders, pursuant to which Cormorant grants the Company a USD $15,000,000 loan, for the financing of general corporate purposes of the Company, including product and technology development, operations, sales and marketing, management expenses, and salaries. The loan is interest-free and subordinated to all current and future claims of the Company, but ranks senior to existing and future unsecured subordinated obligations of the Company. The loan must be repaid by the Company prior to the earlier of (i) as soon as practicable after the Closing of the Business Combination with Helix, but no later than two business days, and (ii) June 30, 2022. At Closing of the Business Combination with Helix, Cormorant has the option to transfer its rights and obligations to Helix and thereby offset its investment commitment with Helix as a PIPE investor. If the Business Combination is terminated and if prior to June 30, 2022, or prior to repayment of the loan, the Company consummates another equity financing round, Cormorant is entitled to convert the loan into the most senior class of equity securities issued by the Company at a price equal to equal to 80% of the subscription price paid by the investors in such financing round. If the Business Combination is terminated and if the loan has neither been repaid within 30 calendar days of June 30, 2022 nor a voluntary conversion has taken place, the loan shall mandatorily converted into the most senior class of outstanding equity securities of the Company at a price equal to 80% of their fair market value.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Class A Ordinary Shares being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee	$10,532.57
Accounting fees and expenses	$15,000.00
Legal fees and expenses	$75,000.00
Financial printing and miscellaneous expenses	$20,000.00
Total	$120,532.57

We will bear all costs, expenses and fees in connection with the registration of the Class A Ordinary Shares being registered hereby, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the Class A Ordinary Shares. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Proposed MAA provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In connection with Helix’s formation on August 13, 2020, the Sponsor paid $25,000, or approximately $0.007 per share, to cover certain of our offering costs in exchange 3,593,750 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On September 30, 2020, the Sponsor surrendered, for no consideration, 718,750 Class B Ordinary Shares, resulting in our Sponsor holding 2,875,000 founder shares with a value of approximately $0.009 per share.

Simultaneously with the closing of Helix’s IPO on October 22, 2020, the Sponsor purchased an aggregate of 430,000 private placement shares, at a price of $10.00 per share, for an aggregate of $4,300,000, in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1†

Business Combination Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., MoonLake Immunotherapeutics AG, the existing shareholders and option rights holders of MoonLake Immunotherapeutics AG, Helix Holdings LLC, and Matthias Bodenstedt (incorporated by reference to Exhibit 2.1 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).

3.1	Amended and Restated Memorandum and Articles of Association of Helix Acquisition Corp. (incorporated by reference to Exhibit 3.1 to Helix’s Form 8-K, filed with the SEC on October 22, 2020).
3.2	Proposed Memorandum and Articles of Association of MoonLake Immunotherapeutics (incorporated by reference to Annex B of Helix’s Definitive Proxy Statement, filed with the SEC on February 14, 2022).
4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 of Helix’s Form S-1/A (File No. 333-249197), filed with the SEC on October 14, 2021).
5.1*	Opinion of Maples and Calder.
10.1

Investment Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., MoonLake Immunotherapeutics AG and the existing shareholders and option rights holders of MoonLake Immunotherapeutics AG (incorporated by reference to Exhibit 10.1 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).

10.2	Form of Amended and Restated Shareholders’ Agreement (incorporated by reference to Exhibit 10.2 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).
10.3

Letter Agreement, dated October 19, 2020, among Helix Acquisition Corp., Helix Holdings LLC and each of the officers and directors of Helix (incorporated by reference to Exhibit 10.1 of Helix’s Form 8-K, filed with the SEC on October 22, 2020).

10.4

Amended Sponsor Agreement, dated as of October 4, 2021, by and among Helix Acquisition Corp., Helix Holdings LLC, and the officers and directors of Helix Acquisition Corp (incorporated by reference to Exhibit 10.4 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).

10.5

Registration Rights Agreement, dated October 19, 2020, among the Company, Helix Holdings LLC and the Holders signatory thereto (incorporated by reference to Exhibit 10.3 of Helix’s Form 8-K, filed with the SEC on October 22, 2020).

10.6	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Annex E of Helix’s Definitive Proxy Statement, filed with the SEC on February 14, 2022).
10.7	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 of Helix’s Form 8-K, filed with the SEC on October 4, 2021).
10.8+	Form of MoonLake Immunotherapeutics 2022 Equity Incentive Plan (incorporated by reference to Annex C of Helix’s Definitive Proxy Statement, filed with the SEC on February 14, 2022).
10.9**†#	License Agreement, dated April 29, 2021, by and between MoonLake Immunotherapeutics AG and MERCK Healthcare KGaA.
10.10**	Side Letter to License Agreement, dated April 29, 2021, by and between MoonLake Immunotherapeutics AG and MERCK Healthcare KGaA.
10.11**†#	Contract Manufacturing Agreement, dated October 15, 2018, by and between MoonLake Immunotherapeutics AG, as assignee of MERCK Healthcare KGaA, and Richter-Helm Biologics GmbH & Co.
10.12**#	Amendment No. 2 to Contract Manufacturing Agreement, by and between MoonLake Immunotherapeutics AG, as assignee of MERCK Healthcare KGaA, and Richter-Helm Biologics GmbH & Co.
10.13**	Assignment of Contract Manufacturing Agreement, dated July 1, 2021, by and among MoonLake Immunotherapeutics AG, MERCK Healthcare KGaA, and Richter-Helm Biologics GmbH & Co.
10.14*+	Employment Agreement, dated April 30, 2021, by and between MoonLake Immunotherapeutics AG and Dr. Jorge Santos da Silva.
10.15*+	Amendment to Employment Agreement, dated September 9, 2021, by and between MoonLake Immunotherapeutics AG and Dr. Jorge Santos da Silva.
10.16*+	Employment Agreement, dated April 30, 2021, by and between MoonLake Immunotherapeutics AG and Prof. Dr. Kristian Reich.

Exhibit	Description
10.17*+	Amendment to Employment Agreement, dated November 8, 2021, by and between MoonLake Immunotherapeutics AG and Prof. Dr. Kristian Reich.
10.18*+	Employment Agreement, dated May 10, 2021, by and between MoonLake Immunotherapeutics AG and Matthias Bodenstedt.
10.19*+	Amendment to Employment Agreement, dated June 22, 2021, by and between MoonLake Immunotherapeutics AG and Matthias Bodenstedt.
10.20*+	Employment Agreement, dated April 30, 2021, by and between MoonLake Immunotherapeutics AG and Jonkheer Arnout Michiel Ploos van Amstel.
10.21*+	Amendment to Employment Agreement, dated September 9, 2021, by and between MoonLake Immunotherapeutics AG and Jonkheer Arnout Michiel Ploos van Amstel.
10.22*†+	Termination Agreement, dated December 13, 2021, by and between MoonLake Immunotherapeutics AG and Jonkheer Arnout Michiel Ploos van Amstel.
10.23*†+	Board Member Agreement, dated September 25, 2021, by and between MoonLake Immunotherapeutics AG and Simon Sturge.
10.24*+	Employee Share Participation Plan of MoonLake Immunotherapeutics AG, dated July 23, 2021.
10.25*+	Employee Stock Option Plan of MoonLake Immunotherapeutics AG, dated July 23, 2021.
10.26*+	Employee Share Participation Plan of MoonLake Immunotherapeutics AG, dated December 14, 2021.
10.27*+	Employee Stock Option Plan of MoonLake Immunotherapeutics AG, dated December 14, 2021.
10.28*	Loan Agreement, dated October 15, 2021, by and among MoonLake Immunotherapeutics AG and the Lenders named therein.
10.29*	Amendment to the Loan Amendment, dated January 18, 2022, by and among MoonLake Immunotherapeutics AG and the Lenders named therein.
10.30*	Second Amendment to the Loan Agreement, dated February 15, 2022, by and among MoonLake Immunotherapeutics AG and the Lenders named therein.
10.31

Convertible Loan Agreement, dated as of February 20, 2022, by and among Cormorant Private Healthcare Fund IV. L.P., MoonLake Immunotherapeutics AG, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P. and Helix Acquisition Corp. (incorporated by reference to Exhibit 10.1 of Helix’s Form 8-K, filed with the SEC on February 25, 2022).

10.32*+	Form of Indemnification Agreement for directors and executive officers.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Baker Tilly US, LLP.
23.3*	Consent of Maples and Calder (included in Exhibit 5.1 hereto).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table.

____________

*        Filed herewith.

**      To be filed by amendment.

†        The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5).

+        Indicates a management contract of compensatory plan.

#        Portions of the Exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of March, 2022.

HELIX ACQUISITION CORP.
By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Chief Executive Officer and Chairwoman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
*	Chief Executive Officer and Chairwoman (Principal Executive Officer)	March 8, 2022
Bihua Chen
/s/ Dr. Andrew J. Phillips	Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2022
Dr. Andrew J. Phillips
*	Director	March 8, 2022
Dr. Nancy Chang
*	Director	March 8, 2022
Will Lewis
*	Director	March 8, 2022
John Schmid
*By:	/s/ Dr. Andrew J. Phillips
Dr. Andrew J. Phillips
Attorney-in-fact